As filed with the Securities and Exchange Commission on September 26, 2022

Registration No. 333-267068

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

SAI.TECH GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

___________________________________________

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

#01-05 Pearl’s Hill Terrace
Singapore, 168976
Telephone: +65 9656 5641
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________________

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Tel: 713-651-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

With copies to:

Michael J. Blankenship Douglas C. Lionberger Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: 713-651-2600	Joan Wu Esq. Hunter Taubman Fischer & Li, LLC 48 Wall Street, Suite 1100 New York, NY 10005 Tel: (212) 530-2210 Facsimile: (212) 202-6380

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of Securities Act.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

EXPLANATORY NOTE

Unless otherwise indicated or the context otherwise requires, all references in this prospectus, the terms “SAI,” the “Company,” “we,” “us” and “our” refer to SAI.TECH Global Corporation, a Cayman Islands exempted holding company, together as a group with its subsidiaries.

Our consolidated financial statements are presented in U.S. dollars. All references in this registration statement to “$,” “U.S. $,” “U.S. dollars” and “dollars” mean U.S. dollars, unless otherwise noted.

On April 29, 2022 (the “Closing Date”), SAI.TECH Global Corporation (formerly known as TradeUP Global Corporation), consummated the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated September 27, 2021, by and among the SAITECH Limited, a Cayman Islands exempted company (“Old SAI”), TradeUP Global Corporation, a Cayman Islands exempted company (“TradeUP”), and TGC Merger Sub, a Cayman Islands exempted company (“Merger Sub”). Pursuant to the Business Combination Agreement, each of the following transactions occurred at the closing of the Business Combination:

•        Immediately prior to the date and time at which all documentation and declarations required under the Cayman Act, duly executed and properly filed, became effective (the “Merger Effective Date”), (1) each Class A ordinary share, par value $0.0001 per share, of Old SAI outstanding as of immediately prior to the Merger Effective Date was converted into a right to receive a number of Class A Ordinary Shares, par value $0.0001 per share, determined on the basis of an exchange ratio derived from an implied equity value for Old SAI of $188.0 million and $10.00 per share (the “exchange ratio”); and (2) each Class B ordinary share, par value $0.0001 per share, of Old SAI outstanding as of immediately prior to the Merger Effective Date was converted into a right to receive a number of Class B Ordinary Shares, par value $0.0001 per share, determined on the basis of the exchange ratio. As of the Closing Date, the exchange ratio was approximately 0.13376;

•        the separate corporate existence of Merger Sub ceased, and Old SAI continued as the surviving entity, and as a wholly owned subsidiary of TradeUP, which was subsequently renamed SAI.TECH Global Corporation;

•        each outstanding unit of TradeUP immediately prior to the effective time of the Business Combination (the “Merger Effective Time”) was automatically separated, and the holder thereof was deemed to hold one share of TradeUP Class A ordinary share, par value $0.0001 per share (each, a “TradeUP Class A Ordinary Share”), and one-half of one redeemable warrant of TradeUP (each, a “TradeUP Warrant”). Each whole TradeUP Warrant entitled the holder to purchase one TradeUP Class A Ordinary Share at the price of $11.50 per share;

•        each issued and outstanding TradeUP Class A Ordinary Share, immediately prior to the Merger Effective Time, was automatically cancelled and exchanged for the right of the holder thereof to receive one Class A ordinary share of the Company, par value $0.0001 per share (each, a “Class A Ordinary Share”);

•        each issued and outstanding Class B ordinary share of TradeUP, par value $0.0001 per share (each, a “TradeUP Class B Ordinary Share”), immediately prior to the Merger Effective Time, was transferred and exchanged for the right of the holder thereof to receive one TradeUP Class A Ordinary Share, each of which subsequently was transferred and exchanged for a Class A Ordinary Share;

•        each issued and outstanding public warrant of TradeUP, immediately prior to the Merger Effective Time, were automatically converted into the right of the holder thereof to receive one warrant of the Company entitling the holder thereof to purchase one Class A Ordinary Share on substantially the same terms and conditions with respect to the TradeUP Warrants (each, an “IPO Warrant”);

•        following completion of the merger (the “Merger”), holders of 3,492,031 TradeUP Class A Ordinary Shares, remaining after the redemption of 2,071,735 shares, received 3,492,031 Class A Ordinary Shares, holders of 272,247 TradeUP Class B Ordinary Shares received 272,247 Class A Ordinary Shares, and holders of 2,244,493 TradeUP Warrants received IPO Warrants to purchase 2,244,493 Class A Ordinary Shares;

•        following the Merger, TradeUP acquired all of the issued and outstanding shares of the Company from the shareholders of the Company in exchange for the payment, issuance and delivery of the Class A Ordinary Shares and Class B Ordinary Shares to the shareholders of the Company (the “Share Acquisition”). As a result of the Share Acquisition, Old SAI became a wholly owned subsidiary of SAI, and shareholders of Old SAI became shareholders of the Company; and

•        following the completion of the Business Combination, there are an aggregate of 12,933,653 Class A Ordinary Shares issued and outstanding.

Following the closing of the Business Combination, the Company has 12,933,653 Class A Ordinary Shares issued and outstanding, and 2,244,493 IPO Warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share issued and outstanding.

As a result of the Business Combination, Old SAI became a wholly-owned subsidiary of TradeUP, subsequently renamed to “SAI.TECH Global Corporation. On May 2, 2022, the Company’s Class A Ordinary Shares and IPO Warrants commenced trading on the Nasdaq Capital Market under the symbols “SAI” and “SAITW”, respectively.

Except as otherwise indicated or required by context, references in this prospectus to “we”, “us”, “our” or the “Company” refer to SAI.TECH Global Corporation, an exempted company incorporated under the laws of the Cayman Islands, and its consolidated subsidiaries.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2022

PRELIMINARY PROSPECTUS

SAI.TECH GLOBAL CORPORATION

Up to 4,815,409 Offering Units consisting of One Class A Ordinary Share and
One Class B Warrant to Purchase Class A Ordinary Shares

We are offering up to 4,815,409 units, with each unit consisting of one Class A Ordinary Share, par value $0.0001 (a “Class A Ordinary Share”) and one Class B warrant to purchase one Class A Ordinary Share, immediately exercisable for one Class A Ordinary Share at an exercise price of $[    ] per share (not less than 100% of the public offering price of each unit sold in this offering) and expire five years after the issuance date (the “Class B Warrants”), on a best efforts basis at an assumed offering price of $6.23 per unit (the “Offering Units”). The Class A Ordinary Shares can each be purchased in this offering only with the accompanying Class B Warrant as part of an Offering Unit, but the components of the Offering Units will immediately separate upon issuance. See “Description of Securities and Articles of Association” in this prospectus for more information.

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SAI.” On September 23, 2022, the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market was $6.49 per share. The actual public offering price per Offering Unit will be determined between us, the Placement Agent and the investors in the offering, and may be at a discount to the current market price of our Class A Ordinary Shares. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

There is no established trading market for the Class B Warrants, and we do not expect an active trading market to develop. We do not intend to list the Class B Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of Class B Warrants will be limited.

There is no minimum number of Offering Units or minimum aggregate amount of proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by the Company. Accordingly, neither we nor the Placement Agent have mode any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Total
Assumed Public offering price(2)	$6.23	$30,000,000
Placement Agent Fees(3)(4)	$0.42	$2,025,000
Proceeds, before expenses, to us	$5.81	$27,975,000

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(1)       Offering Units consist of one Class A Ordinary Share and one Class B Warrant.

(2)       Calculated based on an assumed offering price of $6.49, which represents the closing sales price on the Nasdaq Capital Market of the registrant’s Class A Ordinary Shares on September 23, 2022.

(3)       Placement Agent fees shall equal 6.75% of the gross proceeds of the securities sold by us in this offering.

(4)       The Placement Agent will receive compensation in addition to the placement agent fees described above. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

We have engaged Maxim Group LLC as our exclusive placement agent (“Maxim” or the “Placement Agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” of this prospectus for more information regarding these arrangements.

Upon the completion of this offering, 17,749,062 Class A Ordinary Shares and 9,630,634 Class B Ordinary Shares will be issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B Ordinary Share is entitled to 10 votes on all matters subject to a vote at general meetings of our company. Each Class B Ordinary Share can be converted into a Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares shall not be convertible into Class B Ordinary Shares under any circumstances. See the section titled “Description of Securities and Articles of Association — Ordinary Shares — Voting Rights.”

We anticipate that delivery of the Class A Ordinary Shares and Class B Warrants, constituting the Offering Units against payment will be made on or about [    ], 2022.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Capital Market. Our CEO and Director, Risheng Li, is our controlling shareholder. As of the time of this offering, he holds roughly 43% of the outstanding Ordinary Shares and 88.2% of the total voting power of the Company. See the section titled “Management — C. Controlled Company.”

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Class A Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 15 of this prospectus and other risk factors contained in the documents incorporated by reference herein.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is September 26, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Placement Agent have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC for the offering by us of Offering Units consisting of Class A Ordinary Shares and Class B Warrants to purchase Class A Ordinary Shares.

Neither we nor the Placement Agent have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Placement Agent are making an offer to sell Class A Ordinary Shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Ordinary Shares.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside the United States: Neither we nor the Placement Agent have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

We are a company incorporated under the laws of the Cayman Islands, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “SAI,” the “Company,” “we,” “us” and “our” refer to SAI.TECH Global Corporation, a Cayman Islands exempted company, together as a group with its subsidiaries. All references in this prospectus to “TradeUP” refer to TradeUP Global Corporation.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. When we refer to one or more sources of data in any paragraph, you should assume that other data of the same type appearing in the same paragraph is derived from such sources, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from third-party sources (including any sources that we may have paid for, sponsored, or conducted), we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

•        “bitcoin” means the type of virtual currency based on an open source cryptographic protocol existing on the Bitcoin Network.

•        “Business Combination” means the transactions contemplated by the Business Combination Agreement, including, the merger;

•        “Business Combination Agreement” means the Business Combination Agreement, as amended dated as of September 27, 2021, among TradeUP, Merger Sub and Old SAI, as amended as of October 20, 2021, and January 26, 2022, and March 22, 2022;

•        “Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SAI;

•        “Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SAI;

•        “Class B Warrants” means the Class B warrants included in the Offering Units issued in the Offering, each of which is exercisable for one Class A Ordinary Share, in accordance with its terms

•        “Closing” means the closing of the Business Combination;

•        “Code” means the Internal Revenue Code of 1986, as amended;

•        “Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced;

•        “current memorandum and articles of association” means the amended and restated certificate memorandum and articles of association of TradeUP, effective April 28, 2021;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “GAAP” means generally accepted accounting principles in the United States;

•        “hash rate” means a measure of the computational power per second used when mining;

•        “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

•        “IPO Warrants” means the warrants issued upon the exchange of TradeUP Warrants in connection with the closing of the Business Combination, each of which is exercisable for one Class A Ordinary Share, in accordance with its terms;

•        “IRS” means the U.S. Internal Revenue Service;

•        “Letter Agreement” means the letter agreement by and among TradeUP, the Sponsor and three directors of TradeUP, as amended by the letter agreement amendment dated September 27, 2021 and further amended by the letter agreement dated January 26, 2022;

•        “Lock-Up Agreements” means (1) the SAI Lock-Up Agreements and (2) the TradeUP Lock-Up Agreement;

•        “merger” means the merger of Merger Sub with SAI, with SAI surviving such merger and SAI becoming a wholly owned subsidiary of TradeUP, pursuant to the Business Combination Agreement;

•        “Merger Sub” means TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability;

•        “MOFCOM” means the Ministry of Commerce of the People’s Republic of China;

•        “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprise by Foreign Investors ( 《(關於外國投資者併購境內企業的規定》), which was jointly issued by six PRC regulatory authorities, including the MOFCOM and other government authorities on August 8, 2006 and was effective as of September 8, 2006 and amended on June 22, 2009.

•        “Nasdaq” means The Nasdaq Stock Market LLC;

•        “Offering” means the public offering, by SAI, of 4,815,409 Offering Units;

•        “Offering Closing” means the closing of the Offering;

•        “Offering Lock-Up Agreements” means the lock-up agreements entered into by the SAI Founder and certain affiliates of SAI at the Offering Closing.

•        “Offering Units” means one Class A Ordinary Share and one Class B Warrant, whereby each Class B Warrant entitles the holder thereto to purchase one Class A Ordinary Share at an exercise price of $[      ] per share, sold in the Offering; “Old SAI” means SAITECH Limited, a Cayman Islands exempted company, before the Merger Effective Time;

•        “ordinary resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

•        “Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares;

•        “PBOC” means People’s Bank of China;

•        “PRC” or “China” means the People’s Republic of China;

•        “private shares” are to the aggregate 224,780 Class A ordinary shares, at a price of $10.00 per share, issued to the Sponsor in a private placement simultaneously with the closing of the TradeUP IPO and the partial exercise of the underwriters’ over-allotment option to purchase additional units, as were converted in connection with the Closing;

•        “proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 filed with the SEC;

•        “public shares” means TradeUP Class A Ordinary Shares included in the units issued in the TradeUP IPO;

•        “redemption” means the right of public shareholders to have their public shares redeemed in accordance with the procedures set forth in this registration statement;

•        “Registration Rights Agreement” means the registration rights agreement, dated as of April 28, 2021, among TradeUP and TradeUP initial shareholders;

•        “SAI” means SAI.TECH Global Corporation (formerly named TradeUP Global Corporation) following the consummation of the Business Combination;

•        “SAI Affiliate Lock-Up Agreement” means the lock-up agreement to be entered into by SAI Founder, certain affiliates of SAI and SAI Founder, and the other persons party thereto at the closing;

•        “SAI Founder” means Energy Science Artist Holding Limited, a wholly owned entity controlled by Risheng Li;

•        “SAI Incentive Plan” means SAI.TECH Global Corporation 2022 Equity Incentive Plan;

•        “SAI Shareholder Lock-Up Agreement” means the lock-up agreement to be entered into by the shareholders of SAI at the Closing other than shareholders party to the SAI Affiliate Lock-Up Agreement;

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

•        “SEC” means the U.S. Securities and Exchange Commission;

•        “Securities Act” means the U.S. Securities Act of 1933, as amended;

•        “special resolution” means a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued Ordinary Shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

•        “Sponsor” means TradeUP Global Sponsor LLC, a Cayman Islands limited liability company;

•        “TradeUP Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of TradeUP;

•        “TradeUP Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of TradeUP, which shares were converted automatically in connection with the merger into TradeUP Class A Ordinary Shares and cease to be outstanding; such shares are also referred to and defined herein as the “founder shares”;

•        “TradeUP initial shareholders” means the Sponsor and each of TradeUP’s directors and officers that holdfounder shares;

•        “TradeUP IPO” means TradeUP’s initial public offering, consummated on May 3, 2021, through the sale of 4,488,986 units (including the 488,986 units sold pursuant to the underwriters’ partial exercise of their over-allotment option at $10.00 per unit);

•        “TradeUP Lock-Up Agreement” means the lock-up agreement to be entered into by the Sponsor, certain affiliates of TradeUP and the other persons party thereto at the closing;

•        “TradeUP Support Agreement” means the support agreement, dated as of September 27, 2021, among the Sponsor certain affiliates of TradeUP and the Sponsor and the other persons party thereto;

•        “TradeUP Warrant(s)” means the warrants included in the units issued in the TradeUP IPO, each of which is exercisable for one TradeUP Class A Ordinary Share, in accordance with its terms.

•        “trust account” means the trust account that holds a portion of the proceeds of the TradeUP IPO and the sale of the private shares; and

•        “units” means one TradeUP Class A Ordinary Share and one-half of one TradeUP Warrant, whereby each TradeUP Warrant entitles the holder thereto to purchase one TradeUP Class A Ordinary Share at an exercise price of $11.50 per share, sold in the TradeUP IPO.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information” in this prospectus.

Overview

We are a global energy-saving Bitcoin mining operator and a clean-tech company that integrates the bitcoin mining, power and heating industries. Since our founding in 2019, we have been committed to developing comprehensive energy-saving solutions that can optimize the major costs of bitcoin mining and promote clean energy transition. The uniqueness of our solutions is that we use proprietary liquid cooling and waste heat recovery technology for bitcoin mining machines, which utilizes waste heat generated from bitcoin mining ASIC chips at 90% thermal efficiency to provide recycled energy in form of steady 60-70°C hot water to potential heating customers while lowering mining operating costs. Our mission is to globally become the most energy-efficient digital asset mining operation company, while simultaneously promote the clean transition of the bitcoin mining, power and heating industries.

Recent Developments

On April 29, 2022 (the “Closing Date”), SAI.TECH Global Corporation (formerly known as TradeUP Global Corporation), consummated the previously announced business combination pursuant to the Business Combination Agreement. Pursuant to the Business Combination Agreement, each of the following transactions occurred at the closing of the Business Combination:

•        Immediately prior to the date and time at which all documentation and declarations required under the Cayman Act, duly executed and properly filed, became effective (the “Merger Effective Date”), (1) each Class A Ordinary Share, par value $0.0001 per share, of Old SAI outstanding as of immediately prior to the Merger Effective Date was converted into a right to receive a number of Class A Ordinary Shares, par value $0.0001 per share, determined on the basis of an exchange ratio derived from an implied equity value for Old SAI of $188.0 million and $10.00 per share (the “exchange ratio”); and (2) each Class B Ordinary Share, par value $0.0001 per share, of Old SAI outstanding as of immediately prior to the Merger Effective Date was converted into a right to receive a number of Class B Ordinary Shares, par value $0.0001 per share, determined on the basis of the exchange ratio. As of the Closing Date, the exchange ratio was approximately 0.13376;

•        the separate corporate existence of Merger Sub ceased, and Old SAI continued as the surviving entity, and as a wholly-owned subsidiary of TradeUP, which was subsequently renamed SAI.TECH Global Corporation;

•        each outstanding unit of TradeUP immediately prior to the effective time of the Business Combination (the “Merger Effective Time”) was automatically separated, and the holder thereof was deemed to hold one share of TradeUP Class A Ordinary Share, par value $0.0001 per share (each, a “TradeUP Class A Ordinary Share”), and one-half of one redeemable warrant of TradeUP (each, a “TradeUP Warrant”). Each whole TradeUP Warrant entitled the holder to purchase one TradeUP Class A Ordinary Share at the price of $11.50 per share;

•        each issued and outstanding TradeUP Class A Ordinary Share, immediately prior to the Merger Effective Time, was automatically cancelled and exchanged for the right of the holder thereof to receive one Class A Ordinary Share of the Company, par value $0.0001 per share (each, a “Class A Ordinary Share”);

•        each issued and outstanding Class B Ordinary Share of TradeUP, par value $0.0001 per share (each, a “TradeUP Class B Ordinary Share”), immediately prior to the Merger Effective Time, was transferred and exchanged for the right of the holder thereof to receive one TradeUP Class A Ordinary Share, each of which subsequently was transferred and exchanged for a Class A Ordinary Share;

•        each issued and outstanding public warrant of TradeUP, immediately prior to the Merger Effective Time, were automatically converted into the right of the holder thereof to receive one warrant of the Company entitling the holder thereof to purchase one Class A Ordinary Share on substantially the same terms and conditions with respect to the TradeUP Warrants (each, an “IPO Warrant”);

•        following completion of the merger (the “Merger”), holders of 3,492,031 TradeUP Class A Ordinary Shares, remaining after the redemption of 2,071,735 shares, received 3,492,031 Class A Ordinary Shares, holders of 272,247 TradeUP Class B Ordinary Shares received 272,247 Class A Ordinary Shares, and holders of 2,244,493 TradeUP Warrants received IPO Warrants to purchase 2,244,493 Class A Ordinary Shares;

•        following the Merger, TradeUP acquired all of the issued and outstanding shares of the Company from the shareholders of the Company in exchange for the payment, issuance and delivery of the Class A Ordinary Shares and Class B Ordinary Shares to the shareholders of the Company (the “Share Acquisition”). As a result of the Share Acquisition, Old SAI became a wholly owned subsidiary of SAI, and shareholders of Old SAI became shareholders of the Company; and

•        following the completion of the Business Combination, there are an aggregate of 12,933,653 Class A Ordinary Shares issued and outstanding.

Following the closing of the Business Combination, the Company has 12,933,653 Class A Ordinary Shares issued and outstanding, and 2,244,493 IPO Warrants to purchase Ordinary Shares at an exercise price of $11.50 per share issued and outstanding.

As a result of the Business Combination, Old SAI became a wholly-owned subsidiary of TradeUP, subsequently renamed to “SAI.TECH Global Corporation”. On May 2, 2022, the Company’s Class A Ordinary Shares and IPO Warrants commenced trading on the Nasdaq Capital Market under the symbols “SAI” and “SAITW”, respectively.

Corporate Information

The mailing address of our principal executive office is #01-05 Pearl’s Hill Terrace, Singapore, 168976. The telephone number of our principal executive office is +65 9656 5641.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the closing of the Business Combination.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated by reference to Item 5 of our Registration statement on Form 20-F for the fiscal year ended December 31, 2021, in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Foreign Private Issuer

SAI is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, SAI is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq Stock Market LLC (“Nasdaq”) applicable to U.S. domestic companies. For example, SAI is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. While SAI does not currently intend to follow home country practice in lieu of the above requirements, SAI could decide in the future to follow home country practice and its Board of Directors could make such a decision to depart from such requirements by ordinary resolution. As a result, SAI’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, SAI is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

THE OFFERING

Issuer	SAI.TECH Global Corporation, a Cayman Islands exempted holding company.
Securities offered by us

Up to 4,815,409 Offering Units on a best efforts basis. Each Offering Unit consists of one Class A Ordinary Share and one Class B Warrant (together with the Class A Ordinary Share underlying the Class B Warrants). The Offering Units will not be certificated or issued in stand-alone form. The Class A Ordinary Shares and the Class B Warrants comprising the Offering Units are immediately separable upon issuance and will be issued separately in this offering.

Offering price	$6.23 per Offering Unit.
Description of the Class B Warrants

Each Class B Warrant will have an exercise price of $[      ] per share (not less than 100% of the public offering price of each Offering Unit sold in this offering), will be exercisable upon issuance and will expire five years from issuance. Each Class B Warrant is exercisable for one Class A Ordinary Share, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Class A Ordinary Shares as described herein. The terms of the Class B Warrants will be governed by the Class B Warrant Agreement, dated as of the closing date of this offering, that we expect to be entered into between us and Transhare Corporation (the “Warrant Agent”). This prospectus also relates to the offering of the Class A Ordinary Shares issuable upon exercise of the Class B Warrants. For more information regarding the Class B Warrants, you should carefully read the section titled “Description of Securities and Articles of Association — Securities Offered in this Offering” in this prospectus.

Class A Ordinary Shares outstanding prior to this offering	12,933,653 shares.
Class A Ordinary Shares outstanding after this offering	Up to 17,749,062 shares.
Use of Proceeds

Net proceeds from this Offering will be used for general corporate purposes and to fund ongoing operations and expansion of our business. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Dividend Policy

We have never declared or paid any cash dividends on our shares, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
Market Symbol and trading	Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SAI”. We do not intend to list the Class B Warrants offered hereunder on any stock exchange.

The number of shares of Class A Ordinary Shares that will be outstanding after this offering set forth above is based upon 12,933,653 shares of Class A Ordinary Shares as of the date of this registration statement and excludes the following:

•        9,630,634 Class B Ordinary Shares;

•        4,815,409 Class B Warrants to purchase Class A Ordinary Shares;

•        4,815,409 Class A Ordinary Shares issuable upon the exercise of the Class B Warrants to purchase Class A Ordinary Shares, with an exercise price of $[      ] per share;

•        2,244,493 IPO Warrants to purchase Class A Ordinary Shares; and

•        2,244,493 Class A Ordinary Shares issuable upon the exercise of the IPO Warrants to purchase Class A Ordinary Shares outstanding as of the date of this registration statement, with an exercise price of $11.50 per share;

Regulatory Matters

PRC Approvals

Currently our business does not relate to internet content provisions nor profit-making activities via the internet within the PRC. Accordingly, our current operations are not subject to regulations and rules by the CAC. In addition, currently our mining operation is conducted, and its profits are generated outside of China. Thus, SAI believes it is not a China-based company.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”) issued the Administrative Regulations of the State Council Concerning the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) (the “Draft Offshore Security Issuance and Listing Regulations”) and the Administrative Measures on the Registration for the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) (the “Draft Registration Measures”, and collectively with the Draft Offshore Security Issuance and Listing Regulations, the “Draft PRC Regulations”). The Draft Offshore Security Issuance and Listing Regulations, among others, requires completion of registration and report of related information to the CSRC in case of direct or indirect offshore listing of a domestic enterprise. Where the domestic enterprise fails to complete the registration or the registration materials omit material facts or fabricate material false contents, such domestic enterprise will be subject to administrative penalties such as warning, fines, suspension of relevant business or operation, revocation of licenses and permits or business license, the controlling shareholder, directors, supervisors, and senior management personnel of such domestic company will also be subject to administrative penalties such as warnings and fines. The Draft Registration Measures, among others, set forth the standard in determining an indirect offshore listing of a domestic company, the party in responsible of registration submission, as well as procedures for submission prior to application for listing, the interim period following the application for listing and completion of listing, and post-listing period. As of the date of this registration statement, it is uncertain when these two Draft PRC Regulations will be issued and take effect, and when issued, whether the additional requirements will be supplemented.

We cannot provide assurances that it will not in the future be required to obtain the approval of the CSRC or of potentially other regulatory authorities in order (i) to maintain the listing status of its common shares on the NASDAQ or (ii) to conduct offerings of securities in the future. In the event that it is determined that we are required to obtain approval from the CSRC or any other regulatory authority, the failure to obtain such approval could result in (i) the delisting of our securities on foreign exchanges and/or (ii) a decrease in the value of our securities. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings. As of the date of this registration statement, we have not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other PRC regulatory authority. To our knowledge, we (i) are covered by the permissions requirements of the CSRC and (ii) is, as of the date of this registration statement, not required to obtain permission or approval from the CSRC nor any other PRC regulatory authority. In the event that regulations change in the future, and we are required to obtain permission or approval from the CSRC or any other PRC authority, any failure to do so could result in (i) the delisting of our securities on foreign exchanges and/or (ii) a decrease in the value of our securities (among other consequences).

Proposed PRC Cybersecurity Measures

We have historically conducted significant operations in the People’s Republic of China (“PRC”). While our current and planned future revenues and cash flows from operations in the PRC are not expected to be material, we expect to continue the conduct of certain operations in the PRC. Accordingly, an investment in we will be subject to a number of PRC-related risks described under the heading “Risk Factors,” stated below.

As we expects to continue conducting certain operations in the PRC, we may be subject to certain legal and operational risks as a result of conducting such operations, including, without limitation, regulatory review of its oversea listing by PRC governmental authorities, restrictions on foreign ownership in certain industries, regulatory changes imposed on VIE structures, including the validity and enforcement of the agreements in connection with such VIE structures, in the event we are required to use a VIE structure. We are also subject to the risks of uncertainty that could result from any future actions by PRC governmental authorities in this regard. Any of these risks could result in (i) material changes to our operations and/or the value of our securities or (ii) significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of the risks relating to doing business in the PRC, see “Risk Factors,” below.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 10, 2021, the Cyberspace Administration of China (“CAC”) issued a draft of the revised Measures of Cybersecurity Review for public comment until July 25, 2021, or, the Revised Draft Measures, which requires cyberspace operators with personal information of more than 1 million users to file for cybersecurity review with the Cybersecurity Review Office (“CRO”), in the event such operators plan for an overseas listing. We currently are not subject to cybersecurity review by the CRO given that we are incorporated in the Cayman Islands, which means we are not considered an operator of critical information infrastructure nor a data processor nor an owner with one (1) million individual clients by CAC. Additionally, our operations have been completely transferred overseas in accordance with PRC regulations and are no longer in China. Our subsidiary, which is located in China, engages in activities that are not part of its profit-making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. All of our mining operations are conducted outside of mainland China and thus not subject to cybersecurity review by the CRO. Our business does not relate to internet content provision or profit-making activities via internet within the PRC, thus we believe we are not subject to the rules and regulations of the CAC.

Summary Risk Factors

The below summary risks provide an overview of the material risks we are exposed to in the normal course of our business activities. The below summary risks do not contain all of the information that may be important to you, and you should read the summary risks below together with the more detailed discussion of risks set forth following this section under the heading “Risk Factors,” as well as elsewhere in this registration statement. The summary risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem less significant may also affect our business operations or financial results. Consistent with the foregoing, we are exposed to a variety of risks, including those associated with the following:

•        We have a limited operating history in an evolving and highly volatile industry and are undergoing a business transition, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•        Our IPO Warrants and Class B Warrants may never be in the money, and they may expire worthless.

•        Our operating results may fluctuate due to the highly volatile nature of cryptocurrencies in general and, specifically, bitcoin.

•        Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of mining machines and have a negative environmental impact. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

•        If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a portion of assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, we may inadvertently violate the Investment Company Act. We could incur large losses to modify operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

•        If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

•        There is no one unifying principle governing the regulatory status of cryptocurrency nor whether cryptocurrency is a security in each context in which it is viewed. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets, such as cryptocurrencies, in a manner that adversely affects our business, prospects or operations.

•        The loss or destruction of any private keys required to access our digital wallet may be irreversible. If we are unable to access our private keys (whether due to loss, destruction, security incident or otherwise), it could cause direct financial loss, regulatory scrutiny and reputational harm.

•        Distributing digital assets in connection with our mining pool business involves risks, which could result in loss of customer assets, customer disputes and other liabilities, adversely impact our business, results of operations and/or financial condition.

•        If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

•        Significant contributors to all or a network for any particular digital asset, such as bitcoin, could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect our business.

•        The supply of bitcoin is limited, and production of bitcoin is negatively impacted by the bitcoin halving protocol expected every four years.

•        Any periodic adjustments to the digital asset networks, such as bitcoin, regarding the difficulty for block solutions, with reductions in the aggregate hash rate or otherwise, could have a material adverse effect on our business, prospects, financial condition, and operating results. If the award of new bitcoin for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power, or hash rate, to solve blocks and confirmations of transactions on the bitcoin blockchain could be slowed.

•        Bitcoin and any other cryptocurrencies that could be held by us are not insured and not subject to FDIC or SIPC protections.

•        As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting that may negatively impact our operations.

•        If relations between the United States and foreign governments deteriorate, it could affect our operations and cause our goods and services to become less attractive.

•        Though we have a Singapore-based auditor and a U.S. based predecessor auditor that are registered with the PCAOB and currently subject to PCAOB inspection, if it is later determined that the PCAOB is unable to inspect or investigate completely our auditors because of a position taken by an authority in a foreign jurisdiction, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

•        The PRC government may exert, at any time, with little to no notice, substantial interventions and influences over the manner in which a business must conduct its business operations that cannot always be expected nor anticipated, if such business has some presence/operations in China. If the PRC government at any time substantially intervenes, influences, or establishes new policies, regulations, rules, or laws in a business’s industry, such substantial intervention or influence may result in a material change to such business’s operations and the value of our Class A Ordinary Shares, including causing the value of such securities to significantly decline or be worthless.

•        PRC regulations relating to offshore investment activities by PRC residents may expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

•        Recent events in Kazakhstan, including national unrest caused by protests over surging fuel prices, have caused significant national disruptions in energy and internet access that, we have terminated part of our operations.

•        As a result of our plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, our tax rate may fluctuate, our tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

•        Unfavorable global economic, business or political conditions, such as the global COVID-19 pandemic and the disruption caused by various countermeasures to reduce its spread, could adversely affect our business, prospects, financial condition, and operating results.

•        We are obligated to develop and maintain proper and effective internal controls over financial reporting. We have identified material weaknesses in our internal control over financial reporting and we may experience additional material weaknesses or significant deficiencies in the future. Any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in the Company and, as a result, the value of the Class A Ordinary Shares.

In addition to the other information contained in this registration statement, we have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, or results of operation. Investors should carefully consider the risks described below together with all of the other information in this registration statement, including our consolidated financial statements and related notes thereto included elsewhere in this registration statement and in our other filings with the SEC, before making an investment decision. The trading price of our securities could decline due to any of these risks, and investors may lose all or part of their investment. In this section, unless the context otherwise requires, “SAI,” “we,” “us” and “our” refer to SAI.TECH Global Corporation, a Cayman Islands exempted holding company, together as a group with its subsidiaries including the Operating Subsidiaries.

RISK FACTORS

Risks Related to Our Business, Industry and Operations

We have a limited operating history in an evolving and highly volatile industry and are undergoing a business transition, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We began our operations in 2019 and since then our business model has continued to evolve. We are undergoing a transformation and began bitcoin mining in late 2021. Our bitcoin mining business is in its early stages, and bitcoin, energy pricing and bitcoin mining economics are volatile and subject to uncertainties. Our current strategy will continue to expose it to the numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin prices, the costs of bitcoin mining machines, the number of market participants mining bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.

As digital assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve, including as part of evolution in their regulatory treatment on the international markets and the countries where we operate. Furthermore, from time to time we may modify aspects of our business model or engage in various strategic initiatives, which may be complimentary to our mining operations. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business, damage our reputation and limit our growth. Additionally, any such changes to our business model or strategy could cause us to become subject to additional regulatory scrutiny and a number of additional requirements, including licensing and permit requirements. All of the abovementioned factors may impose additional compliance costs on our business and higher expectations from regulators regarding risk management, planning, governance and other aspects of our operations.

If, among other things, the price of bitcoin declines or mining economics become prohibitive, we could incur future losses. Such losses could be significant as it incurs costs and expenses associated with recent investments and potential future acquisitions, as well as legal and administrative related expenses. While we closely monitor our cash balances, cash needs and expense levels, significant expense increases may not be offset by a corresponding increase in revenue or a significant decline in bitcoin prices could significantly impact our financial performance.

Our operating results may fluctuate due to the highly volatile nature of cryptocurrencies in general and, specifically, bitcoin.

All of our sources of revenue will be dependent on cryptocurrencies and, specifically, bitcoin, and the broader blockchain and bitcoin mining ecosystem. Due to the highly volatile nature of the cryptocurrency markets and the prices of cryptocurrency assets, our operating results may fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader cryptocurrency ecosystem. Our operating results may fluctuate as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        changes in the legislative or regulatory environment, or actions by governments or regulators that impact the cryptocurrency industry generally, or our operations specifically;

•        difficulty in obtaining new hardware and related installing costs;

•        access to cost-effective sources of electrical power;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements or other legal proceeding and enforcement-related costs;

•        increases in operating expenses that we expect to incur to grow and expand our operations and to remain competitive;

•        system errors, failures, outages and computer viruses, which could disrupt our ability to continue operating;

•        power outages and certain other events beyond our control, including natural disasters and telecommunication failures;

•        breaches of security or privacy;

•        macroeconomic conditions;

•        our ability to attract and retain talent; and

•        our ability to compete with our existing and new competitors.

As a result of these factors, it may be difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term. In view of the rapidly evolving nature of our business and the bitcoin mining ecosystem, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates, and our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the trading price of our Class A Ordinary Shares may increase or decrease significantly.

Delays in the expansion of existing hosting facilities or the construction of new hosting facilities or significant cost overruns could present significant risks to our business and could have a material adverse effect on our business, financial condition and results of operations.

Since June 2021, we have entered the global market and firstly arrived at Kazakhstan, seeking hosting facilities to relocate our customers’ mining machines. The first facility in Uralsk in Kazakhstan, on the scale of 15MW in cooperation with our power supply partner and hosting customers, became operational in the fourth quarter of 2021. The 90 MW in Phase II expansion plan in the same site was delayed and was subsequently terminated in August in consideration of recent developments in Kazakhstan. See “Business Overview — Recent Developments — Kazakhstan”. We also sent testing mining machines to Mexico and the United States in the first quarter of 2022 and are in negotiation of hosting agreements with various potential hosting facilities to expand our mining operation in those countries. Recently, we began operations of our first North America distribution center and heating demonstration project in Chesterland, Ohio in August, 2022. See “Business Overview — Transition and Expansion into Global Market”. While the remaining definitive agreements in respect of those power arrangements and hosting agreements are currently in various stages of negotiation, we cannot guarantee that we will be able to successfully enter into the definitive agreements for our planned power arrangements. If we experience significant delays in the supply of power required to support any hosting facility expansion or new construction, the progress of such projects could deviate from our original plans, which could cause material and negative effects on our revenue growth, profitability and results of operations. Furthermore, although we expect these definitive agreements to include provisions allowing us to secure the sites for our data centers, actually securing these sites on terms acceptable to our management team may not occur within our timing expectations or at all. Securing the sites for our data centers may also be subject to various governmental approvals and require entry into ancillary agreements.

We are continuing to seek power suppliers, hosting clients and heating partners with whom we intend to achieve our computing and heating expansion plan in North America. There is no assurance that we will be able to find suitable suppliers on acceptable terms in a timely manner or at all.

Furthermore, there may be significant competition for suitable cryptocurrency mining sites, and government regulators, including local permitting officials, may potentially restrict our ability to set up cryptocurrency mining operations in certain locations. They can also restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage, or may otherwise potentially restrict or prohibit the provision of electricity to mining operations. For example, in 2018, the board of commissioners of Chelan County Public Utility District in Washington voted to stop reviewing applications for mining facilities following a review of the impact of existing operations. While we are not aware of the existence of any such restrictions in our planned mining locations in Ohio, new ordinances and other regulations at the federal, state and local levels can be introduced at any time. Specifically, those can be triggered by certain adverse weather conditions or natural disasters, see “— We will be vulnerable to severe weather conditions and natural disasters, including severe heat, earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.”

If we are forced to locate alternative sites, we may not be successful in identifying adequate replacement sites to house our mining machines. Even if we identify such sites, we may not be successful in leasing the necessary facilities at rates that are economically viable to support our mining activities.

Even if we successfully secure the sites for our data centers, in the future, we may not be able to renew those on acceptable terms, in which case we would need to relocate our established mining operations. Relocating any mining operation may force us to incur the costs to transition to a new facility including, but not limited to, transportation expenses and insurance, downtime while we are unable to mine, legal fees to negotiate the new lease, de-installation at our current facility and, ultimately, installation at any new facility we identify. These costs may be substantial, and we cannot guarantee that we will be successful in transitioning our mining machines to a new facility. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of mining machines and have a negative environmental impact. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

Mining bitcoin requires massive amounts of electrical power, and electricity costs are expected to account for a significant portion of our overall costs. The availability and cost of electricity will restrict the geographic locations of our mining activities. Any shortage of electricity supply or increase in electricity costs in any location where we plan to operate may negatively impact the viability and the expected economic return for bitcoin mining activities in that location.

Further, our business model can only be successful, and our mining operations can only be profitable if the costs, including electrical power costs, associated with bitcoin mining are lower than the price of bitcoin itself. As a result, any mining operation we establish can only be successful if we can obtain sufficient electrical power for that site on a cost-effective basis, and our establishment of new mining data centers requires us to find sites where that is the case. Even if our electrical power costs do not increase, significant fluctuations in, and any prolonged periods of, low bitcoin prices may also cause our electrical supply to no longer be cost-effective.

If we are unable to successfully enter into those definitive agreements with power providers or our counterparties fail to perform their obligations under such agreements, we may be forced to look for alternative power providers. There is no assurance that we will be able to find such alternative suppliers on acceptable terms in a timely manner or at all.

Furthermore, there may be significant competition for suitable cryptocurrency mining sites, and government regulators, including local permitting officials, may potentially restrict our ability to set up cryptocurrency mining operations in certain locations. They can also restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage or may otherwise potentially restrict or prohibit the provision of electricity to mining operations. For example, at the beginning of January 2022, surges in fuel prices triggered national unrest throughout Kazakhstan, which subsequently resulted in significant disruptions to the nation’s bitcoin mining operations’ access to reliable sources of energy and internet access. From January 24, 2022 to January 31, 2022, the state-run Kazakhstan Electricity Grid Operating Company additionally cut off the nation’s electricity to bitcoin and cryptocurrency mining companies. As a result, during this time period, bitcoin and cryptocurrency miners will not have access to power for bitcoin and cryptocurrency mining purposes and will be required to halt their operations. The power cut-off to our and others bitcoin mining company operations during January 2022 negatively impacted our operations for the period, though we have resumed power supply and hosting agreement currently. New ordinances and other regulations at the federal, state and local levels can also be introduced at any time. For example, on June 25, 2021, Kazakhstani President Kassym-Zhomart Tokaev signed legislation officially legalizing crypto-mining in Kazakhstan. As part of this law, Kazakhstan introduced and enforced a new tax, stipulating a fee of one tenge per 1 kilowatt-hour (kW/h) for miners, starting on January 1, 2022. In the first quarter of 2022, our legal counsel in Kazakhstan advised us that the Kazakhstan government partially supports a few amendments to the existing tax code (the “Tax Code”) applying to digital asset mining companies in the country, including improving the fee rate based on electricity consumption per kWh that the government charges digital asset miners from the current 1 tenge (about $0.0023 US dollar) per kWh to a higher rate, based on different types of electricity they consume and/or different level of total power consumption scale they consume. The amendments proposal also includes enhancing regulation to digital asset mining activities and control of the power supply. As the date of the registration statement, the government is still in discussion and drafting of the final amendments to the Tax Code and any laws related to digital asset mining activities and have not brought any of such amendments into enforcement. However, such new orders and regulations could be introduced any time in the country and similarly, in any other countries we plan to expand our mining operations into. Specifically, those can be triggered by certain adverse weather conditions or natural disasters, see “Risk Factors — Risks Related to Our Business, Industry, and Operations — We will be vulnerable to severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.”

Furthermore, if cryptocurrency mining becomes more widespread, government scrutiny related to restrictions on cryptocurrency mining facilities and their energy consumption may significantly increase. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could set the public opinion against allowing the use of electricity for bitcoin mining activities. This, in turn, could lead to governmental measures restricting or prohibiting the use of electricity for bitcoin mining activities. Any such development in the jurisdictions where we plan to operate could increase our compliance burdens and have a material adverse effect on our business, prospects, financial condition, and operating results.

Additionally, our mining operations could be materially adversely affected by power outages and similar disruptions. Given the power requirements for our mining equipment, it would not be feasible to run this equipment on back-up power generators in the event of a government restriction on electricity or a power outage. If we are unable to receive adequate power supply and are forced to reduce our operations due to the availability or cost of electrical power, it would have a material adverse effect on our business, prospects, financial condition, and operating results.

We may be affected by price fluctuations in the wholesale and retail power markets.

While we anticipate that the majority our power and hosting arrangements will contain fixed power prices, we expect that they may contain certain price adjustment mechanisms in case of certain events. Furthermore, some portion of our power and hosting arrangements is expected to have merchant power prices, or power prices reflecting market movements.

Market prices for power, generation capacity and ancillary services, are unpredictable. Depending upon the effectiveness of any price risk management activity undertaken by us, an increase in market prices for power, generation capacity, and ancillary services may adversely affect our business, prospects, financial condition, and operating results. Long- and short-term power prices may fluctuate substantially due to a variety of factors outside of our control, including, but not limited to:

•        increases and decreases in generation capacity;

•        changes in power transmission or fuel transportation capacity constraints or inefficiencies;

•        volatile weather conditions, particularly unusually hot or mild summers or unusually cold or warm winters;

•        technological shifts resulting in changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools, expansion and technological advancements in power storage capability and the development of new fuels or new technologies for the production or storage of power;

•        federal and state power, market and environmental regulation and legislation; and

•        changes in capacity prices and capacity markets.

If we are unable to secure power supply at prices or on terms acceptable to us, it would have a material adverse effect on our business, prospects, financial condition, and operating results.

Our business is dependent on a small number of digital asset mining equipment suppliers.

Our business is dependent upon digital asset mining equipment suppliers such as Bitmain Technologies, Ltd (“Bitmain”) providing an adequate supply of new generation digital asset mining machines at economical prices to customers intending to purchase our hosting and other solutions. The growth in our business is directly related to increased demand for hosting services and digital assets such as bitcoin which is dependent in large part on the availability of new generation mining machines offered for sale at a price conducive to profitable digital asset mining, as well as the trading price of digital assets such as bitcoin. The market price and availability of new mining machines fluctuates with the price of bitcoin and can be volatile. Higher bitcoin prices increase the demand for mining equipment and increases the cost. In addition, as more companies seek to enter the mining industry, the demand for machines may outpace supply and create mining machine equipment shortages. There are no assurances that digital asset mining equipment suppliers, such as Bitmain, will be able to keep pace with any surge in demand for mining equipment. Further, manufacturing mining machine purchase contracts are not favorable to purchasers, and we may have little or no recourse in the event a mining machine manufacturer defaults on its mining machine delivery commitments. If we and our customers are not able to obtain a sufficient number of digital asset mining machines at favorable prices, our growth expectations, liquidity, financial condition and results of operations will be negatively impacted.

Our business is capital intensive, and failure to obtain the necessary capital when needed may force us to delay, limit or terminate our expansion efforts or other operations, which could have a material adverse effect on our business, financial condition and results of operations.

The costs of constructing, developing, operating and maintaining digital asset mining and hosting facilities, and owning and operating a large fleet of the latest generation mining equipment are substantial. Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining digital assets are lower than the price of the digital assets we mine when we sell them. Our mining machines experience ordinary wear and tear from operation and may also face more significant malfunctions caused by factors which may be beyond our control. Additionally, as the technology evolves, we may acquire newer models of mining machines to remain competitive in the market. Over time, we replace those mining machines which are no longer functional with new mining machines purchased from third-party manufacturers, who are primarily based in China.

As mining machines become obsolete or degrade due to ordinary wear and tear from usage, or are lost or damaged due to factors outside of our control, these mining machines will need to be repaired or replaced along with other equipment from time to time for us to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis based on availability of new mining machines and our access to adequate capital resources. If we are unable to obtain adequate numbers of new and replacement mining machines at scale, we may be unable to remain competitive in our highly competitive and evolving industry.

Moreover, in order to grow our hosting business, we need additional hosting facilities to increase our capacity for more mining machines. The costs of constructing, developing, operating and maintaining hosting facilities and growing our hosting operations may increase in the future, which may make it more difficult for us to expand our business and to operate our hosting facilities profitably.

We will need to raise additional funds through equity or debt financings in order to meet our operating and capital needs. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. An inability to generate sufficient cash from operations or to obtain additional debt or equity financing would adversely affect our results of operations. Additionally, if this happens, we may not be able to mine digital assets as efficiently or in similar amounts as our competition and, as a result, our business and financial results could suffer.

Our success depends in large part on our ability to mine digital assets profitably in the future and to attract customers for our hosting capabilities. Increases in power costs or our inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services and harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations.

Our growth depends in large part on our ability to successfully mine digital assets in the future and to attract customers for our hosting capabilities. We may not be able to attract customers to our hosting capabilities for a number of reasons, including if:

•        there is a reduction in the demand for our services due to macroeconomic factors in the markets in which we operate;

•        we fail to provide competitive pricing terms or effectively market them to potential customers;

•        we provide hosting services that are deemed by existing and potential customers or suppliers to be inferior to those of our competitors, or that fail to meet customers’ or suppliers’ ongoing and evolving program qualification standards, based on a range of factors, including available power, preferred design features, security considerations and connectivity;

•        businesses decide to host internally as an alternative to the use of our services;

•        we fail to successfully communicate the benefits of our services to potential customers;

•        we are unable to strengthen awareness of our brand;

•        we are unable to provide services that our existing and potential customers’ desire; or

•        our customers are unable to secure an adequate supply of new generation digital asset mining equipment to host with us.

If we are unable to obtain hosting customers at favorable pricing terms or at all, it could have a material adverse effect on our business, financial condition and results of operations.

If we do not accurately predict our hosting and self-mining facility requirements and percentage of capacity that utilizes waste heat to save energy cost, it could have a material adverse effect on our business, financial condition and results of operations.

The costs of building out, leasing and maintaining our hosting and self-mining facilities constitute a significant portion of our capital and operating expenses. In order to manage growth and ensure adequate capacity for our digital mining operations and new and existing hosting customers while minimizing unnecessary excess capacity costs, we continuously evaluate our short- and long-term data center capacity requirements. Our chip liquid cooling and waste heat recovery technology and SAIHUB CAB equipment were first tested in our pilot programs in China, which was terminated in June 2021. Recently, as our global expansion has progressed, we began operating a heating demonstration project in our first North American distribution center located in Chesterland, Ohio, in August, 2022. Although we have made progress to install SAIHUB CAB data centers in the global market, including North American countries and European countries, and are also in active discussions with local potential heat user partners, there is no guarantee of immediate, large-scale operation of such data centers due to the required process of market research, due diligence and business negotiation of these potential installation projects. If we overestimate our business’ capacity requirements or the demand for our heat supply data centers and secure less data center capacity, our operating margins could be materially reduced. If we underestimate our data center capacity requirements, we may not be able to service the expanding needs of our existing customers and may be required to limit new customer acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding the demand for our hosting services and the adoption of bitcoin and other digital assets. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in a rapidly changing and competitive industry and our projections are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption and use of bitcoin and other digital assets, which is uncertain. Furthermore, as we invest in the development of our hosting and self-mining business in the future, whether because of competition or otherwise, we may not recover the often substantial up-front costs of constructing, developing and maintaining our hosting facilities and purchasing the latest generation of mining machines or recover the opportunity cost of diverting management and financial resources away from other opportunities. Additionally, our business may be affected by reductions in miner demand for hosting facilities and services and the price of bitcoin and other digital assets as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our hosting services and market price of bitcoin or other digital assets we mine may not prove to be accurate. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected. If actual results differ from our estimates, analysts or investors may negatively react and our stock price could be materially impacted.

We have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services, which could have a material adverse effect on our business, financial condition and results of operations.

As an early stage company with operations focused in the digital asset transaction processing industry, we have in the past experienced, and may in the future experience, difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary leasing and financial products and services, such as bank accounts, lines of credit, insurance and other related services, which are necessary for our operations. Such difficulties may be exacerbated by proposed regulations under the America COMPETES Act of 2022 which grant the Secretary of Treasury the authority to permanently suspend, without public notice, financial services or accounts for any entity deemed to be of money laundering concern. Such enhanced authority, or other similar future regulations, may be used to prevent entities associated with cryptocurrency, including our company, from access to financial services in the United States or other jurisdictions.

To the extent a significant portion of our business consists of digital asset transaction mining, processing or hosting, we may in the future continue to experience difficulty obtaining additional financial products and services on customary terms, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in tariffs or import restrictions could have a material adverse effect on our business, financial condition and results of operations.

Equipment necessary for digital asset mining is almost entirely manufactured in Asian countries especially from China. There is currently significant uncertainty about the future relationship between these Asian countries and various other countries, including Kazakhstan, the United States, the European Union, Canada, and Mexico, with respect to trade policies, treaties, tariffs and customs duties, and taxes. For example, since 2019, the U.S. government has implemented significant changes to U.S. trade policy with respect to China. These tariffs have subjected certain digital asset mining equipment manufactured overseas to additional import duties of up to 25%. The amount of the additional tariffs and the number of products subject to them has changed numerous times based on action by the U.S. government. These tariffs have increased costs of digital asset mining equipment, and new or additional tariffs or other restrictions on the import of equipment necessary for digital asset mining could have a material adverse effect on our business, financial condition and results of operations when we expand to global market.

Our historical financial results may not be indicative of our future performance.

In 2019, we generated no revenue and incurred losses and may continue to incur losses for the foreseeable future. We had a net loss of $0.1 million for the period from March 28, 2019 (inception) through December 31, 2019 and a net income of $0.4 million for the fiscal year ended December 31, 2020. As of December 31, 2021, our accumulated deficit was $16.4 million. Our historical results are not indicative of our future performance. If we are not able to successfully develop our business, it will have a material adverse effect on our business, financial condition and results of operations.

We will be vulnerable to severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.

Our business will be subject to the risks of severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, any of which could result in system failures, power supply disruptions and other interruptions that could harm our business.

We are exposed to risk of nonperformance by counterparties, including our counterparties under the planned power and hosting arrangements.

We are exposed to risk of nonperformance by counterparties, whether contractual or otherwise. Risk of nonperformance includes inability or refusal of a counterparty to perform because of a counterparty’s financial condition and liquidity or for any other reason. For example, our counterparties under the planned power and hosting arrangements may be unable to deliver the required amount of power for a variety of technical or economic reasons. Furthermore, there is a risk that during a period of power price fluctuations or prolonged or sharp power price increases on the market, our counterparties may find it economically preferable to refuse to supply power to us, despite the contractual arrangements. Any significant nonperformance by counterparties, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Mining machines rely on components and raw materials that may be subject to price fluctuations or shortages, including ASIC chips that have been subject to an ongoing significant shortage.

In order to build and sustain our self-mining operations we will depend on third parties to provide us with ASIC chips and other critical components for our mining equipment, which may be subject to price fluctuations or shortages. For example, the ASIC chip is the key component of a mining machine as it determines the efficiency of the device. The production of ASIC chips typically requires highly sophisticated silicon wafers, which currently only a small number of fabrication facilities, or wafer foundries, in the world are capable of producing. We believe that the current microchip shortage that the entire industry is experiencing leads to price fluctuations and disruption in the supply of key miner components. Specifically, the ASIC chips have recently been subject to a significant price increases and shortages.

There is also a risk that a manufacturer or seller of ASIC chips or other necessary mining equipment may adjust the prices according to bitcoin, other cryptocurrency prices or otherwise, so the cost of new machines could become unpredictable and extremely high. As a result, at times, we may be forced to obtain mining machines and other hardware at premium prices, to the extent they are even available. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

We are exposed to risks related to disruptions or other failures in the supply chain for cryptocurrency hardware and difficulties in obtaining new hardware.

Manufacture, assembly and delivery of certain components and products for mining operations could be complex and long processes, in the course of which various problems could arise, including disruptions or delays in the supply chain, product quality control issues, as well other external factors, over which we have no control.

Our mining operations can only be successful and ultimately profitable if the costs associated with bitcoin mining, including hardware costs, are lower than the price of bitcoin itself. In the course of the normal operation of our cryptocurrency mining facilities, our mining machines and other critical equipment and materials related to data center construction and maintenance, such as containers, switch gears, transformers and cables, will experience ordinary wear and tear and may also face more significant malfunctions caused by a number of extraneous factors beyond our control. Declines in the condition of our mining machines and other hardware will require us, over time, to repair or replace those mining machines. Additionally, as the technology evolves, we may be required to acquire newer models of mining machines to remain competitive in the market. Any replacement of hardware may require substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis.

Our business will be subject to limitations inherent within the supply chain of certain of our components, including competitive, governmental, and legal limitations, and other events. For example, we expect that we will significantly rely on foreign imports to obtain certain equipment and materials. We anticipate that the cryptocurrency mining machines for our operations will be imported from China and other parts of equipment and materials, including ASIC chips, will be manufactured in and imported from South Korea or Taiwan. Any global trade disruption, introductions of tariffs, trade barriers and bilateral trade frictions, together with any potential downturns in the global economy resulting therefrom, could adversely affect our necessary supply chains. Our third-party manufacturers, suppliers and subcontractors may also experience disruptions by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions, such as those that were triggered by the COVID-19 pandemic, for example. Depending on the magnitude of such effects on our supply chain, shipments of parts for our mining machines, or any new mining machines that we order, may be delayed.

Furthermore, the global supply chain for cryptocurrency mining machines is presently heavily dependent on China, which has been severely affected by the China as a main supplier of cryptocurrency mining machines has been called into question in the wake of the COVID-19 pandemic. China has also in the past limited the shipment of products in and out of its borders, which could negatively impact our ability to receive mining equipment from our China-based suppliers. Should similar outbreaks or other disruptions to the China-based global supply chain for cryptocurrency hardware occur, such as, for example, as result of worsening of the U.S. trade relations with China, including imposition of new tariffs, trade barriers and bilateral trade frictions, we may not be able to obtain adequate equipment from the manufacturer on a timely basis. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

The properties in our mining network may experience damages, including damages that are not covered by insurance.

Cryptocurrency mining sites are subject to a variety of risks relating to physical condition and operation, including:

•        the presence of construction or repair defects or other structural or building damage;

•        any noncompliance with, or liabilities under, applicable environmental, health or safety regulations or requirements or building permit requirements;

•        any damage resulting from extreme weather conditions or natural disasters, such as hurricanes, earthquakes, fires, floods and snow or windstorms; and

•        claims by employees and others for injuries sustained at our properties.

For example, our cryptocurrency mining facilities could be rendered inoperable, temporarily or permanently, as a result of, among others, a fire or other natural disasters. The security and other measures we anticipate to take to protect against these risks may not be sufficient.

Additionally, our mines could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity.

The loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.

We have limited operating history, and our success and future growth will to a significant degree depend on the skills and services of our management, including our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. We will need to continue to grow our management in order to alleviate pressure on our existing team and in order to set up and develop our business. If our management, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be significantly harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.

Furthermore, the loss of key members of our management could inhibit our growth prospects. Our future success depends, in large part, on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, who have a sound understanding of our business and the cryptocurrency industry, for example, specialists in power contract negotiations and management, as well as data center specialists. As cryptocurrency, and specifically bitcoin, mining, is a new and developing field, the market for highly qualified personnel in this industry is particularly competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, it could have a material adverse effect on our business, prospects, financial condition, and operating results.

We may experience difficulties in effectively managing our expansion of hosting capacity and, subsequently, managing our growth and expanding our operations.

We expect to experience significant growth in the scope of our operations. Our ability to manage our hosting capacity and our plan to expand our self-mining capacity will require us to build upon and to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Additionally, rapid growth in our business may place a strain on our managerial, operational and financial resources and systems. We may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business, prospects, financial condition and operating results could be adversely affected.

Unfavorable global economic, business or political conditions, such as the global COVID-19 pandemic and the disruption caused by various countermeasures to reduce its spread, could adversely affect our business, prospects, financial condition, and operating results.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, such as the impact of the current outbreak of the novel coronavirus disease (“COVID-19”). The COVID-19 pandemic that was declared on March 11, 2020 has caused significant economic dislocation in the United States and globally as governments of more than 80 countries across the world, including the United States, introduced measures aimed at preventing the spread of COVID-19, including, amongst others, travel restrictions, closed international borders, enhanced health screenings at ports of entry and elsewhere, quarantines and the imposition of both local and more widespread “work from home” measures. The spread of COVID-19 and the imposition of related public health measures have resulted in, and are expected to continue to result in, increased volatility and uncertainty in the cryptocurrency space. Any severe or prolonged economic downturn, as result of the COVID-19 pandemic or otherwise, could result in a variety of risks to our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

We may experience disruptions to our business operations resulting from supply interruptions, quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. For example, we may experience delays in construction and delays in obtaining necessary equipment in a timely fashion. If we are unable to effectively set up and service our mining machines, our ability to mine bitcoin will be adversely affected. The future impact of the COVID-19 pandemic is still highly uncertain and there is no assurance that the COVID-19 pandemic or any other pandemic, or other unfavorable global economic, business or political conditions, will not materially and adversely affect our business, prospects, financial condition, and operating results.

We will operate in a fast growing industry and we compete against unregulated or less regulated companies and companies with greater financial and other resources, and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The cryptocurrency ecosystem is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. In the future, we expect competition to further intensify with existing and new competitors, some of which may have substantially greater liquidity and financial resources than we do. We compete against a number of companies operating within Kazakhstan, the United States and other countries in the global mining market. We may not be able to compete successfully against present or future competitors. We may not have the resources to compete with larger providers of similar services and, consequently, may experience great difficulties in expanding and improving our operations to remain competitive.

Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business model. Furthermore, we anticipate encountering new competition if we expand our operations to new locations geographically and into wider applications of blockchain, cryptocurrency mining and mining farm operations. If we are unable to expand and remain competitive, our business, prospects, financial condition and operating results could be adversely affected.

We may acquire other businesses, form joint ventures or make other investments that could negatively affect our operating results, dilute our shareholders’ ownership, increase our debt or cause us to incur significant expenses.

From time to time, we may consider potential acquisitions, joint venture or other investment opportunities. We cannot offer any assurance that acquisitions of businesses, assets and/or entering into strategic alliances or joint ventures will be successful. We may not be able to find suitable partners or acquisition candidates and may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into the existing business and could assume unknown or contingent liabilities.

Any future acquisitions also could result in the issuance of stock, incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations. Integration of an acquired company may also disrupt ongoing operations and require management resources that otherwise would be focused on developing and expanding our existing business. We may experience losses related to potential investments in other companies, which could harm our financial condition and results of operations. Further, we may not realize the anticipated benefits of any acquisition, strategic alliance or joint venture if such investments do not materialize.

To finance any acquisitions or joint ventures, we may choose to issue ordinary shares, preferred stock or a combination of debt and equity as consideration, which could significantly dilute the ownership of our existing shareholders or provide rights to such preferred share holders in priority over our ordinary share holders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our ordinary shares is low or volatile, we may not be able to acquire other companies or fund a joint venture project using stock as consideration.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

We anticipate that our brand and reputation, particularly in the cryptocurrency ecosystem, will be an important factor in success and development of our business. As part of our strategy, we will seek to structure our relationships with our power suppliers and other potential partners as long-term partnerships. Thus, maintaining, protecting, and enhancing our reputation is also important to our development plans and relationships with our power suppliers, service providers and other counterparties.

Furthermore, we believe that the importance of our brand and reputation may increase as competition further intensifies. Our brand and reputation could be harmed if we fail to perform under our agreements or if our public image were to be tarnished by negative publicity, unexpected events or actions by third parties. Unfavorable publicity about us, including our technology, personnel, and bitcoin and cryptoassets generally could have an adverse effect on the engagement of our partners and suppliers and may result in our failure to maintain or expand our business and successfully execute our business model.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we plan to devote significant resources to develop policies and procedures to identify, monitor and manage our risks, we cannot assure you that our policies and procedures will always be effective against all types of risks, including unidentified or unanticipated risks, or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments.

We may not be able to adequately protect our intellectual property rights and other proprietary rights, which could have a material adverse effect on business, financial condition and results of operations.

We may not be able to obtain broad protection internationally for all of our existing and future intellectual property and other proprietary rights, and we may not be able to obtain effective protection for our intellectual property and other proprietary rights in every country in which we operate. Protecting our intellectual property rights and other proprietary rights may require significant expenditure of our financial, managerial and operational resources. Moreover, the steps that we may take to protect our intellectual property and other proprietary rights may not be adequate to protect such rights or prevent third parties from infringing or misappropriating such rights. Any of our intellectual property rights and other proprietary rights, whether registered, unregistered, issued or unissued, may be challenged by others or invalidated through administrative proceedings and/or litigation.

We may be required to spend significant resources to secure, maintain, monitor and protect our intellectual property rights and other proprietary rights. Despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. We may initiate claims, administrative proceedings and/or litigation against others for infringement, misappropriation or violation of our intellectual property rights or other proprietary rights to enforce and/or maintain the validity of such rights. Any such action, if initiated, whether or not it is resolved in our favor, could result in significant expense to us, and divert the efforts of our technical and management personnel, which may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

To protect all of our confidential and proprietary information, we plan to rely upon trademarks, copyright and trade secret protection, as well as potentially patents, non-disclosure agreements and invention assignment agreements with employees, consultants and third parties. Some elements of our business model are based on unpatented trade secrets and know-how that are not publicly disclosed. In addition to contractual measures, we plan to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information.

The security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and the recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time consuming, and the outcome is unpredictable. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed, which could have an adverse effect on our business, operating results, and financial condition.

Third Parties may claim that we are infringing upon their intellectual property rights, which may prevent of inhibit our operations and cause us to suffer significant litigation expense even if these claims have no merit.

Our success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the cryptocurrency space, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets solely for the purpose of making claims of infringement to extract settlements from companies like ours.

Our use of third-party intellectual property rights may be subject to claims of infringement or misappropriation. From time to time, third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments.

Furthermore, the occurrence of infringement claims may be likely to grow as the cryptocurrency ecosystem grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Risks Related to Government Regulation Regulatory Framework

If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a significant portion of its assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, we may inadvertently violate the Investment Company Act. We could incur large losses to modify our operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

The SEC and its staff have taken the position that certain cryptocurrencies fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given cryptocurrency is a security is a highly complex, fact-driven analysis that may evolve over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptocurrency as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements made by senior officials at the SEC indicate that the SEC does not intend to take the position that bitcoin is a security (as currently offered and sold). However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset. As of the date of this registration statement, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, bitcoin and Ethereum are the only cryptocurrencies that senior officials at the SEC have publicly stated are unlikely to be considered securities. With respect to all other cryptocurrencies, there is no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular digital asset could be deemed a “security” under applicable laws.

Under the Investment Company Act, a company may fall within the definition of an investment company under section 3(c)(1)(A) thereof if it is or holds itself out as being engaged primarily, or proposes to engage primarily in the business of investing, reinvesting or trading in securities, or under section 3(a)(1)(C) thereof if it is engaged or proposes to engage in business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire “investment securities” (as defined) having a value exceeding 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. There is no authoritative law, rule or binding guidance published by the SEC regarding the status of cryptocurrencies as “securities” or “investment securities” under the Investment Company Act. Although we believe that we are not engaged in the business of investing, reinvesting or trading in investment securities, and we do not hold ourselves out as being primarily engaged, or proposing to engage primarily, in the business of investing, reinvesting or trading in securities, to the extent the cryptocurrencies that we mine, own, or otherwise acquire may be deemed “securities” or “ investment securities” by the SEC or a court of competent jurisdiction, we may meet the definition of an investment company. If we fall within the definition of an investment company under the Investment Company Act, we would be required to register with the SEC. If an investment company fails to register, it likely would have to stop doing almost all business, and its contracts would become voidable. Generally non-U.S. issuers may not register as an investment company without an SEC order.

If we were unable to qualify for an exemption from registration as an investment company, or fail to take adequate steps within the one-year grace period for inadvertent investment companies, it would need to register with the SEC as an investment company under the Investment Company Act or cease almost all business, and its contracts would become voidable. Investment company registration is time consuming and would require a restructuring of our business. Moreover, the operation of an investment company is very costly and restrictive, as investment companies are subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and Investment Company Act filing requirements. The cost of such compliance would result in us incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on our operations.

There can be no assurances that we will properly characterize any given cryptocurrency as a security or non-security for purposes of determining which cryptocurrencies to mine, hold and trade, or that the SEC or a court, if the question was presented to it, would agree with our assessment. We could be subject to judicial or administrative sanctions for failing to offer or sell cryptocurrencies in compliance with the registration requirements, or for acting as a broker or dealer without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Further, if bitcoin or any other cryptocurrency that we mine, hold and trade is deemed to be a security under the laws of any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such cryptocurrency. For instance, all transactions in such supported cryptocurrency would have to be registered with the SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Further, it could draw negative publicity and a decline in the general acceptance of the digital asset. Also, it may make it difficult for such cryptocurrency to be traded, cleared, and custodied as compared to other cryptocurrencies that are not considered to be securities.

Any change in the interpretive positions of the SEC or its staff with respect to cryptocurrencies or digital asset mining firms could have a material adverse effect on us.

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Specifically, we do not believe that cryptocurrencies, in particular bitcoin, are securities. The SEC Staff has not provided guidance with respect to the treatment of these assets under the 1940 Act. To the extent the SEC Staff publishes new guidance with respect to these matters, we may be required to adjust our strategy or assets accordingly. There can be no assurance that we will be able to maintain our exclusion from registration as an investment company under the 1940 Act. In addition, as a consequence of our seeking to avoid the need to register under the 1940 Act on an ongoing basis, we may be limited in our ability to engage in cryptocurrency mining operations or otherwise make certain investments, and these limitations could result in our holding assets we may wish to sell or selling assets we may wish to hold, which could materially and adversely affect our business, financial condition and results of operations.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities would cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we may operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. For example, in August 2015, the New York State Department of Financial Services enacted the first U.S. regulatory framework for licensing participants in “virtual currency business activity”. The regulations, known as the “BitLicense”, are intended to focus on consumer protection and regulate the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibit any person or entity involved in such activity to conduct activities without a license.

Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses. Furthermore, we may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate.

There is no one unifying principle governing the regulatory status of cryptocurrency nor whether cryptocurrency is a security in each context in which it is viewed. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets, such as cryptocurrencies, in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently, with certain governments deeming cryptocurrencies illegal, and others allowing their use and trade without restriction. In some jurisdictions, such as in the U.S., digital assets, like cryptocurrencies, are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements.

Bitcoin is the oldest and most well-known form of cryptocurrency. Bitcoin and other forms of cryptocurrencies have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. For example, the Financial Action Task Force (“FATF”) and the Internal Revenue Service (“IRS”) consider a cryptocurrency as currency or an asset or property. Further, the IRS applies general tax principles that apply to property transactions to transactions involving virtual currency.

Furthermore, in the several applications to establish an Exchange Traded Fund (“ETF”) of cryptocurrency, and in the questions raised by the Staff under the 1940 Act, no clear principles emerge from the regulators as to how they view these issues and how to regulate cryptocurrency under the applicable securities acts. It has been widely reported that the SEC has recently issued letters and requested various ETF applications be withdrawn because of concerns over liquidity and valuation and unanswered questions about absence of reporting and compliance procedures capable of being implemented under the current state of the markets for exchange traded funds. On April 20, 2021, the U.S. House of Representatives passed a bipartisan bill titled “Eliminate Barriers to Innovation Act of 2021” (H.R. 1602). If passed by the Senate and enacted into law, the bipartisan bill would create a digital assets working group to evaluate the current legal and regulatory framework around digital assets in the United States and define when the SEC may have jurisdiction over a particular token or cryptocurrency (i.e., when it is a security) and when the Commodity Futures Trading Commission (the “CFTC”) may have jurisdiction (i.e., when it is a commodity).

If regulatory changes or interpretations require the regulation of bitcoin or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, the Exchange Act and the 1940 Act or similar laws of other jurisdictions and interpretations by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities, we may be required to register and comply with such regulations, including at a state or local level. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to us. We may also decide to cease certain operations and change our business model. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to us.

Current and future legislation and SEC-rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoin or other cryptocurrencies are viewed or treated for classification and clearing purposes. In particular, bitcoin and other cryptocurrencies may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions unless another exemption is available, including transacting in bitcoin or cryptocurrency among owners and require registration of trading platforms as “exchanges”.

Furthermore, when the interests of investor protection are paramount, for example in the offer or sale of Initial Coin Offering (“ICO”) tokens, the SEC has no difficulty determining that the token offerings are securities under the “Howey” test as stated by the United States Supreme Court. As such, ICO offerings would require registration under the Securities Act or an available exemption therefrom for offers or sales in the United States to be lawful. Section 5(a) of the Securities Act provides that, unless a registration statement is in effect as to a security, it is unlawful for any person, directly or indirectly, to engage in the offer or sale of securities in interstate commerce. Section 5(c) of the Securities Act provides a similar prohibition against offers to sell, or offers to buy, unless a registration statement has been filed. Although, since we do not intend to be engaged in the offer or sale of securities in the form of ICO offerings, and we do not believe our planned mining activities would require registration for us to conduct such activities and accumulate digital assets the SEC, CFTC, Nasdaq or other governmental or quasi-governmental agency or organization may conclude that our activities involve the offer or sale of “securities”, or ownership of “investment securities”, and we may face regulation under the Securities Act or the 1940 Act. Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on our business and operations. We may also face similar issues with various state securities regulators who may interpret our actions as requiring registration under state securities laws, banking laws, or money transmitter and similar laws, which are also an unsettled area or regulation that exposes us to risks.

We cannot be certain as to how future regulatory developments will impact the treatment of bitcoin and other cryptocurrencies under the law. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we plan to hold or expect to acquire for our own account.

Regulatory actions in one or more countries could severely affect the right to acquire, own, hold, sell or use certain cryptocurrencies or to exchange them for fiat currency.

One or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for fiat currency. In some nations, it is illegal to accept payment in bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions.

Furthermore, in the future, foreign governments may decide to subsidize or in some other way support certain large-scale cryptocurrency mining projects, thereby adding hash rate to the overall network. Such circumstances could have a material adverse effect on the amount of bitcoin we may be able to mine, the value of bitcoin and any other cryptocurrencies we may potentially acquire or hold in the future and, consequently, our business, prospects, financial condition and operating results.

Competition from central bank digital currencies (“CBDCs”) could adversely affect the value of bitcoin and other digital assets.

Central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. A 2021 survey of central banks by the Bank for International Settlements found that 86% are actively researching the potential for CBDCs, 60% were experimenting with the technology and 14% were deploying pilot projects. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replacing, bitcoin and other cryptocurrencies as a medium of exchange or store of value. As a result, the value of bitcoin could decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

We cannot be certain as to how future regulatory developments will impact our business and any such additional regulatory requirements, or changes in how existing requirements are interpreted and applied, may cause us to cease all or certain of our operations or change our business model.

We cannot be certain as to how future regulatory developments will impact the treatment of cryptocurrencies, including bitcoin, and other digital assets under the law. For example, if regulatory changes or interpretations require the regulation of bitcoin or other digital assets under certain laws and regulatory regimes in the United States such as those administered by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities or similar laws and regulations of other jurisdictions, including if our digital asset activities cause us to be deemed a “money transmitter,” “money services business” or equivalent designation under U.S. federal law, the law of any U.S. state, or foreign jurisdiction in which we operate, we may be required to register, seek licensure and comply with such regulations, including at a federal, state or local level, and implement an anti-money laundering program, reporting and recordkeeping regimes, consumer protective safeguards, and other operational requirements. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses or burdens to us, as well as on-going recurring compliance costs, possibly affecting an investment in the ADSs or our net income in a material and adverse manner. We may also decide to cease some or all operations. Any termination or disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors. Furthermore, we and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to money services businesses or state money transmitters. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate our company. Any such action may adversely affect an investment in us.

If we fail to comply with such additional regulatory, licensure and registration compliance requirements, we may seek to cease all or certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies or digital assets we plan to hold or expect to acquire for our own account.

Risks Related to Cryptocurrency

The loss or destruction of any private keys required to access our digital wallet may be irreversible. If we are unable to access our private keys (whether due to loss, destruction, security incident or otherwise), it could cause direct financial loss, regulatory scrutiny and reputational harm.

Digital assets, such as cryptocurrencies, are stored in a so-called “digital wallet”, which may be accessed to exchange a holder’s digital assets, and is controllable by the processor of both the public key and the private key relating to this digital wallet in which the digital assets are held, both of which are unique. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets.

To the extent that any of the private keys relating to any digital wallets containing our digital assets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the digital assets held in the related wallet and, in most cases, the private key will not be capable of being restored. The loss or destruction of a private key required to access digital assets may be irreversible. Digital assets, related technologies and digital asset service providers such as custodians and trading platforms have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. As such, any loss or misappropriation of the private keys used to control our digital assets due to a hack, employee or service provider misconduct or error, or other compromise by third parties could result in significant losses, hurt our brand and reputation and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and adversely impact our business.

The storage and custody of our bitcoin assets and any other cryptocurrencies that we may potentially acquire or hold in the future are subject to cybersecurity breaches and adverse software events.

In addition to the risk of a private key loss to our digital wallet, see “Risk Factors — Risks Related to Cryptocurrency — The loss or destruction of any private keys required to access our digital wallet may be irreversible.”, the storage and custody of our digital assets could also be subject to cybersecurity breaches and adverse software events. In order to minimize risk, we plan to establish processes to manage wallets, or software programs where assets are held, that are associated with our cryptocurrency holdings.

A “hot wallet” refers to any cryptocurrency wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in “cold” storage, but they are also more susceptible to hackers and other technical vulnerabilities. “Cold storage” refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage, but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our digital assets.

We generally plan to hold the majority of our cryptocurrencies in cold storage to reduce the risk of malfeasance; however we may also use third-party custodial wallets and, from time to time, we may use hot wallets or rely on other options that may develop in the future. If we use a custodial wallet, there can be no assurance that such services will be more secure than cold storage or other alternatives. Human error and the constantly evolving state of cybercrime and hacking techniques may render present security protocols and procedures ineffective in ways which we cannot predict.

Regardless of the storage method, the risk of damage to or loss of our digital assets cannot be wholly eliminated. If our security procedures and protocols are ineffective and our cryptocurrency assets are compromised by cybercriminals, we may not have adequate recourse to recover our losses stemming from such compromise. A security breach could also harm our reputation. A resulting perception that our measures do not adequately protect our digital assets could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our bitcoin assets and other cryptocurrencies we may potentially acquire or hold in the future may be subject to loss, theft, hacking, fraud risks and restriction on access.

There is a risk that some or all of our bitcoin assets and any other cryptocurrencies we may potentially acquire or hold in the future could be lost or stolen. Hackers or malicious actors may launch attacks to steal or compromise cryptocurrencies, such as by attacking the cryptocurrency network source code, exchange mining machines, third-party platforms, cold and hot storage locations or software, or by other means. Cryptocurrency transactions and accounts are not insured by any type of government program and cryptocurrency transactions generally are permanent by design of the networks.

Certain features of cryptocurrency networks, such as decentralization, the open source protocols, and the reliance on peer-to-peer connectivity, may increase the risk of fraud or cyber-attack by potentially reducing the likelihood of a coordinated response.

Cryptocurrencies have suffered from a number of recent hacking incidents and several cryptocurrency exchanges and mining machines have reported large cryptocurrency losses, which highlight concerns over the security of cryptocurrencies and in turn affect the demand and the market price of cryptocurrencies. For example, in August 2016, it was reported that almost 120,000 bitcoin worth around $78 million were stolen from Bitfinex, a large bitcoin exchange. The value of bitcoin immediately decreased by more than 10% following reports of the theft at Bitfinex. In addition, in December 2017, Yapian, the operator of Seoul-based digital asset exchange Youbit, suspended digital asset trading and filed for bankruptcy following a hack that resulted in a loss of 17% of Yapian’s assets. Following the hack, Youbit users were allowed to withdraw approximately 75% of the digital assets in their exchange accounts, with any potential further distributions to be made following Yapian’s pending bankruptcy proceedings. In January 2018, Japan-based exchange Coincheck reported that over $500 million worth of the digital asset NEM had been lost due to hacking attacks, resulting in significant decreases in the prices of bitcoin, Ethereum and other digital assets as the market grew increasingly concerned about the security of digital assets. Following South Korean-based exchange Coinrail’s announcement in early June 2018 about a hacking incident, the price of bitcoin and Ethereum dropped more than 10%. In September 2018, Japan-based exchange Zaif also announced that approximately $60 million worth of digital assets, including bitcoin, was stolen due to hacking activities.

We may be in control and possession of one of the more substantial holdings of cryptocurrency. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Cyber-attacks may also target our mining machines or third-parties and other services on which we depend.

Any potential security breaches, cyber-attacks on our operations and any other loss or theft of our cryptocurrency assets, which could expose us to liability and reputational harm and could seriously curtail the utilization of our services.

Distributing digital assets in connection with our mining pool business involves risks, which could result in loss of customer assets, customer disputes and other liabilities, adversely impact our business, results of operations and/or financial condition.

Each digital wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. In order for us to allocate block rewards to our mining pool customers, customers must provide us with the public key of the wallet that the digital assets are to be transferred to, and we would be required to authorize the transfer. We rely on the information provided by customers to distribute cryptocurrencies to them, and we do not have access to our customers’ private key. A number of errors can occur in the process of distributing digital assets to customers’ wallets, such as typos, mistakes, or the failure to include the information required by the blockchain network. For example, a customer may incorrectly enter the desired recipient’s public key when withdrawing from the mining pool, which may result in the permanent and irretrievable loss of the customer’s digital assets. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business, results of operations and/or financial condition.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent cryptocurrency transactions could adversely affect our investments and assets. Cryptocurrency transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction. In theory, cryptocurrency transactions may be reversible with the control or consent of a majority of processing power on the network, however, we do not now, nor is it feasible that we could in the future, possess sufficient processing power to effect this reversal. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a cryptocurrency or a theft thereof generally will not be reversible and we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our cryptocurrency rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. To the extent that we are unable to recover our losses from such action, error or theft, such events could result in significant losses, hurt our brand and reputation, and adversely impact our business.

Further, according to the SEC, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen cryptocurrency. The market participants, therefore, are presently reliant on existing private investigative entities to investigate any potential loss of our digital assets. These third-party service providers rely on data analysis and compliance of internet service providers with traditional court orders to reveal information such as the IP addresses of any attackers. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our business, prospects, financial condition and operating results, including our ability to continue as a going concern.

Acceptance and/or widespread use of cryptocurrency is uncertain.

Currently, there is a relatively limited use for cryptocurrency in the retail and commercial marketplace, which we believe has contributed to price volatility of cryptocurrencies. Price volatility undermines any cryptocurrency’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Use of cryptocurrencies as a medium of exchange and payment method may never achieve widespread adoption. Banks and other established financial institutions may, and do, refuse to process funds for cryptocurrency transactions, process wire transfers to or from cryptocurrency exchanges, cryptocurrency-related companies or service providers, or maintain accounts for persons or entities transacting in cryptocurrency. Furthermore, a significant portion of cryptocurrency demand, including demand for bitcoin, is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Any such failure in acceptance and/or widespread adoption of cryptocurrencies could have an adverse effect on the value of bitcoin or any other cryptocurrencies that we otherwise acquire or hold for our own account, which could have a material adverse effect on our business, prospects, financial condition and operating results.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol, which could adversely affect the value of bitcoin and adversely affect our business.

The bitcoin network operates based on an open-source protocol, not represented by an official organization or authority. Instead it is maintained by a group of core contributors, largely on the Bitcoin Core project on GitHub.com. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner.

There can be no guarantee that developer support will continue or be sufficient in the future. Additionally, some development and developers are funded by companies whose interests may be at odds with other participants in the network or with investors’ interests. To the extent that material issues arise with the bitcoin network protocol and the core developers and open-source contributors are unable or unwilling to address the issues adequately or in a timely manner, the bitcoin network and consequently our business, prospects, financial condition and operating results could be adversely affected.

Significant contributors to all or a network for any particular digital asset, such as bitcoin, could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect our business.

The governance of decentralized digital assets, such as bitcoin, is by voluntary consensus and open competition. The bitcoin network is maintained by a group of contributors, largely on the Bitcoin Core project on GitHub.com, and these individuals can propose refinements or improvements to the bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the bitcoin network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums. If a significant majority of users and mining machines adopt amendments to a decentralized network based on the proposals of such core developers, such network will be subject to new protocols. Certain modifications may have an adverse effect on a digital asset network or the value of a digital asset, or may have unintended consequences. If a developer or group of developers proposes a modification to the bitcoin network that is not accepted by a majority of mining machines and users, but that is nonetheless accepted by a substantial plurality of mining machines and users, two or more competing and incompatible blockchain implementations could result, with one running the pre-modification software program and the other running the modified version (i.e., a second “bitcoin network”). This is known as a “hard fork.” Such a hard fork in the blockchain typically would be addressed by community-led efforts to reunite the forked blockchains, and several prior forks have been resolved successfully. However, a “hard fork” in the blockchain could materially and adversely affect the perceived value of bitcoin as reflected on one or both incompatible blockchains. Additionally, a “hard fork” will decrease the number of users and mining machines available to each fork of the blockchain as the users and mining machines on each fork blockchain will not be accessible to the other blockchain and, consequently, there will be fewer block rewards and transaction fees may decline in value. Any of the above could have a material adverse effect on our business, prospects, financial condition, and operating results.

A temporary or permanent blockchain “fork” could have a negative effect on the values of bitcoin or any other cryptocurrency that we mine or otherwise hold, which could adversely affect our business.

The bitcoin protocol has been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash, Bitcoin Diamond and others. These forks effectively result in a new blockchain being created with a shared history, and new path forward, and they have a different “proof of work” algorithm and other technical changes. The value of the newly created digital assets may or may not have value in the long run and may affect the price of bitcoin if interest is shifted away from bitcoin to these newly created digital assets. The value of bitcoin after the creation of a fork is subject to many factors including the value of the fork product, market reaction to the creation of the fork product, and the occurrence of forks in the future.

Furthermore, a hard fork can introduce new security risks. For example, when the Bitcoin Cash and Bitcoin Cash SV network split in November 2018, “replay” attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded bitcoin, resulting in significant losses to some digital asset trading platforms. Another possible result of a hard fork is an inherent decrease in the level of security. After a hard fork, it may become easier for an individual miner or mining pool’s hashing power to exceed 50% of the processing power of the bitcoin network, thereby making the network more susceptible to attack.

A fork could also be introduced by an unintentional, unanticipated software flaw in the multiple versions of otherwise compatible software that users run. It is possible, however, that a substantial number of users and mining machines could adopt an incompatible version of bitcoin while resisting community-led efforts to merge the two chains. If a fork occurs on a digital asset network which we are mining, such as bitcoin, or hold digital assets in, it may have a negative effect on the value of the digital asset and could have a material adverse effect on our business, prospects, financial condition, and operating results.

Because there has been limited precedent set for financial accounting for bitcoin and other cryptocurrency assets, the determinations that we have made for how to account for cryptocurrency assets transactions may be subject to change and our operating results could be adversely affected.

Because there has been limited precedent set for the financial accounting for bitcoin and other cryptocurrency assets and related revenue recognition, it is unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a restatement could adversely affect our business, prospects, financial condition and results of operation.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

Digital assets, such as bitcoin, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the digital asset networks are prominent, but not unique, parts. The growth of the digital asset industry, in general, and the digital asset networks, in particular, are subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•        continued worldwide growth in the adoption and use of bitcoin and other digital assets;

•        government and quasi-government regulation of bitcoin and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

•        the maintenance and development of the open-source software protocol of the bitcoin network and Ethereum network;

•        changes in consumer demographics and public tastes and preferences;

•        the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•        general economic conditions and the regulatory environment relating to digital assets; and

•        the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight.

The outcome of these factors could have negative effects on our ability to pursue our business strategy, which could have a material adverse effect on our business, prospects, financial condition, and operating results as well as potentially negative effect on the value of bitcoin or any other cryptocurrencies we may potentially acquire or hold in the future.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment.

In the future, we may be unable to find banks or financial institutions that are willing to provide us with bank accounts and other services or such service may be interrupted by government action. A number of companies that provide bitcoin or other cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to maintain these services for our business. The difficulty that many businesses that provide bitcoin or other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may decrease the usefulness of cryptocurrencies as a payment system and harm public perception of cryptocurrencies. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin or other cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company. Such factors would have a material adverse effect on our business, prospects, financial condition, and operating results.

Cryptocurrencies, including bitcoin, face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptocurrencies is essential to the widespread acceptance of cryptocurrencies as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many cryptocurrency networks face significant scaling challenges. For example, cryptocurrencies are limited with respect to how many transactions can occur per second. Participants in the cryptocurrency ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and “sharding,” which is a term for a horizontal partition of data in a database or search engine, which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptocurrency transactions will be effective, or how long they will take to become effective, which could have a material adverse effect on our business, prospects, financial condition, and operating results. In addition, as corresponding increases in throughput lag behind growth in the use of cryptocurrencies, average fees and settlement times may increase considerably. While it is possible that increased transaction fees could result in more revenue for our business, increased fees and decreased settlement speeds could preclude certain uses for cryptocurrencies, and could reduce demand for, and the price of, cryptocurrencies, which could adversely affect our business, prospects, financial condition, and operating results.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business intends to rely on presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results and potentially the value of any bitcoin or other cryptocurrencies we may potentially acquire or hold in the future.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that may adversely affect our business, prospects, financial condition, and operating results.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network (the so-called “double-spend” or “51%” attacks), including the bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the mining machines on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control.

Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible.

For example, in late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period in early June may have exceeded, the threshold of 50% of the processing power on the bitcoin network. To the extent that GHash.io did exceed 50% of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40% of the processing power on the bitcoin network. In the recent years, there have been also a series of 51% attacks on a number of other cryptocurrencies, including Verge and Ethereum Classic, which suffered three consecutive attacks in August 2020.

The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the cryptocurrency ecosystem does not act to ensure greater decentralization of cryptocurrency mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

The price of cryptocurrencies may be affected by the sale of such cryptocurrencies by other vehicles investing in cryptocurrencies or tracking cryptocurrency markets, which could have a material adverse effect our business, prospects, financial condition and operating results.

We compete with other users and/or companies that are mining cryptocurrencies and other potential financial vehicles that seek to provide exposure to cryptocurrency prices, including securities backed by, or linked to, cryptocurrencies. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in certain financial vehicles, or to invest in cryptocurrencies directly. In addition, the emergence of other financial vehicles and exchange-traded funds that provide exposure to digital asset prices have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applied to our business and impact our ability to successfully pursue our strategy or operate at all, or to establish or maintain a public market for our securities.

The global market for cryptocurrency is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. The mathematical protocols under which certain cryptocurrencies are mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply. To the extent that other vehicles investing in cryptocurrencies or tracking cryptocurrency markets form and come to represent a significant proportion of the demand for cryptocurrencies, large redemptions of the securities of those vehicles and the subsequent sale of cryptocurrencies by such vehicles could negatively affect cryptocurrency prices and therefore affect the value of the cryptocurrency inventory we plan to hold. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

We may face risks of internet disruptions, which could have a material adverse effect on the price of cryptocurrencies and our ability to operate our business.

A disruption of the internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the internet. A significant disruption in internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have a material adverse effect on the price of cryptocurrencies and, consequently, our business, prospects, financial condition, and operating results.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease and fluctuations as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk. As an alternative to fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and our investors.

Our interactions with a blockchain may expose us to persons named on The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) specially designated nationals (“SDN”) list or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

OFAC requires us to comply with its sanction program and not conduct business with persons named on its SDN list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our internal policies prohibit any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling digital assets. In addition, in the future, OFAC or another regulator, may require us to screen transactions for OFAC addresses or other bad actors before including such transactions in a block, which may increase our compliance costs, decrease our anticipated transaction fees and lead to decreased traffic on our network. Any of these factors, consequently, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and could have a material adverse effect on our business, prospects, financial condition, and operating results.

Risks Related to Cryptocurrency Mining

Bitcoin is the only cryptocurrency that we currently plan to mine and, thus, our future success will depend in large part upon the value of bitcoin; the value of bitcoin and other cryptocurrencies may be subject to pricing risk and has historically been subject to wide swings

Our operating results will depend in large part upon the value of bitcoin because it is the only cryptocurrency that we currently plan to mine. Specifically, our revenues from our cryptocurrency mining operations are expected to be based upon two factors: (1) the number of block rewards that we successfully mine and (2) the value of bitcoin. For further details on how our operating results may be directly impacted by changes in the value of bitcoin, see “— Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to bitcoin holdings.”

Furthermore, in our operations we intend to use application-specific integrated circuit (“ASIC”) chips and machines (which we refer to as “mining machines”), which are principally utilized for mining bitcoin. Such mining machines cannot mine other cryptocurrencies, such as Ethereum, that are not mined utilizing the “SHA-256 algorithm”.

If other cryptocurrencies were to achieve acceptance at the expense of bitcoin, causing the value of bitcoin to decline, or if bitcoin were to switch its “proof of work” algorithm from SHA-256 to another algorithm for which the mining machines we plan to use are not specialized (see “— There is a possibility of cryptocurrency mining algorithms transitioning to “proof of stake” validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business”), or the value of bitcoin were to decline for other reasons, particularly if such decline were significant or over an extended period of time, our business, prospects, financial condition, and operating results would be adversely affected.

Bitcoin and other cryptocurrency market prices have historically been volatile. Our business may be adversely affected if the markets for bitcoin deteriorate or if its prices decline, including as a result of the following factors:

•        the reduction in mining rewards of bitcoin, including block reward halving events, which are events that occur after a specific period of time which reduces the block reward earned by miners;

•        disruptions, hacks, “forks”, 51% attacks, or other similar incidents affecting the bitcoin blockchain network;

•        hard “forks” resulting in the creation of and divergence into multiple separate networks;

•        informal governance led by bitcoin’s core developers that lead to revisions to the underlying source code or inactions that prevent network scaling, and which evolve over time largely based on self-determined participation, which may result in new changes or updates that affect their speed, security, usability, or value;

•        the ability for bitcoin blockchain network to resolve significant scaling challenges and increase the volume and speed of transactions;

•        the ability to attract and retain developers and customers to use bitcoin for payment, store of value, unit of accounting, and other intended uses;

•        transaction congestion and fees associated with processing transactions on the bitcoin network;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed bitcoin, or the transfer of Satoshi’s bitcoin assets;

•        negative public perception of bitcoin;

•        development in mathematics, technology, including in digital computing, algebraic geometry, and quantum computing that could result in the cryptography being used by bitcoin becoming insecure or ineffective; and

•        laws and regulations affecting the bitcoin network or access to this network, including a determination that bitcoin constitutes a security or other regulated financial instrument under the laws of any jurisdiction.

Furthermore, bitcoin pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of cryptocurrencies, inflating and making their market prices more volatile or creating “bubble” type risks for bitcoin. Some market observers have asserted that the bitcoin market is experiencing a “bubble” and have predicted that, in time, the value of bitcoin will fall to a fraction of its current value, or even to zero. Bitcoin has not been in existence long enough for market participants to assess these predictions with any precision, but if these observers are even partially correct, it could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to bitcoin holdings.

The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. We intend to determine the fair value of our bitcoin based on quoted (unadjusted) prices on the active exchange that we have determined is our principal market for bitcoin. We intend to perform an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicate that it is more likely than not that any of our bitcoin assets is impaired. In determining if an impairment has occurred, we will consider the lowest price of one bitcoin quoted on the active exchange at any time since acquiring the specific bitcoin held. If the carrying value of a bitcoin exceeds that lowest price at any time during the quarter, an impairment loss is deemed to have occurred with respect to that bitcoin in the amount equal to the difference between its carrying value and such lowest price, and subsequent increases in the price of bitcoin will not affect the carrying value of our bitcoin. Gains (if any) are not recorded until realized upon sale, at which point they would be presented net of any impairment losses. In determining the gain to be recognized upon sale, we intend to calculate the difference between the sale price and carrying value of the specific bitcoin sold immediately prior to sale.

As a result, any decrease in the fair value of bitcoin below our carrying value for such assets at any time since their acquisition will require us to incur an impairment charge, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings and decrease the carrying value of our digital assets, which in turn could have a material adverse effect on our financial condition and operating results.

The supply of bitcoin is limited, and production of bitcoin is negatively impacted by the bitcoin halving protocol expected every four years.

The supply of bitcoin is limited and, once the 21 million bitcoin have been “unearthed,” the network will stop producing more. Currently, there are approximately 19 million, or 90% of the total supply of, bitcoin in circulation. Halving is an event within the bitcoin protocol where the bitcoin reward provided upon mining a block is reduced by 50%. While the effect is to slow the pace of the release of new coins, it has no impact on the quantity of total bitcoin already outstanding. Halvings are scheduled to occur once every 210,000 blocks, or roughly every four years, with the latest halving having occurred in May 2020, which revised the block reward to 6.25 bitcoin. As a result, the price of bitcoin could rise or fall based on overall investor and consumer demand. Given a stable network hash rate, should the price of bitcoin remain unchanged after the next halving, our revenue related to mining new coins would be reduced by 50%, with a significant impact on profit.

Furthermore, as the number of bitcoin remaining to be mined decreases, the processing power required to record new blocks on the blockchain may increase. Eventually the processing power required to add a block to the blockchain may exceed the value of the reward for adding a block. Additionally, at some point, there will be no new bitcoin to mine. Once the processing power required to add a block to the blockchain exceeds the value of the reward for adding a block, we may focus on other strategic initiatives, which may be complimentary to our mining operations.

Any periodic adjustments to the digital asset networks, such as bitcoin, regarding the difficulty for block solutions, with reductions in the aggregate hash rate or otherwise, could have a material adverse effect on our business, prospects, financial condition, and operating results. If the award of new bitcoin for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power, or hash rate, to solve blocks and confirmations of transactions on the bitcoin blockchain could be slowed.

Bitcoin miners record transactions when they solve for and add blocks of information to the blockchain. They generate revenue from both newly created bitcoin, known as the “block reward” and from fees taken upon verification of transactions.

If the aggregate revenue from transaction fees and the block reward is below a miner’s cost, the miner may cease operations. If the award of new units of bitcoin for solving blocks declines and/or the difficulty of solving blocks increases, and transaction fees voluntarily paid by participants are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. For example, the current fixed reward for solving a new block on the bitcoin network is 6.25 bitcoins per block; the reward decreased from 12.5 bitcoin in May 2020, which itself was a decrease from 25 bitcoin in July 2016. It is estimated that it will “halve” again in about four years after the previous halving.

This reduction may result in a reduction in the aggregate hash rate of the bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the aggregate hash rate on the bitcoin network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions). Moreover, a reduction in the hash rate expended by miners on any digital asset network could increase the likelihood of a malicious actor or botnet obtaining control in excess of fifty percent (50%) of the aggregate hash rate active on such network or the blockchain, potentially permitting such actor to manipulate the blockchain.

Periodically, the bitcoin network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten (10) minute confirmation time targeted by the bitcoin network protocol. We believe that from time to time there may be further considerations and adjustments to the networks, such as bitcoin and Ethereum, regarding the difficulty for block solutions. More significant reductions in the aggregate hash rate on digital asset networks could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hash rate of any digital asset network may negatively impact the value of digital assets, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Transactional fees may decrease demand for bitcoin and prevent expansion.

As the number of bitcoins awarded in the form of block rewards for solving a block in a blockchain decreases, the relative incentive for miners to continue to contribute to the bitcoin network may transition to place more importance on transaction fees. If transaction fees paid for bitcoin transactions become too high, the marketplace may be reluctant to accept bitcoin as a means of payment and existing users may be motivated to switch from bitcoin to another cryptocurrency or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoin and prevent the expansion of the bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoin, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our reliance on any particular model of a mining machines may subject our operations to increased risk of failure.

The performance and reliability of our mining machines and our technology will be critical to our reputation and our operations. If there are any technological issues with our mining machines, our entire system could be affected. Any system error or failure may significantly delay response times or even cause our system to fail. Any disruption in our ability to continue mining could result in lower yields and harm our reputation and business. Any exploitable weakness, flaw, or error common to our mining machines may affects all our mining machines, and if a defect other flaw is exploited, our entire mine could go offline simultaneously. Any technological issues with those mining machines may force us to incur high replacement costs and lead to potential interruptions of our mining activities. Any interruption, delay or system failure could have a material adverse effect on our business, prospects, financial condition, and operating results.

There is a possibility of cryptocurrency mining algorithms transitioning to “proof of stake” validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business.

“Proof of stake” is an alternative method in validating cryptocurrency transactions. Should the bitcoin network shift from a “proof of work” validation method to a “proof of stake” validation method, mining would require less energy and may render companies, such as ours, that may be perceived as advantageously positioned in the current climate, for example, due to lower priced electricity, processing, real estate, or hosting, less competitive. Our business model and our strategic efforts are fundamentally based upon the “proof of work” validation method and the assumption that use of lower priced electricity in our cryptocurrency mining operations will make our business model more resilient to fluctuations in bitcoin price and will generally provide us with certain competitive advantage. Consequently, if the cryptocurrency mining algorithms transition to “proof of stake” validation, we may be exposed to the risk of losing the benefit of our perceived competitive advantage that we hope to gain, and our business model may need to be re-evaluated. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results, including our ability to continue as a going concern.

We may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect our business.

Competitive conditions within the cryptocurrency industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently plan to utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the cryptocurrency industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures during such implementation. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business, prospects, financial condition and operating results could be adversely affected.

To the extent that the profit margins of bitcoin mining operations are not high, operators of bitcoin mining operations are more likely to immediately sell bitcoin rewards earned by mining in the market, thereby constraining growth of the price of bitcoin that could adversely impact us, and similar actions could affect other cryptocurrencies.

Over the past several years, bitcoin mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation ASIC servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations.

Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior mining machines and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of bitcoin.

To the extent the price of bitcoin declines and such profit margin is constrained, professionalized mining machines are incentivized to more immediately sell bitcoin earned from mining operations, whereas it is believed that individual mining machines in past years were more likely to hold newly mined bitcoin for more extended periods. The immediate selling of newly mined bitcoin greatly increases the trading volume of bitcoin, creating downward pressure on the market price of bitcoin rewards.

The extent to which the value of bitcoin mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined bitcoin rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing bitcoin prices. Lower bitcoin prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of bitcoin until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily.

The foregoing risks associated with bitcoin could be equally applicable to other cryptocurrencies, whether existing now or introduced in the future. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Demand for bitcoin is driven, in part, by its status as one of the most prominent and secure digital assets. It is possible that digital assets, other than bitcoin, could have features that make them more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for bitcoin, which could have a negative impact on the price of bitcoin and have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin, as an asset, holds a “first-to-market” advantage over other digital assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest mining power in use to secure its blockchain and transaction verification system. Having a large mining network results in greater user confidence regarding the security and long-term stability of a digital asset’s network and its blockchain; as a result, the advantage of more users and miners makes a digital asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

Despite the marked first-mover advantage of the bitcoin network over other digital asset networks, it is possible that another digital asset could become materially popular due to either a perceived or exposed shortcoming of the bitcoin network protocol that is not immediately addressed by the bitcoin contributor community or a perceived advantage of an altcoin that includes features not incorporated into bitcoin. If a digital asset obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce bitcoin’s market share as well as other digital assets we may become involved in and have a negative impact on the demand for, and price of, such digital assets and could have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin and any other cryptocurrencies that could be held by us are not insured and not subject to FDIC or SIPC protections.

Bitcoin and any other cryptocurrencies that could be held by us are not insured. Therefore, any loss that we may suffer with respect to our cryptocurrencies is not covered by insurance and no person may be liable in damages for such loss, which could adversely affect our operations. We will not hold our bitcoin or any other cryptocurrencies that we may hold with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our cryptocurrencies will also not be subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

Risks Related to Investments Outside of the United States

As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting that may negatively impact our operations.

As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting, that may negatively impact our operations, including any of the following:

•        higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•        rules and regulations regarding currency redemption;

•        laws governing the manner in which future business combinations may be effected;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        local or regional economic policies and market conditions;

•        unexpected changes in regulatory requirements;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the U.S.;

•        complex corporate withholding taxes on individuals;

•        currency fluctuations and exchange controls;

•        exchange listing and/or delisting requirements;

•        challenges in managing and staffing international operations;

•        rates of inflation;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        underdeveloped or unpredictable legal or regulatory systems;

•        corruption;

•        protection of intellectual property;

•        social unrest, crime, strikes, riots, civil disturbances, regime changes, political upheaval, terrorist attacks, natural disasters and wars;

•        deterioration of political relations with the U.S.; and

•        government appropriation of assets.

We may not be able to adequately address these additional risks. If we were unable to do so, our operations might suffer, which may adversely impact our business, results of operations and financial condition.

Because of the costs and difficulties inherent in managing cross-border business operations, if in the future we were to operate in multiple countries our results of operations may be negatively impacted as a result.

Managing a business, operations, personnel, or assets in another country is challenging and costly. Any management, now or in the future, that we may have (whether based abroad or in the U.S.) may be inexperienced in cross-border business practices and unaware of significant differences in accounting rules, legal regimes, and labor practices in countries where we have a presence or operate. Even with a seasoned and experienced management team, the costs and difficulties inherent in managing cross-border business operations, personnel and assets can be significant (and much higher than in a purely domestic business) and may negatively impact our financial and operational performance.

If social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, or policy changes or enactments occur in a country in which we may operate, it may result in a negative impact on our business.

Political events in another country may significantly affect our business, assets, or operations. Social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, and policy changes or enactments could negatively impact our business in a particular country.

Many countries have difficult and unpredictable legal systems and underdeveloped laws and regulations that are unclear and subject to corruption and inexperience, which may adversely impact our results of operations and financial condition.

Our ability to seek and enforce legal protections, including with respect to intellectual property and other property rights, or to defend ourselves with regard to legal actions taken against us in a given country, may be difficult or impossible, which could adversely impact our operations, assets or financial condition.

Rules and regulations in many countries are often ambiguous or open to differing interpretation by responsible individuals and agencies at the municipal, state, regional, and federal levels. The attitudes and actions of such individuals and agencies are often difficult to predict and inconsistent.

Delays with respect to the enforcement of particular rules and regulations, including those relating to customs, tax, environmental, and labor, could cause serious disruption to operations abroad and negatively impact our results.

If relations between the United States and foreign governments deteriorate, it could affect our operations and cause our goods and services to become less attractive.

The relationship between the United States and foreign governments, could be subject to sudden fluctuation and periodic tension. For instance, the United States may announce its intention to impose quotas on certain imports. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the foreign government in industries that may affect our operations or presence in certain countries. Changes in political conditions in foreign countries and changes in the state of U.S. relations with such countries are difficult to predict and could adversely affect our operations, presence, or cause our goods and services to become less attractive.

Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability.

While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures. As governments take steps to address the current inflationary pressures, there may be significant changes in the availability of bank credits, interest rates, limitations on loans, restrictions on currency conversions and foreign investment. There also may be imposition of price controls. If prices for our services rise at a rate that is insufficient to compensate for the rise in the costs of supplies and operations, it may have an adverse effect on our profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth.

If a country in Asia enacts regulations in industry segments that forbid or restrict foreign investment, our ability to continue operations could be severely impaired.

Many of the rules and regulations that companies face concerning foreign ownership are not explicitly communicated. If new laws or regulations forbid or limit foreign investment in the industry in which we operate, they could severely impair our operations and profitability. Additionally, if the relevant central and local authorities find us to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•        levying fines;

•        revoking our business and other licenses;

•        requiring that we restructure our ownership or operations; and

•        requiring that we discontinue any portion or all of our business.

Any of the above could have an adverse effect on our business operations and could materially reduce the value of your investment.

Corporate governance standards in Asia may not be as strict or developed as in the United States and such weakness may hide issues and operational practices that are detrimental to a business.

General corporate governance standards in some countries are weak in that they do not prevent business practices that cause unfavorable related party transactions, over-leveraging, improper accounting, family company interconnectivity and poor management. Local laws often do not go far enough to prevent improper business practices. Therefore, stockholders may not be treated impartially and equally as a result of poor management practices, asset shifting, conglomerate structures that result in preferential treatment to some parts of the overall company, and cronyism. The lack of transparency and ambiguity in the regulatory process also may result in inadequate credit evaluation and weakness that may precipitate or encourage financial crisis. We will endeavor to take steps to implement practices that will cause compliance with all applicable rules and accounting practices. Notwithstanding these intended efforts, there may be endemic practices and local laws that could add risk to our business and result in an adverse effect on our operations and financial results.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S.

If you are a U.S. holder of our Ordinary Shares, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Risks Related to China

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoin, Ethereum, or other cryptocurrencies, participate in blockchains or utilize similar bitcoin assets in China, the ruling of which would adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, one or more countries such as China, which have taken harsh regulatory action, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these bitcoin assets or to exchange for fiat currency. In March 2021, the government of China’s Inner Mongolia Autonomous Region (“Inner Mongolia”), where we used to deploy mining machines, has banned cryptocurrency mining in order to constrain growth in energy consumption. In May 2021, other provinces in China have done the same and we terminated our operation in China accordingly. See “BUSINESS — B. Business Overview.”

We face certain risks relating to the real properties that we lease.

We lease real properties from third parties primarily for our wholly owned foreign enterprise’s office use in the PRC, and the lease agreements for all of these leased properties have not been registered with the PRC government authorities as required by the PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance were not rectified within a given period of time, we may be subject to fines imposed by the PRC government authorities ranging from RMB1,000 and RMB10,000 for those of our lease agreements that have not been registered with the relevant PRC government authorities. As of the date of this registration statement, we are not aware of any regulatory or governmental actions, claims or investigations being contemplated or any challenges by third parties to our use of our leased properties the lease agreements of which have not been registered with the government authorities. However, we cannot assure you that the government authorities will not impose fines on us due to our failure to register any of our lease agreements, which may negatively impact our financial condition.

In addition, some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this registration statement, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be interrupted.

In addition, As of the date of this registration statement, certain of our premises for business operations have not been registered with local administrations. In the PRC, if a company operates business outside its registered address, the company may be required to register those premises for business operation as branch offices with the State Administration for Market Regulation or its local branches at the place where the premises are located and obtain business licenses for them as branch offices, or the company may be subject to fines imposed by the PRC government authorities ranging from RMB10,000 and RMB100,000 for the premises for business operations which have not been registered with local administrations. We may not be able to register the main premises for business operations as branch offices in a timely manner or at all due to complex procedural requirements and relocation of branch offices from time to time. We cannot assure you that we will not be subject to penalties, orders to rectify or other administrative proceedings. As of the date of this registration statement, we are not aware of any claim or challenge brought by any third parties concerning the premises for business operations without being registered with local administrations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries.

We are an offshore holding company incorporated in the Cayman Islands, with no mining operations in China. Our subsidiary, which is located in China, engages in activities that are not part of its profit-making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. To the extent necessary, we may make loans to our PRC subsidiaries subject to the approval, registration, and filing with governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations with the National Development and Reform Commission, or the NDRC, and SAFE or its local branches. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (1) direct or indirect use for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (2) direct or indirect use for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (3) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (4) the payment of the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from any offering of our securities under this registration statement and any accompanied registration statement supplement, and capitalize or otherwise fund our PRC operations may be negatively affected.

Though we have a Singapore-based auditor and a U.S. based predecessor auditor that are registered with the PCAOB and currently subject to PCAOB inspection, if it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditors because of a position taken by an authority in a foreign jurisdiction, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

Though we have a Singapore-based auditor and a U.S. based predecessor auditor that are registered with the PCAOB and currently subject to PCAOB inspection, if it is later determined that the PCAOB is unable to inspect or investigate completely our auditors because of a position taken by an authority in a foreign jurisdiction, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

The Public Company Accounting Oversight Board, or PCAOB is currently unable to conduct inspections on accounting firms in the PRC without the approval of PRC government authorities. The auditor and its audit work in the PRC may not be inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside of China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating the PRC auditor’s audits and its quality control procedures.

Further, future developments in U.S. laws may restrict our ability or willingness to acquire certain businesses. For instance, the recently enacted Holding Foreign Companies Accountable Act (the “HFCAA”) would (i) prohibit us from using an auditor that the PCAOB determines it could not inspect or fully investigate and (ii) restrict our ability to acquire a business unless that business met certain standards of the PCAOB and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm, for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC.

On November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Future developments in respect of increased U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

We may not be able to in the future acquire a target business due to these laws. Furthermore, the documentation we may be required to submit to the SEC proving certain beneficial ownership requirements and establishing that we are not owned or controlled by a foreign government in the event that we or the target business uses a foreign public accounting firm not subject to inspection by the PCAOB or where the PCAOB is unable to completely inspect or investigate our or the target business’s accounting practices or financial statements because of a position taken by an authority in the foreign jurisdiction could be onerous and time consuming to prepare. As a result, we expressly exclude working with any auditor or any target whose auditor the PCAOB is not able to inspect for three consecutive years and thus, we may not in the future acquire a target business due to these laws.

Additionally, other developments in U.S. laws and regulatory environment, including but not limited to executive orders such as Executive Order (E.O.) 13959, “Addressing the Threat from Securities Investments That Finance Communist Chinese Military Companies,” may further restrict our ability to acquire certain PRC-based businesses.

Our independent registered public accounting firms’ audit documentation, which relates to our audit reports included in this registration statement, includes audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Furthermore, on December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The surviving company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC.

Our independent registered public accounting firms issued their audit opinions on the financial statements included in this registration statement filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditors are required by the laws of the United States to undergo regular inspections by the PCAOB.

Inspections of certain other firms outside of China that the PCAOB has conducted have identified deficiencies in those firms’ audit procedures and quality control procedures; which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong.

Our auditors, the independent registered public accounting firms that issue the audit reports included elsewhere in this registration statement, as auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. Our current auditor, Audit Alliance LLP is based in Singapore and is subject to inspection by the Public Company Accounting Overnight Board (the “PCAOB”), as of the date of this registration statement, Audit Alliance LLP was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 2021. Our predecessor auditor Friedman LLP is headquartered in New York, and has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. As of the date of this registration statement, Audit Alliance LLP and Friedman LLP were not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 2021. However, recent developments with respect to audits of companies with China or Hong Kong operations, such as us, create uncertainty about the ability of our auditors to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections, and trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and NASDAQ may determine to delist our securities.

In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills to Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers, and beginning in 2025, the delisting from national securities exchanges, such as Nasdaq, of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCAA. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the former U.S. president signed into law the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause (i) investor uncertainty for affected issuers, including SAI, (ii) the market price of our securities to be adversely affected, and (iii) us to be delisted if we are unable to meet the PCAOB inspection requirement in time (or unable to cure any requirement noncompliance).

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. We are required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit workpapers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If TradeUp fails to meet the new listing standards before the deadline specified thereunder, TradeUp could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of TradeUp trading in the United States. Lastly, on December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The surviving company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The Statement of Protocol gives the PCAOB sole discretion to select the firms, audit engagements and potential violations it inspects and investigates and put in place procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed. In addition, the Statement of Protocol grants the PCAOB direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. While significant, the Statement of Protocol is only a first step. Uncertainties still exist as to whether and how this Statement of Protocol will be implemented.

There can be no assurance that we will continue to be able to comply with requirements imposed by U.S. regulators. If it be determined that the PCAOB is unable to inspect or investigate fully our auditor’s working papers regarding the Company’s operation in China because of a position taken by an authority in a foreign jurisdiction for three consecutive years, the trading in our ordinary shares would be prohibited, and as a result, Nasdaq may determine to delist our ordinary shares. The delisting of our ordinary shares would force holders of our ordinary shares to sell their shares. The market price of our ordinary shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of the actual operating performance.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

We are required by PRC laws and regulations to make social insurance registration and open housing fund account with relevant governmental authorities and pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. If the PRC regulatory authorities determine that we shall be responsible for making up any unpaid social insurance and housing fund contributions, or that we are subject to fines and legal sanctions due to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected. Furthermore, there remains uncertainty as to whether the relevant PRC authorities will promulgate new laws and regulations or change their interpretation of existing laws and regulations, and we cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in the PRC due to the aforesaid uncertainties, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Doing Business in China

Pursuant to laws and regulations of PRC, there are two ways for foreign legal persons/entities to engaging in operation activities within the territory of China: the first, to establish a foreign-invested enterprise, which is incorporated according to Foreign Investment Law of PRC, within the territory of China and is wholly or partly invested by a foreign investor. The organization form, institutional framework and standard of conduct of a foreign-invested enterprise shall be subject to the provisions of the Company Law of the PRC and the Partnership Enterprise Law of the PRC and other law related regulations; or the second, to complete the approval and registration procedures with the relevant regulatory authorities in accordance with the provisions of Administrative Measures for the Registration of Enterprises of Foreign Countries (Regions) Engaging in Production and Operation Activities within the Territory of China (Revised in 2020), or Order No.31.

Policy risk of foreign investment in China.

The Chinese government shall implement the management systems of pre-establishment national treatment and negative list for foreign investment. Pre-establishment national treatment refers to the treatment given to foreign investors and their investments during the investment access stage, which is not lower than that given to their domestic counterparts; negative list refers to special administrative measures for the access of foreign investment in specific fields as stipulated by the State. The Chinese government shall give national treatment to foreign investment beyond the negative list.

Pursuant to the Special Administrative Measures for Access of Foreign Investment (2020 Edition), or the 2020 Edition Negative list, issued by The Ministry of Commerce of the PRC (the “MOFCOM”) and the NDRC on June 23, 2020 which came into effect on July 23, 2020, our business does not fall into the negative list and is permitted for foreign investment as of the date hereof. The Negative list will be revised from time to time. If the industries in which we operate are included on the negative list, our business in China will be adversely affected accordingly.

Foreign company engaged in profit-making activities in China.

According to Order No.31, foreign enterprises engaged in profit-making activities in China shall apply to the provincial market regulatory administration, or the registration authorities, for registration upon the approval of the State Council and the competent agencies authorized by the State Council, or the approving authorities; without the approval of the approving authorities and the registration approval of the registration authorities, the foreign enterprises may not conduct any production and operation activities within the territory of China. Without the approval of the approving authorities and the registration of registration authorities, foreign enterprise engaging in profit-making activities authority may be imposed penalties such as warning, fine, confiscation of illegal income, suspension of business for rectification on a case-by-case basis.

Since the inception, we mainly carried out our research and development activities through our wholly owned foreign enterprise, Hangzhou, and have registered with competent registration authority.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

China is one of the jurisdictions to implement strict foreign exchange control. As a matter of fact, the free flow of bitcoin blurs the boundary of foreign exchange control. In some public speeches, officials of the Chinese State Administration of Foreign Exchange (“SAFE”) have expressed concerns about the challenges of cryptocurrency to foreign exchange control. In the event regulators believe that the circulation of bitcoin has a significant adverse impact on financial security, they may restrict the trading of bitcoin and the mining business in its jurisdiction.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

In addition to the unified policies at the national level, the attitudes of the Chinese local or provincial governments towards mining enterprises have also changed from time to time. The sharp rise in bitcoin prices this year results in increase of mining activity and electricity consumption, which may draw further attention and trigger new regulatory measures by local governments.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security”

concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Some of our shareholders, who directly or indirectly hold shares in our Company and who were known to us as being PRC residents, have completed the foreign exchange registrations required in connection with our recent corporate restructuring. The remaining shareholders who directly or indirectly hold shares in our Company and who are known to us as being PRC residents are currently processing such registrations.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards are subject to these regulations because our company is an overseas listed company. Failure to complete the SAFE registrations may subject them to fines and legal sanctions.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “defacto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, (partly amended) which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are Chinese citizen, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, WOFE, will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our Class A Ordinary Shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Class A Ordinary Shares.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, we may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While we will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, since our operations were mainly conducted in China prior to July 2021, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by us and our affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on the indirect transfer of equity in the past and potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. SAT Circular 698 was repealed from the date SAT Circular 37 was enacted.

Where a non-resident enterprise transfers taxable assets in China indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity whose equity is transferred, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Circular 7 and/or SAT Circular 37. For transfer of shares in our Company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

Prior to transitioning our business to Singapore in July 2021, substantially all of our revenues and expenditures were denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets. Our reporting currency is the U.S. dollar while the functional currency for our future PRC subsidiary is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations varied with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could impact our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to period comparisons of our reported results of operations.

We primarily conduct our business in Singapore and have re-signed business contracts with current customers and will sign future contracts with customers denominated in U.S. dollar. We expect that most of our revenue and expenditures will be denominated in U.S. dollar and that our function currency will be U.S. dollar, consistent with our reporting currency. However, we will continue to pursue our supply chain in China, as a result we will need to convert U.S dollar into RMB to pay our raw material costs and related expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have some impact on your investment.

The PRC government may exert, at any time, with little to no notice, substantial interventions and influences over the manner in which a business must conduct its business operations that cannot always be expected nor anticipated, if such business has some presence/operations in China. If the PRC government at any time substantially intervenes, influences, or establishes new policies, regulations, rules, or laws in a business’s industry, such substantial intervention or influence may result in a material change to such business’s operations and the value of our Class A Ordinary Shares, including causing the value of such securities to significantly decline or be worthless.

The PRC government may exert, at any time, with little to no notice, substantial interventions and influences over the manner in which a business must conduct its business operations that cannot always be expected nor anticipated, if such business has some presence/operations in China. If the PRC government at any time substantially intervenes, influences, or establishes new policies, regulations, rules, or laws in a business’s industry, such substantial intervention or influence may result in a material change to such business’s operations and the value of our Class A Ordinary Shares. Without limiting the foregoing, any actions by the PRC government to exert more oversight and control over foreign investment in companies with substantial operations in China could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. A company’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on a company’s part to ensure compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require a company to divest itself of any interests its holds in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

Furthermore, on October 29, 2021, the Cyberspace Administration of China (“CAC”) publicly solicited opinions on the Measures for the Security Assessment of Data Cross-border Transfer for public comments. The Measures for the Security Assessment of Data Cross-border Transfer requires that any data processor collecting important data generated during operations within the territory of the PRC, or personal information that should be subject to security assessment according to law to an overseas recipient, shall conduct security assessment. On November 14, 2021, the CAC publicly solicited opinions on the Regulations on the Administration of Cyber Data Security for public comments (“Draft Data Security Regulations”, together with the Measures for the Security Assessment of Data Cross-border Transfer, the “Measures and Regulations”). According to the Draft Data Security Regulations, data processors shall, in accordance with relevant state provisions, apply for cyber security review when carrying out the following activities: (1) the merger, reorganization or separation of Internet platform operators that have acquired a large number of data resources related to national security, economic development, or public interests, which affect or may affect national security; (2) data processors that handle the personal information of more than one million people intending to be listed abroad; (3) data processors intending to be listed in Hong Kong, which affects or may affect national security; and (4) other data processing activities that affect or may affect national security. As such aforementioned draft Measures and

Regulations have not been adopted, and it remains unclear whether the formal version to be adopted in the future will have any further material changes, it is uncertain how the measures will be enacted, interpreted, or implemented; including how they will affect us.

As such, a company’s business segments may be subject to various government and regulatory interference in the provinces in which it operates. A company’s business could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. A company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether a company that is currently not required to do so will be required to obtain permission from the PRC government to continue listing on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

We are a global mining operator. Our operations have been completed transferred overseas in accordance with PRC regulations and are no longer located in China. As such, we do not consider itself a China based issuer. Our subsidiary, which is located in China, engages in activities that are not part of its profit-making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. All of our mining operations are conducted outside of mainland China and are (i) not subject to PRC governmental intervention or risks and (ii) not required to obtain permission from any of the PRC or local governmental authorities. Additionally, we do not operate any internet platforms involving a large number of data resources related to national security, economic development, or public interests. Our business also does not relate to collecting and processing personal information, nor any cross-border data transfers. We therefore believe that we are not subject to regulations and rules of the CAC.

Although we are (i) not subject to PRC governmental intervention or risks and (ii) not required to obtain permission from any of the PRC or local governmental authorities, our business operations could still be adversely affected, directly or indirectly, by existing or future PRC laws and regulations relating to our business or industry. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges; however, if such situation changes in the future and we were denied permission from Chinese authorities to list on U.S. exchanges, we may not be able to continue listing on a U.S. exchange or continue to offer securities to investors, which would materially affect the interest of the investors and cause significantly depreciation of the price of our securities.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little to no advance notice and could have a significant impact upon a company’s ability to operate profitably in the PRC.

Our operations have been completed transferred overseas in accordance with PRC regulations and are no longer located in China. Our subsidiary, which is located in China, engages in activities, such as supply chain, heating equipment research, and other developmental activities that are completely compliant with PRC regulations.

In the event that our business is considered by PRC authorities as having operations and generating a portion of its revenue in the PRC, economic, political, and legal developments in the PRC may affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our business’s ability to operate profitably may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our business’s ability to operate its business even while located outside of China.

PRC laws and regulations governing a company’s presence/business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair a company’s ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing a company’s business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and a company’s business may be affected if it relies on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. It cannot be predicted what effect the interpretation of existing or new PRC laws or regulations may have on a business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection it affords. These uncertainties may affect a company’s judgment on the relevance of legal requirements and its ability to enforce contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from a company.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, a company may not be aware of a violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, a business may have to resort to administrative and court proceedings to enforce its legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection a business enjoys than in more developed legal systems. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect a company’s business and impede its ability to continue operations.

We are a global mining operator. Our operations have been completed transferred overseas in accordance with PRC regulations and are no longer located in China. As such, we do not consider itself a China based issuer nor believes that there is any risk associated with changes in the laws or regulations of the PRC. Our subsidiary, which is located in China, engages in activities that are not part of its profit making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. All of our mining operations are conducted outside of mainland China and are thus (i) not subject to PRC governmental intervention or risks, (ii) not required to obtain permission from any of the PRC or local governmental authorities, and (iii) not affected by the vague and uncertain nature of PRC laws and regulations or any changes thereto.

The approval, filing or other requirements of the CSRC or other PRC government authorities may be required under PRC law in connection with our issuance of securities overseas.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval under the M&A Rules is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for our future issuance of securities overseas would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies

Furthermore, the recently issued Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”) emphasized (i) the need to strengthen the administration over “illegal securities activities” and (ii) the supervision of overseas listings by China-based companies. The Opinions also proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents faced by China-based overseas-listed companies; although such opinions did not specify the definition of “illegal securities activities.” The Opinions further provided that the special provisions of the State Council on overseas offerings and listings by those companies limited by shares will be revised and therefore the duties of domestic industry competent authorities and regulatory agencies will be clarified. As the Opinions were newly issued and there are no further explanations or detailed rules and regulations with respect to such Opinions, there are still uncertainties regarding the interpretation and implementation of such Opinions. In addition, new rules or regulations promulgated in the future could impose additional requirements on us. For example, it was reported that the CSRC may issue new rules requiring China-based companies to seek approval before going public outside of China, including in the U.S.

Currently our business does not relate to internet content provisions nor profit-making activities via the internet within the PRC. Accordingly, our current operations are not subject to regulations and rules by the CAC. In addition, currently our mining operation is conducted, and our profits are generated outside of China. Thus, we believe we are not a China-based company.

On December 24, 2021, the CSRC issued the Administrative Regulations of the State Council Concerning the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) and the Administrative Measures on the Registration for the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments). The Draft Offshore Security Issuance and Listing Regulations, among others, requires completion of registration and report of related information to the CSRC in case of direct or indirect offshore listing of a domestic enterprise. Where the domestic enterprise fails to complete the registration or the registration materials omit material facts or fabricate material false contents, such domestic enterprise will be subject to administrative penalties such as warning, fines, suspension of relevant business or operation, revocation of licenses and permits or business license, the controlling shareholder, directors, supervisors, and senior management personnel of such domestic company will also be subject to administrative penalties such as warnings and fines. The Draft Registration Measures, among others, set forth the standard in determining an indirect offshore listing of a domestic company, the party in responsible of registration submission, as well as procedures for submission prior to application for listing, the interim period following the application for listing and completion of listing, and post-listing period. As of the date of this registration statement, it is uncertain when these two Draft PRC Regulations will be issued and take effect, and when issued, whether the additional requirements will be supplemented.

We cannot assure you that we will not in the future be required to obtain the approval of the CSRC or of potentially other regulatory authorities in order (i) to maintain the listing status of our common shares on the NASDAQ or (ii) to conduct offerings of securities in the future. In the event that it is determined that we are required to obtain approval from the CSRC or any other regulatory authority, the failure to obtain such approval could result in (i) the delisting of our securities on foreign exchanges and/or (ii) a decrease in the value of our securities. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings. As of the date of this registration statement, we have not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other PRC regulatory authority. To our knowledge, we (i) are covered by the permissions requirements of the CSRC and (ii) are, as of the date of this registration statement, not required to obtain permission or approval from the CSRC nor any other PRC regulatory authority. In the event that regulations change in the future and we are required to obtain permission or approval from the CSRC or any other PRC authority, any failure to do so could result in (i) the delisting of our securities on foreign exchanges and/or (ii) a decrease in the value of our securities (among other consequences).

In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, companies with more than one million users’ personal information in China, especially internet and technology companies, could be subject to penalties and other legal liabilities as a result of non-compliance with such PRC laws.

Companies in China are subject to various risks and costs associated with the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to investors, employees, contractors, and other counterparties and third parties. These PRC laws apply not only to third-party transactions, but also to transfers of information between a holding company and its subsidiaries. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Censorship (Revised Draft for Comments) aiming to, upon its enactment, replace the existing Measures for Cybersecurity Censorship. The draft measures extend the scope of cybersecurity reviews to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country. The draft measures require a company holding more than one million personal information to submit its initial public offering materials prepared for submission for cybersecurity review before listing on a foreign exchange.

In addition, the PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021, and takes effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

Currently our business does not relate to internet content provisions nor profit-making activities via the internet within the PRC. We also do not possess one million user’s personal information in China. Accordingly, our current operations are not subject to regulations and rules aforementioned by the CAC.

Risks Related to Kazakhstan

Recent events in Kazakhstan, including national unrest caused by protests over surging fuel prices, have caused significant national disruptions in energy and internet access that, we have terminated part of our operations.

Due to surges in fuel prices at the beginning of 2022, the country of Kazakhstan entered into a significant period of unrest. Since then, we are closely monitoring the political environment of Kazakhstan, including any legal developments and the potential impact such events may have on our hosting operations in that country. On August 1, 2022, with consideration of our power partners and hosting customers’ intention to suspend the services offering under the originally agreed Service Agreement and Bitcoin Mining Hosting Service Agreement, we terminated our Service Agreement, dated as of July 18, 2021, with Better Tech Limited (“Better Tech”) relating to the Phase II 90 MW power supply cooperation in Kazakhstan, and our Bitcoin Mining Hosting Service Agreement, dated as of July 16, 2021, with E2M Technology Limited (“E2M”) relating to the rendering of Phase II 90 MW hosting services in Kazakhstan, which had already been delayed due to the national riots in Kazakhstan which commenced on January 2022. We have reached a mutual understanding with Better Tech and E2M on the force majeure events that occurred during the first half of 2022 and agreed to a waiver of liabilities. All parties agreed to continue the execution of the Phase I 15 MW cryptocurrency mining operation, which started in August 2021, based on the terms of the Service Agreement and Bitcoin Mining Hosting Service Agreement.

Kazakhstan’s political and economic instability could have a material adverse effect on our operations and investment risks.

The related political risks are mainly manifested in the possible political changes in Kazakhstan in the future. If there is a change in the attitude of the next president to foreign investment, the change may bring uncertain factors to Kazakhstan’s foreign investment related policies (such as tariffs, economic policies, industrial policies, etc.).

In addition, due to the impact of the global financial crisis and the slowdown of world economic growth, there are uncertainties in Kazakhstan’s domestic policy environment, market environment, and administrative environment. It was different before. These are reflected in:

(1)    The government of Kazakhstan has enacted increasingly strict controls over foreign-funded enterprises. It has intensified policy adjustments against foreign capital and foreign-funded enterprises. Starting from the protection of the country’s interests, the Kazakhstan government has frequently introduced new policies for foreign capital and foreign-funded enterprises in the past year or two, such as business registration, labor licenses, taxation, and corporate procurement, many of which are direct restrictive measures. Foreign companies have become more and more stringent in terms of corporate taxation and security management. Environmental protection requirements are getting higher and higher, and the ever-increasing environmental pollution charges and other environmental protection charges have further increased the economic burden of enterprises.

(2)    The “Kazakhstan Content Law” stipulates the proportion of Kazakhstan’s domestic goods, projects and services in the procurement of goods, projects and services by foreign capital, including the proportion of employees of different levels in Kazakhstan to foreign employees. And the number of foreign employees required decreases year over year “with the implementation of the mandatory plan for training and improving the professional level of Kazakhstan employees.” The law clarifies the proportion of Kazakhstan’s domestic products and services in the procurement of goods, projects and services by state-owned and non-state-owned institutions, and determines the standards that should be met.

(3)    In terms of labor permits, since June 2008, the Kazakhstan government has raised the standards for the introduction of foreign labor services, and implemented new requirements in terms of education, working years, and professional work experience. Further, it has enacted new requirements. The government of Kazakhstan also requires foreign-funded enterprises to actively perform higher social responsibilities, donate to local communities, sponsor and participate in community public welfare undertakings.

There is a phenomenon of power rent-seeking. Kazakhstan’s investment legislation is relatively complete, but there is a phenomenon of power rent-seeking, which creates difficulties for foreign-funded enterprises to invest in Kazakhstan.

Cryptocurrency mining operations in Kazakhstan are subject to extensive national and regional regulation which increases the costs of compliance and possible liability for non-compliance.

Cryptocurrency is subject to extensive regulation by Kazakhstan’s national and regional regulatory authorities. Regional and national statutes regulate foreign investment, operational safety, intellectual property rights, information security, employees’ health and safety, and other financial and digital technology controls. In Kazakhstan these regulations are mainly enforced by the Ministry of Digital Development, Innovation and Aerospace Industry. We intend to operate in compliance with all known investment, operation and digital technology standards and regulations applicable to our Kazakhstan Cryptocurrency mining activities. However, there can be no assurance that our compliance could be challenged or delayed or that future changes in local or national laws, regulations or interpretations thereof will not have a material adverse effect on our ability to commence and sustain mining operations.

Change in tax policy of Kazakhstan on cryptocurrency mining might have an adverse impact on our operating results.

On June 25, 2021 Kazakhstani President Kassym-Zhomart Tokaev signed legislation officially legalizing crypto-mining in Kazakhstan. As part of this law, Kazakhstan introduced a new tax, stipulating a fee of one tenge per 1 kilowatt-hour (kW/h) for miners, starting on January 1, 2022. In the first quarter of 2022, our legal counsel in Kazakhstan advised us that the Kazakhstan government partially supports a few amendments to the existing Tax Code applying to digital asset mining companies in the country, including improving the fee rate based on electricity consumption per kWh that the government charges digital asset miners from the current 1 tenge (about $0.0023 US dollar) per kWh to a higher rate, based on different types of electricity they consume and/or different level of total power scale they consume. The amendments proposal also includes enhancing regulation to digital asset mining activities and control of the power supply. As of the date of this registration statement, the government is still in discussion and drafting of the final amendments to the Tax Code and any laws related to digital asset mining activities and have not brought any of such amendments into enforcement. However, should the government of Kazakhstan impose additional tax on the mining of cryptocurrency in the future, or regulate the mining of cryptocurrency through floating electricity price, our operating results will be negatively impacted.

Cryptocurrency mining operations are subject to various risks and hazards which could result in significant costs or hinder ongoing operations.

The business of cryptocurrency mining is subject to certain types of risks, including environmental hazards, industrial accidents, and theft. While we expect to secure and maintain insurance consistent with industry practice, it is not possible to insure against all risks associated with the cryptocurrency mining business nor is it prudent to assume that insurance will continue to be available at a reasonable cost. We have not obtained property insurance because such coverage is not considered by management to be cost effective. We currently carry no insurance on any of our properties due to the current lack of any mining operations.

Risks Related to this Offering, and Ownership of our Class A Ordinary Shares, IPO Warrants and Class B Warrants

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. We intend to use the proceeds of this offering for the payment of certain accrued liabilities and for general corporate purposes, which could include future acquisitions, capital expenditures and working capital. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common shares may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds” for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of December 31, 2021, our pro forma net tangible book value (deficit) was approximately $26,756,611, or approximately $1.19 per share. Based on the public offering price of $6.23 per share being sold in this offering and our post offering pro forma net tangible book value per share of $1.99, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $4.24 per share with respect to the net tangible book value of the common shares. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

An active trading market for our securities may not be sustained, which would adversely affect the liquidity and price of our securities.

An active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts. Additionally, if our securities become delisted from the Nasdaq Capital Market and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq, NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

We cannot assure you that our securities will continue to be listed on Nasdaq. In order to maintain our listing on Nasdaq, we are required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares and various additional requirements. Our continued eligibility for listing may depend on, among other things, the number of its shares that are redeemed.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A Ordinary Shares are a “penny stock” which will require brokers trading in its Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

We may redeem your unexpired IPO Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your IPO Warrants worthless.

We have the ability to redeem the outstanding IPO Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per IPO Warrant, provided that the closing price of our Class A Ordinary Shares equals or exceeds $16.50 per share (including adjustments to the number of shares issuable upon exercise or the exercise price of a IPO Warrant as described under the heading “Description of Securities — IPO Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the IPO Warrants as set forth above even if the holders are otherwise unable to exercise the IPO Warrants. Redemption of the outstanding IPO Warrants could force you to (i) exercise your IPO Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your IPO Warrants at the then-current market price when you might otherwise wish to hold your IPO Warrants or (iii) accept the nominal redemption price which, at the time the outstanding IPO Warrants are called for redemption, we expect would be substantially less than the market value of your IPO Warrants.

Our IPO Warrants may never be in the money, and they may expire worthless.

The exercise price for our IPO Warrants is $11.50 per-share, which exceeds the market price of our Class A Ordinary Shares, which was $6.49 per share based on the closing price of our Class A Ordinary Shares stock on the Nasdaq Capital Market on September 23, 2022. If all of our IPO Warrants were exercised in full for cash, we would receive an aggregate of approximately $25,811,669.50. We do not expect warrant holders to exercise their IPO Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the IPO Warrants remain out-of-the money. There can be no assurance that the IPO Warrants will ever be in the money prior to their expiration and, as such, the IPO Warrants may expire worthless.

Our share price may change significantly, and you could lose all or part of your investment as a result.

The trading price of our Class A Ordinary Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of our competitors;

•        the impact of the COVID-19 pandemic and its effect on our business and financial conditions;

•        changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by us or our competitors;

•        announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in our management;

•        changes in general economic or market conditions or trends in our industry or markets, such as recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        future sales of our Class A Ordinary Shares or other securities;

•        investor perceptions or the investment opportunity associated with our Class A Ordinary Shares relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        the development and sustainability of an active trading market for our Class A Ordinary Shares;

•        actions by institutional or activist shareholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A Ordinary Shares is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares and IPO Warrants.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our Ordinary Shares may prevent the inclusion of our Class A Ordinary Shares and IPO Warrants in such indices and may cause some shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares and IPO Warrants. Any negative actions or publications by shareholder advisory firms could also adversely affect the value of our Class A Ordinary Shares and IPO Warrants.

We are a “controlled company” within the meaning of Nasdaq listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

As a result of our Founder holding more than 50% of the voting power of our board of directors, we will be a “controlled company” within the meaning of Nasdaq’s listing rules. Therefore, we are not required to comply with certain corporate governance rules that would otherwise apply to us as a listed company on Nasdaq including the requirement that compensation committee and nominating and corporate governance committee be composed entirely of “independent” directors (as defined by Nasdaq’s listing rules). As a “controlled company” the board of directors of us are not required to include a majority of “independent” directors. We do not intend to rely on those exemptions. However, we cannot guarantee that this may not change going forward.

Should the interests of our Founder differ from those of other shareholders, it is possible that the other shareholders might not be afforded such protections as might exist if the board of directors of us, or such committees, were required to have a majority, or be composed exclusively, of directors who were independent of our Founder or our management.

Because there are no current plans to pay cash dividends on our Class A Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell our Class A Ordinary Shares for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on our Class A Ordinary Shares will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our shareholders or by our subsidiaries to it and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our Class A Ordinary Shares unless you sell such shares for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our shares or our sector, our Class A Ordinary Share price and trading volume could decline.

The trading market for our Class A Ordinary Shares rely in part on the research and reports that industry or financial analysts publish about us or its business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our shares or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Class A Ordinary Shares could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline.

Future sales, or the perception of future sales, by us or its shareholders in the public market following the Business Combination could cause the market price for our Class A Ordinary Shares.

The sale of shares of our Class A Ordinary Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

We have a total of 12,933,653 Class A Ordinary Shares outstanding prior to the closing of this offering. All shares issued in the Business Combination are freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including our directors, officers and other certain shareholders.

Currently, the Sponsor and certain substantial holders of our Ordinary Shares (determined on an as-converted basis) (the “Investors”) have agreed, subject to certain exceptions, not to transfer or dispose of their Ordinary Shares. Such restrictions, including the members of TradeUP initial shareholders, the SAI Founder and management of Old SAI, will expire on April 29, 2023, the first anniversary of the closing of the Business Combination, with such Ordinary Shares being subject to earlier release on the date on which the volume weighted average trading price of our Class A Ordinary Shares exceeds $14.00 per share (with respect to 50% of our Ordinary Shares) and $17.50 per share (with respect to the remaining 50% of our Ordinary Shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after Closing. Certain other Old SAI shareholders agreed not to transfer or dispose of their Ordinary Shares which began at Closing and end on the six-month anniversary of Closing.

Additionally, in connection with this prospectus, we, each of our officers and directors, and holder(s) of ten percent (10%) or more of the outstanding Class A Ordinary Shares as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 90 days after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion, and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the Offering Lock-Up Agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other shareholders of us will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to us. In addition, pursuant to the New Registration Rights Agreement, the Investors and certain other shareholders will have the right, subject to certain conditions, to require us to register the sale of their Ordinary Shares under the Securities Act. By exercising their registration rights and selling a large number of shares, these shareholders could cause the prevailing market price of our Class A Ordinary Shares to decline. After completion of the Business Combination, the shares covered by registration rights represent approximately 83.3% of our outstanding Ordinary Shares (including both Class A and Class B Ordinary Shares).

As restrictions on resale end or if these shareholders exercise their registration rights, the market price of our Class A Ordinary Shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A Ordinary Shares or other securities.

In addition, our Class A Ordinary Shares reserved for future issuance under our Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of our Class A Ordinary Shares expected to be reserved for future issuance under our Equity Incentive Plan is equal to 1,812,663 shares (subject to annual increase adjustments as described in our Incentive Plan). We are expected to file one or more registration statements on Form S-8 (or other applicable form) under the Securities Act to register our Class A Ordinary Shares or securities convertible into or exchangeable for our Class A Ordinary Shares issued pursuant to the SAI Incentive Plan. Any such Form S-8 registration statements (or other applicable form) will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

In the future, we may also issue securities in connection with investments or acquisitions. Because the exercise price of the IPO Warrants substantially exceeds the current trading price of our Class A Ordinary Shares, holders are unlikely to exercise such IPO Warrants in the near future, if at all, and as a result our IPO Warrants may not provide any additional capital. The amount of our Class A Ordinary Shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding Class A Ordinary Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders.

We expect to grant equity awards to employees and directors under our equity incentive plans. As part of our business strategy, we may acquire, make investments in or engage in strategic partnerships with companies, solutions or technologies and issue equity securities to pay for any such acquisition, investment or partnership

Anti-takeover provisions in our governing documents could delay or prevent a change of control.

Certain provisions of the amended and restated memorandum and articles of association may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders.

These provisions provide for, among other things:

•        the ability of our board of directors to issue one or more series of preferred shares;

•        a classified board;

•        a dual-class share structure;

•        advance notice for nominations of directors by shareholders and for shareholders to include matters to be considered at our annual general meetings; and

•        certain limitations on convening general meetings of shareholders;

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our shareholders. As a result, our shareholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Certain of our shareholders, including the Sponsor, may engage in business activities which compete with us or otherwise conflict with our interests.

The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Articles provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by our (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which SAI operates. The Sponsor also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our IPO Warrants have become exercisable for our Class A Ordinary Shares, which could increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding IPO Warrants to purchase an aggregate of 2,244,493 Class A Ordinary Shares have become exercisable. Each IPO Warrant entitles the holder thereof to purchase one of our Class A Ordinary Shares at a price of $11.50 per whole share, subject to adjustment. IPO Warrants may be exercised only for a whole number of our Class A Ordinary Shares. To the extent such IPO Warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the then existing holders of our Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Ordinary Shares.

Our Class B Warrants will become exercisable for our Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding Class B Warrants to purchase an aggregate of 4,815,409 Class A Ordinary Shares will become exercisable upon the Offering Closing. Each Class B Warrant entitles the holder thereof to purchase one of our Class A Ordinary Shares at a price of $[      ] per whole share, subject to adjustment. Class B Warrants may be exercised only for a whole number of our Class A Ordinary Shares. To the extent such Class B Warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the then existing holders of our Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Ordinary Shares.

The warrant agreement relating to our IPO Warrants provides that any action, proceeding or claim against the Company arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that the Company irrevocably submits to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit the ability of holders of our IPO Warrants to obtain what they believe to be a favorable judicial forum for disputes related to such agreement.

The Warrant Agreement, dated April 28, 2021, as amended on June 7, 2021 (together, the “Warrant Agreement”) provides that any action, proceeding or claim against the Company arising out of or relating in any way to such agreement, except for claims for which the federal courts have exclusive jurisdiction, such as suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim.

The exclusive forum provisions in the Warrant Agreement and may limit the ability of holders of our IPO Warrants to bring a claim in a judicial forum that it finds favorable for disputes related to the Warrant Agreement, which may discourage such lawsuits against the Company and our directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance requirements; these practices may afford less protection to shareholders. If we opt to rely on such exemptions in the future, such decision might afford less protection to holders of our Ordinary Shares. As a Cayman Islands exempted company that will be listed on the Nasdaq Capital Market, we are subject to the Nasdaq listing standards. Section 5605(b)(1), Section 5605(c)(2) and Section 5635(c) of the Nasdaq Listing Rules require listed companies to have, among other things, a majority of our board members to be independent, an audit committee of at least three members and shareholders’ approval on adoption of equity incentive awards plans. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board of directors to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of our board of directors would not consist of independent directors if we relied on the foreign private issuer exemption, fewer board members would be exercising independent judgment and the level of board oversight on our management might decrease as a result. In addition, we could opt to follow Cayman Islands law instead of the Nasdaq requirements that mandate that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. While we have not followed home country practice in lieu of the above requirements, we could decide in the future to follow home country practice and our board of directors could make such a decision to depart from such requirements by ordinary resolution.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do. We cannot predict if investors will find our Class A ordinary shares less attractive because we will rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active market for our ordinary shares, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

We are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in the Company and, as a result, the value of our Ordinary Shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second registration statement on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first registration statement required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current controls and any new controls that it develops may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes.

Additionally, if these new systems, controls or standards and associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post- implementation issues that may arise.

In connection with the audit of our consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 in accordance with the standards established by PCAOB, we have identified material weaknesses in our internal control over financial reporting which related to the lack of sufficient financial reporting personnel with appropriate knowledge of SEC reporting requirements to the consolidated financial statements and related disclosures.

We are committed to remediating our material weaknesses as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of the Class A Ordinary Shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

As a result of our plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, our tax rate may fluctuate, our tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

Because we do not have a long history of operating at our present scale and have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by our operating results before taxes, changes in the composition of operating income and earnings in countries or jurisdictions with differing tax rates, including as we expand into additional jurisdictions, changes in deferred tax assets and liabilities, changes in accounting and tax standards or practices, changes in tax laws, changes in the tax treatment of share-based compensation, and our ability to structure our operations in an efficient and competitive manner.

Due to the complexity of multinational tax obligations and filings, we may have a heightened risk related to audits, examinations or administrative appeals by taxing authorities. Outcomes from current and future tax audits, examinations or administrative appeals could have an adverse effect on our after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. Additionally, many countries and organizations, such as the Organization for Economic Cooperation and Development, are also actively considering changes to existing tax laws or have proposed or enacted new laws that could increase our tax obligations in countries where we do business or cause us to change the way we operate our business. These recent changes and proposals could negatively impact our taxation, especially as we expand our relationships and operations internationally.

If a U.S. Holder is treated as owning at least 10% by vote or value of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of all classes of our shares entitled to vote or at least 10% of the total value of shares of all classes of our shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” (“CFCs”) in our group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not SAI makes any distributions of profits or income of such CFC to such United States shareholder. If a U.S. Holder is treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject such holder to significant monetary penalties and may extend the statute of limitations with respect to such holder’s U.S. federal income tax return for the year for which reporting was due. Additionally, a United States shareholder of a CFC that is an individual would generally be denied certain tax deductions or foreign tax credits in respect of its income that may otherwise be allowable to a United States shareholder that is a U.S. corporation.

We cannot provide any assurances that we will assist holders of our shares in determining whether SAI or any of our non-U.S. subsidiaries are treated as CFCs or whether any holder of the Ordinary Shares is treated as a United States shareholder with respect to any such CFC, nor do we expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The U.S. Internal Revenue Service has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in the Ordinary Shares.

We may become a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Ordinary Shares.

Based on the fiscal year 2021 composition of our income, assets and operations and that of our subsidiaries, we do not expect to be a PFIC in the 2022 taxable year or in future taxable years, although there can be no assurance in this regard. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of us and our subsidiaries’ income and assets, and the market value of us and our subsidiaries’ assets, from time to time. Specifically, for any taxable year a non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either: (1) 75% or more of our gross income in that taxable year is passive income, or (2) 50% or more of the value of our assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The calculation of the value of us and our subsidiaries’ assets will be based, in part, on the quarterly market value of our Ordinary Shares, which is subject to change.

The determination of whether we or our subsidiaries will be or become a PFIC may also depend, in part, on how, and how quickly, we use liquid assets and the cash acquired from the Business Combination or otherwise. If we were to retain significant amounts of liquid assets, including cash, the risk of us being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the 2022 taxable year or any future taxable year. If we were classified as a PFIC for any year during which a U.S. Holder held Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such holder held Ordinary Shares.

If we were to become a PFIC, such characterization could result in adverse U.S. federal income tax consequences to U.S. Holders of our Ordinary Shares. For example, if we are a PFIC, U.S. Holders of our Ordinary Shares may become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. We cannot assure any investor that we will not be a PFIC for the 2022 taxable year or any future taxable year. U.S. investors should consult their own tax advisors about the circumstances that may cause us to be classified as a PFIC and the consequences if we are classified as a PFIC.

General Risk Factors

Our operations could be adversely affected by events outside of our control, such as natural disasters, including floods, earthquakes or hurricanes, wars, health epidemics or incidents such as loss of power supply.

The occurrence of a natural disaster such as an earthquake, hurricane, drought, flood, fire, localized extended outages of critical utilities or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities or inventory, and cause us to incur significant costs, any of which could harm our business, financial condition, and results of operations. The insurance we maintain against fires, earthquakes, hurricanes and other disasters and damage may not be adequate to cover losses in any particular case.

Further, severe natural disasters could affect our data centers in a temporal or longer-term fashion which would adversely affect our ability to operate our network.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward- looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        our financial performance;

•        the ability to maintain the listing of our Class A Ordinary Shares and IPO Warrants on the Nasdaq Capital Market;

•        our growth strategy, future operations, financial position, estimated revenues and losses, projected capex, prospects and plans;

•        our strategic advantages and the impact those advantages will have on future financial and operational results;

•        the implementation, market acceptance and success of our platform and new offerings;

•        our approach and goals with respect to technology;

•        our expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of the COVID-19 pandemic on our business;

•        changes in applicable laws or regulations;

•        the outcome of any known and unknown litigation and regulatory proceedings;

•        the outcome of any legal proceedings that may be instituted against us;

•        the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities;

•        our ability to attract and retain users;

•        our dependence upon third-party licenses;

•        the risk that the we may never achieve or sustain profitability;

•        the risk that the we will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the we experience difficulties in managing our growth and expanding operations;

•        that we have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our financial statements; and

•        the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this prospectus, including statements regarding market size, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in our registration statement on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $27,975,000, after deducting the estimated placement agent fees and estimated offering expenses payable by us, based on an assumed offering price of $6.49 per share, which was our closing price in the Nasdaq Capital Market on September 23, 2022.

The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividend and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

For the years ended December 31, 2021, 2020 and 2019, we did not pay any dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021 on:

•        The unaudited pro forma condensed combined balance sheet as of December 31, 2021, that combines the historical balance sheet of TradeUP as of December 31, 2021 and the historical balance sheet of Old SAI as of December 31, 2021, on a pro forma basis as if the Business Combination, summarized below, had been consummated on December 31, 2021; and

•        an as adjusted basis to give effect to our issuance and sale of 4,815,409 Offering Units offered hereby, based on an assumed offering price of $6.23 per Offering Unit, or net proceeds of $27.6 million after deducting placement agent fees and estimated offering expenses payable by us, and assuming the sales of all of the securities we are offering, no exercise of the related warrants and no other change to the number of Class A ordinary shares and related warrants sold by us as set forth on the front cover of this prospectus. The final public offering price will be determined through negotiation between us, the Placement Agent and the purchasers in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus, the “Unaudited pro forma condensed combine financial information” section and the other financial information contained in this prospectus.

	As of December 31, 2021
(in thousands)	Pro Forma	As Adjusted (Unaudited)
Cash and cash equivalents	$22,984	$50,584	*
Total liabilities	3,012	3,012
Equity
Class A Ordinary shares	1	2
Class B Ordinary shares	1	1
Additional paid-in capital	42,365	69,965
Accumulated deficits	(15,348)	(15,348)
Accumulated comprehensive income	83	83
Total Equity	27,102	54,703
Total Capitalization	$27,102	$54,703

____________

*        The capitalization as further adjusted does not assume proceeds from the exercise of the Class B warrants.

DILUTION

If you invest in the Offering Units, assuming no value is attributed to the related Class B Warrants, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A Ordinary Shares included in the Offering Units and the net tangible book value per Class A Ordinary Share after the offering. Dilution results from the fact that the per Class A Ordinary Share offering price is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our pro forma net tangible book value attributable to shareholders on December 31, 2021 was $26,756,611, or approximately $1.19 per Class A Ordinary Share outstanding as of December 31, 2021. Net tangible book value per Class A Ordinary Share represents the amount of total assets less intangible assets and total liabilities, divided by the number of Class A Ordinary Shares outstanding.

Upon completion of this offering, we will have 17,749,062 Class A Ordinary Shares outstanding. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2021, will be approximately $54,356,611 or $1.99 per Class A Ordinary Share. This would result in dilution to investors in this offering of approximately $4.24 per Class A Ordinary Share or approximately 68.1% from the assumed offering price of $6.23 per Class A Ordinary Share. Net tangible book value per Class A Ordinary Share would increase to the benefit of present shareholders by $0.80 per share attributable to the purchase of the Class A Ordinary Shares by investors in this offering.

The following table sets forth the estimated net tangible book value per Class A Ordinary Share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing offering assumptions.

Post-Offering(1)
Assumed offering price per Class A Ordinary Share	$6.23
Net tangible book value per Class A Ordinary Share before the offering	$1.19
Increase per Class A Ordinary Share attributable to payments by new investors	$0.08
Pro forma net tangible book value per Class A Ordinary Share after the offering	$1.99
Dilution per Class A Ordinary Share to new investors	$4.24

____________

(1)      Assumes gross proceeds from offering of 4,815,409 Class A Ordinary Shares.

A US$1.00 increase (decrease) in the assumed public offering price of $6.23 per share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $4.8 million, the pro forma net tangible book value per Class A Ordinary Share and per share by $2.15 per Class A Ordinary Share and the dilution in pro forma net tangible book value per Class A Ordinary Share to new investors in this offering by $5.08 per Class A Ordinary Share, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting fee and commissions and estimated offering expenses payable by us.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and presents the combination of the financial information of TradeUP and Old SAI adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of TradeUP as of December 31, 2021 and the historical balance sheet of Old SAI as of December 31, 2021, on a pro forma basis as if the Business Combination, summarized below, had been consummated on December 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, combine the historical statement of operations of TradeUP for the period from January 26, 2021 (inception) through December 31, 2021 and the historical statement of operations of Old SAI for the year ended December 31, 2021 on a pro forma basis as if the Business Combination had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        TradeUP’s audited condensed financial statements as of and for the period from January 26, 2021 (inception) through December 31, 2021, and the related notes, each of which are reflected in TradeUP’s financial statements as of and for the period from January 26, 2021 (inception) through December 31, 2021 included elsewhere in this report;

•        Old SAI’s audited consolidated financial statements as of and for the year ended December 31, 2021, included elsewhere in this report;

•        other information relating to TradeUP and Old SAI included elsewhere in this report

Description of the Business Combination

On September 27, 2021, TradeUP and Merger Sub entered into the Business Combination Agreement with SAI. Merger Sub had merged with and into Old SAI, with Old SAI as the surviving company and continuing as a wholly-owned subsidiary of TradeUP. Following the consummation of the Business Combination on April 29, 2022, TradeUP changed its name to “SAI.TECH Global Corporation.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, on the merger effective date: (1) each Old SAI Class A Ordinary Share outstanding as of immediately prior to the merger effective date (including Old Class A Ordinary Shares resulting from the conversion of Old SAI preferred shares in connection with the merger, but excluding any Old Class A Ordinary Shares as to which dissenter’s rights have been properly exercised in accordance with Cayman Islands law and Old Class A Ordinary Shares held by Old SAI as treasury shares, if any) was converted into a right to receive a number of Class A Ordinary Shares determined on the basis of an exchange ratio derived from an implied equity value for Old SAI of $188.0 million and $10.00 per share; and (2) each Old Class B Ordinary Share outstanding as of immediately prior to the merger effective date was converted into a right to receive a number of Class B Ordinary Shares determined on the basis of the exchange ratio. As of the date of this registration statement, the exchange ratio was approximately 0.13376. The following unaudited pro forma financial information is based on the following events contemplated by the Business Combination Agreement:

•        the cancellation of each issued and outstanding share of Old Class A Ordinary Shares and Class B Ordinary Shares; and

•        the conversion of such shares into the right to receive a number of shares of Class A Ordinary Shares and Class B Ordinary Shares based upon the Exchange Ratio.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TradeUP is treated as the acquired company and Old SAI is treated as the acquirer for financial statement reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Old SAI issuing stock for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Old SAI. Old SAI has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Old SAI’s existing shareholders have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios, with over 75% of the voting interest in each scenario;

•        Old SAI nominated a majority of the members of the board of directors of the combined entity;

•        Old SAI’s senior management is the senior management of the combined entity; and

•        Old SAI’s operations prior to the acquisition comprising the only ongoing operations of SAI.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of SAI after consummation of the Business Combination in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The cash proceeds remaining after the consummation of the Business Combination are used for general corporate purposes. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of SAI following the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. TradeUP and Old SAI have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein reflects TradeUP shareholders’ approval of the Business Combination on April 29, 2022 and that TradeUP public shareholders holding 2,071,735 shares have elected to redeem their shares for cash prior to Closing.

The following summarizes the pro forma of SAI Ordinary Share ownership valued at $10.00 per share as of immediately after the Closing:

	Pro Forma Combined(1)
Pro Forma Ownership	SAI Class A ordinary shares	SAI Class B ordinary shares	% of O/S
Public shareholders’(1)	3,764,278	—	16.7%
Old SAI shareholders	9,169,375	—	40.6%
Old SAI Founder	—	9,630,634	42.7%

____________

(1)      Following completion of the merger (the “Merger”), holders of 3,492,031 TradeUP Class A Ordinary Shares, remaining after the redemption of 2,071,735 shares, received 3,492,031 Old Class A Ordinary Shares, holders of 272,247 TradeUP Class B Ordinary Shares received 272,247 Old Class A Ordinary Shares

(2)      following the completion of the Business Combination, there are an aggregate of 12,933,653 Class A Ordinary Shares issued and outstanding.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2021
(in thousand US$, except par value)

	Old SAI(1) (Historical)	TradeUP(2) (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$4,477	$28	$44,892	A	$22,984
			(20,717)	G
			(5,696)	C
Accounts receivable	1,174	—	—		1,174
Inventories	198	—	—		198
Cryptocurrencies	83	—	—		83
Deposits, prepayments and other current assets, net	948	74	—		1,022
Total current assets	6,880	102	18,479		25,461
Investment held in Trust Account	—	44,892	(44,892)	A	—
Intangible assets, net	265	—	—		265
Operating lease right-of-use assets	43	—	—		43
Construction in process, net	—	—	—		—
Property and equipment, net	4,345	—	—		4,345
Total assets	$11,533	$44,994	$(26,413)		$30,114
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$1,261	$1,459	$—		$2,720
Operating lease liabilities-current	17	—	—		17
Income tax payable	1	—	—		1
Advance from customers	62	—	—		62
Accrued and other liabilities	25	—	—		25
Amount due to related parties	30	130	—		160
Total current liabilities	1,396	1,589	—		2,985
Deferred underwriter’s marketing fee	—	1,571	(1,571)	C	—
Operating lease liabilities-non-current	27	—	—		27
Total liabilities	1,423	3,160	(1,571)		3,012
Commitments and contingencies
Ordinary shares subject to possible redemption, 4,488,986 shares at conversion value of $10.00 per share	—	44,890	(44,890)	B	—
Mezzanine equity	12,473	—	(12,473)	E	—

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2021 — (Continued)
(in thousand US$, except par value)

	Old SAI (Historical)	TradeUP (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Shareholders’ (deficit) equity
Class A Ordinary Shares	2	2	(3)	B	1
Class B Ordinary Shares	7	—	(6)	F	1
Series Seed Preferred Shares	1	—	(1)	E	—
Subscription receivable	(9)	—	9		—
Additional paid-in capital	13,965	—	28,400	B, C, E, F	42,365
Statutory reserve	—	—	—		—
(Accumulated deficit)/Retained earnings	(16,412)	(3,058)	3,058	D	(15,348)
			1,064	E
Accumulated other comprehensive loss	83	—	—		83
Total shareholders’ (deficit) equity	(2,363)	(3,056)	32,521		27,102
Total liabilities, temporary equity and shareholders’ (deficit) equity	$11,533	$44,994	$(26,413)		$30,114

____________

(1)      Represents the audited historical balance sheet of SAI as of December 31, 2021.

(2)      Represents the balance sheet of TradeUP as of December 31, 2021 in TradeUP’s Form 10-K for such period.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousand US$)

	Old SAI (Historical)	TradeUP (Historical)		Transaction Accounting Adjustments (Note 2)	Pro Forma Combined
Revenue	$17,038	$—		$—	$17,038
Cost of sales	(15,774)	—			(15,774)
Gross profit	1,264	—		—	1,264
Operating Expenses
Selling and marketing expenses	(14,779)	—		—	(14,779)
General and administrative expenses	(2,383)	(1,926)		—	(4,309)
Research and development expenses	(419)	—		—	(419)
Impairment of long-lived assets	(135)	—		—	(135)
Total operating expenses	(17,716)	(1,926)		—	(19,642)
Loss from operations	(16,452)	(1,926)		—	(18,378)
Other income (expense)	(228)	2		(1)	(227)
Loss before income tax expenses	(16,680)	(1,924)		(1)	(18,605)
Income tax expense	(24)	—		—	(24)
Net loss	$(16,704)	$(1,924)		$(1)	$(18,629)

Loss per share, basic and diluted, redeemable shares	—	$(0.03	)(1)	—	—
Loss per share, basic and diluted, non-redeemable shares	—	$(1.46)		—	—
Weighted average redeemable shares outstanding, basic and diluted	93,061,216	3,191,545		(73,688,474)	22,564,287
Weighted average non-redeemable shares outstanding, basic and diluted	93,061,216	1,244,225		(71,741,154)	22,564,287
Loss per ordinary share, basic and diluted	$(0.179)			$—	$(0.826)

____________

(1)      Represents the earnings/(loss) per share of TradeUP for the period from January 26, 2021 (inception) through December 31, 2021 in TradeUP’s Form 10-K for such period.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1    Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TradeUP was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old SAI issuing shares for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP was stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2021. It also reflects the pro forma effect of deconsolidation of the VIE as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        TradeUP’s audited consolidated financial statements as of and for the period from January 26, 2021 (inception) through December 31, 2021, and the related notes, each of which are reflected in TradeUP’s audited financial statements as of and for the period from January 26, 2021 (inception) through December 31, 2021 included elsewhere in this report;

•        Old SAI’s audited financial statements as of and for the year ended December 31, 2021 which are included elsewhere in this report;

•        other information relating to TradeUP and Old SAI contained in the Proxy Statement, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1 — The Business Combination Proposal;” and

•        the section titled “TradeUP’s Management’s Discussion and Analysis of Financial Condition and Results,” “SAI’s Management’s Discussion and Analysis of Financial Condition and Results” and financial information included elsewhere in this registration statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this registration statement and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the SAI’s additional paid-in capital and are assumed to be cash settled.

2.    Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Old SAI has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

TradeUP and Old SAI have not had any historical relationship prior to the Business Combination. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

A      Reflects the liquidation and reclassification of cash and investments held in the Trust Account that becomes available for general use by SAI following the Business Combination.

B      Reflects the transfer of TradeUP’s approximately $20.7 million Class A Ordinary Shares subject to redemptions balance as of December 31, 2021 to permanent equity.

C      Reflects the payment of transaction costs of approximately $5.7 million. Transaction costs include legal, financial advisory, business combination marketing fees payable and other professional fees related to the Business Combination. It also included the settlement of the deferred offering costs.

D      Reflects the elimination of TradeUP’s accumulated deficit and its Class A Ordinary Shares and Class B Ordinary shares balances into additional paid-in capital.

E      Reflects the conversion of Old SAI’s preferred shares to Class A Ordinary Shares.

F       Reflects the reorganization of Old SAI to SAI.

G      Reflects the transaction accounting adjustment, for the redemption of 2,071,735 TradeUP Class A Ordinary Shares (at a redemption price of $10.00 per share) totaling approximately $20.7 million.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

(1)    Reflects the adjustment to eliminate interest earned on balances held in the Trust Account.

(2)    Reflects the decrease in the weighted average shares outstanding due to the change of Class A Ordinary Shares (and the maximum redemption scenario) in connection with the Business Combination.

3.    Earnings/(loss) per Share

Represents the earnings/(loss) per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Year Ended December 31, 2021
Pro forma net loss	$(18,629)
Weighted average shares outstanding – basic and diluted	22,564,287
Net loss per share – basic and diluted(1)	$(0.826)
SAI public shares	3,764,278
SAI founder shares	1,074,780
SAI shares issued for private placement	272,247
SAI shares issued in merger to Old SAI	17,452,982
Shares outstanding – basic and diluted	22,564,287

____________

(1)      Outstanding IPO Warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.

BUSINESS

History and Development of the Company

SAI is a global energy-saving Bitcoin mining operator and a clean-tech company with a mission to promote the clean transition of the bitcoin mining, power and heating industries. Old SAI was incorporated on February 2, 2021. On April 29, 2022, the Company completed the Business Combination and SAITECH Limited became a wholly owned subsidiary of the TradeUP Global Corporation, subsequently renamed SAI.TECH Global Corporation.

See the section entitled “Explanatory Note” in this prospectus for additional information regarding SAI.TECH Global Corporation and the Business Combination Agreement. A copy of our Business Combination Agreement, and the amendments thereto, is attached as exhibits 4.1 – 4.4 to this prospectus.

SAI.TECH Global Corporation is subject to certain of the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because SAI.TECH Global Corporation is a “foreign private issuer”, it is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and the officers, directors and principal shareholders of SAI.TECH Global Corporation are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of common shares. In addition, SAI.TECH Global Corporation is not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act. However, the Company is required to file with the SEC and Registration statement on Form 20-F containing financial statements audited by an independent accounting firm. The SEC also maintains a website at www.sec.gov that contains reports and other information that SAI.TECH Global Corporation files with or furnishes electronically to the SEC.

Our principal place of business is located at #01-05, 195 Pearl’s Hill Terrace, Singapore (168976). Our telephone number at this address is (+65) 9656 5641. Our registered office in the Cayman Islands is located at the offices of 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands. We maintain our website at https://sai.tech/. The information contained on the website does not form a part of, and is not incorporated by reference into, this Report.

Business Overview

We are a global energy-saving Bitcoin mining operator and a clean-tech company that integrates the bitcoin mining, power and heating industries. Since our founding in 2019, we have been committed to developing comprehensive energy-saving solutions that can optimize the major costs of bitcoin mining and promote clean energy transition. The uniqueness of our solutions is that we use proprietary liquid cooling and waste heat recovery technology for bitcoin mining machines, which utilizes waste heat generated from bitcoin mining ASIC chips at 90% thermal efficiency to provide recycled energy in form of steady 60 – 70°C hot water to potential heating customers while lowering mining operating costs. Our mission is to globally become the most energy-efficient digital asset mining operation company, while simultaneously promote the clean transition of the bitcoin mining, power and heating industries.

We provide a full suite of specialized services, including mining machines purchase, hosting, mining pool service, energy-saving technologies and solutions, to digital asset mining customers. Our target customers include both large-scale miners and institutional investors. Target institutional investors include entities that are diversifying their portfolios by adopting digital asset-mining assets, which can be a more economic approach to acquire digital assets as compared to buying such assets on secondary markets. Starting from 2022, we began to develop our self-owned mining operations. Our mining operation is currently based on electricity generated from natural gas and is gradually shifting to alternative energy sources such renewable energies. Strategically, we focus on deploying SAIHUB CAB in our mining operation globally, which is a cabinet that applies our proprietary chip liquid cooling and waste heat recovery technologies, reutilize excessive heat generated by bitcoin mining ASIC chips and provide steady hot water for agricultural, commercial, residential and industrial large-scale heating applications. This product and solution can reduce aggregate carbon emissions compared to traditional stand-alone heating and bitcoin mining, while also reducing the mining operation costs by potentially selling the waste heat.

Since formation in 2019, we have been developing advanced liquid cooling technologies for digital assets, specifically, bitcoin mining machines. We developed and integrated waste heat recovery technology into liquid cooling systems that applies to bitcoin mining machines, effectively turning traditional mining machines into “electric boilers” with

90% thermal efficiency. This product is called SAIHUB CAB, and we registered various patents with the related engineering designs globally. During 2019-2020, we launched three pilot programs successfully testing the SAIHUB CAB’s operation in northwest and northeast China. These operations were suspended in mid-2021 to comply with local regulations. We collected operating statistics from the pilot sites which proves that our SAIHUB CAB can functionally replace many traditional heating boilers that burn coal and natural gas, and most electric heating boilers in the market with thermal efficiency reaching 90%.

The SAIHUB CAB is also equipped with meters and sensors to collect real-time electricity and temperature statistics. Additionally, it is equipped with a calorimeter and manometer on its hot water heating system to collect real-time pressure statistics of hot water supply and return. We calculated the thermal efficiency based on these operation statistics collected. Below is a summary of three pilot programs’ operating statistics during the heating season from October 2020 to April 2021.

Code of Pilot Project	Heat Output (KW)	Electricity Consumed (KW)	Outdoor Temperature (°C)	Indoor Temperature (°C)	Hot Water Output Temperature (°C)	Cooled Water Input Temperature (°C)	Water Supply Pressure (Mpa)	Water Return Pressure (Mpa)	Thermal Efficiency (%)
HM	1,467	1,631	(10)	24	53	45	0.18	0.33	89.71%
DQ	200	223	(11)	22	51	43	0.18	0.33	89.78%
JY*	90	101	NA	NA	51	43	0.18	0.33	88.95%

____________

*        JY is a project providing domestic hot water to shopping malls, thus the outdoor and indoor temperatures do not apply to it.

Typical boiler (thermal) efficiencies are approximately 90% according to EN 12952-15 and old boilers’ efficiency are typically lower than 90%. The SAIHUB CAB has an average of thermal efficiency of almost 89 – 90%, providing 60 – 70°C hot water steadily through the liquid cooling systems integrated with waste heat recovery capability. New generation natural gas boilers are usually equipped with condensing technology, which improves its overall thermal efficiency to over 90%. Please see Table 3.2 below for a comparison of efficiency levels across various sources of fuel.

Though revoked, our pilot programs successfully organized in China have proven an increased economic return for both heating user partners and mining hosting customers through recycling the waste heat in 90% thermal efficiency. In these pilot projects, we represented customers to purchase bitcoin mining machines and install their machines in SAIHUB CAB on the heating sites i.e. greenhouses to provide heat, while providing hosting services. On one side, heating user partners i.e. agriculture greenhouses saved energy cost and carbon emissions through paying less (free in our pilot programs) for the 24*7 steady 60 – 70°C hot water we provided compared to their traditional cost on purchasing and burning coal or natural gas. In additional, they do not need to pay the capital expenditure and construction expense for installing our SAIHUB CAB. On the other side, though we didn’t officially collect heating service fee in these pilot projects, we expect to be able to charge certain heating service fee through providing 24*7 steady 60 – 70°C hot water when commercial projects are commenced and rolled out in other countries globally and thus to effectively subsidize our electricity cost on mining operations. As we accelerate our global expansion, we believe our unique SAIHUB CAB bitcoin mining solution, which is also an innovative heating solution, represents compelling differentiation of our business model.

Transition And Expansion Into Global Market

On May 21, 2021, China issued strict policies to ban digital assets mining activities in mainland China. Due to compliance and strategic concerns, we terminated all of our hosting service agreements with existing customers in China, revoked our pilot programs testing our SAIHUB CAB equipment, and began strategic global transition starting from establishing hosting operations in Kazakhstan.

On July 18, 2021, we entered into a service agreement with Better Tech (the “Power Service Agreement”) for Phase I cooperation in Kazakhstan. The Power Service Agreement provides us with two mining facilities in Kazakhstan on for a term of three years, from July 20, 2021 to July 20, 2024, and a total electrical power capacity of 105 MW breaking down into two phases, including 15 MW in Phase I and 90 MW in Phase II. Under the Power Service Agreement, the supplier agrees to secure and provide us with the defined capacity of power and electricity supply, infrastructure layout and operating services, including, but not limited to, upgrading of the bitcoin mining equipment, technical support and regular monitoring of the signed-up facilities in Kazakhstan.

On July 16, 2021, we entered into a bitcoin mining hosting service agreement with Mint Asset Management Pte. Ltd (later on replaced by E2M Technology Limited as designated by the same customer to execute the same agreement) (“E2M”), a large-scale mining asset management group in Asia, for providing hosting services of their bitcoin mining equipment (the “Servers”) to generate computer power at the two facilities in Kazakhstan designated by us (the “Hosing Service Agreement”). Under the Hosting Service Agreement, E2M agrees to provide to us a number of servers under its management with a specified energy utilization capacity of 105MW (15 MW in Phase I and 90 MW in Phase II) in Kazakhstan, in accordance with specification and power availability dates set out in the availability schedule. We are obligated to host these servers in specialized containers and provide the electrical power, transmission and connection equipment necessary for the mining, hosting, operating and management of the servers there, in each case in accordance with the terms and conditions of the Hosting Service Agreement. The Hosting Service Agreement provides for the initial term of three (3) years from July 28, 2021 to July 28, 2024.

On July 21, 2021, our power service partner completed the infrastructure of the first data center facility in Uralsk, which consist mainly of mobile blockboxes located on undeveloped land to host mining machines, with transformers, wires, and switches connecting to electric infrastructure, with a capacity of up to 15MW. As of August 28, 2021, we handled shipping on behalf of our third-party hosting customers of 4,234 bitcoin mining machines to the site to commence operations (including 2,864 units of Whatsminer M20S, 1,115 units of Whatsminer M21S, and 255 of Bitmain T19) and the machines have all started operation since then.

In August 2021, we acquired Nanjing SuannengWuxian Technology Co. Ltd. (“Nanjing SuannengWuxian”), a private mining pool business and an entity under common control by one of our principal shareholders. This acquisition enabled us to meet increased demand by investors for crypto asset allocation, while also providing increased security and diversified services to our hosting customers as we expand our global operation. We are currently building this business, including the domain name sai.plus, into a leading bitcoin mining cloud management and comprehensive services platform. Concurrently with such acquisition, we succeeded Nanjing Suanneng Wuxian’s licensing agreement with a third-party vendor with respect to SaaS used in connection with such services, and we and Nanjing SuannengWuxian have transitioned hosting services to such customers to our operation.

On March 9, 2022, we joined EUROHEAT&POWER, a non-for-profit association headquartered in Brussels, Belgium, which unites the district energy sector and promotes sustainable heating and cooling in Europe and internationally. On March 15, 2022, we joined the International District Energy Association (IDEA), a 501(c)(6) non-profit industry association founded in the United States in 1909, with headquarters in Westborough, Massachusetts. IDEA has extensive experience in highly reliable thermal networks, combined heat and power, thermal storage and clean energy management to optimize energy efficiency, emissions reductions and sustainable solutions for mission-critical and community-scale markets. IDEA has a membership of over 2,400 industry professionals representing more than 30 countries from around the world. We believe both organizations, EUROHEAT&POWER and IDEA, will accelerate the market introduction and expansion of our SAIHUB CAB bitcoin mining and heating solution in global market.

During the fourth quarter of 2021 and the first quarter of 2022, we approached and studied various hosting facilities in preparation of developing our self-owned mining operation, and potential heating partners for deploy our SAIHUB CAB in international countries other than Kazakhstan, including Finland, Mexico, Canada and the United States.

On August 1, with the consideration of our power partners and hosting customers’ intention to suspend the service offerings under the originally agreed Service Agreement and Bitcoin Mining Hosting Service Agreement, we terminated our Service Agreement, dated as of July 18, 2021, with Better Tech Limited (“Better Tech”) relating to the Phase II 90 MW power supply cooperation in Kazakhstan, and our Bitcoin Mining Hosting Service Agreement, dated as of July 16, 2021, with E2M Technology Limited (“E2M”) relating to the rendering of Phase II 90 MW hosting services in Kazakhstan, which had already been delayed due to the national riots in Kazakhstan, which commenced on January 2022. We have reached a mutual understanding with Better Tech and E2M on the force majeure events that occurred during the first half of 2022 and agreed to a waiver of liabilities. All parties agreed to continue the execution of the Phase I 15 MW cryptocurrency mining operation, which started on August 2021, based on the terms of the Service Agreement and Bitcoin Mining Hosting Service Agreement.

Later in August 2022, we opened and started operations at our North American distribution center located in Chesterland, state of Ohio in the United States where we plan to utilize this facility for final SAIHUB assembly and distribution, service headquarters, technical training operations, parts remanufacturing, collision repair etc. to support our expansion plan in North American markets. It also installed two SAIHUB-025M cabinets to provide hot water heating services for the entire facility. We also constructed vertical agricultural block box and fish farming pond pools which will be heated by the hot water generated from SAIHUB cabinets, representing a live demo of our technology and equipment.

As the date of this report, we have 100 bitcoin mining machines (Bitmain S9i) in testing operation in our contracted data center in La Pechuga, Mexico, and 300 units bitcoin mining machines (Whatsminer M21S) in testing operation in Coshocton facility, Ohio provided by 500 N 4th Street LLC, a Delaware limited liability company doing business as Standard Power. Upon conclusion of these testing operations, we will decide whether we will enter into definitive hosting agreements with these partners to scale up our mining operation in these sites. Furthermore, after our recent review of global bitcoin mining industry and changing regulatory framework in different countries, we are currently focusing on expansion opportunities primarily in North American countries. On September 9, 2022, we entered into a non-binding letter of intent with Standard Power regarding collaborating on bitcoin miner hosting and infrastructure services. The intended collaboration schedule and corresponding hosting and infrastructure capacity were agreed to be 10 Megawatts (10 MWs) by April 30, 2023, an additional 100 Megawatt (100 MWs) by October 1, 2023, and an additional 200 Megawatts (200 MWs) by March 1, 2024.

As the date of this report, none of our SAIHUB CAB pilot projects in discussions with partner in Vimpeli, Finland, and hemp plantation partner in Canada and United States, and discussion with a procurement trading agency for global distribution of our SAIHUB CAB have been finalized or materialized. Due to the nature of bitcoin mining of our SAIHUB CAB equipment, we expect to target North American countries and selected European countries as priority to commercialize and roll-out our SAIHUB CAB mining and heating solution.

Post business combination, besides the hosting operation we already have and any hosting opportunities to be validated, we plan to grow our self-mining capacity through investment in mining machines when their market prices are at a level that the management believes will deliver a desirable return. Strategically, we plan to deploy SAIHUB CAB to our own and business partners’ bitcoin mining operation globally where heating demand is applicable to reduce the mining operational cost and to create environmental benefits. In the long-run, we plan to operate our self-owned and hosted datacenters installed with our comprehensive energy-saving SAIHUB solutions on a smart cloud platform that maximizes the energy efficiency of the global bitcoin mining network under our management. We aim to generate revenue mainly from the bitcoins that we obtain through self-mining activities and to accumulate, sell or hold digital assets as determined by our management and board of directors based on prevailing market prices and mining economics of bitcoin. Besides, we expect to generate additional revenue from waste heat resale and various technology-related types of charges when our SAIHUB comprehensive mining solutions, technologies, equipment commercialize and applied operations scale up in global market, subject to the any commercial agreements with customers and business partners. As our global expansion accelerates post business closing, we believe our unique SAIHUB CAB bitcoin mining solution, which is also an innovative heating solution that can electrify many traditional fossil fuel boilers to reduce heating industry’s carbon emissions, represents compelling differentiation of our business model and features us as a unique energy saving bitcoin mining company.

Industry and Market

Our business model centers on cryptocurrency mining operations and, specifically, bitcoin mining. SAIHUB CAB product and solution also applies to the global heating industry, and we expect to generate waste heat resales or technology-related types of revenue when our SAIHUB CAB are put into operation in the global market subject to the commercial terms with our heat user collocation partners.

Blockchain, Cryptocurrencies and Digital Assets

A blockchain is a decentralized, distributed ledger. Unlike a centralized database whereby an entire database, or full copies of that database, remains in the control of one person or entity stored on a computer that is controlled or owned by that same person or entity, a blockchain ledger typically has partial copies of itself across various computers or participants (“nodes”) in the network. Each new block requires a method of consensus between nodes of the network in order for the block to post to the ledger and become permanent. There are various methods being developed for executing a consensus.

Currently, the most popular application of blockchain is cryptocurrency. Cryptocurrencies are currencies that are not backed by a central bank or a national, supra-national or quasi-national organization and are not typically backed by hard assets or other credit. Cryptocurrencies are typically used as a medium of exchange — similar to fiat currencies like the U.S. Dollar — that is transacted through and recorded on a blockchain.

In addition to cryptocurrencies, there are other assets, such as contracts or other information that reside on a blockchain that represent a form of ownership. Examples may include insurance contracts, deeds, wills, health data or securities. Together with cryptocurrencies, these other assets, which also include virtual currencies, digital coins and tokens, and other blockchain assets, make up a class of assets called “Digital Assets.” Digital assets offer fast, low-cost peer-to-peer payment options without the need to provide personal details. Every transaction is recorded in the blockchain, which effectively contains a record of all account balances. Each account on the blockchain is identified solely by its unique public key, which renders it anonymous, and is secured with its associated passcode. The value of digital assets is determined by the value that various market participants place on them through their transactions, for example, via peer-to-peer transactions, e-commerce or exchanges.

Cryptocurrency — Advantages

Digital assets have been viewed by the community to offer several advantages over traditional (also known as ‘fiat’) currency, including:

•        Acting as a fraud deterrent, as digital assets recorded on a blockchain are virtually impossible to counterfeit, reverse, or modify;

•        Immediate settlement;

•        Elimination of counterparty risk;

•        No requirement for a trusted intermediary;

•        Lower transaction costs;

•        Identity theft prevention;

•        Universal accessibility;

•        Transaction verification and confirmation processes that prevent double spending;

•        Decentralized transaction processing at any time of day without any central authority (governments or financial institutions); and

•        Universal value free from currency exchange rates.

Cryptocurrency Market

The market for digital assets has grown exponentially. In 2017, there were an estimated 2.7 million users of digital assets, whereas today estimated users are 100 million. Bitcoin’s daily exchange volume has grown from $92 million in January 2017 to more than $50 billion in May 2021. The initial exchange rate recorded on October 5, 2009 was one bitcoin equaled $0.000764. Bitcoin remains the leading digital asset in terms of market capitalization, which, based on data sourced from coinmarketcap.com, exceeded $643.6 billion as of June 30, 2021. As of June 30, 2021, based on data sourced from coinbase.com, the trading price of one bitcoin was $34,949.96. By September 30, 2021, the price of one bitcoin increased to $43,790.89, highlighting the extremely volatile nature of bitcoin. Currently, mining and purchasing from the secondary market are the major ways of acquiring crypto.

Bitcoin

Bitcoin is a digital commodity, a type of cryptocurrency, created in January 2009 by a mysterious and pseudonymous person named Satoshi Nakamoto. Bitcoin offers lower transaction fees than traditional online payment mechanisms and, unlike government-issued currencies, it is operated by a decentralized authority, with only balances kept on a public ledger to which everyone has transparent access.

Bitcoin Mining

The process of maintaining and developing the blockchain ledger with crypto tokens as reward is called mining, which is an important scenario of encryption computing. The mining rewards are paid to the miners who discover a solution to a complex hashing puzzle first. Solving the hashing puzzle requires continuous computing until the key is found, therefore mining is a competition of computing power.

The Bitcoin Network hash rate has increased from 1.03 EH/s in 2016 to 133.13 EH/s by the end of 2020 at the CAGR of 237.2% and peaked at 179.25 EH/s in May 2021. The recent hash rate migration has led to a temporary hash rate decrease, but it is expected to recover soon. By end of December 2021, the global Bitcoin Network harsh rate reached back to 172.5EH/s.

For bitcoin, miners’ computers or machines, called nodes, constantly collect and bundle individual transactions from the past ten minutes (the fixed “block time” of bitcoin) into blocks, and compete to solve the hashing puzzle to be the first to validate the new block for the blockchain, which is called Proof of Work (“PoW”). For bitcoin networks, mining is the process of providing a stable settlement mechanism to validate transaction A number of proposed transactions are bundled in a block and be mined and propagated for verification The reward mechanism attracts miners to participate and improve the robustness and security by raising the difficulties for 51% attack.

Bitcoin Distribution

Bitcoin is finite in its supply of a total number of 21 million, with 18.6 million currently in circulation. Thus, it is a scarce asset that can potentially serve to hedge various forms of inflation. Compared with high storage and transport costs of gold, bitcoin requires no transport costs and has a transparent and diminishing supply schedule.

By 2025, bitcoin is expected to surpass gold’s stock-to-flow ratio, forming a significant monetary store of value.

Transaction Fees

When a user decides to send bitcoin to a recipient, the transaction is first broadcasted to a memory pool before being included in a block. Because each block can only contain up to 1 megabyte of transaction information, it is in this memory pool that miners pick and choose which transactions to bundle into the next block and verify. During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. Consequently, not all attempted transactions will be verified immediately, and some transactions can take up to a day or longer to verify.

In such situations where there are more transactions in the memory pool than there is space on the next block, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners would prioritize their transactions. Due to the 1 megabyte limitation, miners tend to favor smaller transactions that are easier to validate. Larger “tips” are required to incentivize miners to mine larger transactions. When the network congestion eases, the miners then turn their focus upon the remaining transactions.

Mining Pools

A mining pool is the pooling of resources by miners, who share their processing power over a network and split rewards according to the amount of work they contributed to the probability of finding a block. Mining pools emerged in response to the growing difficulty and available hashing power that competes to discover blocks on the bitcoin blockchain.

The mining pool operator provides a service that coordinates the workers. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all the participants are doing, and assigns block rewards in-proportion to the participants’ efforts.

To maximize the opportunities to receive a reward, most large-scale miners have joined with other miners in “mining pools” where the computing power of each pool participant is coordinated to complete the block on the blockchain, and mining rewards are distributed to participants in accordance with the rules of the mining pool. Fees payable to the operator of the pool vary but are typically as much as 2% of the reward earned and are deducted from the amounts earned by each pool participant. Mining pools are subject to various risks including connection issues, outages and other disruptions which can impact the quantity of digital assets earned by participants.

Global Heating Industry Overview

Heating is the largest energy end-use, accounting for around 50% of global final energy consumption and 40% of global CO2 emissions. Industrial processes (50%) and buildings (47%, for space, water heating and cooking) are the largest heat consumers in 2019, followed by agriculture mainly for greenhouse heating.

Many countries have taken countermeasures to improve energy utility and reduce carbon emission of heating. Governments attempt to reduce the portion of high-carbon-emission energy used for heating. For example, China encourages to use clean coal to replace traditional coal for heat generation. Besides, Europe has introduced policies to encourage research on improving the efficiency of coal power generation, expanding utility of geothermy, growing heat supply from cogeneration, etc.

Both primary and secondary energy could be applied for heat generation, while fossil fuel dominates the heat supplies currently. Heat could be generated from energy via specific suppliers, cogeneration, waste heat recovery and distributed heaters. Despite the direct use of renewables, cogeneration and waste heat recovery are considered cleaner ways to produce heat.

# Global Heating Industry Overview

## Heating is mainly consumed by industries and buildings

**Global Energy End-users, 2019**

20%
50.0%
30.0%
Heating
Transportation
Electricity

**Global Energy Sources for Heat Consumption, 2019**

0.30%
0.70%
0.1%
7%
19.0%
73.0%
Fossil Fuel
Electricity and biomass
Bioenergy
Solar thermal
Geothermy
Others

**Global Heat Consumers, 2019**

3%
47.0%
50.0%
Industrial Processes
Buildings
Agriculture

*Source: IEA, Frost & Sullivan*

FROST & SULLIVAN

Waste Heat Utilization

Waste heat utilization is the process to collect and reuse the heat generated by industrial processes that used to be wasted. Since waste heat is a byproduct of industrial process, it can be considered that no extra energy consumption or carbon emission is incurred due to waste generation. As a result, we believe that by replacing traditional heat generation by waste heat recycle, one is able to reduce increased energy consumption efficiency and reduce carbon emission.

Major approaches for waste heat utilization includes heat exchange, heat conversion and heat pump. Heat exchange is the most direct and efficient method for industrial waste heat utilization. Heat exchange equipment is applied to transfer waste heat while maintaining the form of waste heat energy. Heat conversion with use waste heat boiler is the most common method for industrial waste heat utilization. The conversion process can improve the quality of waste heat. Heat pump is another way to reuse waste heat, which is more suitable for industrial and civil low-temperature waste heat utilization. Our SAIHUB CAB currently provides 60-70°C hot water steadily and is an innovative waste heat utilization method and equipment that collects waste heat from semiconductors or chips especially ASIC chips for bitcoin mining.

Our Competitive Strengths

Comprehensive solutions to reduce the four major costs of bitcoin mining that can exploit the maximum operating profit margin in the long-run

We are established to develop technologies and solutions that reduce the four major costs of bitcoin mining: electricity, cooling, chip and services. The integration of bitcoin mining and heating activities enables us to provide clean and cost-effective mining services with minimal environmental impact. By operating mining data centers in an energy-effective way, we create value not only for customers of custody, but also for users in demand of heat, and contributes to positive environmental externalities. We are dedicated to developing our technology and solution package to optimize the mining total cost of operation, and it is committed to long-term carbon neutrality.

Our comprehensive bitcoin mining energy-saving solution together called SAIHUB is built on an integrated technology platform that spans:

CAB — Our patented electric boiler which can reuse the waste heat from running chips to provide heating services while generating Bitcoin uninterruptedly. Main features include:

•        Advanced chip liquid cooling technology

•        State-of-the-art pressure bearing pipeline design

•        Integrates 72 traditional Bitcoin mining rigs

•        Equipped with smart sensing and monitoring system

•        Thermal efficiency reaches 90%

BOX — Our collapsible Bitcoin mining blockbox. Main features include:

•        Accommodates 180 units Bitcoin mining rigs

•        Great transportation efficiency

•        Easy setup design to save time and labor cost

•        Highly mobile and recyclable

APP — is our all-in-one cloud management. Main features include:

•        Asset management

•        Mining management

•        Energy management

•        Safety management

PCB — is our redesigned hash board providing higher density of chips and liquid cooling adaptive layout to further improve the energy efficiency.

Unique liquid cooling and waste heat recovery technology that can turn bitcoin mining machines into energy-efficient boilers for large-scale heating, proven by successful pilot programs

As an innovator in the bitcoin mining industry, we have the opportunity to harness the power of technology in order to create a more sustainable future for bitcoin mining to address the industry’s energy and environmental challenges. Utilizing liquid cooling enables bitcoin mining to upgrade to more advanced ASIC chips which generate higher density heat. Liquid cooling itself improves the energy efficiency and mining operation efficiency of ASIC chips already. We further developed waste heat recovery engineering capabilities to enable the electricity consumed in process of ASIC chips computing to be reutilized at 90% efficiency for heating purposes in most low to medium temperature heating applications esp. in greenhouses hot water heating systems and district heating projects’ hot water heating systems. By collocating our SAIHUB CAB along with large-scale heating users, we can reduce these heat users’ capital expenditure transferring their fossil fuel boilers to electric boilers. We intent to switch to renewable power source gradually with our SAIHUB CAB datacenter operation to enable the electrification of these heat user’s fossil fuel boilers, which is also promoting the decarbonization of traditional heating industry, creating a huge environmental benefit to the global carbon neutrality goal and social benefits.

Based on our three successful pilot programs, we compared the cost structure and carbon emissions between (i) building a 10,000 KW coal boiler that supplies 200,000 m2 hot water heating demand and a mining data center separately, and (ii) building a 10,000 KW SAIHUB CAB data center that can supply heating demand of 200,000 m2 in a typical site at 40 – 45° N latitude region. Our model concludes that the second solution utilizing our SAIHUB CAB can save about 59.7% of construction costs, 37.5% of energy consumption, 54.5% of operating costs and reduce 7,993 tons of coals usage and 23,798 tons of carbon emissions in a winter. Our pilot projects operation statistics supported the feasibility of our SAIHUB CAB heating capability and this estimation model’s conclusion.

Based on the success of the pilot programs, we published a carbon footprint report and ESG report in early 2021, and participated in global carbon neutrality focused organizations, including:

•        We are the first crypto mining and supercomputing company worldwide to join the UNFCCC Climate Neutral Now (CNNow) initiative. After joining on April 27, 2021, we submitted our first carbon footprint report on July 9, 2021;

•        We joined the UNFCCC Race to Zero (SME Climate Club) on July 13, 2021, alongside the Energy Industries Council (UK) and other participants;

•        We joined the Task Force on Climate-Related Financial Disclosures (TCFD) on July 22, 2021. Other members of TCFD include the Hong Kong Monetary Authority, the Monetary Authority of Singapore (MAS), BP, and Equinor; and

•        We joined the Climate Pledge on August 10, 2021, becoming an official signatory the following month.

As a result of our participation with these carbon neutrality-focused organizations, we do not carry any legal significance, nor does our participation constitute a binding commitment. We believe that the four NPOs in which we have participated (UNFCCC Climate Neutral Now (CNNow), SME Climate Club, Task Force on Climate-Related Financial Disclosures (TCFD) and the Climate Pledge) provide us with the guidance and insights to make a climate commitment and provides us access to tools and resources helpful to take concrete steps towards climate action across multiple pathways. These tools and resources provide support for measuring and reporting our emissions, developing climate strategy, reducing our own emissions and the emissions in our value chain and contributing to climate action by us.

Rich field experience and unique liquid cooling know-how gives us first-mover advantages

Our founding team is comprised of highly experienced mining operators, heating ventilation air conditioning (“HVAC”) engineers, and power infrastructure constructors in China. This team provides us with strong research and development (“R&D”) capabilities, as well as a deep understanding of the supply chain and cost structure of mining operations and sourcing networks. One founding partners has been managing mining machines since 2015 and has overseen the mining of over 30,000 bitcoins for customers. The other founding partner came from a mining operation management software company and managed over 5 EH/s harshrate mining machines operation. Our accumulated industry know-how can provide our customers with flexible and cost-effective operating solutions, such as plug-and-play designs and folding blockbox that can adapt to any geography and climate conditions. We have accumulated rich on-the-field expertise to design, test, debug and assemble mature, stable and highly-efficient bitcoin mining data centers. We have also successfully integrated traditional bitcoin mining machines with waste heat recovery units to provide large-scale heating supply to various heating application scenarios including residential and commercial buildings as well as agricultural greenhouses.

•        New entrants generally have to go through three phases to independently develop an innovative heating system for purpose of commercialization, including:

•        development of a prototype mining machine with an adaptive cooling solution applied;

•        small-scale trial run of the machine for both mining and heating performance; and

•        large-scale heating supply test to see if the machine can operate steadily, meet the requirements for both healthy bitcoin mining operation and different heating scenarios.

Large-scale stable heating systems are complex engineering projects that integrate many piping components, and waste heat recovery technology with liquid cooling system in data centers is in early development stage especially in digital assets mining industry. Chips can only operate healthily in a relatively cool environment through appropriate cooling system design. It requires strong engineering design capability, strong supply chain support and repeatedly tests to guarantee the optimized efficiency of both mining and heating operation. Therefore, we believe it is challenging for a new entrant to replicate our technology and operating model in the industry.

Professional team and strong industry resources

Our business covers many professional fields, including bitcoin mining, heating supply, liquid cooling, supercomputing chip manufacturing, electricity supply, materials, and equipment operating and maintenance, among others. Besides our experienced founding team from the digital asset mining industry, our team includes professionals from various fields, including investment and financing, ESG, marketing, and energy.

We have accumulated industrial resources and is constantly expanding our business landscape. Bitmain, the largest mining machine manufacturer globally, and other famous venture capital firms, has invested in us. Our business strategy and leading technology were well-recognized by the private capital market at a very early stage. Endorsed by strong shareholders’ backgrounds, we established long-term and close business relations with many industrial leading companies, including upstream energy suppliers, hardware manufacturers, and software providers. We have also accumulated a large base of potential institutional investors and high net worth individuals as our targeted customers.

Our Technology

Our technology systems are a critical component of our success and are designed to enhance operational performance and energy efficiency. Our research and development team, coupled with our proprietary technology and field application experience, have created opportunities for continuous improvements in our technology capabilities, empowering reliability, scalability and flexibility of our comprehensive bitcoin mining energy-saving solution SAIHUB.

Liquid Cooling Technology

Liquid cooling is especially advantageous to large-scale date centers and supercomputing centers, including bitcoin mining data centers, where large amounts of heat are generated simultaneously and continuously alongside the computing process.

Since liquid’s thermal conductivity is significantly higher than air as proven widely by scientists and validated in our pilot programs, liquid cooling is a more efficient thermal management approach compared to traditional air-cooling system installed in most data centers. Overheating of PCB (Printed Circuit Boards) is a major reason for equipment malfunction. With no spinning fan nor reserved passageway typically required for air circulation, liquid cooling systems also reduces operational electricity consumption and leave more space for computing equipment deployment. Furthermore, liquid cooling generates no extra noise and avoids dust and moisture accumulation.

As a specialized high-performance computer, bitcoin mining machines mostly utilize application-specific integrated circuit (“ASIC”) processors, which are chips manufactured specifically for mining bitcoin by solving blocks on blockchains using the 256-bit secure hashing algorithm. Unlike most computing centers with Central Processing

Unit (“CPU”), bitcoin mining machines are designed to operate uninterruptedly to solve the SHA256 cryptographic hash algorithm to validate transactions on bitcoin networks. This is the only mission of the bitcoin mining ASIC chips. Thus, a mining machine is installed with many ASIC processors on its PCB making the specific computing precise and efficient, with fast speeds at low energy usage. For example, on a Whatsminer M21S mining machine, it installs three (3) units PCB and each PCB is inserted with sixty (66) bitcoin-mining ASIC chips. This is the core cost of the mining hardware. This chip density means mining machines generate waste heat more extensively, thus making the heat waste easier for collection and recovery. Chips have to operate healthily and steadily to guarantee computing efficiency in a relatively low temperate and clean environment, and major bitcoin mining machine manufacturers develop and design different cooling systems to provide such environment. Though most mining machines manufacturers are still adapting traditional air-cooling systems, some have been developing liquid cooling systems.

Currently, we apply liquid cooling technology for our SAIHUB CAB, with immersive cooling technology under testing to accommodate chips of different models and sizes, and different application scenarios.

Waste Heat Recovery Technology

Our waste heat recovery technology is based on the liquid cooling system designed for high-performance computing equipment, including bitcoin mining machines. In order to reach the maximum cooling and waste heat recovery efficiency of the mining machines’ PCB, which are essentially heating units, we reorganize the layout of bitcoin mining machine’s PCB in independently designed SAIHUB CAB and enables the system to collect waste heat. Our latest generation SAIHUB CAB integrates 72 units common type mining machines such as Whatsminer M21S at a size of 2.5 cm x 1.5 cm x 1.9 cm. The electricity input power of the SAIHUB CAB is 237 KW, and it can supply the equivalent heat of 213 KW with 90% thermal efficiency, competing with most existing fossil fuel boilers thermal efficiency with a lower maintenance cost and no additional capital expenditure of replacement.

Heating is the largest energy end-use, accounting for around 50% of global final energy consumption and 40% of global CO2 emissions. Industrial processes and buildings are the largest heat consumers in 2019, followed by agriculture mainly for greenhouse heating. Cogeneration and boilers are major methods for providing heat but they produce considerable carbon emissions because they rely on fossil fuels. Our SAIHUB CAB provides the heating industry with an innovative and low-cost “electric boiler”. This technology takes advantage of the highly mobile nature of bitcoin mining activity and assets, and the ability to deploy operations in commercial and residential buildings and greenhouses.

Intellectual Property

Our ability to protect our material intellectual property is important to our business. We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of our business by ensuring that our technology remains confidential. We also pursue patent protection when we believe we have developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

As of December 31, 2021, we own 11 patents in connection with our existing and planned blockchain and cryptocurrency related operations. We expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. In addition, we may in the future develop certain proprietary software applications for purposes of our cryptocurrency mining operation.

Research and Development

Our research and development efforts are focused primarily on developing technologies and solutions to reduce the major cost factors of digital asset mining datacenter operations and other types of high-performance computing datacenter operations, including but not limited to electricity, cooling, chip supply and services. Specifically, we focus on improving our SAIHUB CAB waste heat recovery efficiency through new engineering design and material innovation; extending our SAIHUB CAB adaptability to more latest generation high-performance computing chips, printed circuit boards, bitcoin mining machines and different heating applications; we are also developing our self-patented printed circuit board that adapts to liquid cooling with higher chip density and easy waste heat recovery chips layout design; and immersion cooling system for mining equipment and power boxes. We are dedicated to maximizing the value of waste heat generated from high-performance computing process including but not limited to bitcoin and other digital assets mining, Artificial Intelligence and Machine Learning computing etc. which represents a significant amount of and fast-growing type of waste energy.

Sales and Marketing

Our primary marketing and communication efforts are focused on social media channels to keep our customers, investors and other stakeholders informed and up-to-date regarding our business developments. We have been upgrading our official website to adapt to our global transition. Sales and marketing have not been significant components of our business and have been immaterial to our financial condition and results of operations; however, as we expand into global markets, such activities may become more significant in the future.

Facilities

We are a remote-only company. Accordingly, we have not designated any specific office as our headquarters. We currently maintain physical offices in Singapore and Hangzhou as our regional operation centers designated for our business development in Europe, Middle Asia, Middle and North America and the integration of our supply chain and research and development capabilities. We engage local staff through our local partners and send our own onsite maintenance supervisors to ensure the status of our operations. For purposes of complying with applicable requirements of the Securities Act and the Exchange Act, as amended, any shareholder communication required to be sent to its principal executive office may be directed to the aforementioned agent for service of process.

We believe our combined facilities are adequate for our development and production needs in the near future. Should we need to add space or transition into new facilities, we believe we have the ability to expand our footprint on commercially reasonable terms. Currently, we do not own the sites or material equipment on which our services are performed.

Legal Proceedings

As the date of this registration statement, we are currently not a party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business.

Environmental Matters

We are subject to domestic environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal, and remediation of hazardous substances. A certain risk of environmental liability is inherent in our business activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling, and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air, or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials, and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.

Government Regulations

We operate and plan to operate in a complex and rapid evolving regulatory environment and expects to be subject to a wide range of laws and regulations enacted by Kazakhstan as well as similar entities in other countries. Other regulatory bodies, governmental or semi-governmental, have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business.

Kazakhstan started to develop the cryptocurrency industry and promote both blockchain operations and cryptocurrency markets in 2017. On June 25, 2020, the president signed a law that introduced amendments to the regulation of digital technologies and legitimized mining. Such key definitions as “digital asset”, or cryptocurrency, and “digital mining” were also introduced into the law “On Informatization.”

Regulations may substantially change in the future, and we cannot predict how future regulations will apply to our business, or when they will be effective. As the regulatory and legal environment evolves, we may become subject to new laws and further regulation by Kazakhstan government and other agencies, which may affect mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see “Risk Factors — Risks Related to Government Regulation Regulatory Framework”.

Recent Developments — Kazakhstan

At the beginning of January 2022, surges in fuel prices triggered national unrest throughout Kazakhstan, which subsequently resulted in significant national disruptions to the nation’s bitcoin mining operations’ access to reliable sources of energy and internet access. From January 24, 2022 to January 31, 2022, the state-run Kazakhstan Electricity Grid Operating Company additionally cut off the nation’s electricity to bitcoin and cryptocurrency mining companies. As a result, during this time period, bitcoin and cryptocurrency miners will not have access to power for bitcoin and cryptocurrency mining purposes and will be required to halt their operations. The cut-off of power to our and others bitcoin mining company operations during January 2022 is expected to negatively impact our operations for the period, as our hosting services are directly correlated with our customers mining abilities.

We are closely monitoring the political and regulatory environment of Kazakhstan, including any political and legal developments and the potential impact such events may have on our hosting operations in that country. In the first quarter of 2022, our legal counsel in Kazakhstan advised us that the Kazakhstan government partially supports a few amendments to the existing Tax Code applying to digital asset mining companies in the country, including improving the fee rate based on electricity consumption per kWh that the government charges digital asset miners from the current 1 tenge (about $0.0023 US dollar) per kWh to a higher rate, based on different types of electricity they consume and/or different level of total power consumption scale they consume. The amendments proposal also includes enhancing regulation to digital asset mining activities and control of the power supply. As the date of this report, the government is still in discussion and drafting of the final amendments to the Tax Code and any laws related to digital asset mining activities and have not brought any of such amendments into enforcement.

In combination of the disruptive political environment, increasing uncertainties of power supply in Kazakhstan since beginning of 2022, and the foreseeable increasing power cost due to a potential enforcement of the final amendments to the Tax Code and laws regulating digital asset mining in the country, On August 1, 2022 with the consideration of our power partners and hosting customers’ intention to suspend the service offerings under the originally agreed Service Agreement and Bitcoin Mining Hosting Service Agreement, we terminated our Service Agreement, dated as of July 18, 2021, with Better Tech Limited (“Better Tech”) relating to the Phase II 90 MW power supply cooperation in Kazakhstan, and our Bitcoin Mining Hosting Service Agreement, dated as of July 16, 2021, with E2M Technology Limited (“E2M”) relating to the rendering of Phase II 90 MW hosting services in Kazakhstan, which had already been delayed due to the national riots in Kazakhstan, which commenced on January 2022. We have reached a mutual understanding with Better Tech and E2M on the force majeure events that occurred during the first half of 2022 and agreed to a waiver of liabilities. All parties agreed to continue the execution of the Phase I 15 MW cryptocurrency mining operation, which started on August 2021, based on the terms of the Service Agreement and Bitcoin Mining Hosting Service Agreement.

Meanwhile, we have been approaching and studying various hosting facilities in the international market outside of Kazakhstan since the beginning of 2022 to diversify our global operation and hedge against the uncertainties risk in Kazakhstan. As the date of this registration statement, we have 100 bitcoin mining machines (Bitmain S9i) in testing operation in our contracted data center in La Pechuga, Mexico and 300 units bitcoin mining machines (Whatsminer M21S) in testing operation in our Coshocton, Ohio facility, provided by 500 N 4th Street LLC, a Delaware limited liability company doing business as Standard Power. In August 2022, we began operating our new distribution center in Coshocton, Ohio, where live SAIHUB heating projects are installed. Upon the conclusion of this testing and operations, we will decide whether we will enter into a definitive hosting agreement with partners in these locales to scale up our mining operation in these sites. Furthermore, after recent our review of global bitcoin mining industry and changing regulatory framework in different countries, we are currently focusing on expansion opportunities primarily in North American countries. We will only proceed with our previously achieved strategic development discussions with Mexican or Ohio local partners, depending on our assessment of the circumstances and conditions that would turn favorable and acceptable to us and our customers. See “Business Overview — Transition And Expansion Into Global Market”.

Business Combination and Public Company Costs

On April 29, 2022 (the “Closing Date”), SAI.TECH Global Corporation (f/k/a as TradeUP Global Corporation), consummated the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated September 27, 2021, by and among the SAITECH Limited, a Cayman Islands exempted company (“Old SAI”), TradeUP Global Corporation, a Cayman Islands exempted company (“TradeUP”), and TGC Merger Sub, a Cayman Islands exempted company (“Merger Sub”). On April 29, 2022, Merger Sub merged with and into Old SAI. The separate corporate existence of Merger Sub ceased, and Old SAI continued as the surviving entity, and as a wholly-owned subsidiary of TradeUP, which was subsequently renamed SAI.TECH Global Corporation (“SAI”).

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, TradeUP has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Old SAI Founder comprising a majority of the voting power of the combined company, Old SAI’s operations prior to the acquisition comprising the only ongoing operations of SAI, Old SAI’s senior management comprising a majority of the senior management of SAI, and Old SAI’s directors comprising a majority of the board of directors of SAI. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of SAI with the Business Combination being treated as the equivalent of SAI issuing stock for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP will be stated at historical costs, with no goodwill or other intangible assets recorded.

As a result of the Business Combination, Old SAI became a wholly-owned subsidiary of TradeUP, subsequently renamed to “SAI.TECH Global Corporation. On May 2, 2022, the Company’s Class A Ordinary Shares and IPO Warrants commenced trading on the Nasdaq Capital Market under the symbols “SAI” and “SAITW”, respectively. As a public company, we need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred, and expect to continue to incur, additional annual expenses as a result of becoming a public company.

Organizational Structure

The following diagram illustrates our company’s organizational structure, and the place of formation, ownership interest and affiliation of each of our principal subsidiaries and affiliated entities as of the date of this registration statement.

SAI.TECH Global Corporation (CAY)
100%
(Holding company)
SAITECH Limited (CAY)
100%
100%
100%
100%
Sustainable Available Innovative Limited (BVI)
Superlative Accelerating Infinite Limited (BVI)
SAI US INC. (USA)
SAITECH FIN OY (Finland)
100%
100%
Sustainable Available Innovative Asia Limited (Kazakhstan)
Sustainable Available Innovative Pte. Ltd. (Singapore)
100%
Silicon Asset Investment Limited (HK)
100%
Hangzhou Dareruohan Technology Co., Ltd. (WOFE)
100%
Nanjing SuanNengWuXian Technology Co., Ltd.

Below is a description of our major operating entities:

•        Sustainable Available Innovative PTE. LTD (Singapore) — General headquarter, responsible for business coordination.

•        Hangzhou Dareruohan Technology Co.,Ltd. (WOFE) — Global R&D and supply chain center.

•        SAI US INC. (USA) — Develops and manages projects and business in North American market.

•        SAITECH FIN OY (Finland) — Develops projects and business in European market.

•        Sustainable Available Innovative Asia Limited (Kazakhstan) — Develops and manages projects in Central Asia market.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Business” and our consolidated financial statements and the related notes included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this registration statement.

Overview

We are a global energy-saving Bitcoin mining operator and a clean-tech company that integrates the bitcoin mining, power and heating industries. Since our founding in 2019, we have been committed to developing comprehensive energy-saving solutions that can optimize the major costs of bitcoin mining and promote clean energy transition. The uniqueness of our solutions is that we use proprietary liquid cooling and waste heat recovery technology for bitcoin mining machines, which utilizes waste heat generated from bitcoin mining ASIC chips at 90% thermal efficiency to provide recycled energy in form of steady 60 – 70°C hot water to potential heating customers while lowering mining operating costs. Our mission is to globally become the most energy-efficient digital asset mining operation company, while simultaneously promote the clean transition of the bitcoin mining, power and heating industries.

We provide a full suite of specialized services, including mining machines purchase, hosting, mining pool service, energy-saving technologies and solutions, to digital asset mining customers. Our target customers include both large-scale miners and institutional investors. Target institutional investors include entities that are diversifying their portfolios by adopting digital asset-mining assets, which can be a more economic approach to acquire digital assets as compared to buying such assets on secondary markets. Starting from 2022, we began to develop our self-owned mining operations. Our mining operation is currently based on electricity generated from natural gas and is gradually shifting to alternative energy sources such renewable energies. Strategically, we focus on deploying SAIHUB CAB in our mining operation globally, which is a cabinet that applies our proprietary chip liquid cooling and waste heat recovery technologies, reutilize excessive heat generated by bitcoin mining ASIC chips and provide steady hot water for agricultural, commercial, residential and industrial large-scale heating applications. This product and solution can reduce aggregate carbon emissions compared to traditional stand-alone heating and bitcoin mining, while also reducing the mining operation costs by potentially selling the waste heat.

Our net revenues were $1.96 million and $17.04 million for years ended December 31, 2020, and 2021, respectively. Our net income was $0.4 million for the year ended December 31, 2020, and net loss was $16.7 million for the year ended December 31, 2021.

Recent Developments

On September 27, 2021, TradeUP and Merger Sub entered into the Business Combination Agreement with SAI. Merger Sub had merged with and into Old SAI, with Old SAI as the surviving company and continuing as a wholly-owned subsidiary of TradeUP. Following the closing of the Business Combination, the Company has 12,933,653 Class A Ordinary Shares issued and outstanding, and 2,244,493 IPO Warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share issued and outstanding. As a result of the Business Combination, Old SAI became a wholly-owned subsidiary of TradeUP, subsequently renamed to “SAI.TECH Global Corporation. On May 2, 2022, the Company’s Class A Ordinary Shares and IPO Warrants commenced trading on the Nasdaq Capital Market under the symbols “SAI” and “SAITW”, respectively.

In the second half year of 2021, we started global transition starting from establishing hosting operations in Kazakhstan. During the first half year of 2022, due to the changing political and regulatory environment of Bitcoin mining industry and energy market in Kazakhstan, we started to strategically slow down our expansion plan in the country. On August 1, 2022, we terminated our Service Agreement, dated as of July 18, 2021, with Better Tech Limited (“Better Tech”) relating to the Phase II 90 MW power supply cooperation in Kazakhstan, and our Bitcoin Mining Hosting Service Agreement, dated as of July 16, 2021, with E2M Technology Limited (“E2M”) relating to the rendering of Phase II 90 MW hosting services in Kazakhstan, which had already been delayed due to the national riots in Kazakhstan. See the section entitled “Recent Developments — Kazakhstan” of this registration statement for additional information. Post business combination, we have accelerated business transition and expansion in global market especially into

North American markets. In August 2022, we opened and started operations at our North American distribution center located in Chesterland, state of Ohio in the United States where we plan to utilize this facility for final SAIHUB assembly and distribution, service headquarters, technical training operations, parts remanufacturing, collision repair etc. to support our expansion plan in North America. It also installed two SAIHUB-025M cabinets to provide hot water heating services for the entire facility. We also constructed vertical agricultural block box and fish farming pond pools which will be heated by the hot water generated from SAIHUB cabinets, representing a live demo of our technology and equipment.

As the date of this report, we have 15MW hosting operation in the data center facility in Uralsk, Kazakhstan which started since August 2021, 100 bitcoin mining machines (Bitmain S9i) in testing operation in our contracted data center in La Pechuga, Mexico, and 300 units bitcoin mining machines (Whatsminer M21S) in testing operation in our Coshocton, Ohio facility, provided by 500 N 4th Street LLC, a Delaware limited liability company doing business as Standard Power. Upon the conclusion of this testing and operations, we will decide whether we will enter into definitive hosting agreements with partners in these locales to scale up our mining operations. Furthermore, after our recent review of the global bitcoin mining industry and changing regulatory framework in different countries, we are currently focusing on expansion opportunities primarily in North American countries.

Recently, we have filed a registration statement (Registration No. 333-265333), as has been amended, registering the Class A Ordinary Shares underlying the IPO Warrants and Class A Ordinary Shares sold in a private placement, in connection with the TradeUP IPO, which has recently been declared effective.

The closing price of our Class A Ordinary Shares on the Nasdaq on September 23, 2022 was $6.49 per ordinary share, and the closing price of our IPO Warrants on September 23, 2022 was $0.22. If the price of our shares remains below the exercise price of our IPO Warrants of $11.50 per Class A Ordinary Share, we believe it is unlikely that any IPO Warrant holder will exercise their IPO Warrants. See the section entitled “Risks Related to this Offering, and Ownership of our Class A Ordinary Shares and Warrants”.

Major Factors Affecting Our Results of Operations

Our revenue comprises a combination of sales of high-performance digital asset mining machines, hosting service fee and income from our mining pool. We expect our future revenue will include block rewards and bitcoin transaction fees, earned for verifying transactions in support of the blockchain, resales of waste heat from our SAIHUB CAB operation to be deployed and any technology-related types of charge based on our intellectual property.

Factors affecting our sales of digital mining machines and hosting service fee

Regulatory Environment in Kazakhstan And Other Countries We Operate

During 2021, we relocated our mining operation to Kazakhstan, and we expect some of our future operations in 2022 would be located in Kazakhstan and other countries in North America and globally that we are entering into. The regulatory environment for the digital asset mining industry in Kazakhstan and these countries are developing and evolving, creating both challenges and opportunities that could affect our financial performance. For example, at the beginning of January 2022, surges in fuel prices triggered national unrest throughout Kazakhstan which subsequently resulted in significant national disruptions to the nation’s bitcoin mining operations’ access to reliable sources of energy and internet access. From January 24, 2022, to January 31, 2022, the state-run Kazakhstan Electricity Grid Operating Company additionally cut off the nation’s electricity to bitcoin and cryptocurrency mining companies. As a result, during this time period, bitcoin and cryptocurrency miners did not have access to power for bitcoin and cryptocurrency mining purposes and were required to halt their operations. The cut-off of power to us and other bitcoin mining companies’ operations during January 2022 is expected to negatively impact our operations for the period, as our hosting services are directly correlated with its customers mining operations.

In early February 2022, there were rumours distributed on the Internet saying that the president of Kazakhstan, Kassym-Jomart Tokayev, called for a higher tax on crypto mining. This included increasing the current electricity tax on bitcoin mining operation from the current effective rate of $0.0023 per kilowatt of power to potentially a higher rate, as well as a potential mandatory import tax on bitcoin mining equipment. As the date of this report, our legal counsel in Kazakhstan advised us that the government is still discussing and drafting amendments to the Tax Code and any laws related to these new regulations to digital asset mining activities in the country and none of these new regulations have been put into enforcement. It is uncertain if the tax surcharge or import tax will ever be approved. See the section entitled “Recent Developments — Kazakhstan” of this registration statement for additional information.

Due to the relatively short history of digital asset mining industry in Kazakhstan and other countries that we are entering into, these governments have not adopted a clear regulatory framework governing our industry. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future.

Availability of Secure and Sustainable Power Supply

Following the ban on digital asset mining by the Chinese government in May 2021, the bitcoin mining industry has come to realize that the availability of secure and sustainable power supply has been the paramount factor in conducting bitcoin mining operations. We will continue to explore clean and cost-effective power supplies and build up readily accessible infrastructure to operate the mining machines for our hosting clients and for self-owned mining machines.

Ability to Acquire Customers Effectively

Our ability to increase the hosting clients largely depends on its ability to attract potential clients through sales and marketing efforts. Presently, we have built up a high-quality customer log on the back of our secured power supply and mining operation capability in Kazakhstan, and we are also expanding into North American and European countries.

Our future sales and marketing efforts will include those related to customer acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our clean energy solutions, proprietary waste heat recovery technology and constantly seek to minimize the total cost of mining operation, in particular with regard to cost of electricity and cost of heat.

Factors affecting block rewards and bitcoin transaction fees

Block rewards are fixed, and the bitcoin network is designed to periodically reduce them through halving. Currently the block rewards are fixed at 6.25 bitcoin per block, and it is estimated that it will halve again to 3.125 bitcoin in March 2024.

Market Price of Bitcoin

Our business is heavily dependent on the spot price of bitcoin. The prices of cryptocurrencies, specifically bitcoin, have experienced substantial volatility, which may reflect “bubble” type volatility, meaning that high or low prices may have little or no merit, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other cryptocurrencies) may have value based on various factors, including their acceptance as a means of exchange by consumers and producers, scarcity, and market demand. As of April 29, 2022, SAI held 2.38 bitcoins, which does not represent a significant increase compared to 2.04 bitcoins as of December 31, 2021, which are held in our cold wallet. The impairment loss resulting from the bitcoin price collapse in January 2022 was $9,503, based on the bitcoin amount multiplied by the difference of prevailing bitcoin price on December 31, 2021, and January 31, 2022.

Halving

Further affecting the industry, and particularly for the bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving”. For bitcoin, our most significant cryptocurrency asset to which the majority of our mining power is devoted, the reward was initially set at 50 bitcoin currency rewards per block. The bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012, at block 210,000; (2) on July 9, 2016 at block 420,000; (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 bitcoin per block. The next halving for the bitcoin blockchain is anticipated to occur in March 2024 at block 840,000. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and other cryptocurrencies, and potential increases or decreases in prices in advance of or following a future halving is unknown.

Transaction Fees

Bitcoin miners also collect transaction fees for each transaction they confirm. Miners validate unconfirmed transactions by adding the previously unconfirmed transactions to new blocks in the blockchain. Miners are not forced to confirm any specific transaction, but they are economically incentivized to confirm valid transactions as a means of collecting fees. Miners have historically accepted relatively low transaction confirmation fees, because miners have a very low marginal cost of validating unconfirmed transactions; however, unlike the fixed block rewards, transaction fees may vary, depending on the consensus set within the network.

As the use of the bitcoin network expands and the total number of bitcoin available to mine declines, and the block rewards also decline over time, we expect the mining incentive structure to transition to a higher reliance on transaction confirmation fees, and the transaction fees to become a larger proportion of the revenues to miners.

Non-GAAP Financial Measures

We are providing supplemental financial measures for (i) non-GAAP income from operations that excludes the impact of depreciation and amortization of fixed assets, impairment losses on mined cryptocurrency, server maintenance contract amortization and stock compensation expense and (ii) non-GAAP net income and non-GAAP diluted earnings per share that exclude the impact of depreciation and amortization of fixed assets, impairment losses on mined cryptocurrency, change in fair value of IPO Warrant liability, server maintenance contract amortization and stock compensation expense, net of withholding taxes. These supplemental financial measures are not measurements of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, these supplemental financial measures may not be comparable to similarly titled measures of other companies. Management uses these non-GAAP financial measures internally to help understand, manage, and evaluate our business performance and to help make operating decisions.

We believe that these non-GAAP financial measures are also useful to investors and analysts in comparing our performance across reporting periods on a consistent basis. The first supplemental financial measure excludes non-cash operational expenses that we believe are not reflective of our general business performance such as (i) depreciation and amortization of fixed assets, (ii) significant impairment losses on mined cryptocurrency, (iii) server maintenance contract amortization and (iv) stock-based compensation expense, net of withholding taxes that could vary significantly in comparison to other companies.

The second set of supplemental financial measures excludes the impact of (i) depreciation and amortization of fixed assets, (ii) significant impairment losses on mined cryptocurrency, (iii) change in fair value of IPO Warrant liability (iv) server maintenance contract amortization and (v) stock-based compensation expense, net of withholding taxes. We believe the use of these non-GAAP financial measures can also facilitate comparison of our operating results to those of our competitors.

Non-GAAP financial measures are subject to material limitations as they are not in accordance with, or a substitute for, measurements prepared in accordance with GAAP. For example, we expect that share-based compensation expense, which is excluded from Non-GAAP financial measures, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, and directors. Similarly, we expect that depreciation and amortization of fixed assets will continue to be a recurring expense over the term of the useful life of the assets. We also will exclude impairment losses on mined cryptocurrency from the Non-GAAP financial measures, which may occur in future periods as a result of our continued holdings of significant amounts of bitcoin. Our Non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our Consolidated Condensed Financial Statements, which have been prepared in accordance with GAAP. We rely primarily on such Consolidated Financial Statements to understand, manage, and evaluate our business performance and use the Non-GAAP financial measures only supplementally.

The following is a reconciliation of our Non-GAAP net (loss) income for the years ended December 31, 2021 and 2020 and the period from March 28 (inception) to December 31, 2019 respectively, which excludes the impact of (i) stock-based compensation expense, to our most directly comparable GAAP measures for the periods indicated:

	For the Year Ended December 31,		From March 28 (inception) to December 31, 2019
	2021	2020
Reconciliation of non-GAAP net (loss) income:
Net (loss) income	$(16,704)	$403	$(78)
Stock-based Compensation Expense	14,457	—	—
Non-GAAP net (loss) income	$(2,247)	$403	$(78)

Results of Operations

For the year ended December 31, 2020, and 2021

The following table shows key components of our results of operations for the years ended December 31, 2020, and 2021, in dollars and as a percentage of fluctuations (dollars in thousands).

	For the year ended December 31,		Change
	2021	2020	Amount	%
Revenues
Sales of products	$6,958	1,462	5,496	376
Hosting service	2,600	413	2,187	530
Mining pool	7,480	—	7,480	n/a
Agency service	—	82	(82)	(100)
Total revenues	17,038	1,957	15,081	771
Cost of revenues
Sales of products	5,948	606	5,342	882
Cost of services	2,434	449	1,985	442
Mining pool	7,392	—	7,392	n/a
Total cost of revenues	15,774	1,055	14,719	1,395
Gross (loss)/profit	1,264	902	362	40

Sales and marketing expenses	14,779	1	14,778	1,477,800
General and administrative expenses	2,383	231	2,152	932
Research and development expenses	419	348	71	20
Impairment of long-lived assets	135	40	95	238
Total operating expenses	17,716	620	17,096	2,757

Profit (Loss) from operations	(16,452)	282	(16,734)	(5,934)
Other income(expense), net	(228)	174	(402)	(231)
Profit(loss) before income tax expense	(16,680)	456	(17,136)	(3,758)
Income tax expenses	(24)	(53)	29	(55)
Net Profit (Loss)	(16,704)	403	(17,107)	(4,245)
Foreign currency translation gain	57	28	29	104
Total comprehensive loss	(16,647)	431	(17,078)	(3,962)

____________

n/a     Not applicable

Revenues

Sales of products.    Sales of products represented the sales of high-performance digital asset mining machines to end customers. The revenue of sales of products was $1.5 million and $7.0 million for the years ended December 31, 2020, and 2021, respectively, increasing by $5.5 million, or 376%. The sales of products business were started in the second half of 2020.

Hosting service.    Hosting service represented the provision of hosting service and daily maintenance of servers to customers. The hosting service revenue increased by $2.2 million, or 530%, from $0.4 million for the year ended December 31, 2020 to $2.6 million for the year ended December 31, 2021. The increase was mainly due to expansion of our hosting capacity and the increase in customer demand as well as driven by higher average bitcoin price.

Mining Pool.    Mining pool income represents revenues from the company’s self-owned sai.plus mining pool which was started in 2021, representing mining rewards from sai.plus mining pool. The Company allocates mining rewards to each pool participant, mainly our hosting clients, net of the pool operator fees based on the sharing mechanism predetermined and records as cost of mining pool revenue.

Cost of revenues

Cost of revenues primarily included the cost for the purchase of high-performance digital asset mining machines and the direct costs incurred for the provision of hosting service and mining rewards allocated to each provider of pool participant in exchange for their computing power contributed to the mining pool.

The cost of revenues increased by $14.72 million or 1,395%, from $1.06 million for the year ended December 31, 2020, to $15.77 million for the year ended December 31, 2021. The increase in cost of revenues was basically in line with the increase in revenue.

Gross (loss)/profit and gross margin

Our gross profit increased by $0.36 million, from $0.9 million for the year ended December 31, 2020, to gross profit of $1.26 million for year ended December 31, 2021. Gross profit as a percentage of revenue (“gross margin”) was 7.42% and 46% for the year ended December 31, 2021 and 2020, respectively. The decrease of gross margin is mainly due to two reasons, on one had the margin of sales of products fell from 58% in 2020 when the bitcoin price was low, the bitcoin mining machine market is less active and less competitive, rendering the Company easier to gain a profit, to 14% in 2021 when the bitcoin price went up and the market turned more competitive, and resulted in thinner profit. On the hand the gross margin of mining pool business is 1.2%, lowering the overall gross margin level.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of travelling expenses to participate in marketing activities. Selling and marketing expenses increased by $14.78 million from 0.001 million for the year ended December 31, 2020, to $14.78 million for the year ended December 31, 2021. The increase was mainly due to share-based payment of $14.5 million as a result of awarded restricted shares to a consultant for his service of introducing digital asset mining resources providers outside China.

General and administrative expenses

Our general and administrative expenses mainly represented salaries and bonus, office related expenses and professional service fees. General and administrative expenses increased by $2.2 million, or 932%, from $0.2 million for the year ended December 31, 2020, to $2.4 million for the year ended December 31, 2021. The increase was mainly attributable to an increase of $1 million in professional service fee in connection with our coming business combination with TradeUP Global and fund raising, an increase of $0.6 million in salary and bonus as a result of increased staff headcount, and an increase in office-related expenses of $0.4 million which is in line with the expansion of business.

Research and development expenses

Our research and development expenses mainly represented amortization expense of intangible assets and costs for the development of waste heat recovery technology. Research and development expenses increased by $0.1 million, or 20%, from $0.3 million for the year ended December 31, 2020, to $0.4 million for the year ended December 31, 2021. The increase was mainly attributable to expenses in connection with enhancing our SAIHUB product capabilities.

Impairment of long-lived assets

Our impairment of long-lived assets consists of impairment provided for construction in process, the value of which management determined not recoverable due to changes in the regulatory environment in the PRC. Impairment of long-lived assets was $0.04 million and $0.14 million for the year ended December 31, 2020, and 2021, respectively.

Other income(expense), net

The other expense was $0.2 million for the year ended December 31, 2021, mainly relates to the disposal of certain plants and equipment. Other income in 2020 was mainly attributable to the recognition of a one-time technology service income of $0.17 million for the provision of technology advisory service regarding waste heat recovery technology.

Net (loss)/income

As a result of the foregoing, we had net income of $0.4 million for the year ended December 31, 2020, and net loss of $16.7 million for the year ended December 31, 2021.

For the period from March 28, 2019 (inception) through December 31, 2019, and the year ended December 31, 2020

The following table shows key components of our results of operations for the period from March 28, 2019 (inception) through December 31, 2019, and for the year ended December 31, 2020, in dollars and as a percentage of fluctuations (dollars in thousands).

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	Change
			Amount	%
Revenues
Sales of products	$—	1,462	1,462	n/a
Hosting service	—	413	413	n/a
Agency service	—	82	82	n/a
Total revenues	—	1,957	1,957	n/a
Cost of revenues
Sales of products	—	606	606	n/a
Cost of services	—	449	449	n/a
Total cost of revenues	—	1,055	1,055	n/a
Gross profit	—	902	902	n/a

Operating expenses
Sales and marketing expenses	—	1	1	n/a
General and administrative expenses	90	231	141	157
Research and development expenses	18	348	330	1,833
Impairment of long-lived assets	—	40	40	n/a
Total operating expenses	108	620	512	474
(Loss)/income from operations	(108)	282	390	(361)
Other income, net	—	174	174	n/a
(Loss)/income before income tax expense	(108)	456	564	(522)
Income tax benefit/(expenses)	30	(53)	(83)	(277)
Net (loss)/income	(78)	403	481	(617)
Foreign currency translation (loss)/gain	(5)	28	33	(660)
Total comprehensive (loss)/income	(83)	431	514	(619)

____________

n/a     Not applicable

Revenues

we started generating revenues in 2020, and there were no revenues for the period from March 28, 2019 (inception) to December 31, 2019. Net revenue was $2.0 million for the year ended December 31, 2020.

Sales of products.    Sales of products represented the sales of high-performance digital asset mining machines to end customers. The revenue of sales of products was $1.5 million for the year ended December 31, 2020.

Hosting service.    Hosting service represented the provision of hosting service and daily maintenance of servers to customers. The hosting service revenue was $0.4 million for the year ended December 31, 2020.

Agency service.    Agency service represented the agency service to a customer for discovering electricity resources and identifying business partners abroad. Agency service revenue was $0.1 million for the year ended December 31, 2020.

Cost of revenues

Cost of revenues primarily included the cost for the purchase of the sales of high-performance digital asset mining machines and the direct costs incurred for the provision of hosting service. We started generating revenues during 2020, and there is no cost of revenues for the period from March 28, 2019 (inception) through December 31, 2019. The cost of revenues was $1.1 million for the year ended December 31, 2020.

Gross profit and gross margin

Gross profit was $0.9 million, and the gross margin was 46% for the fiscal year ended December 31, 2020.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of travelling expenses to participate in marketing activities. Selling and marketing expenses were $0.001 million for the year ended December 31, 2020. No selling and marketing expenses incurred for the period from March 28, 2019 (inception) through December 31, 2019.

General and administrative expenses

Our general and administrative expenses mainly represented salaries and bonus, travelling expenses and professional service fee. General and administrative expenses increased by $0.1 million, or 157%, from $0.09 million for the period from March 28, 2019 (inception) through December 31, 2019, to $0.2 million for the year ended December 31, 2020. The increase was mainly attributable to an increase of $0.05 million in salary and bonus as a result of increased staff headcount, an increase of $0.03 million in professional service fee in connection with fund raising and an increase in office related expenses of $0.03 million which was in line with the business expansion.

Research and development expenses

Our research and development expenses mainly represented salaries and bonus to the research and development staff and costs for the development of waste heat recovery technology. Research and development expenses increased by $0.3 million, or 1833%, from $0.02 million for the period from March 28, 2019 (inception) through December 31, 2019, to $0.3 million for the year ended December 31, 2020. The increase was mainly attributable to an increase of $0.1 million in salary and bonus as a result of increased research staff headcount, and an increase of $0.1 million in service fee for technology development service.

Impairment of long-lived assets

Our impairment of long-lived assets consists of impairment provided for construction in process due to changes in the regulatory environment in the PRC. Impairment of long-loved assets was $0.04 million for the year ended December 31, 2020. No impairment of long-lived assets was incurred for the period from March 28, 2019 (inception) through December 31, 2019.

Other income, net

Other income, net primarily consisted of the provision of a one-time technology service income. Other income, net increased by $0.2 million, from nil for the period from March 28, 2019 (inception) to December 31, 2019, to $0.2 million for the year ended December 31, 2020. The increase was contributed by the recognition of a one-time technology service income of $0.2 million for the provision of technology advisory service regarding waste heat recovery technology.

Net (loss)/income

As a result of the foregoing, we had net loss of $0.1 million for the period from March 28, 2019 (inception) through December 31, 2019, as compared to net income of $0.4 million for the year ended December 31, 2020.

Liquidity and Capital Resources

For the year ended December 31, 2021, we had a net loss of $16.7 million and net cash outflow in operating activities of $1.1 million. For the year ended December 31, 2020, we had a net profit of $0.4 million and net cash outflow in operating activities of $1.0 million. As of December 31, 2021, our consolidated current assets exceeded our consolidated current liabilities by $5.5 million, we had cash and cash equivalents of $4.5 million, and accumulated deficit of $16.2 million. On April 29, 2022 we were merged into SAI.TECH Global Corporation and raised a net proceed of $19 million from the merger transaction. The deviation from the actual loss of $16.7 million in 2021 from the projected unaudited net loss of $1.125 million prepared and provided to the Board of Tradeup is mainly due to share-based payment of $14.7 million incurred in 2021 which was not factored in the projected financials since this item did not cause a cash outflow and did not impact the evaluation of the Business Combination from the valuation approach perspective.

Despite warrant holders may not choose to exercise their IPO Warrants for so long as the IPO Warrants remain out-of-the money, we believe our current cash on hand is sufficient to meet our operating and capital requirement for at least the next twelve months from the date these financial statements are issued.

We continue to explore opportunities to grow our business. However, we have not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve positive cash flows from operating activities, and we expect the negative cash flows from operations will continue for the foreseeable future. While we have sufficient cash for the next twelve months from the date these financial statements are issued, if we are unable to grow the business to achieve economies of scale in the future, it will become even more difficult for us to sustain a sufficient source of cash to cover our operating costs. We plan to raise additional capital, including among others, obtaining debt financing, to support our future operation. We believe that our historical ability to raise and deploy capital to fund the development of our business and expansion of our operations would enable us to access financing on reasonable terms. There can be no assurance, however, that we will be able to obtain additional financing on terms acceptable to us, in a timely manner, or at all.

As a Cayman exempted and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our wholly foreign-owned subsidiary in China may provide Renminbi funding to our consolidated VIE only through entrusted loans. On August 31, 2021, we have terminated control agreements with Beijing Saire Technology Co., Ltd (“Beijing SAI”), a variable interest entity, and Beijing SAI’s shareholders, as a result our corporate structure no longer contains any VIE structure and our operations are no longer subject to limits and uncertainties applicable to those with a VIE structure. However, we will continue to be dependent on access to distributions of cash from our other subsidiaries.

The following table sets forth a summary of our cash flows for the periods indicated (dollars in thousands).

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2021
Net cash (used in)/provided by operating activities	$1	$(1,035)	$(983)
Net cash used in investing activities	(15)	(759)	(3,970)
Net cash provided by financing activities	145	2,892	8,191
Effect of exchange rate changes on cash and cash equivalents	(1)	72	(61)
Net increase in cash and cash equivalents	130	1,170	3,177
Cash and cash equivalents at the beginning of the period	—	130	1,300
Cash and cash equivalents at the end of the period	130	1,300	4,477

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021, was $1 million, as compared to $1 million for the year ended December, 2020. For the year ended December 2021, the cash outflow mainly reflected net loss of $16.7 million, with an add-back of share-based payment of 14.5 million, an increase in accounts receivable of $1.1 million, partially offset by an increase in accounts payable of $1.2 million and a decrease in amount due from related parties of $0.6 million. Net cash used in operating activities for the year ended December 31, 2020, was $1.0 million, as compared to $0.001 million provided by operating activities for the period from March 28, 2019 (inception) through December 31, 2019. For the year ended December 31, 2020, the cash outflow mainly reflected the increase in inventory of $0.9 million, an increase in amount due from related parties of $0.6 million, and an increase in deposits, prepayment and other current assets of $0.2 million, offset by the net income of $0.4 million and an increase in other payables and accrual liabilities of $0.2 million. For the period from March 28, 2019 (inception) through December 31, 2019, the cash inflow mainly reflected an increase in advance from customers of $0.2 million, offset by net loss of $0.1 million and an increase in deposits, prepayment and other current assets and amount due from related parties of $0.1 million.

Our operating activities are denominated in U.S. dollar for our operations outside of China and in Renminbi (“RMB”) for our research and development activities in China. Our agreements regarding hosting operations in Kazakhstan are denominated in U.S. dollars and settled with both the customer and power supplier in U.S. dollars, not in Kazakhstani tenge. Thus, our operations are currently not exposed to the fluctuations of the Kazakhstani tenge.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2021, was $4 million, as compared to $0.8 million for the year ended December 31, 2020. Cash outflow for the year ended December 31, 2021, mainly reflected the purchase of bitcoin mining machine and mining foldbox for the hosting service of $4 million.

Net cash used in investing activities for the year ended December 31, 2020, was $0.8 million, as compared to $0.02 million for the period from March 28, 2019 (inception) through December 31, 2019. For the year ended December 31, 2020, the cash outflow reflected the purchase of property and equipment of $0.3 million and purchase of intangible assets of $0.4 million. For the period from March 28, 2019 (inception) through December 31, 2019, the cash outflow reflected the purchase of property and equipment of $0.02 million.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021, was $8.2 million, as compared to $2.9 million for the year ended December 31, 2020. For the year ended December 31, 2021, the cash inflow reflected the proceeds from issuance of preferred shares of $8.1 million.

Net cash provided by financing activities for the year ended December 31, 2020, was $2.9 million, as compared to $0.1 million for the period from March 28, 2019 (inception) through December 31, 2019. For the year ended December 31, 2020, and for the period from March 28, 2019 (inception) through December 31, 2019, the cash inflow reflected the proceeds from issuance of preferred shares of $2.9 million and $0.1 million, respectively.

Capital Expenditures

We made capital expenditures of $4 million, $0.8 million and $0.02 million for the year ended December 31, 2021, 2020 and for the period from March 28, 2019 (inception) through December 31, 2019, respectively. Our capital expenditures have been used primarily to purchase of electronic equipment and intangible assets, such as purchased software. We estimate that our capital expenditures will increase moderately in the following two or three years to support the expected growth of its business. We anticipate funding our future capital expenditures primarily with net cash flows from operating activities and financing activities.

Contractual Obligations and Contingencies

From time to time, we may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, we do not believe these actions, in the aggregate, will have a material adverse impact on our financial position, results of operations or liquidity. We are not aware of any material pending or threatened claims and litigation since March 28, 2019, and through December 31, 2021.

We did not have any significant capital or other commitments, long-term obligations, or guarantees as of December 31, 2021.

Below is a table setting forth all our contractual obligations as of December 31, 2021, which consists of operating lease obligations for our operation in Kazakhstan which was started in August 2021 and office lease:

	Payment Due by Period
	Total	Less than 1 year	1 – 3 years
Contractual Obligations
Operating lease obligations	$62,648	$33,748	$28,500
Total	62,648	33,748	28,500

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Holding Company Structure

We are a holding company with no material operations of our own. As most of our historic operations were conducted through our PRC (excluding Hong Kong) subsidiary and VIE, our ability to pay dividends is primarily dependent on receiving distributions of funds from our PRC subsidiary and VIE. WOFE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, WOFE and its VIE are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, WOFE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and its VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

On August 31, 2021, we have terminated control agreements with Beijing Saire Technology Col, Ltd, our variable interest entity, and Beijing SAI’s shareholders, as a result our corporate structure no longer contains any VIE structure and our operations are no longer subject to limits and uncertainties applicable to those with a VIE structure. Based on substantially all of our operations in foreign subsidiaries, including Kazakhstan, our ability to pay future dividends will be primarily dependent on receiving distributions of funds from our subsidiaries.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Our credit risk arises from cash and cash equivalents, accounts receivable, other receivables in deposits, prepayments and other current assets, net and amount due from related parties. As of December 31, 2020, and December 31, 2021, all of our cash and cash equivalents were held by major financial institutions located in Mainland China and Hong Kong. We believe that these financial institutions are of high credit quality. For accounts receivable, we extend credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, we review the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, we consider that our credit risk for accounts receivable is significantly reduced. For amounts due from related parties and other receivables in deposits, prepayments and other current assets, we provide advances to the officers and third parties for daily operation. The credit risk is mitigated by ongoing monitoring process of outstanding balance and timely collection when there is no immediate need for such advances.

Customer Concentration Risk

For the year ended December 31, 2021, four customers accounted for 20%, 14%, 36% and 11% of Our total revenues. For the year ended December 31, 2020, two customers accounted for 37% and 35% of our total revenues. No other customer accounted for more than 10% of our revenues for the years ended December 31, 2021, and 2020.

As of December 31, 2021, one customer accounted for 100% of the total balance of our accounts receivable. As of December 31, 2020, four customers accounted for 65%, 13%, 11% and 10% of the total balance of our accounts receivable. No other customer accounted for more than 10% of our accounts receivable as of December 31, 2021, and 2020.

Liquidity Risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we may seek loans from financial institutions to obtain short-term funding to meet any liquidity needs.

Foreign Currency Risk

Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Inflation risk

Since our inception in 2019, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 31, 2021, 2020, and 2019 were increases of 3.13%, 2.5% and 2.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if Kazakhstan or other jurisdictions where we conduct our business experiences higher rates of inflation in the future.

Critical Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of us, our subsidiaries and our consolidated VIE, of which we are the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting estimates reflected in our consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets including intangible assets, valuation allowance for deferred tax assets, fair value measurement for preferred shares. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Foreign Currency Translation And Transactions

Historically, our principal country of operations was the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars (“US$” or “$”). Assets and liabilities are translated using the exchange rate at each balance sheet date. The statements of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive (loss)/income in shareholders’ equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect our financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of December 31,
	2019	2020	2021
Balance sheet items, except for equity accounts	6.9618	6.5250	6.3726
	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2021
Items in the statement of operation and comprehensive (loss)/income, and statement of cash flow	6.9564	6.9042	6.4000

No representation is intended to imply that the RMB amounts could have been, or could be, realized or settled into US$ at that rate stated above, or at any other rate.

Fair Value of Financial Instruments

Our financial instruments primarily consist of cash and cash equivalents, accounts receivable and amount due from related parties. The carrying values of these financial instruments approximate fair values due to their short term in nature.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Revenue Recognition

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, we perform the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. We assess our revenue arrangements against specific criteria in order to determine if we are acting as principal or agent.

Sales of products.    Revenues are generated from sales of products when we act as principal for the sales of high-performance digital asset mining machines to end customers. We present the revenue generated from our product sales on a gross basis as we have control of the goods and have the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, we also assess whether we are primarily obligated in these transactions, are subject to inventory risk, have latitude in establishing prices, or have met several but not all of these indicators. Revenues are measured as the amount of consideration we expect to receive in exchange for transferring control of products to customers. Consideration from product sales is recorded net of value-added tax, and there is generally no other performance obligation other than the delivery of products. Proceeds from product sales are recognized at the point in time when the receipt of product is confirmed by the customer.

Hosting service.    Revenues are generated from hosting service and daily maintenance of servers for customers throughout the contractual period. The single performance obligation is to provide an environment for the servers to operate continuously which is satisfied over time. Such service revenue is recognized over time as the performance obligation is satisfied over the term of the contracts with customers.

Mining pool service.    We operate our mining pool, Sai.plus, to enable providers of computing power (“pool participants”) to participate in crypto-mining activities in an efficient manner in the blockchain network, in exchange for a fee (“pool operator fee”) for our coordination efforts as the pool operator. We receive all the mining rewards in our own name, and then allocate mining rewards to each pool participant net of the pool operator fees based on the sharing mechanism predetermined. The mining rewards include the block rewards and the transaction verification fees related to the transactions included in the block.

We consider ourselves the principal in transactions with the blockchain networks and recognizes the mining pool revenue on a gross basis. The performance obligation is to create or validate each block. Revenue is recognized at the point when the block creation or validation is complete, and we have received the rewards. Revenue is measured at the fair value of rewards upon receipt, which is not materially different than the fair value at contract inception. We consider ourselves the principal in transactions with the blockchain networks as we coordinate all the computing power within the mining pool, deliver such aggregated computing power to the blockchain network, collect centrally all mining rewards and distribute them in accordance with the predetermined sharing mechanisms. We have control over the pool participants’ computing power. Although the pool participants can enter and exit the pool at will and deploy the qualifying types of mining machines at the choices of the pool participants, during the mining process, we dictate the tasks and the participants’ mining machines merely follow the allocation prescribed by us. As a result, we are primarily responsible for fulfilling the promise to provide the specified service. Further, under existing sharing mechanisms, we are exposed to the risk that actual block rewards may differ from expected rewards, therefore, bear the inventory risk before the specified service has been transferred to a customer. We provide mining pool services under Sai.plus.

Agency service.    Revenue generated from agency service represents agency service to a customer for discovering electricity resources and identifying business partners. Such agency service revenue is recognized at the point in time when the agency service is completed and confirmed by the customer.

Income Taxes

We follow the guidance of ASC Topic 740 “Income taxes” and use liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive (loss)/ income in the period that includes the enactment date.

Uncertain Tax Positions

We use a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of our Hong Kong and PRC subsidiaries and VIE are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and wilful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB0.1 million. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the period from March 28, 2019 (inception) through December 31, 2019, year ended December 31, 2020, and for the six months ended June 30, 2020 and 2021, we did not have any material interest or penalties associated with tax positions. We did not have any significant unrecognized uncertain tax positions as of December 31, 2019, 2020 or June 30, 2021. We do not expect that our assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Issued or Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. According to ASU 2019-10, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. SAI is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial position and results of operations upon adoption

Internal Control over Financial Reporting

Prior to the Business Combination, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements, We and our independent registered public accounting firms identified two material weakness in our internal control over financial reporting as of December 31, 2021, 2020 and 2019. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to: (i) lack of sufficient resources with GAAP and the SEC reporting experiences in the accounting department to provide accurate information on a timely manner; and (ii) lack of the key monitoring mechanisms such as internal audit department to oversee and monitor Company’s risk management, business strategies and financial reporting procedures. SAI also lacks adequate designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness or significant deficiency in our internal control over financial reporting, as we will be required to do once we become a public company and our independent registered public accounting firm may be required to do once we cease to be an emerging growth company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified.

To remediate the material weakness identified in internal control over financial reporting, we have begun, and will continue to : (a) continuing our efforts to set up the internal audit department, and enhance the effectiveness of the internal control system; (b) continuing our efforts to implement necessary review and controls at related levels and all important documents and contracts (including all of its subsidiaries) will be submitted to the office of its Chief Administrative Officer and Chief Financial Officer for retention and review, and (c) hire qualified consultant to assess Sarbanes-Oxley Act compliance readiness, to assess where we can improve our overall internal control over financial reporting function, and to assist us in implementing improvements where necessary.

As a company with less than $1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Effective on May 30, 2022, SAI.TECH Global Corporation dismissed Friedman LLP (“Friedman”) as our independent registered public accounting firm.

Friedman’s report on the financial statements for the period from January 26, 2021 (inception) through December 31, 2021, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the period from January 26, 2021 (inception) through December 31, 2021, and in the subsequent interim periods through May 30, 2022, the date of dismissal of Friedman, there were no (1) disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction, would have caused them to make reference to the subject matter of the disagreements in its report on the financial statements for such period, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Effective on May 30, 2022 Audit Alliance LLP was appointed as our new independent registered public accounting firm.

The change in auditors was approved by our Board of Directors.

During the period from January 26, 2021 (inception) through December 31, 2021, and in the subsequent interim periods through May 30, 2022, prior to the engagement of Audit Alliance LLP, we did not consult Audit Alliance LLP regarding (i) the application of accounting principles to any specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to the registrant or oral advice was provided that the new accountant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was the subject of a disagreement as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16F of Form 20-F, or any reportable events as described in Item 16F(a)(1)(v) of Form 20-F.

MANAGEMENT

A. Directors and Senior Management

The following table sets forth information regarding our directors and executive officers as of the date of this registration statement.

Directors and Executive Officers	Age	Position/Title
Arthur Lee	29	Executive Director Chairman of the Board of Directors Chief Executive Officer
Hao Ge	32	Non-executive Director
Yao Shi(2)(5)(6)	51	Independent Director
Yusen Chen(1)(4)(6)	30	Independent Director
Jinlong Zhu(3)(4)(5)	41	Independent Director
Ian Chow	43	Chief Financial Officer

____________

(1)      Chairman of Compensation Committee

(2)      Chairman of the Audit Committee

(3)      Chairman of Nominating & Corporate Governance Committee

(4)      Member of the Audit Committee

(5)      Member of the Compensation Committee

(6)      Member of the Nominating & Corporate Governance Committee

Executive Officers

Arthur Lee (also referred to as Risheng Li) is our Founder and serves as our Chief Executive Officer and Chairman of the board of directors of SAI.TECH Global Corporation. With an in-depth understanding of energy and computing, he published his first book Computing: The Future of Computing and Energy in 2021; and his second book Energism is published in 2022. Arthur made the list of Forbes China 30 under 30 at 2021 and is one of the founding members of Forbes Global Alliance (FGA) — a subsidiary of Forbes Media Group, and a membership-based platform for entrepreneurs and company executives. Arthur received EMBA from Shanghai Jiao Tong University.

Ian Chow (also referred to as Zou Jian or Jian Zou) serves as our Chief Financial Officer. He served as a partner of BDO China LLP from March 2015 to August 2021, providing auditing and assurance service for public companies listed on China and the U.S. capital market. Prior to that, from October 2010 to October 2012, Ian served as investment director at China Equity Group and was in charge of due diligence, risk control, and portfolio management. Previously, he worked as the Chief Financial Officer of Shandong Haiwang Chemical Co., Ltd from October 2010 to October 2012, and as the senior manager of Bernstein & Pinchuk LLP from May 2008 to October 2010. Ian started his professional career in PwC Accountants as an auditor in 2003, and engaged in auditing, financial due diligence, corporate M&A advisory service in IPOs, private equity transactions and cross-border M&A transactions. He is a member of the American Institute of Certified Public Accountants, the Chinese Institute of Certified Public Accountants, and Certified Financial Analysts. Ian holds a master’s degree from Jiangxi University of Finance and Economics.

Directors

Hao Ge serves as a non-executive director. Mr. Ge was the co-founder of KuaiYouHuYu, a mobile gaming company since April 2018. He also serves as the investment advisor to Zhencheng Capital, a venture capital firm specializing in early-stage technology investments since May 2016. Prior to that, he was the CEO of Shanqian Technology from November 2015 to December 2016, a company providing electronic signature management systems. After that, he was the CEO of RenCaiYi, a company providing human resources SaaS management system, from January 2017 to December 2018. During September 2014 to September 2015, he initiated his career at Oracle as a software engineer, where he was involved in developing AIoT cloud service. Mr. Ge holds a bachelor’s degree from Illinois Wesleyan University and a master’s degree in computer science from Carnegie Mellon University.

Yao Shi serves as our independent director and the audit chairman. He is currently the CFO and vice president of ZhiHuaZhiGuo Group Co. Ltd. Prior to that, Mr. Shi served as the CFO of Suxuantang Pharmaceutical Co., Ltd, a NASDAQ-listed company from March 2017 to March 2020. Previously, he served as CFO and Chief Manager of

Guotaijiahe Insurance Co. Ltd from July 2006 to March 2017. Mr. Shi was the CFO of Amway China North China Branch from November 1996 to June 2009. Mr. Shi holds an MBA from Victoria University and a Bachelor’s degree from Changchun University of Science and Technology.

Yusen Chen serves as our independent director and chair of the compensation committee. Mr. Chen is currently serving as the founder and CEO of Hangzhou Jiao Gei Mao Ba Technology. Previously, he served as the co-founder and CEO of Beijing Chaitin Technology from 2016 to July 2021. In October 2019, Chaitin Technology was fully acquired by Alibaba Cloud Computing Co. Ltd., a subsidiary of the Alibaba Group. Prior to that, Mr. Chen was featured in the Forbes 30 under 30 Asia: Enterprise Technology list in 2017. Mr. Chen was a keynote speaker at the U.S. Black Hat Conference in 2015. He holds a Bachelor’s degree from Zhejiang University and was a visiting scholar at Northwestern University.

Jinlong Zhu serves as our independent director and chair of the nominating and corporate governance committee. Dr. Zhu is currently serving as a tenured associate professor at Southern University of Science and Technology, where he leads a project of solid-electrolyte battery materials supported by the Shenzhen Science and Technology Program. Dr. Zhu was formerly a staff scientist in HPSTAR (Center for High-Pressure Science &Technology Advanced Research) from November 2016 to June 2019. Prior to that, Dr. Zhu has had three years of post-doctorate experience at LANSCE (Los Alamos National Lab) since August 2010. Dr. Zhu also has two years of post-doctorate experience and one year experience as a research associate at HPSEC (High-Pressure Size Exclusion Chromatography); which is supported by the U.S. DOE (United States Department of Energy) and National Nuclear Security Administration at the University of Nevada Las Vegas, where he worked on functional materials, nature clathrates, and battery materials by using large facilities, like neutron source, and synchrotron radiation. He received funding in connection with an ARPA-E project (Advanced Research Projects Agency-Energy — a project supported by the U.S. DOE and in which Professor Goodenough is a team member) and as a Nobel Prize winner. Dr. Zhu holds a Ph.D. degree in physics: Condensed Matter Physics from the Institute of Physics CAS. Dr. Zhu holds a Bachelor’s degree in Engineering and Materials Science from Zhejiang University.

Family Relationships

There are no familial relationships among our directors and executive officers.

B. Compensation

2022 Equity Incentive Plan

Our board of directors and shareholders approved the adoption of the SAI Incentive Plan, effective as of April 29, 2022. The SAI Incentive Plan provides for the grant of various types of awards, including options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other awards. The SAI Incentive Plan, through the granting of awards, is intended to help SAI to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of SAI and any affiliate (as defined under Rule 144), and provide means by which the eligible recipients may benefit from increases in value of the Class A Ordinary Shares. The SAI Incentive Plan will initially be administered by the board of directors of SAI unless and until the board delegates administration of the plan to a committee.

Administration

Our Board will (i) determine from time to time (a) which of the persons eligible under the plan will be granted awards; (b) when and how each award will be granted; (c) what type or combination of types of award will be granted; (d) the provisions of each award granted (which need not be identical or comparable), including the time or times when a person will be permitted to exercise or otherwise receive an issuance of Class A Ordinary Shares or other payment pursuant to an award; (e) the number of Class A Ordinary Shares or cash equivalent with respect to which an award will be granted to each such person; and (f) the fair market value applicable to an award; (ii) construe and interpret the SAI Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for administration of the plan and awards; (iii) settle all controversies regarding the SAI Incentive Plan and awards granted under it; (iv) amend the SAI Incentive Plan in any respect the Board deems necessary or advisable; and (v) exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the

Company and that are not in conflict with the provisions of the plan or awards. The Board may delegate some or all of the administration of the SAI Incentive Plan to a committee and the Board or any such committee may delegate to officers of SAI the authority to do one or both of the following: (i) designate non-officer employees to be recipients of options and/or share appreciation rights and the terms of the awards and (ii) determine the number of Class A Ordinary Shares to be subject to the awards.

Share Reserves

Subject to adjustment as described in the plan, the maximum number of Class A Ordinary Shares that may be delivered in satisfaction of awards under the SAI Incentive Plan (the “Share Reserve”) is an initial 1,812,663 Class A Ordinary Shares, and subject to such adjustments in the plan, the then-applicable Share Reserve number will automatically increase (but not decrease) on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) three percent (3%) of the total number of Ordinary Shares of SAI outstanding on December 31st of the preceding year and (ii) such fewer number of Class A Ordinary Shares that the Board or any Committee may determine prior to January 1st of a given year; provided, if the effective date of the SAI Incentive Plan is after January 1, 2022, then the initial automatic increase shall occur on January 1, 2023 and the increases shall end on (and including) January 1, 2032. Shares underlying unvested awards that are forfeited or repurchased by SAI will revert to and again become available for issuance under the plan. Any shares reacquired by SAI in satisfaction of tax withholding obligations on an award or as consideration for the exercise or purchase price of an award will again become available for issuance under the plan.

In connection with an entity’s merger or consolidation with SAI or SAI’s acquisition of an entity’s property or stock (including pursuant to the Business Combination Agreement), the Board may grant awards in substitution for any options or other share or share-based awards granted before the merger or consolidation by the acquired entity or its affiliate. Substitute awards will not count against the Share Reserve, except that Class A Ordinary Shares acquired by exercise of substitute incentive stock options will count against the maximum number of Class A Ordinary Shares that may be issued pursuant to the exercise of incentive share options (as set forth above).

The maximum grant date fair value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year is (i) US$750,000 total in value or (ii) in the event such non-employee director is first appointed or elected to the Board during such calendar year, US$1,000,000 in total value.

The terms of each award granted under the plan will be set out in an award agreement.

Eligibility

Employees of SAI and its affiliates, members of the Board, consultants and other non-employee service providers of SAI and its affiliates are eligible to receive awards under the SAI Incentive Plan.

Awards

The SAI Incentive Plan provides for the grant of various types of awards, including options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the SAI Incentive Plan. Certain awards under the SAI Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the SAI Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Class A Ordinary Shares, but the Board (or committee thereof) may provide for cash settlement of any award. A brief description of each award type follows.

•        Share Options and Share Appreciation Rights (“SARs”). Share options will provide for the purchase of Class A Ordinary Shares in the future at an exercise price set on the grant date. U.S. tax-qualified “incentive stock options” (“ISOs”), by contrast to non-qualified share options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to U.S. taxpayers holding the incentive share options if certain holding period and other requirements of the Code are satisfied. SARs will entitle their holder, upon exercise, to receive from SAI an amount equal to the appreciation of the Class A Ordinary Shares subject to the award between the grant date and the exercise date.

The exercise price per Class A Ordinary Share subject to each share option or SAR will be set by the Board or its committee, provided that, except with respect to certain substitute options granted in connection with a corporate transaction, (i) no option or SAR may be granted to a U.S. participant with an exercise or strike price per Class A Ordinary Share below fair market value on the date of grant, without compliance with Section 409A of the Code or the participant’s consent, (ii) the exercise or strike price of each option or SAR granted to a participant outside of the U.S. shall comply with applicable law, and (iii) an option or SAR may be granted with an exercise or strike price lower than fair market value if such option or SAR is granted pursuant to an assumption or substitution for an option or share appreciation right granted by another company. In the case of ISOs granted to certain significant shareholders, such price will not be less than 110% of the fair market value of a Class A Ordinary Share on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). No share option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the applicable award agreement (or five years in the case of ISOs granted to certain significant shareholders).

To exercise a share option or SAR, a participant must provide notice of exercise in accordance with the procedures specified in the applicable award agreement or otherwise provided by SAI and pay the exercise price of the share options by any method of payment permitted by the Board.

Except as explicitly provided otherwise in a participant’s award agreement or other written agreement between a participant and SAI, if a participant’s continuous service with SAI or its affiliate is terminated for “cause,” the participant’s options and SARs (whether vested or unvested) will terminate and be forfeited immediately. In the event of any other termination of service, the participant would have a period following termination of service to exercise his or her vested award (but not later than the expiration date for the award), and any unvested portion would be forfeited without consideration as of the employment termination date.

•        Restricted Shares. Our Board may award Restricted shares. Restricted shares are an award of nontransferable Class A Ordinary Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Unless otherwise determined by the Board, a participant will have voting and other rights as a shareholder of SAI with respect to any Class A Ordinary Shares subject to a restricted share award. Dividends paid on restricted shares may be subject to the same vesting and forfeiture restrictions as apply to the Class A Ordinary Shares subject to the restricted share award to which they relate. Any restricted shares subject to performance-based vesting conditions shall provide that any dividends paid on restricted shares will be subject to the same vesting and forfeiture restrictions as apply to the Class A Ordinary Shares subject to the restricted share award to which they relate.

•        Restricted Share Units (“RSUs”). Our Board may award RSUs. RSUs are contractual promises to deliver in the future Class A Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the award agreement. RSUs remain forfeitable unless and until specified conditions are met. Dividend equivalents may be credited in respect of the Class A Ordinary Shares underlying the RSU award, as determined by the Board (or a committee thereof) and contained in the RSU award agreement. At the sole discretion of the Board or committee, dividend equivalents may be converted into additional Class A Ordinary Shares covered by the RSU award in such manner as determined by the Board or committee. Any additional Class A Ordinary Shares credited to the RSU award by reason of any dividend equivalents will be subject to all of the same terms and conditions of the underlying RSU award. Dividend equivalents distributed under the Plan will not be counted against the shares available for issuance under the SAI Incentive Plan.

•        Other Awards. Our Board may award other share, appreciation or cash-based awards under the SAI Incentive Plan, either alone or in addition to the awards described above. Such other awards may include awards that may vest or may be exercised or cash awards that may vest or become earned and paid contingent on the attainment during a performance period of performance goals or other criteria as the Board (or a committee thereof) may determine.

Vesting

Vesting conditions determined by the Board (or a committee thereof) may apply to each award and may include continued service, performance and/or other conditions. Except as otherwise provided in an award or other written agreement between a participant and SAI or its affiliate, vesting of awards granted under the SAI Incentive Plan will cease upon termination of a participant’s service.

Adjustments; Certain Transactions

The Board will have broad discretion to take action under the SAI Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of a change in capitalization or other corporate changes, including an extraordinary cash dividend, spin-off, split-off, sale of a subsidiary or business unit, public listing of a subsidiary or other similar transaction. In the event of a Transaction (as defined in the SAI Incentive Plan), except as may otherwise be provided in the award agreement or any other written agreement between SAI or any affiliate and the participant, or unless otherwise expressly provided by the Board at the time of grant of an award, the Board may (i) arrange for the surviving corporation or acquiring corporation to assume or continue the award or to substitute a similar award for the award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by SAI in respect of Class A Ordinary Shares issued pursuant to the award to the surviving corporation or acquiring corporation; (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such Transaction as the Board determines, with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by SAI with respect to the award; (v) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and (vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Board may take different actions with respect to the vested and unvested portions of an award.

In addition, upon a Change in Control (as defined in the SAI Incentive Plan), an award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in an award agreement or any other written agreement between SAI or an affiliate and the participant, but in the absence of such provision, no such acceleration will occur without Board action.

Claw-Back Policy

SAI may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the SAI Incentive Plan or otherwise in accordance with policies in effect on the date of grant of the applicable award and/or applicable law. In addition, a participant may be required to repay to SAI certain previously paid compensation, whether provided under the SAI Incentive Plan or an award agreement or otherwise, in accordance with SAI claw-back policies.

Plan Termination

The Board may suspend or terminate the SAI Incentive Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth anniversary of its effective date; provided, no ISOs will be granted on or after the earlier of (i) the tenth anniversary of the date the SAI Incentive Plan is adopted by the Board, or (ii) the tenth anniversary of the date the SAI Incentive Plan is approved by shareholders. No awards may be granted under the SAI Incentive Plan while the plan is suspended or after it is terminated.

Non-Executive Director Compensation

Our board of directors expects to adopt a non-employee director compensation policy in the near future. Members of our board of directors who are not employees will be eligible for awards pursuant to such policy.

Employment Agreements

We have entered into written employment agreements with our executive officers and certain directors describing their terms of employment.

Insurance and Indemnification

To the extent permitted under Cayman law, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We intend to obtain directors’ and officers’ insurance to insure such persons against certain liabilities in the near future. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

C. Controlled Company

We are, and expect to continue to be, a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for exemptions from certain corporate governance requirements. We do not intend to rely on those exemptions. However, we cannot guarantee that this may not change going forward.

Public Companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the Board of Directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Currently, Risheng Li, our controlling shareholder, beneficially owns roughly 43% of our total issued and outstanding Ordinary Shares, or roughly 88.2% of the total voting power. Upon the completion of this Offering, Risheng Li will beneficially own 35.2% of our total issued and outstanding Ordinary Shares, representing 84.4% of the total voting power. As a result, we will continue to be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

D. Board Practices

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Yao Shi, Yusen Chen, Jinlong Zhu qualify as independent as defined under the listing rules of Nasdaq. In addition, we are subject to the rules of the SEC and Nasdaq relating to the memberships, qualifications and operations of the audit committee and compensation committee, as discussed below.

Board Oversight of Risk

One of the core functions of our board of directors is to be informed oversight of our risk management process. We do not have a standing risk management committee, but rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight.

Committees of the Board of Directors

We currently have five directors, including three independent directors, on our board of directors. Our board of directors consists of an audit committee, a compensation committee, a nominating and corporate governance committee, and adopted a charter for each of the committees, which comply with the applicable requirements of current Nasdaq rules. The charter of each committee is available on our website. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Yao Shi, Yusen Chen and Jinlong Zhu. Yao Shi is the chairman of our audit committee. Yao Shi satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. All of the members of the Audit Committee currently satisfy the independence requirements and other established criteria of the NASDAQ Stock Market LLC (“NASDAQ”).

The Audit Committee is appointed by the Board of Directors of SAI.TECH Global Corporation to assist the Board in its oversight of the accounting and financial reporting processes of the Company and the Company’s compliance with legal and regulatory requirements. To assist the Board in fulfilling its responsibilities, the Committee shall oversee:

(a)     Audits of the financial statements of the Company;

(b)    The integrity of the Company’s financial statements;

(c)     The Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

(d)    The qualifications, engagement, compensation, independence and performance of the Company’s independent auditor, and the auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company;

(e)     The performance of the Company’s internal audit function, if any.

Compensation Committee

Yusen Chen, Yao Shi and Jinlong Zhu serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we have three members of the compensation committee, all of whom must be independent. Yusen Chen, Yao Shi and Jinlong Zhu is deemed to be independent by our board of directors. Yusen Chen serves as chair of the compensation committee.

Our compensation committee is appointed by the Board of Directors of SAI.TECH Global Corporation to assist the Board in overseeing the Company’s employee compensation policies and practices. The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes in such manner as the Committee determines is appropriate:

(a)     Establish and review the objectives of the Company’s management compensation programs and its basic compensation policies;

(b)    Review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

(c)     Review and approve, subject to such further action of the Board as the Board shall determine, any employment, compensation, benefit or severance agreement with any executive officer;

(d)    Evaluate the performance of the CEO and other executive officers against corporate goals and objectives including the annual performance objectives;

(e)     Determine and approve the compensation level for other members of senior management of the Company as the Committee or the Board may from time to time determine to be appropriate;

(f)     Review at least annually the compensation of other employees as the Committee determines to be appropriate;

(g)    Review on a periodic basis the Company’s management compensation programs, and recommend to the Board any appropriate modifications or new plans, programs or policies;

(h)    Review, approve and recommend to the Board the adoption of any equity-based compensation plan for employees of or consultants to the Company and any modification of any such plan;

(i)     Administer the Company’s equity-based compensation plans for employees of and consultants to the Company as provided by the terms of such plans, including authorizing all awards made pursuant to such plans;

(j)     Review, approve and recommend to the Board the adoption of any non-equity-based incentive compensation plan for employees of or consultants to the Company and any material modification of any such plan and review at least annually the awards made pursuant to such plans;

(k)    Review, approve and recommend to the Board the adoption of any employee retirement plan, and other material employee benefit plan, and any material modification of any such plan;

(l)     Review (a) the Company’s compensation policies and practices for executives, management employees and employees generally to assess whether such policies and practices could lead to excessive risk taking behavior and (b) the manner in which any risks arising out of the Company’s compensation policies and practices are monitored and mitigated and adjustments necessary to address changes in the Company’s risk profile;

(m)   With respect to any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation: (a) annually, or from time to time as the Committee deems appropriate, assess whether the work of any such compensation consultant (whether retained by the compensation committee or management) has raised any conflicts of interest; and (b) review the engagement and the nature of any additional services provided by such compensation consultant to the Committee or to management, as well as all remuneration provided to such consultant;

(n)    Annually, or from time to time as the Committee deems appropriate and prior to retention of any advisers to the Committee, assess the independence of compensation consultants, legal and other advisers to the Committee, taking into consideration all relevant factors the Committee deems appropriate to such adviser’s independence, including factors specified in the listing standards of Nasdaq;

(o)    Review the form and amount of director compensation at least annually, and make recommendations thereon to the Board;

(p)    Oversee and monitor other compensation related policies and practices of the Company, including: (i) compliance by management with rules regarding equity-based compensation plans for employees and consultants pursuant to the terms of such plans, and the guidelines for issuance of awards as the Board or Committee may establish; and (ii) the Company’s recoupment policy and procedures;

(q)    Oversee stockholder communications relating to executive compensation and review and make recommendations with respect to stockholder proposals related to compensation matters; and

(r)     Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Yao Shi, Yusen Chen and Jinlong Zhu. Jinlong Zhu is the chairman of our nominating and corporate governance committee.

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board of Directors of SAI.TECH Global Corporation consistent with criteria approved by the Board, to recommend that the Board select the director nominees for the next annual meeting of shareholders, to review and recommend proposed changes to the Company’s Corporate Governance Guidelines, as applicable, and to oversee the evaluation of the Board. The nominating and corporate governance committee will be responsible for, among other things:

(a)     Director Nominees. Subject to the right of any third party to designate a director to serve on the Board, including pursuant to the Shareholders’ Agreement, the Committee will identify individuals qualified to become members of the Board.

(b)    Criteria for Selecting Directors.

(c)     Periodically review the Board committee structure and, subject to the right of any third party to designate a director to serve on a committee of the Board, including pursuant to the Shareholders’ Agreement, recommend to the Board for its approval directors to serve as members and chair of each committee.

(d)    Periodically review the Board’s leadership structure to assess whether it is appropriate given the specific characteristics and circumstances of the Company and recommend any proposed changes to the Board.

(e)     Review director changes in position or circumstances.

(f)     Review and reassess the adequacy of the Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

(g)    Oversee the annual self-evaluations of the Board, its committees, and management.

(h)    Make recommendations to the Board regarding other Corporate Governance Matters.

(i)     Report regularly to the Board of Directors regarding the activities of the committee.

(j)     Committee Self-Evaluation.

(k)    Periodically review and reassess Committee Charters and submit any recommended changes to the Board for its consideration.

Director Nominations

Our nominating and corporate governance committee will screen and recommend to the board of director candidates for nomination for election at the annual meeting of the shareholders. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our amended and restated memorandum and articles of association.

In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, character, and the ability to exercise sound judgement, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the board of directors.

Code of Business Conduct

As a public company, we have a responsibility to ensure that our filings with the Securities and Exchange Commission (the “SEC”) and other public communications are timely and accurate. We have adopted a code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. It is available on our website. Each person agrees that he or she will:

(a)     Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)    Produce full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the Securities and Exchange Commission and in other public communications we make;

(c)     Comply with applicable governmental laws, rules and regulations;

(d)     Promptly report any violations of this Code of Business Ethics to our Chief Legal Officer or Audit Committee;

(e)     Adhere to the Code of Business Ethics, including fair process by which to determine violations; and

(f)     Protect the Company’s legitimate business interests, including its assets and corporate opportunities.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including independence of the Board, separate sessions of independent directors, lead director, director qualification standards and additional selection criteria, director orientation and continuing education, service on other boards, directors who resign or materially change their current positions with their own company or become aware of circumstances that may adversely reflect upon the director or the company, mandatory retirement, director responsibilities, compensation, share ownership, board access to senior management, board access to independent advisors, self-evaluation, frequency of meetings, director attendance, attendance of non-directors, advance receipt of meeting materials, committee matters and succession planning. A copy of our corporate governance guidelines is posted on our website.

E. Employees

Our ability to maintain a trained management team and other employees is critical to the success of our business. We had a total of 6, 9 and 27 employees as of December 31, 2019, 2020 and 2021, respectively. The table below sets forth the number of employees categorized by function as of the date of this registration statement.

Function	Number of employees
Management and Administration	4
Sales, Marketing and Operating	9
Technology and Product Development	10
Administrative Support	6
Total	29

The remuneration package of our employees includes salary, bonus, stock options and other cash benefits. In accordance with applicable regulations in China, we participate in a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a personal injury insurance plan, a maternity insurance plan and a housing reserve fund for the benefit of all of our employees. We have not experienced any material labor disputes or disputes with the labor department of the PRC government since our inception.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of common shares and Ordinary Shares as of the date of this registration statement by:

•        each person known to us who will beneficially own more than 5% of the common shares and Ordinary Shares;

•        each of our executive officers and directors; and

•        all of the executive officers and directors of as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares or common shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares and common shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The percentages of shares beneficially owned is computed, respectively, on the bases of 12,933,653 Class A Ordinary Shares and 9,630,634 Class B Ordinary Shares currently outstanding and does not include 2,244,493 Class A Ordinary Shares issuable upon the exercise of the IPO Warrants.

	Class A Shares	% of Class	Class B Shares	% of Class	Voting Power
Executive Officers and Directors(1):
Risheng Li(2)	—	—	9,630,634	100%	88.2%
Yao Shi	—	—	—	—	—
Yusen Chen	—	—	—	—	—
Jinlong Zhu	—	—	—	—	—
Ian Chow	—	—	—	—	—
Hao Ge	—	—	—	—	—
All directors and executive officers as a group (6 individuals)	—	—	9,630,634	100%	88.2%
Five Percent or More Holders:
TradeUp Global Sponsor LLC(3)	1,287,027	10%	—	—	1.2%
Eternal Selead Technology Holding Limited (4)	668,902	5.2%	—	—	0.6%
Haonan Technology Holding Limited(5)	668,902	5.2%	—	—	0.6%
Tospring Technology Limited(6)	974,919	7.5%	—	—	0.9%
Fan Yinliang(7)	1,201,101	9.3%	—	—	1.1%
ZenGolden L.P.(8)	1,606,838	12.4%	—	—	1.5%
Energy Science Artist Holding Limited(9)	—	—	9,630,634	100%	88.2%
LilOrange Holding Limited(10)	1,070,017	8.3%	—	—	1%

____________

*        Less than 1%.

(1)      The business address of the directors and executive officers of SAI is #01-05 Pearl’s Hill Terrace Singapore, 168976.

(2)      Represents shares beneficially owned indirectly by Risheng Li, and owned directly by Energy Science Artist Holding Limited.

(3)      The address of TradeUp Global Sponsor LLC is 437 Madison Avenue, 27th Floor, New York, New York 10022.

(4)      The address of Eternal Selead Technology Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(5)      The address of Haonan Technology Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(6)      The address of Tospring Technology Limited is Vistra Corporate Services Center, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahe, Republic of Seychelles.

(7)      Represents shares beneficially owned indirectly by Fan Yinliang, and owned directly by Make World Better Limited. The address of Make World Better Limited is 2/F, Palm GroveHouse, P.O. Box 3340, Road Town, Tortola, British Virgin Islands.

(8)      The address of ZenGolden L.P. is 3-212 Governors Square, 23 Lime Tree Bay Avenue, Seven Mile Beach, Grand Cayman, Cayman Islands, KY1-1203.

(9)      The address of Energy Science Artist Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(10)    The address of LilOrange Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

TradeUP Class B Ordinary Shares

On February 1, 2021, TradeUP Global Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), acquired 1,150,000 TradeUP Class B Ordinary Shares for an aggregate purchase price of $25,000. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 TradeUP Class B Ordinary Shares to TradeUP’s independent directors at the same price originally paid for such shares. On May 3, 2021, the Sponsor converted 850,000 TradeUP Class B Ordinary Shares into 850,000 TradeUP Class A Ordinary Shares. On May 12, 2021, the Sponsor forfeited 27,753 TradeUP Class B Ordinary Shares for no consideration as a result of the TradeUP IPO underwriters’ partial exercise of their over-allotment option.

The Sponsor has agreed not to transfer, assign or sell 50% of its TradeUP Class B Ordinary Shares until the earlier to occur of: (1) six months after the Closing; and (2) subsequent to the Closing (a) the date on which TradeUP completes a liquidation, merger, share exchange or other similar transaction that results in all of TradeUP shareholders having the right to exchange their TradeUP Class A Ordinary Shares for cash, securities or other property or (b) if the closing price of TradeUP’s Class A Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after TradeUP’s initial business combination. The Sponsor may not transfer, assign or sell the remaining 50% of TradeUP Class B Ordinary Shares until six months after the Closing.

Upon the effective date of Business Combination, all TradeUP Class B Ordinary shares were effectively converted into Class A Ordinary Shares, subject to lock-up agreements described below as “TradeUP Lock-Up Agreement”.

Private Shares

The Sponsor purchased an aggregate of 224,780 private shares, at a price of $10.00 per share, or $2,247,800 in the aggregate, in private placements that occurred simultaneously with the closing of the TradeUP IPO and the sale of additional units pursuant to the underwriters’ partial exercise of their over-allotment option. The private shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination.

Sponsor Loan

On February 2, 2021, the Sponsor agreed to lend TradeUP up to $300,000 to be used for a portion of the expenses of the TradeUP IPO. This loan was non-interest bearing, unsecured and was due at the earlier of (1) June 30, 2021 or (2) the closing of the TradeUP IPO. The outstanding balance under the loan was repaid at the closing of the TradeUP IPO on May 3, 2021.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of TradeUP’s directors and officers maintained the option, but were not obligated, to lend TradeUP funds as it may have required. As of December 31, 2021, TradeUP had an outstanding balance of $130,000 under the working capital loans. As of the filing date of this report, all outstanding balances under the working capital loans have been repaid.

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain agreements were entered into pursuant to the Business Combination Agreement. These agreements include:

Support Agreements

In connection with the execution of the Business Combination Agreement, TradeUP, the TradeUP initial shareholders, SAI, the SAI Founder and certain shareholders of SAI entered into transaction support agreements, pursuant to which, among other things, each agreed to vote at any meeting of TradeUP (in the case of the TradeUP initial shareholders) or SAI (in the case of SAI shareholders) in favor of the Business Combination Agreement and the consummation of the transactions contemplated thereby.

TradeUP Support Agreement

In connection with the execution of the Business Combination Agreement, TradeUP, the TradeUP initial shareholders and Old SAI entered into the TradeUP Support Agreement. Under the TradeUP Support Agreement, the TradeUP initial shareholders, among other things, agreed to: (1) appear at any meeting of TradeUP shareholders for purposes of determining a quorum; (2) vote their respective TradeUP Class A Ordinary Shares in favor of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal; (3) not to transfer their respective TradeUP Class A Ordinary Shares prior to the termination of the TradeUP Support Agreement; (4) waive anti-dilution rights under the current memorandum and articles of association (as holders of TradeUP Class B Ordinary Shares); (5) waive dissenter’s rights under Section 238 of the Companies Act; and (6) not to redeem any of their respective TradeUP Class A Ordinary Shares.

SAI Support Agreement

In connection with the execution of the Business Combination Agreement, TradeUP, the Sponsor, Old SAI and certain Old SAI shareholders entered into the SAI Support Agreement. Under the SAI Support Agreement, the Old SAI shareholders, among other things, agreed to: (1) appear at any meeting of Old SAI shareholders for purposes of determining a quorum; (2) vote their respective Ordinary Shares in favor of the Business Combination Agreement and the transactions contemplated thereby, including the merger; (3) not to transfer their respective TradeUP Class A Ordinary Shares prior to the termination of the SAI Support Agreement; and (4) waive dissenter’s rights under Section 238 of the Companies Act.

New Registration Rights Agreement

In connection with the Business Combination, concurrently with Closing, Old SAI, the Sponsor and certain Old SAI shareholders entered into the New Registration Rights Agreement. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, SAI is required, as soon as practicable, but in any event within 30 days after Closing, to file a registration statement to permit the public resale of all the registrable securities held by any party to the New Registration Rights Agreement from time to time and holders of registrable securities under the New Registration Rights Agreement may demand SAI facilitate a registered offering of such securities. The New Registration Rights Agreement also (1) provided the holders of registrable securities with “piggy-back” registration rights, subject to certain requirements and customary conditions and (2) terminated the Registration Rights Agreement.

Lock-Up Agreements

At Closing, (1) the TradeUP initial shareholders entered into the TradeUP Lock-Up Agreement, (2) the SAI Founder and management of Old SAI, and certain other Old SAI shareholders, entered into the SAI Affiliate Lock-Up Agreement and (3) the other Old SAI shareholders entered into the SAI Shareholder Lock-Up Agreement. Immediately following the consummation of the Business Combination, approximately 22,564,287 Ordinary Shares (including both Class A and Class B Ordinary Shares), or approximately 83.3% of the outstanding Ordinary Shares, are subject to the lock-up arrangements described below.

TradeUP Lock-Up Agreement

The TradeUP Lock-Up Agreement contains certain restrictions on transfers with respect to any Class A Ordinary Shares held by the TradeUP initial shareholders immediately after Closing. Such restrictions began at Closing and end on the first anniversary of Closing, with such Ordinary Shares being subject to earlier release on the date on which the volume weighted average trading price of Class A Ordinary Shares exceeds $14.00 per share (with respect to 50% of such Class A Ordinary Shares) and $17.50 per share (with respect to the remaining 50% of such Class A Ordinary Shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after Closing.

SAI Affiliate Lock-Up Agreement

The SAI Affiliate Lock-Up Agreement contains certain restrictions on transfer with respect any Class A Ordinary Shares received pursuant to the Business Combination Agreement. Such restrictions began at Closing and end on the first anniversary of the closing, with such Class A Ordinary Shares being subject to earlier release on the date on which the volume weighted average trading price of Class A Ordinary Shares exceeds $14.00 per share (with respect to 50% of such Class A Ordinary Shares) and $17.50 per share (with respect to the remaining 50% of such Class A Ordinary Shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after Closing.

SAI Shareholder Lock-Up Agreement

The SAI Shareholder Lock-Up Agreement contains certain restrictions on transfer with respect to the Class A Ordinary Shares received by SAI shareholders pursuant to the Business Combination Agreement other than SAI shareholders subject to the SAI Affiliate Lock-Up Agreement. Such restrictions began at Closing and end on the six-month anniversary of Closing.

Offering Lock-Up Agreements

We, each of our officers and directors, and holder(s) of ten percent (10%) or more of the outstanding Class A Ordinary Shares as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 90 days after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion, and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the Offering Lock-Up Agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Other Relationships

Except as otherwise disclosed in this report statement/prospectus, no compensation of any kind, including finder’s and consulting fees, were paid by TradeUP to the Sponsor, TradeUP’s directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on TradeUP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Audit Committee reviewed on a quarterly basis all payments that were made to the Sponsor, directors, officers or their respective affiliates.

Currently, members of TradeUP’s management team who remained with TradeUP (currently SAI) may be paid consulting, management or other fees from us with any and all amounts being fully disclosed to shareholders, to the extent then known.

SAI Related Party Transactions

The related party transactions summarized by different natures are as follows:

	From March 28 (inception) to December 31, 2019	For the years ended December 31,
		2020	2021
	US$	US$	US$
Settlement of advance to related parties for daily operation
Mr. Risheng Li	—	406	235
Mr. Liedong Wang	45	396	415
Mr. Dahan Bao	—	31	30
Repayment from related parties
Mr. Risheng Li	—	203	36
Mr. Liedong Wang	18	22	14
Mr. Dahan Bao	—	—	—

Related Person Transactions Policy Following the Business Combination

Indemnification Agreements

On the Closing Date, the Company entered into indemnity agreements with each of its directors and officers (the “Indemnity Agreements”), undertaking to indemnify them to the fullest extent permitted by law on the terms set forth therein. This indemnification is limited to events where the director or officer acted in good faith and in a manner the relevant director or officer reasonably believed to be in and/or not opposed to the best interests of SAI, and the relevant director or officer had no reasonable cause to believe that his or her conduct was unlawful.

The foregoing summary of the Indemnity Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the form of Indemnity Agreement, a copy of which is filed as Exhibit 10.9.

Policies and Procedures for Related Person Transactions

Effective upon the closing date, the board of directors of SAI adopted a written related person transaction policy that set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which SAI or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of SAI’s executive officers or directors;

•        any person who is known by SAI to be the beneficial owner of more than 5% of SAI’s voting securities;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of SAI’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of SAI’s voting securities; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee have the responsibility to review related party transactions.

DESCRIPTION OF SECURITIES AND ARTICLES OF ASSOCIATION

As of September 26, 2022, the Company had 12,933,653 Class A Ordinary Shares issued and outstanding, and 2,244,493 IPO Warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share issued and outstanding.

SAI is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

SAI’s authorized share capital consists of 350,000,000 shares of a par value of $0.0001 each, consisting of 330,369,366 Class A Ordinary Shares, 9,630,634 convertible Class B Ordinary Shares and 10,000,000 preference shares.

All Class A Ordinary Shares issued and outstanding at the consummation of the Business Combination were fully paid and non-assessable.

The following are summaries of material provisions of the Amended and Restated Memorandum and Articles of Association and the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced (the “Companies Act”), insofar as they relate to the material terms of the Class A Ordinary Shares.

Ordinary Shares

General

Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights except for voting, conversion and director appointment and removal rights. SAI maintains a register of its shareholders and a shareholder is only entitled to a share certificate if the board of directors of SAI resolves that share certificates be issued.

Risheng Li controls the voting power of all of the outstanding Class B Ordinary Shares. Although Mr. Li controls the voting power of all of the outstanding Class B Ordinary Shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a permitted transferee under the Amended and Restated Memorandum and Articles of Association, those Class B Ordinary Shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in certain other circumstances described below in “— Optional and Automatic Conversion.”

Dividends

The holders of Class A Ordinary Shares are entitled to such dividends as may be declared by the Board as it may, in its discretion, lawfully declare from time to time. Class A Ordinary Shares and Class B Ordinary Shares rank equally as to dividends and other distributions. The Amended and Restated Memorandum and Articles of Association provides that dividends may be declared and paid out of our profits, realized or unrealized, out of the share premium account or as otherwise permitted by law. No dividend may be made on any Class A Ordinary Shares unless a dividend in equal proportion is made on the Class B Ordinary Shares. Except as otherwise provided by the rights attached to any Class A Ordinary Shares, dividends and other distributions may be paid in any currency. Our Board o may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Voting Rights

In respect of all matters upon which holders of Class A Ordinary Shares are entitled to vote, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to ten votes. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded.

Class A Ordinary Shares and Class B Ordinary Shares vote together on all matters, except that we will not, without the approval of holders of a majority of the voting power of the Class B Ordinary Shares, voting exclusively and as a separate class:

•        increase the number of authorized Class B Ordinary Shares;

•        issue any Class B Ordinary Shares or securities convertible into or exchangeable for Class B Ordinary Shares, other than to Risheng Li or his affiliates;

•        create, authorize, issue, or reclassify into, any preference shares in the capital of SAI or any shares in the capital of SAI that carry more than one vote per share;

•        reclassify any Class B Ordinary Shares into any other class of shares or consolidate or combine any Class B Ordinary Shares without proportionately increasing the number of votes per Class B Ordinary Share; or

•        amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Optional and Automatic Conversion

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a permitted transferee of such holder under the Amended and Restated Memorandum and Articles of Association, each such Class B Ordinary Share will automatically and immediately convert into one Class A Ordinary Share. In case of any transfer of Class B Ordinary Shares to a person who at any later time ceases to be a permitted transferee under the Amended and Restated Memorandum and Articles of Association, we may refuse registration of any subsequent transfer except back to the transferor of such Class B Ordinary Shares, and otherwise, such Class B Ordinary Shares will automatically and immediately convert into an equal number of Class A Ordinary Shares.

Each Class B Ordinary Share will automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) on the earliest to occur of 5:00 p.m., Cayman Islands time:

•        on the first anniversary of Mr. Li’s death or incapacity; or

•        on a date determined by the board of directors of SAI during the period commencing 90 days after, and ending 180 days after, the date on which Mr. Li is terminated for cause (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable).

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended and Restated Memorandum and Articles of Association and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the Board.

Class B Ordinary Shares may be transferred only to a permitted transferee under the Amended and Restated Memorandum and Articles of Association and any Class B Ordinary Shares otherwise will be converted into Class A Ordinary Shares. See “— Optional and Mandatory Conversion.”

If the Class A Ordinary Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Amended and Restated Memorandum and Articles of Association on terms that one cannot be transferred without the other, the Board will refuse to register the transfer of any such Class A Ordinary Shares without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

Liquidation

The Class A Ordinary Shares and Class B Ordinary Shares rank equally upon occurrence of any liquidation or winding up, in the event of which our assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder. The redemption of such shares will be effected in such manner and upon such other terms as we may, by special resolution, determine before the issue of the shares.

Variations of Rights of Shares

Subject to certain provisions of the Amended and Restated Memorandum and Articles of Association governing the Class B Ordinary Shares, if at any time our share capital is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

We will hold an annual general meeting at such time and place as our Board will determine. At least five calendar days’ notice shall be given for any general meeting. The Board, the chief executive officer or the chairman may call general meetings. The holders of a majority of the Class A Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of the Class B Shares shall be required in any event.

Inspection of Books and Records

The Board will determine whether, to what extent, at what times and places and under what conditions or regulations our accounts and books will be open to the inspection of our shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document except as required by the Companies Act or authorized by shareholders in a general meeting.

Changes in Capital

We may from time to time by ordinary resolution, subject to the rights of holders of Class B Ordinary Shares:

•        increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•        consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•        sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•        cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the rights of Class B Ordinary Shares, we may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

Preference Shares

The Amended and Restated Memorandum and Articles of Association authorize 10,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The board of directors of SAI is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without approval of holders of Class A Ordinary Shares, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. The ability of the board of directors of SAI to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of SAI or the removal of existing management. Although it is not expected that we will issue any preference shares, we cannot assure you that it will not do so in the future.

IPO Warrants

Set forth below is also a description of the IPO Warrants that are currently issued and outstanding. These are the same warrants issued and outstanding in connection with the TradeUP initial public offering (the “TradeUP IPO”).

Each whole IPO Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the TradeUP IPO and 30 days after April 29, 2022, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its IPO Warrants only for a whole number of Class A Ordinary Shares. This means only a whole IPO Warrant may be exercised at a given time by a warrant holder. No fractional IPO Warrants were issued upon separation of the units and only whole IPO Warrants will trade. The IPO Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of an IPO Warrant and have no obligation to settle such IPO Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the IPO Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No IPO Warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of an IPO Warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the IPO Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an IPO Warrant, the holder of such IPO Warrant will not be entitled to exercise such IPO Warrant and such IPO Warrant may have no value and expire worthless. In no event will we be required to net cash settle any IPO Warrant. In the event that a registration statement is not effective for the exercised IPO Warrants, the purchaser of a unit containing such IPO Warrant will have paid the full purchase price for the unit solely for the Class A Ordinary Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the IPO Warrants, and will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the IPO Warrants expire or are redeemed, as specified in the warrant agreement; provided that if Class A Ordinary Shares are at the time of any exercise of an IPO Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of IPO Warrants who exercise their IPO Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, it will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the IPO Warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise IPO Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the IPO Warrants for that number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the IPO Warrants, multiplied by the excess of the “Fair Market Value” (defined below) less the exercise price of the IPO Warrants by (y) the Fair Market Value and (B) 0.361. The “Fair Market Value” as used in this paragraph shall mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of IPO Warrants when the price per Class A Ordinary Share equals or exceeds $16.50

Once the IPO Warrants become exercisable, we may redeem the outstanding IPO Warrants:

•        in whole and not in part;

•        at a price of $0.01 per IPO Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $16.50 per share (including adjustments to the number of shares issuable upon exercise or the exercise price of an IPO Warrant as described under the heading “— IPO Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the IPO Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the IPO Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the IPO Warrants become redeemable, we may exercise our redemption rights even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the IPO Warrants, each warrant holder will be entitled to exercise his, her or its IPO Warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $16.50 redemption trigger price (including adjustments to the number of shares issuable upon exercise or the exercise price of an IPO Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Ordinary Shares to be issued to the holder. If, at the time of redemption, the IPO Warrants are exercisable for a security other than the Class A Ordinary Shares pursuant to the warrant agreement, the IPO Warrants may be exercised for such security. At such time as the IPO Warrants become exercisable for a security other than the Class A Ordinary Shares, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the IPO Warrants.

Redemption procedures

A holder of an IPO Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such IPO Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding Class A Ordinary Shares is increased by a capitalization or share dividend paid in Class A Ordinary Shares to all or substantially all holders of Class A Ordinary Shares, or by a split-up of Class A Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each IPO Warrant will be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the IPO Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the IPO Warrants are then convertible), other than (1) as described above, (2) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each IPO Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (3) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a proposed initial business combination, (4) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a shareholder vote to approve an amendment to the current memorandum and articles of association that would affect the substance or timing of its obligation to provide for the redemption of public shares in connection with an initial business combination or to redeem 100% of our public shares if it has not consummated an initial business combination within 18 months from the closing of this offering, or (5) in connection with the redemption of public shares upon failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each IPO Warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the IPO Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the IPO Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the registered holders of the IPO Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the IPO Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the IPO Warrants would have received if such holder had exercised their IPO Warrants immediately prior to such event.

The IPO Warrants were issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and TradeUP. The warrant agreement provides that the terms of the IPO Warrants may be amended without the consent of any holder for the purpose of: (1) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the IPO Warrants and the warrant agreement set forth in this registration statement, or defective provision; (2) amending the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the warrant agreement; or (3) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the IPO Warrants. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement for the TradeUP IPO for a complete description of the terms and conditions applicable to the IPO Warrants and is filed as an exhibit hereto.

The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their IPO Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the IPO Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Class B Warrants

Set forth below is also a description of the Class B Warrants that are being offered as part of the Offering Units, in this Offering. These are different from the IPO Warrants issued and outstanding in connection with the TradeUP initial public offering (the “TradeUP IPO”).

Each whole Class B Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $[    ] per share, subject to adjustment as discussed below, upon the Offering Closing. Pursuant to the Class B Warrant Agreement, a warrant holder may exercise its Class B Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Class B Warrant may be exercised at a given time by a warrant holder. No fractional Class B Warrants will be issued upon separation of the Offering Units. The Class B Warrants will not be registered to trade on a public market. The Class B Warrants will expire five years after the Offering Closing, at 5:00 p.m., New York City time, or earlier upon liquidation.

Anti-Dilution Adjustments

If the number of outstanding Class A Ordinary Shares is increased by a capitalization or share dividend paid in Class A Ordinary Shares to all or substantially all holders of Class A Ordinary Shares, or by a split-up of Class A Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Class B Warrant will be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Class B Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Class B Warrants are then convertible), other than (1) as described above, (2) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each Class B Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (3) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a proposed initial business combination, (4) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a shareholder vote to approve an amendment to the current memorandum and articles of association that would affect the substance or timing of its obligation to provide for the redemption of public shares in connection with an initial business combination or to redeem 100% of our public shares if it has not consummated an initial business combination within 18 months from the closing of this offering, or (5) in connection with the redemption of public shares upon failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Class B Warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Class B Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Class B Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the registered holders of the Class B Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Class B Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Class B Warrants would have received if such holder had exercised their Class B Warrants immediately prior to such event.

The Class B Warrants were issued in book registered form under an agreement between Transhare Corporation, as warrant agent, and SAI. The Class B Warrant Agreement provides that the terms of the Class B Warrants may be amended without the consent of any holder for the purpose of: (1) curing any ambiguity or correct any mistake, including to conform the provisions of the Class B Warrant Agreement to the description of the terms of the Class B Warrants and the Class B Warrant Agreement set forth in this registration statement, or defective provision; (2) amending the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the Class B Warrant Agreement; or (3) adding or changing any provisions with respect to matters or questions arising under the Class B Warrant Agreement as the parties to the Class B Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Class B Warrants. You should review a copy of the Class B Warrant Agreement, which is filed as an exhibit to this registration statement for a complete description of the terms and conditions applicable to the Class B Warrants and is filed as an exhibit hereto.

The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their Class B Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Class B Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Securities Offered in this Offering

We are offering Offering Units, with each Offering Unit consisting of one Class A Ordinary Share and one Class B Warrant to purchase one Class A Ordinary Share.

We are also registering the Class A Ordinary Shares included in the Offering Units and the Class A Ordinary Shares issuable from time to time upon exercise of Class B Warrants included in the Offering Units offered hereby. Our Offering Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares and the Class B Warrants comprising our Offering Units are immediately separable and will be issued separately in this offering.

The following summary of certain terms and provisions of the Class B Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class B Warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Class B Warrant.

Exercisability.    The Class B Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Class B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class B Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Class A Ordinary Shares underlying the Class B Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class B Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Class B Warrant. No fractional Class A Ordinary Shares will be issued in connection with the exercise of a Class B Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Price.    The exercise price per whole Class A Ordinary Share purchasable upon exercise of the Class B Warrants is $[    ] per share. The exercise price and number of Class A Ordinary Share issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares.

Transferability.    Subject to applicable laws, the Class B Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.    We do not intend to apply for the listing of the Class B Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Class B Warrants will be limited.

Rights as a Shareholder.    Except as otherwise provided in the Class B Warrants or by virtue of such holder’s ownership of our Class A Ordinary Shares, the holder of a Class B Warrant does not have the rights or privileges of a holder of our Class A Ordinary Shares, including any voting rights, until the holder exercises the warrant.

Fundamental Transactions.    In the event of a fundamental transaction, as described in the Class B Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Class A Ordinary Share, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Class B Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class B Warrant, in the event of certain fundamental transactions, the holders of the Class B Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class B Warrants on the date of consummation of such transaction.

Governing Law.    The Class B Warrants and Class B Warrant Agreement are governed by the laws of the State of New York.

Enforceability of Civil Liability under Cayman Islands Law

SAI has been advised by Harney Westwood & Riegels LP, its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against SAI judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against SAI predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 26, 2022, the Company had 12,933,653 Class A Ordinary Shares issued and outstanding, and 2,244,493 IPO Warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share issued and outstanding.

SAI is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

SAI’s authorized share capital consists of 350,000,000 shares of a par value of $0.0001 each, consisting of 330,369,366 Class A Ordinary Shares, 9,630,634 convertible Class B Ordinary Shares and 10,000,000 preference shares. All Class A Ordinary Shares issued and outstanding at the consummation of the Business Combination are fully paid and non-assessable.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Ordinary Shares then issued and outstanding; or

•        the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Offering Lock-Up Agreements

We, each of our officers and directors, and holder(s) of ten percent (10%) or more of the outstanding Class A Ordinary Shares as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 90 days after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion, and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the Offering Lock-Up Agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Lock-Up Agreements

At Closing, (1) the TradeUP initial shareholders entered into the TradeUP Lock-Up Agreement, (2) the SAI Founder and management of Old SAI, and certain other Old SAI shareholders, entered into the SAI Affiliate Lock-Up Agreement and (3) the other Old SAI shareholders entered into the SAI Shareholder Lock-Up Agreement. Immediately following the consummation of the Business Combination, approximately 22,564,287 Class A Ordinary Shares (including both Class A and Class B Ordinary Shares), or approximately 84.3% of the outstanding Class A Ordinary Shares (assuming no redemptions), will be subject to the lock-up arrangements described below.

TradeUP Lock-Up Agreement

The TradeUP Lock-Up Agreement contains certain restrictions on transfers with respect to any Class A Ordinary Shares held by the TradeUP initial shareholders immediately after Closing. Such restrictions began at Closing and end on the first anniversary of Closing, with such Class A Ordinary Shares being subject to earlier release on the date on which the volume weighted average trading price of Class A Ordinary Shares exceeds $14.00 per share (with respect to 50% of such Class A Ordinary Shares) and $17.50 per share (with respect to the remaining 50% of such Class A Ordinary Shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after Closing.

SAI Affiliate Lock-Up Agreement

The SAI Affiliate Lock-Up Agreement contains certain restrictions on transfer with respect any Class A Ordinary Shares received pursuant to the Business Combination Agreement. Such restrictions began at Closing and end on the first anniversary of the closing, with such Class A Ordinary Shares being subject to earlier release on the date on which the volume weighted average trading price of Class A Ordinary Shares exceeds $14.00 per share (with respect to 50% of such Class A Ordinary Shares) and $17.50 per share (with respect to the remaining 50% of such Class A Ordinary Shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after Closing.

SAI Shareholder Lock-Up Agreement

The SAI Shareholder Lock-Up Agreement contains certain restrictions on transfer with respect to the Class A Ordinary Shares received by SAI shareholders pursuant to the Business Combination Agreement other than SAI shareholders subject to the SAI Affiliate Lock-Up Agreement. Such restrictions began at Closing and end on the six-month anniversary of Closing.

MATERIAL TAX CONSIDERATIONS

The following discussion of United States federal income tax consequences of an investment in our securities is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the United States.

U.S. Federal Income Tax Considerations of Class A Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on Class A Ordinary Shares

Subject to the PFIC rules discussed below, if SAI makes a distribution of cash or other property to a U.S. Holder of Class A Ordinary Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of SAI’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if Class A Ordinary Shares are readily tradable on an established securities market in the United States (such as Nasdaq) and certain other requirements are met, including that SAI is not treated as a PFIC during the taxable year in which the dividend is paid or in the previous year. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our Class A Ordinary Shares.

Sale, Exchange, Redemption or Other Taxable Disposition of SAI Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of SAI securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities.

Under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Ordinary Shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. A Class A Ordinary Share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the U.S. Holder’s purchase price for the warrant (or the portion of such U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price of such warrants). It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if SAI redeems IPO Warrants for cash pursuant to the redemption provisions of the IPO Warrants or if SAI purchases IPO Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of SAI Securities.”

Passive Foreign Investment Company Considerations

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if SAI, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. Holder holds SAI securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Whether SAI or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of Class A Ordinary Shares how quickly SAI uses liquid assets and cash may influence whether SAI or any of its subsidiaries is treated as PFIC. Accordingly, SAI is unable to determine whether SAI or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that SAI or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, SAI does not expect to provide a PFIC annual information statement for 2021 or going forward.

If SAI were characterized as a PFIC for any taxable year, U.S. Holders of SAI securities would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of SAI securities treated as ordinary income rather than capital gains and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the SAI securities. U.S. Holders would also be subject to annual information reporting requirements. In addition, if SAI were a PFIC in a taxable year in which SAI paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the SAI securities.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of SAI. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the IPO Warrants. An instrument of transfer in respect of an IPO Warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of Ordinary Shares or on an instrument of transfer in respect of such shares.

SAI.TECH Global Corporation has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:

The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the provision of The Tax Concessions Act (As Revised), the following undertaking is hereby given to SAI.TECH Global Corporation (the “Company”):

(a)     That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)    In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     On or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the 29th of January 2021.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Maxim Group LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about [    ], 2022.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 6.75% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to $75,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us.

Per Unit
Public Offering Price per Unit	$6.23
Placement Agent fees	$0.42
Proceeds, before expenses, to us	$5.81

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent fees, will be approximately $[    ], all of which are payable by us. This figure includes the Placement Agent’s accountable expenses, including, but not limited to, legal fees for Placement Agent’s legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $75,000.

Offering Lock-Up Agreements

We, each of our officers and directors, and holder(s) of ten percent (10%) or more of the outstanding Class A Ordinary Shares as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 90 days after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion, and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the Offering Lock-Up Agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Other Compensation

For a period of twelve (12) months upon the consummation of this offering, we have granted the Placement Agent the right of first refusal to act as lead and book running manager or placement agent, or minimally co-lead manager and co-book runner and/or co-lead placement agent with 75% of the economics, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or any other person or entity in connection with such offering during such twelve (12) month period.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Selling Restrictions

Canada.    The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

Israel.    This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares and IPO Warrants is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the Ordinary Shares registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Expense	Amount
SEC registration fee	$5,562.00
Printing expenses*	[ ]
Legal fees and expenses*	[ ]
Accounting fees and expenses*	[ ]
Miscellaneous*	[ ]
Total*	[ ]

____________

*        To be filed by amendment.

LEGAL MATTERS

The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for SAI by Harney Westwood & Riegels LP. Certain legal matters relating to U.S. federal law will be passed upon for SAI by Winston & Strawn LLP.

EXPERTS

The consolidated financial statements of SAI as of December 31, 2021 have been audited by Audit Alliance LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of SAITECH Limited as of December 31, 2020, and for the year ended December 31, 2020 and for the period from March 28, 2019 (inception) through December 31, 2019 have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of TradeUP. as of December 31, 2021 and for the period from inception (January 26, 2021) through December 31, 2021, have been audited by Friedman LLP, independent registered public accounting firm, are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

SAI is incorporated as an exempted company under the laws of the Cayman Islands. Service of process upon SAI and upon its directors and officers named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of SAI’s assets and substantially all of SAI’s directors and officers are located outside the United States, any judgment obtained in the United States against SAI or any of its directors and officers may not be collectible within the United States.

SAI has appointed Winston & Strawn LLP as its agent to receive service of process in any action against SAI in any U.S. federal or state court arising out of the Transactions. The address of SAI’s agent is 800 Capitol Street, STE. 2400, Houston, TX 77002.

SAI has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

SAI has also been advised by its PRC legal counsel that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Ordinary Shares that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Shares, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.sai.tech. The information on, or that can be accessed through, our website is not part of this prospectus.

SAI.TECH GLOBAL CORPORATION
(Formerly Known as TradeUP Global Corp.)

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm (Firm ID: 711)	F-2
Balance Sheet as of December 31, 2021	F-3
Statement of Operations for the period from January 26, 2021 through December 31, 2021	F-4
Statement of Changes in Shareholders’ Deficit for the period from January 26, 2021 through December 31, 2021	F-5
Statement of Cash Flows for the period from January 26, 2021 through December 31, 2021	F-6
Notes to Financial Statements	F-7

Condensed Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-22
Unaudited Condensed Statements of Operations for the three months ended March 31, 2022 and For the period from January 26, 2021 (Inception) through March 31, 2021	F-23
Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the three months ended March 31, 2022 and For the period from January 26, 2021 (Inception) through March 31, 2021	F-24
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2022 and For the period from January 26, 2021 (Inception) through March 31, 2021	F-25
Notes to Unaudited Condensed Financial Statements	F-26

SAITECH Limited

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm Audit Alliance LLP (Firm ID: 3481)	F-42
Report of Independent Registered Public Accounting Firm Marcum Asia CPAs LLP (Firm ID: 5395)	F-43
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-44
Consolidated Statements of Operations and Comprehensive (Loss)/Income for the years ended December 31, 2021 and 2020 and for the period from March 28, 2019 (inception) through December 31, 2019	F-45
Consolidated Statements of Changes in Shareholders’ equity/(deficit) for the years ended December 31, 2021 and 2020 and for the period from March 28, 2019 (inception) through December 31, 2019	F-46
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020 and for the period from March 28, 2019 (inception) through December 31, 2019	F-47
Notes to Financial Statements	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
TradeUP Global Corporation

Opinion on the Financial Statement

We have audited the accompanying balance sheet of TradeUP Global Corporation (the “Company”) as of December 31, 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from January 26, 2021 (inception) through December 31, 2021 and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2021 and the results of its operations and its cash flows for the period from January 26, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

Friedman LLP

We have served as the Company’s auditor since 2021.

New York, NY
February 18, 2022

TRADEUP GLOBAL CORPORATION
BALANCE SHEET

December 31, 2021
Assets
Current assets
Cash	$28,079
Prepaid expenses	74,078
Total Current Assets	102,157

Investments held in Trust Account	44,891,829
Total Assets	$44,993,986

Liabilities, Temporary Equity, and Shareholders’ Deficit
Accounts payable and accrued expenses	$1,459,098
Related party loans	130,000
Total Current Liabilities	1,589,098

Deferred underwriters’ marketing fees	1,571,145
Total Liabilities	3,160,243

Commitments and Contingencies
Ordinary shares subject to possible redemption, 4,488,986 shares at conversion value of $10.00 per share	44,889,860

Shareholders’ Deficit:
Preference shares, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 1,074,780 issued and outstanding (excluding 4,488,986 shares subject to possible redemption)	107
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 272,247 shares issued and outstanding	27
Additional paid-in capital	—
Accumulated deficit	(3,056,251)
Total Shareholders’ Deficit	(3,056,117)
Total Liabilities, Temporary Equity and Shareholders’ Deficit	$44,993,986

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
STATEMENTS OF OPERATIONS

For the Period From January 26, 2021 (inception) through December 31, 2021
Formation and operating costs	$1,925,574
Loss from operations	(1,925,574)

Other income:
Interest earned on investment held in Trust Account	1,969

Loss before income taxes	(1,923,605)

Income taxes	—

Net loss	$(1,923,605)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	3,191,545

Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	$(0.03)

Basic and diluted weighted average shares outstanding, Ordinary shares attributable to TradeUP Global Corporation	1,244,225

Basic and diluted net loss per share, Ordinary shares attributable to TradeUP Global Corporation	$(1.46)

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Preference shares		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 26, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Founder shares issued to initial shareholder	—	—	—	—	1,150,000	115	24,885	—	25,000
Sale of units through public offering	—	—	4,000,000	400	—	—	39,999,600	—	40,000,000
Sale of over-allotment units			488,986	49			4,889,811		4,889,860
Underwriters’ discount	—	—	—	—	—	—	(897,797)	—	(897,797)
Underwriters’ marketing fees	—	—	—	—	—	—	(1,571,145)	—	(1,571,145)
Other offering expenses	—	—	—	—	—	—	(936,370)	—	(936,370)
Sale of private placement shares	—	—	224,780	22	—	—	2,247,778	—	2,247,800
Forfeiture of Class B ordinary shares by initial shareholder	—	—	—	—	(27,753)	(3)	3	—	—
Conversion of Class B founder shares into Class A ordinary shares	—	—	850,000	85	(850,000)	(85)	—	—	—
Change in value of ordinary shares subject to redemption	—	—	(4,488,986)	(449)	—	—	(43,624,293)	—	(43,624,742)
Allocation of offering costs to ordinary shares subject to redemption	—	—	—	—	—	—	3,309,341	—	3,309,341
Accretion of carrying value to redemption value	—	—	—	—	—	—	(3,441,813)	(1,132,646)	(4,574,459)
Net loss	—	—	—	—	—	—	—	(1,923,605)	(1,923,605)
Balance as of December 31, 2021	—	$—	1,074,780	$107	272,247	$27	$—	$(3,056,251)	$(3,056,117)

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
STATEMENT OF CASH FLOWS

For the Period from January 26, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(1,923,605)
Interest earned on investment held in Trust Account	(1,969)
Changes in operating assets and liabilities:
Prepaid expenses	(74,078)
Accounts payable and accrued expenses	1,176,778
Net Cash Used in Operating Activities	(822,874)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(44,889,860)
Net Cash Used in Investing Activities	(44,889,860)

Cash Flows from Financing Activities:
Proceeds from sale of units through public offering	40,000,000
Proceeds from sale of over-allotment units	4,889,860
Payment of underwriters’ discount	(897,797)
Payment of offering costs	(624,050)
Proceeds from sale of private placement shares	2,247,800
Proceeds from issuance of promissory note to related party	220,000
Repayment of promissory note to related party	(225,000)
Proceeds from related party loans	158,000
Repayment of related party loans	(28,000)
Net Cash Provided by Financing Activities	45,740,813

Net Change in Cash	28,079

Cash at beginning of period	—
Cash at end of period	$28,079

Supplemental Disclosure of Non-cash Financing Activities
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs paid by promissory note – related party	$5,000
Accrued deferred offering costs	$282,320
Deferred underwriting compensation	$1,571,145
Change in value of Class A ordinary shares subject to possible redemption	$43,624,742
Allocation of offering costs to ordinary shares subject to redemption	$3,309,341
Accretion of carrying value to redemption value	$4,574,459

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 1 — Organization and Business Operation

Organization

TradeUP Global Corporation (the “Company” or “TradeUP”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on January 26, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has selected December 31 as its fiscal year end.

As of December 31, 2021, the Company had not commenced any operations. For the period from January 26, 2021 (inception) through December 31, 2021, the Company’s efforts have been limited to organizational activities as well as activities related to the initial public offering (the “Initial Public Offering”) of units consisting of one Class A ordinary share and one-half of one warrant to purchase a Class A ordinary share at $11.50 per share (the “Units”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on April 28, 2021. On May 3, 2021, the Company consummated the Initial Public Offering of 4,000,000 Units (the “Public Units”) at $10.00 per Public Unit, generating gross proceeds of $40,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 215,000 Class A ordinary shares (the “Initial Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement (the “Initial Private Placement”) to the Company’s founder and sponsor, TradeUP Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $2,150,000, which is described in Note 5. Transaction costs of the Initial Public Offering and the Private Placement amounted to $3,030,656, consisting of $800,000 of underwriting fees, $1,400,000 of deferred underwriters’ marketing fees and $830,656 of other offering costs.

On May 12, 2021, the underwriters partially exercised the over-allotment option and purchased 488,986 additional Units (the “Option Units”) generating gross proceeds of $4,889,860. Simultaneously with the issuance and sale of the Option Units, the Company consummated a private placement (the “Additional Private Placement,” and together with the Initial Private Placement, the “Private Placement”) with the Sponsor of an aggregate of 9,780 Class A Ordinary Shares (the “Additional Private Placement Shares” and together with the Initial Private Placement Shares, the “Private Placement Shares”) at a price of $10.00 per Additional Private Placement Share, generating total proceeds of $97,800. Transaction costs associated with the sale of the Option Units and the Additional Private Placement Shares amounted to $374,656, consisting of $97,797 of underwriting fees, $171,145 of deferred underwriters’ marketing fees and $105,714 of other offering costs.

Following the closing of the Initial Public Offering on May 3, 2021 and the issuance and sale of the Option Units on May 12, 2021, $44,889,860 from the net proceeds of the sale of the Public Units and Option Units in the Initial Public Offering was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee. The aggregate amount of $44,889,860 ($10.00 per Public Unit and Option Unit) was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), the Company intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Initial Public Offering is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any public Class A ordinary shares issued in connection with the sale of the Public Units and the Option Units (the “Public Shares”) properly tendered in connection with a shareholder vote to amend the Company’s amended

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 1 — Organization and Business Operation (cont.)

and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the Initial Public Offering; or (iii) absent an initial Business Combination within 18 months from the closing of the Initial Public Offering, its return of the funds held in the Trust Account to its public shareholders as part of its redemption of the Public Shares. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

On September 27, 2021, the Company entered into a business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), with TGC Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of TradeUP (“Merger Sub”), and SAITECH Limited, a Cayman Islands exempted company (“Old SAI”), as amended on October 20, 2021 by the Amendment to Business Combination Agreement and as further amended on January 26, 2022 by the Second Amendment to Business Combination Agreement (the “Second Amendment”). The Business Combination Agreement provides that, among other things, Merger Sub will merger with and into SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP (the “merger” and the merger and the other transactions contemplated by the Business Combination Agreement, together, the “Business Combination”). In connection with the Business Combination, TradeUP will change its corporate name to “SAI.TECH Global Corporation” (“SAI”).

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding fees payable to the underwriters pursuant to the Business Combination Marketing Agreement dated April 28, 2021, among the Company, US Tiger Securities, Inc. and R.F. Lafferty & Co., Inc, defined herein as the “Business Combination Fee”) and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The ordinary shares subject to possible redemption have been recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have until November 3, 2022, 18 months from the closing of the Initial Public Offering, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the 18-month time period.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 1 — Organization and Business Operation (cont.)

Company shares issued to the Sponsor in connection with the organization of the Company (the “Founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in Public Units and the Option units. Holders of Founder shares have the same shareholder rights as public shareholders, except that (i) prior to the Company’s initial Business Combination, only holders of the Company’s Class B ordinary shares have the right to vote on the appointment of directors, including in connection with the completion of the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason; (ii) the Founder shares are subject to certain transfer restrictions, as described in more detail below; (iii) the Sponsor and certain shareholders that have acquired Class A or Class B ordinary shares from the Sponsor (the “Initial Shareholders”) have entered into an agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder shares and public shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of the Company’s public shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Combination Period and (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder shares if the Company fails to complete its initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period); (iv) the Founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof; and (v) the Founder shares are entitled to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, its initial shareholders have agreed to vote their Founder shares and any Public Shares purchased during or after the Initial Public Offering in favor of its initial Business Combination. The other members of the Company’s management team have entered into agreements similar to the one entered into by the Company’s Sponsor with respect to any Public Shares acquired by them in or after Initial Public Offering.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

Business Combination Agreement

On September 27, 2021, the Company entered into a business combination agreement (as it has been and may be further amended and/or restated from time to time, the “Business Combination Agreement”) with TGC Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and a direct wholly-owned subsidiary of TradeUP (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (“SAITECH”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, Merger Sub will merge with and into SAITECH, with SAITECH surviving the merger and becoming a wholly owned subsidiary of TradeUP (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination” and the closing date of the Business Combination is hereinafter referred to as the “Closing Date”.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 1 — Organization and Business Operation (cont.)

The “Merger Consideration” will be paid by the issuance of the Company’s Class A ordinary shares (“Purchaser Class A Shares”) and a new series of the Company’s Class B ordinary shares (“Purchaser Class B Shares”) with an aggregate value, based on a price of $10.00 per share, equal to $188,000,000 (as amended under the Second Amendment to the Business Combination Agreement dated as of January 26, 2022). The Merger Consideration is also subject to a potential increase if TradeUP Global Sponsor LLC (the “Sponsor”) or its affiliates (other than the Purchaser or any of its subsidiaries) fail to fund all or any portion of amounts in excess of $4,500,000 of “Transaction Expenses” (which include deferred underwriting fees, but expressly exclude any D&O tail insurance policy costs or other liabilities), and SAITECH elects by providing written notice to the Company after the Company closing statement is delivered to SAITECH and prior to Closing to treat such unfunded amount as the “Excess Purchaser Indebtedness and Liability Amount,” which amount would increase the Merger Consideration.

In connection with the Merger and the Merger Consideration: (i) SAITECH’s preferred shares will convert into SAITECH’s Class A ordinary shares (“SAITECH Class A Ordinary Shares”) immediately prior to the Merger; (ii) Holders of the issued and outstanding SAITECH Class A Ordinary Shares (including current holders of SAITECH’s prior preferred shares) will receive shares of Purchaser Class A Shares; and (iii) the current holder of SAITECH’s issued and outstanding Class B ordinary shares will receive Purchaser Class B Shares.

Holders of Purchaser Class A Shares and Purchaser Class B Shares will vote together as one class on all matters submitted to a vote for Members’ consent. Each Purchaser Class A Share will be entitled to one (1) vote on all matters subject to a vote of Members, and each Purchaser Class B Share shall be entitled to ten (10) votes on all matters subject to a vote of Members. Other than voting rights, the Purchaser Class A Shares and Purchaser Class B shares will have the same rights and powers and have the same ranking in all respects (including with respect to dividends, distributions an on liquidation), absent different treatment approved by separate class vote of each of the holders of Purchaser Class A Shares and Purchaser Class B Shares.

The new series of Purchaser Class B Shares will be convertible at any time by the holder into one (1) Purchaser Class A Share. Each Purchaser Class B Share will also be convertible automatically into one Purchaser Class A Share (i) on the first anniversary of the Founder’s death or incapacity, (ii) on a date determined by the Board during the period commencing 90 days after, and ending 180 days after, the date on which Founder is terminated for Cause (as defined), and (iii) upon a sale, pledge, transfer or other disposition to any person who is not a Permitted Transferee (as defined in the Business Combination Agreement), subject to certain exceptions for permitted pledges.

The consummation of the Business Combination is subject to customary conditions, including, among other things, (i) the approval of the Business Combination Agreement by the shareholders of TradeUP, (ii) TradeUP having an aggregate cash amount of at least $17.5 million available at Closing in TradeUP’s trust account after giving effect to the redemptions of any shares of Purchaser Class A Shares for holders that timely exercise and do not waive their redemptions rights in respect of the transaction, but before giving effect to the consummation of the closing and the payment of any outstanding TradeUP transaction expenses, SAITECH transaction expenses and indebtedness permitted under the Business Combination Agreement (which may be waived by SAITECH), (iii) TradeUP having at least $5,000,001 of net tangible assets after giving effect to redemptions, (iv) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (v) no evidence that TradeUP does not qualify as a “foreign private issuer” under the Exchange Act, and (vi) SAITECH having at least $1.0 million of net cash (i.e., cash less indebtedness) at Closing.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of TradeUP and SAITECH and their subsidiaries prior to the Closing.

The Business Combination Agreement may be terminated by SAITECH or TradeUP under certain circumstances, including, among others, (i) by mutual written consent of SAITECH and TradeUP, (ii) by either SAITECH or TradeUP if the Closing has not occurred on or before March 31, 2022, (iii) by SAITECH or TradeUP if either TradeUP or

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 1 — Organization and Business Operation (cont.)

SAITECH has not obtained the required approval of its shareholders, (iv) by TradeUP if SAITECH fails to deliver PCAOB compliant audited financial statements to TradeUP by October 15, 2021, and (v) by SAITECH, if TradeUP’s board of directors makes a change in recommendation in supporting the Business Combination Agreement and the transactions contemplated thereby.

Registration Rights Agreement

At the Closing of the Business Combination, pursuant to the Business Combination Agreement, TradeUP will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with Sponsor, certain directors of TradeUP, and shareholders of SAITECH containing customary registration rights for the equityholders party to the agreement, including piggyback registration rights and up to two demand registration rights for an underwritten public offering.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain insiders of TradeUP entered into an Agreement (the “Sponsor Support Agreement”) with TradeUP, pursuant to which the Sponsor and such insiders agreed to vote all the Founder Shares beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of shareholders relating to the Business Combination, to appear at such meeting or otherwise cause their shares to be counted as present for purposes of establishing a quorum at such meeting, to vote against any proposal that would impede the Business Combination and the other transactions contemplated thereby, to vote against any change in business, management or board of directors of TradeUP other than in connection with the Business Combination, not to redeem any of their shares, and to the waiver of their respective anti-dilution rights with respect to the issuance of any Purchaser Class A Shares or Purchaser Class B Shares in the Merger or any issuance of equity interests of Purchaser (or securities convertible into, or exchangeable for, any such equity securities) on or prior to the Closing.

Sponsor Letter Agreement Amendment

Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor and certain insiders of the Company have entered into an amendment to that certain Letter Agreement, dated as of April 28, 2021, by and among the Company, the Sponsor and those certain insiders (the “Letter Agreement Amendment”), pursuant to which the Sponsor and such insiders (i) consented to the Business Combination Agreement, (ii) agreed to be bound by certain amended lock-up arrangements, and (ii) agreed to certain funding obligations of the Sponsor with respect to working capital prior to the consummation of the Merger (including funding of indebtedness, transaction expenses and other liabilities in excess of $4.5 million immediately prior to the closing of the Merger).

Pursuant to Lock-Up Agreements to be executed at the closing of the Merger, the Sponsor and such insiders would agree to not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, with respect to (A) any Purchaser Class A Shares, (B) any prior Class B ordinary shares of the Company that are convertible into Purchaser Class A Shares on the Merger effective date, or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Shares, in each case, held by it immediately after the Merger effective date (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Shares exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 1 — Organization and Business Operation (cont.)

within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Shares exceeds $17.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

New CEO and CFO Employment Agreements

Concurrent with the signing of the Business Combination Agreement, TradeUP entered into employment agreements with SAITECH’s current Chief Executive Officer (Risheng Li) and Chief Financial Officer (Jian Zou), to become the respective Chief Executive Officer and Chief Financial Officer of TradeUP following the closing, which agreements will become effective at the closing of the Merger. The employment agreements provide for base salaries of $200,000 per year, and eligibility to earn an annual bonus in a target amount of fifty percent (50%) of the base salary for the Chief Executive Officer and 25 percent (25%) of the base salary for the Chief Financial Officer. Each of the agreements provide for severance payments for a termination by the Purchaser without Cause and termination by the employee for Good Reason, as defined, of (i) other than in connection with a change of control, (A) 12-months base salary, plus the target amount of the annual bonus (payable in the form of salary continuation for 12 months) (B) any earned but unpaid annual bonus for the fiscal year (payable when other bonuses are paid to other active employees), (C) continuation of premiums for health care benefits for 12 months (or shorter if employee become eligible for health insurance benefits with another employer) or (ii) in connection with a change of control (3 months before or 12 months after such termination of employment), 15 months of such amounts (rather than 12 months). The employment agreements contain other customary terms regarding employee benefits, vacation time, and reimbursement of business expenses, and confidentiality and assignment of intellectual property rights. The employment agreements contain a 24-month Restricted Period following termination for non-competition, non-solicitation of business partners (including customers, vendors and suppliers) and non-solicitation of employees.

Liquidity and Capital Resource

Following the closing of the Initial Public Offering on May 3, 2021 and the sales of the Option Units on May 12, 2021, a total of $44,889,860 was placed in the Trust Account, and the Company had $413,633 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. As of December 31, 2021, the Company had a working deficit of $1,486,941. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required up to $1,200,000 as discussed in Note 6. As of December 31, 2021, the working capital loans amounted to $130,000. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs to execute its intended initial Business Combination twelve months from the date of the issuance of the accompanying financial statements.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 2 — Significant accounting policies (cont.)

companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents.

Investments Held in Trust Account

At December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses that are directly related to the Initial Public Offering and charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 2 — Significant accounting policies (cont.)

to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. (See Note 9)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of December 31, 2021, $0 was over the Federal Deposit Insurance Corporation (FDIC) limit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 2 — Significant accounting policies (cont.)

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company may be subject to potential examination by United States federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net loss attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed loss allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed loss is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed loss ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2021, the Company has not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 2,244,493 shares in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per ordinary share for the period presented.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 2 — Significant accounting policies (cont.)

The net loss per share presented in the statement of operations is based on the following:
For the Period from January 26, 2021 (inception) through December 31, 2021
Net loss	$(1,923,605)
Accretion of carrying value to redemption value	(4,574,459)
Net loss including accretion of carrying value to redemption value	$(6,498,064)
	For the Period From January 26, 2021 (inception) through December 31, 2021
	Redeemable Ordinary Shares	Non-Redeemable Ordinary Shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(4,675,369)	$(1,822,695)
Accretion of carrying value to redemption value	4,574,459	—
Allocation of net loss	$(100,910)	$(1,822,695)
Denominators:
Weighted-average shares outstanding	3,191,545	1,244,225
Basic and diluted net loss per share	$(0.03)	$(1.46)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Investments Held in Trust Account

As of December 31, 2021, assets held in the Trust Account comprised $44,891,829 in money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$44,891,829

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 4,000,000 Public Units at $10.00 per Public Unit and the underwriters partially exercised the over-allotment option and purchased 488,986 Option Units generating gross proceeds of $44,889,860. Each Unit had an offering price of $10.00 and consists of one share of the Company’s Class A ordinary share and one-half of one redeemable warrant to purchase one Class A ordinary share. The Company will not issue fractional shares. As a result, the warrants must be exercised in multiples of one whole warrant.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 4 — Initial Public Offering (cont.)

Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A ordinary share at a price of $11.50 per share, and only whole warrants are exercisable. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation (See Note 9).

All of the 4,488,986 public shares sold as part of the Public Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of December 31, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table.
As of December 31, 2021
Gross proceeds	$44,889,860
Less:
Proceeds allocated to public warrants	(1,265,118)
Offering costs of public shares	(3,309,341)
Plus:
Accretion of carrying value to redemption value	4,574,459
Ordinary shares subject to possible redemption	$44,889,860

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering and the sale of Option Units, the Sponsor purchased an aggregate of 224,780 Private Placement Shares at a price of $10.00 per share. The proceeds from the sale of the Private Placement Shares were held outside of the Trust Account and are available for the payment of offering costs and for working capital purposes. The Sponsor will be permitted to transfer the Private Placement Shares held by it to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, the Private Placement Shares will not, subject to certain limited exceptions, be transferable or salable until the completion of the Company’s Business Combination.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 6 — Related Party Transactions

Founder and Private Placement Shares

On February 1, 2021, the Sponsor acquired 1,150,000 Class B ordinary shares (“Founder shares”) for an aggregate purchase price of $25,000. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 Founder shares to the Company’s three independent directors at the same price originally paid for such shares. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. Simultaneously with the closing of the Initial Public Offering and the sale of Option Units, the Sponsor purchased an aggregate of 224,780 Class A ordinary shares at a price of $10.00 per share for an aggregate purchase price of $2,247,800.

The Sponsor has agreed not to transfer, assign or sell 50% of its Founder shares until the earlier to occur of: (i) six months after the completion of the Company’s initial Business Combination; and (ii) subsequent to the Company’s initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination. The Sponsor may not transfer, assign or sell the remaining 50% of the Founder shares until six months after the date of the consummation of the Company’s initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any Founder shares.

Promissory Note — Related Party

On February 2, 2021, the Sponsor agreed to lend the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and is due at the earlier of (1) June 30, 2021 or (2) the closing of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on May 3, 2021.

Related Party (Working Capital) Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, lend the Company funds as may be required. If the Company completes the initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account will be used for such repayment. Up to $1,200,000 of such loans may be convertible into Class A ordinary shares, at a price of $10.00 per share at the option of the lender.

As of December 31, 2021, the Company had an outstanding balance of $130,000 under the working capital loans.

Note 7 — Commitments & Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 7 — Commitments & Contingencies (cont.)

Registration Rights

The holders of the Founder Shares, Private Placement Shares and Class A ordinary shares that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the Initial Public Offering to purchase up to an additional 600,000 units to cover over-allotments. On May 12, 2021, the underwriters partially exercised the over-allotment option and purchased 488,986 Option Units generating gross proceeds of $4,889,860. The Company paid an underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering and the sale of Option Units or $897,797 to the underwriters at the closing of the Initial Public Offering and the sale of Option Units.

Business Combination Marketing Agreement

The Company is obligated to pay the underwriters a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units as discussed in Note 8.

Note 8 — Deferred Underwriters’ Marketing Fees

The Company is obligated to pay the underwriters a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units. Upon completion of the Business Combination, $1,571,145 will be paid to the underwriters from the funds held in the Trust Account.

Note 9 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. In May 2021, the Company sold 4,488,986 Class A ordinary shares in the Initial Public Offering and in connection with the sale of the Option Units (see Note 4) and 224,780 Private Placement Shares in the Private Placement (see Note 5). As of December 31, 2021, there were 1,074,780 Class A ordinary shares issued and outstanding, excluding 4,488,986 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On February 1, 2021, the Company issued 1,150,000 Class B ordinary shares to the Sponsor. Of the 1,150,000 Class B ordinary shares outstanding, 27,753 Founder shares were forfeited by the Sponsor for no consideration as a result of the underwriters’ partial exercise of their over-allotment option on May 12, 2021. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 Founder shares to the Company’s three independent directors. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. As of December 31, 2021, there were 272,247 Class B ordinary shares issued and outstanding.

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 9 — Shareholders’ Deficit (cont.)

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder shares, including the 850,000 Founder shares that were converted into Class A ordinary shares, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) 4,488,986 Class A ordinary shares (comprising the total Class A ordinary shares issued in the Initial Public Offering and as part of the Option Units plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Class A ordinary shares that may be issued upon conversion of working capital loans. The conversion of Class B ordinary shares into Class A ordinary shares, however, will never occur on a less than one-for-one basis.

Warrants — On May 3, 2021, the Company issued 2,000,000 warrants in connection with the Initial Public Offering. On May 12, 2021, the Company issued additional 244,493 warrants in connection with the underwriters’ exercise of their over-allotment option. Each whole warrant entitles the registered holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Units into Class A ordinary shares and warrants, and only whole warrants will trade. The Class A ordinary shares and warrants began trading separately on June 21, 2021. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of the Company.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of its initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b) (1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

TRADEUP GLOBAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2021

Note 9 — Shareholders’ Deficit (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, closing price of the Class A ordinary shares equals or exceeds $16.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,244,493 warrants issued with the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the warrant as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of the warrants is approximately $1.3 million, or 0.58 per Unit.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date on which the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

TRADEUP GLOBAL CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash	$60,362	$28,079
Prepaid expenses	46,950	74,078
Total Current Assets	107,312	102,157

Investments held in Trust Account	44,895,493	44,891,829
Total Assets	$45,002,805	$44,993,986

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$1,942,089	$1,459,098
Related party loans	288,000	130,000
Total Current Liabilities	2,230,089	1,589,098

Deferred underwriters’ marketing fees	1,571,145	1,571,145
Total Liabilities	3,801,234	3,160,243

Commitments and Contingencies

Ordinary shares subject to possible redemption, 4,488,986 shares at conversion value of $10.00 per share	44,889,860	44,889,860

Shareholders’ Deficit:
Preference shares, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 1,074,780 issued and outstanding (excluding 4,488,986 shares subject to possible redemption)	107	107
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 272,247 shares issued and outstanding	27	27
Additional paid-in capital		—
Accumulated deficit	(3,688,423)	(3,056,251)
Total Shareholders’ Deficit	(3,688,289)	(3,056,117)
Total Liabilities and Shareholders’ Deficit	$45,002,805	$44,993,986

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended March 31, 2022	For the Period from January 26, 2021 (inception) through March 31, 2021
Formation and operating costs	$635,836	$4,510
Loss from Operations	(635,836)	(4,510)

Other income:
Interest earned on investment held in Trust Account	3,664	—
Loss before income taxes	(632,172)	(4,510)

Income taxes	—	—
Net Loss	$(632,172)	$(4,510)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	4,488,986	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$(0.11)	$—
Basic and diluted weighted average shares outstanding, Ordinary shares attributable to TradeUP Global Corporation	1,347,027	1,000,000 (1)
Basic and diluted net loss per share, Ordinary shares attributable to TradeUP Global Corporation	$(0.11)	$(0.00)

____________

(1)      This number excludes up to 150,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters prior the Initial Public Offering on May 12, 2021.

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

	For the Three Months Ended March 31, 2022
	Preference shares		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	1,074,780	$107	272,247	$27	$—	$(3,056,251)	$(3,056,117)
Net loss	—	—	—	—	—	—	—	(632,172)	(632,172)
Balance as of March 31, 2022	—	$—	1,074,780	$107	272,247	$27	$—	$(3,688,423)	$(3,688,289)
	For the Period from January 26, 2021 (inception) through March 31, 2021
	Preference shares		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 26, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Founder shares issued to initial shareholder	—	—	—	—	1,150,000	115	24,885	—	25,000
Net loss	—	—	—	—	—	—	—	(4,510)	(4,510)
Balance as of March 31, 2021	—	$—	—	$—	1,150,000	$27	$24,885	$(4,510)	$20,490

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31, 2022	For the Period from January 26, 2021 (inception) through March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(632,172)	$(4,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investment held in Trust Account	(3,664)	—
Changes in operating assets and liabilities:
Prepaid expenses	27,128	—
Accounts payable and accrued expenses	482,991	—
Net Cash Used in Operating Activities	(125,717)	(4,510)

Cash Flows from Financing Activities:
Proceeds from issuance of promissory note to related party	158,000	90,000
Payment of offering costs	—	(44,919)
Proceeds from sale of private placement shares	—	—
Net Cash Provided by Financing Activities	158,000	45,081

Net Change in Cash	32,283	40,571

Cash at beginning of period	28,079	—
Cash at end of period	$60,362	$40,571

Supplemental Disclosure of Non-cash Financing Activities
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs paid by promissory note – related party	$—	$5,000
Accrued deferred offering costs	$—	$197,268

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 1 — Organization and Business Operation

Organization

TradeUP Global Corporation (the “Company” or “TradeUP”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on January 26, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has selected December 31 as its fiscal year end.

As of March 31, 2022 and December 31, 2021, the Company had not commenced any operations. For the period from January 26, 2021 (inception) through March 31, 2022, the Company’s efforts have been limited to organizational activities as well as activities related to the initial public offering (the “Initial Public Offering”) of units consisting of one Class A ordinary share and one-half of one warrant to purchase a Class A ordinary share at $11.50 per share (the “Units”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on April 28, 2021. On May 3, 2021, the Company consummated the Initial Public Offering of 4,000,000 Units (the “Public Units”) at $10.00 per Public Unit, generating gross proceeds of $40,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 215,000 Class A ordinary shares (the “Initial Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement (the “Initial Private Placement”) to the Company’s founder and sponsor, TradeUP Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $2,150,000, which is described in Note 5. Transaction costs of the Initial Public Offering and the Private Placement amounted to $3,030,656, consisting of $800,000 of underwriting fees, $1,400,000 of deferred underwriters’ marketing fees and $830,656 of other offering costs.

On May 12, 2021, the underwriters partially exercised the over-allotment option and purchased 488,986 additional Units (the “Option Units”) generating gross proceeds of $4,889,860. Simultaneously with the issuance and sale of the Option Units, the Company consummated a private placement (the “Additional Private Placement,” and together with the Initial Private Placement, the “Private Placement”) with the Sponsor of an aggregate of 9,780 Class A Ordinary Shares (the “Additional Private Placement Shares” and together with the Initial Private Placement Shares, the “Private Placement Shares”) at a price of $10.00 per Additional Private Placement Share, generating total proceeds of $97,800. Transaction costs associated with the sale of the Option Units and the Additional Private Placement Shares amounted to $374,656, consisting of $97,797 of underwriting fees, $171,145 of deferred underwriters’ marketing fees and $105,714 of other offering costs.

Following the closing of the Initial Public Offering on May 3, 2021 and the issuance and sale of the Option Units on May 12, 2021, $44,889,860 from the net proceeds of the sale of the Public Units and Option Units in the Initial Public Offering was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee. The aggregate amount of $44,889,860 ($10.00 per Public Unit and Option Unit) was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), the Company intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Initial Public Offering is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any public Class A ordinary shares issued in connection with the sale of the Public Units and the Option

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

Units (the “Public Shares”) properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the Initial Public Offering; or (iii) absent an initial Business Combination within 18 months from the closing of the Initial Public Offering, its return of the funds held in the Trust Account to its public shareholders as part of its redemption of the Public Shares. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

On September 27, 2021, the Company entered into a business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), with TGC Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of TradeUP (“Merger Sub”), and SAITECH Limited, a Cayman Islands exempted company (“Old SAI”), as amended on October 20, 2021 by the Amendment to Business Combination Agreement and as further amended on January 26, 2022 by the Second Amendment to Business Combination Agreement (the “Second Amendment”). The Business Combination Agreement provides that, among other things, Merger Sub will merger with and into SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP (the “merger” and the merger and the other transactions contemplated by the Business Combination Agreement, together, the “Business Combination”). In connection with the Business Combination, TradeUP will change its corporate name to “SAI.TECH Global Corporation” (“SAI”).

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding fees payable to the underwriters pursuant to the Business Combination Marketing Agreement dated April 28, 2021, among the Company, US Tiger Securities, Inc. and R.F. Lafferty & Co., Inc, defined herein as the “Business Combination Fee”) and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The ordinary shares subject to possible redemption have been recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have until November 3, 2022, 18 months from the closing of the Initial Public Offering, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the 18-month time period.

Company shares issued to the Sponsor in connection with the organization of the Company (the “Founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in Public Units and the Option units. Holders of Founder shares have the same shareholder rights as public shareholders, except that (i) prior to the Company’s initial Business Combination, only holders of the Company’s Class B ordinary shares have the right to vote on the appointment of directors, including in connection with the completion of the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason; (ii) the Founder shares are subject to certain transfer restrictions, as described in more detail below; (iii) the Sponsor and certain shareholders that have acquired Class A or Class B ordinary shares from the Sponsor (the “Initial Shareholders”) have entered into an agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder shares and public shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of the Company’s public shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Combination Period and (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder shares if the Company fails to complete its initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period); (iv) the Founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof; and (v) the Founder shares are entitled to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, its initial shareholders have agreed to vote their Founder shares and any Public Shares purchased during or after the Initial Public Offering in favor of its initial Business Combination. The other members of the Company’s management team have entered into agreements similar to the one entered into by the Company’s Sponsor with respect to any Public Shares acquired by them in or after Initial Public Offering.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

Business Combination Agreement

On September 27, 2021, the Company entered into a business combination agreement (as it has been and may be further amended and/or restated from time to time, the “Business Combination Agreement”) with TGC Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and a direct wholly-owned subsidiary of TradeUP (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

liability (“SAITECH”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, Merger Sub will merge with and into SAITECH, with SAITECH surviving the merger and becoming a wholly owned subsidiary of TradeUP (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination” and the closing date of the Business Combination is hereinafter referred to as the “Closing Date”.

The “Merger Consideration” will be paid by the issuance of the Company’s Class A ordinary shares (“Purchaser Class A Shares”) and a new series of the Company’s Class B ordinary shares (“Purchaser Class B Shares”) with an aggregate value, based on a price of $10.00 per share, equal to $188,000,000 (as amended under the Second Amendment to the Business Combination Agreement dated as of January 26, 2022). The Merger Consideration is also subject to a potential increase if TradeUP Global Sponsor LLC (the “Sponsor”) or its affiliates (other than the Purchaser or any of its subsidiaries) fail to fund all or any portion of amounts in excess of $4,500,000 of “Transaction Expenses” (which include deferred underwriting fees, but expressly exclude any D&O tail insurance policy costs or other liabilities), and SAITECH elects by providing written notice to the Company after the Company closing statement is delivered to SAITECH and prior to Closing to treat such unfunded amount as the “Excess Purchaser Indebtedness and Liability Amount,” which amount would increase the Merger Consideration.

In connection with the Merger and the Merger Consideration: (i) SAITECH’s preferred shares will convert into SAITECH’s Class A ordinary shares (“SAITECH Class A Ordinary Shares”) immediately prior to the Merger; (ii) Holders of the issued and outstanding SAITECH Class A Ordinary Shares (including current holders of SAITECH’s prior preferred shares) will receive shares of Purchaser Class A Shares; and (iii) the current holder of SAITECH’s issued and outstanding Class B ordinary shares will receive Purchaser Class B Shares.

Holders of Purchaser Class A Shares and Purchaser Class B Shares will vote together as one class on all matters submitted to a vote for Members’ consent. Each Purchaser Class A Share will be entitled to one (1) vote on all matters subject to a vote of Members, and each Purchaser Class B Share shall be entitled to ten (10) votes on all matters subject to a vote of Members. Other than voting rights, the Purchaser Class A Shares and Purchaser Class B shares will have the same rights and powers and have the same ranking in all respects (including with respect to dividends, distributions an on liquidation), absent different treatment approved by separate class vote of each of the holders of Purchaser Class A Shares and Purchaser Class B Shares.

The new series of Purchaser Class B Shares will be convertible at any time by the holder into one (1) Purchaser Class A Share. Each Purchaser Class B Share will also be convertible automatically into one Purchaser Class A Share (i) on the first anniversary of the Founder’s death or incapacity, (ii) on a date determined by the Board during the period commencing 90 days after, and ending 180 days after, the date on which Founder is terminated for Cause (as defined), and (iii) upon a sale, pledge, transfer or other disposition to any person who is not a Permitted Transferee (as defined in the Business Combination Agreement), subject to certain exceptions for permitted pledges.

The consummation of the Business Combination is subject to customary conditions, including, among other things, (i) the approval of the Business Combination Agreement by the shareholders of TradeUP, (ii) TradeUP having an aggregate cash amount of at least $17.5 million available at Closing in TradeUP’s trust account after giving effect to the redemptions of any shares of Purchaser Class A Shares for holders that timely exercise and do not waive their redemptions rights in respect of the transaction, but before giving effect to the consummation of the closing and the payment of any outstanding TradeUP transaction expenses, SAITECH transaction expenses and indebtedness permitted under the Business Combination Agreement (which may be waived by SAITECH), (iii) TradeUP having at least $5,000,001 of net tangible assets after giving effect to redemptions, (iv) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (v) no evidence that TradeUP does not qualify as a “foreign private issuer” under the Exchange Act, and (vi) SAITECH having at least $1.0 million of net cash (i.e., cash less indebtedness) at Closing.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of TradeUP and SAITECH and their subsidiaries prior to the Closing.

The Business Combination Agreement may be terminated by SAITECH or TradeUP under certain circumstances, including, among others, (i) by mutual written consent of SAITECH and TradeUP, (ii) by either SAITECH or TradeUP if the Closing has not occurred on or before March 31, 2022, (iii) by SAITECH or TradeUP if either TradeUP or SAITECH has not obtained the required approval of its shareholders, (iv) by TradeUP if SAITECH fails to deliver PCAOB compliant audited financial statements to TradeUP by October 15, 2021, and (v) by SAITECH, if TradeUP’s board of directors makes a change in recommendation in supporting the Business Combination Agreement and the transactions contemplated thereby.

The transaction was approved by the Company’s shareholders on April 22, 2022 and the Business Combination was closed on April 29, 2022. In connection with the transaction, TradeUP was renamed to “SAI.TECH Global Corporation.” The Class A ordinary shares and warrants of SAI will commence trading on the Nasdaq Stock Market on May 2, 2022, under the new ticker symbols, “SAI” and “SAITW,” respectively. Such shares and warrants also reflect the continuation of the same shares and warrants of TradeUP Global Corporation under the Company’s new name following the completion of the Business Combination with SAITECH Limited, which has become a wholly owned subsidiary of SAI.

Registration Rights Agreement

At the Closing of the Business Combination, pursuant to the Business Combination Agreement, TradeUP will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with Sponsor, certain directors of TradeUP, and shareholders of SAITECH containing customary registration rights for the equityholders party to the agreement, including piggyback registration rights and up to two demand registration rights for an underwritten public offering.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain insiders of TradeUP entered into an Agreement (the “Sponsor Support Agreement”) with TradeUP, pursuant to which the Sponsor and such insiders agreed to vote all the Founder Shares beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of shareholders relating to the Business Combination, to appear at such meeting or otherwise cause their shares to be counted as present for purposes of establishing a quorum at such meeting, to vote against any proposal that would impede the Business Combination and the other transactions contemplated thereby, to vote against any change in business, management or board of directors of TradeUP other than in connection with the Business Combination, not to redeem any of their shares, and to the waiver of their respective anti-dilution rights with respect to the issuance of any Purchaser Class A Shares or Purchaser Class B Shares in the Merger or any issuance of equity interests of Purchaser (or securities convertible into, or exchangeable for, any such equity securities) on or prior to the Closing.

Sponsor Letter Agreement Amendment

Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor and certain insiders of the Company have entered into an amendment to that certain Letter Agreement, dated as of April 28, 2021, by and among the Company, the Sponsor and those certain insiders (the “Letter Agreement Amendment”), pursuant to which the Sponsor and such insiders (i) consented to the Business Combination Agreement, (ii) agreed to be bound by certain amended lock-up arrangements, and (ii) agreed to certain funding obligations of the Sponsor with respect to working capital prior to the consummation of the Merger (including funding of indebtedness, transaction expenses and other liabilities in excess of $4.5 million immediately prior to the closing of the Merger).

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

Pursuant to Lock-Up Agreements to be executed at the closing of the Merger, the Sponsor and such insiders would agree to not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, with respect to (A) any Purchaser Class A Shares, (B) any prior Class B ordinary shares of the Company that are convertible into Purchaser Class A Shares on the Merger effective date, or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Shares, in each case, held by it immediately after the Merger effective date (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Shares exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Shares exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

New CEO and CFO Employment Agreements

Concurrent with the signing of the Business Combination Agreement, TradeUP entered into employment agreements with SAITECH’s current Chief Executive Officer (Risheng Li) and Chief Financial Officer (Jian Zou), to become the respective Chief Executive Officer and Chief Financial Officer of TradeUP following the closing, which agreements will become effective at the closing of the Merger. The employment agreements provide for base salaries of $200,000 per year, and eligibility to earn an annual bonus in a target amount of fifty percent (50%) of the base salary for the Chief Executive Officer and 25 percent (25%) of the base salary for the Chief Financial Officer. Each of the agreements provide for severance payments for a termination by the Purchaser without Cause and termination by the employee for Good Reason, as defined, of (i) other than in connection with a change of control, (A) 12-months base salary, plus the target amount of the annual bonus (payable in the form of salary continuation for 12 months) (B) any earned but unpaid annual bonus for the fiscal year (payable when other bonuses are paid to other active employees), (C) continuation of premiums for health care benefits for 12 months (or shorter if employee become eligible for health insurance benefits with another employer) or (ii) in connection with a change of control (3 months before or 12 months after such termination of employment), 15 months of such amounts (rather than 12 months). The employment agreements contain other customary terms regarding employee benefits, vacation time, and reimbursement of business expenses, and confidentiality and assignment of intellectual property rights. The employment agreements contain a 24-month Restricted Period following termination for non-competition, non-solicitation of business partners (including customers, vendors and suppliers) and non-solicitation of employees.

Liquidity and Capital Resource

Following the closing of the Initial Public Offering on May 3, 2021 and the sales of the Option Units on May 12, 2021, a total of $44,889,860 was placed in the Trust Account, and the Company had $413,633 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. As of March 31, 2022, the Company had a working deficit of $2,183,139. The Company has incur additional costs in pursuit of its acquisition plans, which was closed on April 20, 2022 as discussed above. Based on the foregoing, the Company completed the initial Business Combination and continued to operate under SAITECH’s operation.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Interim results are not necessarily indicative of results to be expected for any other interim period or for the full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 18, 2022.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 2 — Significant accounting policies (cont.)

Investments Held in Trust Account

At March 31, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses that are directly related to the Initial Public Offering and charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. (See Note 9)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 2 — Significant accounting policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of March 31, 2022 and December 31, 2021, $0 was over the Federal Deposit Insurance Corporation (FDIC) limit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 2 — Significant accounting policies (cont.)

The Company may be subject to potential examination by United States federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net loss attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed loss allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed loss is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed loss ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. For the three months ended March 31, 2022, the Company has not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 2,244,493 shares in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. For the period from January 26, 2021 (inception) through March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per ordinary share for the period presented.

The net loss per share presented in the statement of operations is based on the following:
	For the Three Months Ended March 31, 2022		For the Period from January 26, 2021 (inception) through March 31, 2021
	Redeemable Ordinary Stock	Non-Redeemable Ordinary Stock	Redeemable Ordinary Stock	Non-Redeemable Ordinary Stock
Basic and diluted net loss per share:
Numerators:
Allocation of net loss	$(486,259)	$(145,913)	$—	$(4,510)
Denominators:
Weighted-average shares outstanding	4,488,986	1,347,027	—	1,000,000 (1)
Basic and diluted net loss per share	$(0.11)	$(0.11)	$—	$(0.00)

____________

(1)      This number excludes up to 150,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters prior the Initial Public Offering on May 12, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 3 — Investments Held in Trust Account

As of March 31, 2022 and December 31, 2021, assets held in the Trust Account comprised $44,895,493 and $44,891,829 in money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2022	December 31, 2021
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$44,895,493	$44,891,829

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 4,000,000 Public Units at $10.00 per Public Unit and the underwriters partially exercised the over-allotment option and purchased 488,986 Option Units generating gross proceeds of $44,889,860. Each Unit had an offering price of $10.00 and consists of one share of the Company’s Class A ordinary share and one-half of one redeemable warrant to purchase one Class A ordinary share. The Company will not issue fractional shares. As a result, the warrants must be exercised in multiples of one whole warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A ordinary share at a price of $11.50 per share, and only whole warrants are exercisable. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation (See Note 9).

All of the 4,488,986 public shares sold as part of the Public Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 4 — Initial Public Offering (cont.)

As of March 31, 2022 and December 31, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table.
	As of March 31, 2022	As of December 31, 2021
Gross proceeds	$44,889,860	$44,889,860
Less:
Proceeds allocated to public warrants	(1,265,118)	(1,265,118)
Offering costs of public shares	(3,309,341)	(3,309,341)
Plus:
Accretion of carrying value to redemption value	4,574,459	4,574,459
Ordinary shares subject to possible redemption	$44,889,860	$44,889,860

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering and the sale of Option Units, the Sponsor purchased an aggregate of 224,780 Private Placement Shares at a price of $10.00 per share. The proceeds from the sale of the Private Placement Shares were held outside of the Trust Account and are available for the payment of offering costs and for working capital purposes. The Sponsor will be permitted to transfer the Private Placement Shares held by it to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, the Private Placement Shares will not, subject to certain limited exceptions, be transferable or salable until the completion of the Company’s Business Combination.

Note 6 — Related Party Transactions

Founder and Private Placement Shares

On February 1, 2021, the Sponsor acquired 1,150,000 Class B ordinary shares (“Founder shares”) for an aggregate purchase price of $25,000. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 Founder shares to the Company’s three independent directors at the same price originally paid for such shares. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. Simultaneously with the closing of the Initial Public Offering and the sale of Option Units, the Sponsor purchased an aggregate of 224,780 Class A ordinary shares at a price of $10.00 per share for an aggregate purchase price of $2,247,800.

The Sponsor has agreed not to transfer, assign or sell 50% of its Founder shares until the earlier to occur of: (i) six months after the completion of the Company’s initial Business Combination; and (ii) subsequent to the Company’s initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination. The Sponsor may not transfer, assign or sell the remaining 50% of the Founder shares until six months after the date of the consummation of the Company’s initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any Founder shares.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 6 — Related Party Transactions (cont.)

Promissory Note — Related Party

On February 2, 2021, the Sponsor agreed to lend the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and is due at the earlier of (1) June 30, 2021 or (2) the closing of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on May 3, 2021.

Related Party (Working Capital) Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, lend the Company funds as may be required. If the Company completes the initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account will be used for such repayment. Up to $1,200,000 of such loans may be convertible into Class A ordinary shares, at a price of $10.00 per share at the option of the lender.

As of March 31, 2022 and December 31, 2021, the Company had an outstanding balance of $288,000 and $130,000 under the working capital loans.

Note 7 — Commitments & Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this unaudited condensed financial statement. The unaudited condensed financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Shares and Class A ordinary shares that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the Initial Public Offering to purchase up to an additional 600,000 units to cover over-allotments. On May 12, 2021, the underwriters partially exercised the over-allotment option and purchased 488,986 Option Units generating gross proceeds of $4,889,860. The Company paid an underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering and the sale of Option Units or $897,797 to the underwriters at the closing of the Initial Public Offering and the sale of Option Units.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 7 — Commitments & Contingencies (cont.)

Business Combination Marketing Agreement

The Company is obligated to pay the underwriters a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units as discussed in Note 8.

Note 8 — Deferred Underwriters’ Marketing Fees

The Company is obligated to pay the underwriters a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units. Upon completion of the Business Combination, $1,571,145 will be paid to the underwriters from the funds held in the Trust Account.

Note 9 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. In May 2021, the Company sold 4,488,986 Class A ordinary shares in the Initial Public Offering and in connection with the sale of the Option Units (see Note 4) and 224,780 Private Placement Shares in the Private Placement (see Note 5). As of March 31, 2022 and December 31, 2021, there were 1,074,780 Class A ordinary shares issued and outstanding, excluding 4,488,986 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On February 1, 2021, the Company issued 1,150,000 Class B ordinary shares to the Sponsor. Of the 1,150,000 Class B ordinary shares outstanding, 27,753 Founder shares were forfeited by the Sponsor for no consideration as a result of the underwriters’ partial exercise of their over-allotment option on May 12, 2021. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 Founder shares to the Company’s three independent directors. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. As of March 31, 2022 and December 31, 2021, there were 272,247 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder shares, including the 850,000 Founder shares that were converted into Class A ordinary shares, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) 4,488,986 Class A ordinary shares (comprising the total Class A ordinary shares issued in the Initial Public Offering and as part of the Option Units plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Company’s Sponsor upon conversion of working capital loans. The conversion of Class B ordinary shares into Class A ordinary shares, however, will never occur on a less than one-for-one basis.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 9 — Shareholders’ Deficit (cont.)

Warrants — On May 3, 2021, the Company issued 2,000,000 warrants in connection with the Initial Public Offering. On May 12, 2021, the Company issued additional 244,493 warrants in connection with the underwriters’ exercise of their over-allotment option. Each whole warrant entitles the registered holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Units into Class A ordinary shares and warrants, and only whole warrants will trade. The Class A ordinary shares and warrants began trading separately on June 21, 2021. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of the Company.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of its initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b) (1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, closing price of the Class A ordinary shares equals or exceeds $16.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,244,493 warrants issued with the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the warrant as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of the warrants is approximately $1.3 million, or 0.58 per Unit.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up May 18, 2022 on which the financial statements were issued. Except as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

The Business Combination was approved by the Company’s shareholders on April 22, 2022 and closed on April 29, 2022. In connection with the transaction, TradeUP was renamed to “SAI.TECH Global Corporation.” The Class A ordinary shares and warrants of SAI commenced trading on the Nasdaq Stock Market on May 2, 2022, under the new ticker symbols, “SAI” and “SAITW,” respectively. Such shares and warrants also reflect the continuation of the same shares and warrants of TradeUP Global Corporation under the Company’s new name following the completion of the Business Combination with SAITECH Limited, which has become a wholly owned subsidiary of SAI. In connection with the closing of the Business Combination, all issued and outstanding Class A ordinary shares and Class B ordinary shares of SAITECH Limited were converted into Class A ordinary shares and Class B ordinary shares of SAI.TECH Global Corporation at an exchange ratio of .13376. As such, 9,169,375 Class A ordinary shares and 9,630,634 Class B ordinary shares of SAI.TECH Global Corporation were issued upon the closing of the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of SAITECH Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SAITECH Limited and Subsidiaries (collectively, the “Company”) as of December 31, 2021, the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the year ended December 31, 2021, and the related notes to the consolidated financial statements and schedule (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operation and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2022.

Singapore

May 31, 2022

PCAOB ID Number 3487

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
SAITECH Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SAITECH Limited and Subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company, as of December 31, 2020, and the consolidated results of its operations and its cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP (Formerly Marcum Bernstein & Pinchuk LLP)
We have served as the Company’s auditor from 2021 to 2022.
New York, NY October 15, 2021

SAITECH LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31, 2020	As of December 31, 2021
	(US$)	(US$)
Assets
Current assets:
Cash and cash equivalents	1,300	4,477
Accounts receivable	51	1,174
Inventories	900	198
Cryptocurrencies	—	83
Deposits, prepayments and other current assets, net	293	948
Amount due from related parties	635	—
Total current assets	3,179	6,880

Property and equipment, net	340	4,345
Construction in process, net	98	—
Intangible assets, net	409	265
Operating lease right-of-use assets	—	43
Deferred tax asset, net	12	—
Total assets	4,038	11,533

Liabilities and equity
Current liabilities:
Accounts payable	47	1,261
Operating lease liabilities-current	—	17
Advance from customers	—	62
Accrued and other liabilities	241	25
Income tax payable	36	1
Amount due to related parties	—	30
Total current liabilities	324	1,396
Operating lease liabilities-non-current	—	27
Total Liabilities	324	1,423

Commitments and contingencies

Mezzanine equities	3,218	12,473

Shareholders’ equity/(deficit):
*Class A Ordinary shares (US$0.0001 par value; authorized 387,448,504 shares; issued and outstanding 19,020,400 shares and 19,020,400 shares as of December 31, 2020 and 2021, respectively)	2	2
*Class B Ordinary shares (US$0.0001 par value; authorized 72,000,000 shares; issued and outstanding 72,000,000 shares and 72,000,000 shares as of December 31, 2020 and 2021, respectively)	7	7
*Series Seed Preferred Shares ($0.0001 par value; 2,040,816 shares authorized, issued and outstanding as of December 31, 2020 and 2021, respectively)	1	1
Subscription receivable	(9)	(9)
Additional paid-in capital	147	13,965
Statutory reserves	33	—
Retained earnings/(accumulated deficit)	292	(16,412)
Accumulated other comprehensive income/(loss)	23	83
Total shareholders’ equity/(deficit)	496	(2,363)
Total Liabilities and shareholders’ equity/(deficit)	4,038	11,533

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these condensed consolidated financial statements

SAITECH LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In thousands, except for number of shares and per share data)

	From March 28 (inception) to December 31, 2019	For the year ended December 31,
		2020	2021
	(US$)	(US$)	(US$)
Revenues	—	1,957	17,038
Cost of revenues	—	1,055	15,774
Gross Profit	—	902	1,264

Sales and marketing expenses	—	1	14,779
General and administrative expenses	90	231	2,383
Research and development expenses	18	348	419
Impairment of long-lived assets	—	40	135
Total operating expenses	108	620	17,716

(Loss)/Profit from operations	(108)	282	(16,452)
Other income, net	—	174	(228)
(Loss)/Profit before income tax	(108)	456	(16,680)
Income tax benefit(expenses)	30	(53)	(24)
Net (loss)/profit	(78)	403	(16,704)

Other comprehensive loss
Foreign currency translation gain	(5)	28	57
Total comprehensive income (loss)	(83)	431	(16,647)

Loss per ordinary share*
Basic and diluted	(0.001)	—	(0.0019)

Weighted average number of ordinary shares outstanding*:
Basic & Diluted	92,980,464	93,061,216	93,061,216

____________

*    The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of the consolidated financial statements

SAITECH LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/(DEFICIT)
(In thousands, except for number of shares and per share data)

	Class A Ordinary shares		Class B Ordinary shares		Series Seed Preferred shares		Subscription receivable	Additional paid-in capital	Statutory reserves	(Accumulated deficit)/ Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity/ (deficit)
	Number of shares*	Amount	Number of shares*	Amount	Number of shares*	Amount
		(US$)		(US$)		(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Balance, March 28, 2019 (inception)	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of ordinary shares	19,020,400	2	72,000,000	7	2,040,816	1	(9)	147	—	—	—	148
Net loss	—	—	—	—	—	—	—	—	—	(78)	—	(78)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(5)	(5)
Balance, December 31, 2019	19,020,400	2	72,000,000	7	2,040,816	1	(9)	147	—	(78)	(5)	65
Net income	—	—	—	—	—	—	—	—	—	403	—	403
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	28	28
Appropriation of statutory reserves									33	(33)
Balance, December 31, 2020	19,020,400	2	72,000,000	7	2,040,816	1	(9)	147	33	292	23	496

Balance, January 1, 2021	19,020,400	2	72,000,000	7	2,040,816	1	(9)	147	33	292	23	496
Net loss	—	—	—	—	—	—	—	—	—	(16,704)	—	(16,704)
Accretion to mezzanine equities	—	—	—	—	—	—	—	(1,064)	—		—	(1,064)
Share-based payment								14,457				14,457
Disposal of an subsidiary								425	(33)			392
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	60	60
Balance, December 31, 2021	19,020,400	2	72,000,000	7	2,040,816	1	(9)	13,965	—	(16,412)	83	(2,363)

____________

*    The shares are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of the consolidated financial statements

SAITECH LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2021
	(US$)	(US$)	(US$)
Cash flows from operating activities
Net (loss)/income	(78)	403	(16,704)
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	1	83	309
Deferred tax	(30)	19	12
Bad debt provision	—	5	—
Impairment of long-lived assets	—	40	135
Share-based payment	—	—	14,457
Disposal of construction in progress	—	—	228
Changes in operating assets and liabilities
Accounts receivable	—	(49)	(1,122)
Cryptocurrencies	—	—	(83)
Deposits, prepayments and other current assets	(44)	(237)	(640)
Amount due from related parties	(27)	(573)	647
Accounts payable	—	45	1,213
Inventories	(1)	(851)	721
Operating lease right-of-use assets	—	—	(43)
Operating lease liabilities-current	—	—	17
Operating lease liabilities-non-current	—	—	27
Income tax payable	—	33	(36)
Advance from customers	173	(174)	69
Amount due to related parties	7	(7)	30
Other payables and accrued liabilities	—	228	(220)
Net cash provided by/(used in) operating activities	1	(1,035)	(983)

Cash flows from investing activities
Purchase of property and equipment	(15)	(325)	(3,970)
Purchase of intangible assets	—	(434)	—
Net cash used in investing activities	(15)	(759)	(3,970)

Cash flows from financing activities
Proceeds from issuance of Preferred Shares	145	2,892	8,191
Net cash provided by financing activities	145	2,892	8,191
Effect of exchange rate changes	(1)	72	(61)
Net increase in cash and cash equivalents	130	1,170	3,177
Cash and cash equivalents at beginning of the year	—	130	1,300
Cash and cash equivalents at end of the year	130	1,300	4,477

Supplemental disclosure of non-cash financing activities:
Capital injection received using equipment	—	158	—

The accompanying notes are an integral part of these consolidated financial statements

SAITECH LIMITED

Notes to Financial Statements

1.      Organization

SAITECH Limited (the “Company” or “SAITECH”), was incorporated in the Cayman Islands on February 2, 2021. The Company, through its subsidiaries, consolidated variable interest entity (the “VIE”) and the VIE’s subsidiary (collectively, the “Group”), is primarily engaged in sales of digital assets mining machines to end customers, specialized hosting service to digital asset mining customers, digital mining and mining pool service and other service globally. In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in certain industries, the Company conducts its primary business operations through Beijing Saire Technology Co., Ltd. (“Beijing SAI”), a VIE which was incorporated on March 28, 2019, and its subsidiary. The Company is ultimately controlled by Mr. Risheng Li (the “Founder”) since its establishment.

As described below, SAITECH, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of the Group and consolidate the Group’s operation, assets and liabilities.

Reorganization

The Company incorporated Superlative Accelerating Infinite Limited (“Superlative Accelerating”) under the laws of the British Virgin Islands and Superlative Accelerating incorporated Silicon Asset Investment Limited (“Silicon Asset”) under the laws of Hong Kong, as its wholly-owned subsidiary, in April 2021. In April 2021, Silicon Asset incorporated a wholly-owned subsidiary, Hangzhou Dareruohan Technology Co., Ltd. (“SAI WOFE”) in Hangzhou, the PRC.

Effective on April 22, 2021, the Company acquired control over Beijing SAI and its subsidiary, Xinjiang Silicon Substrate Heating Power Co., Ltd. (“Xinjiang Silicon”) by entering into a series of contractual agreements (the “VIE Agreements”, See Note 2). The VIE Agreements enable SAI WOFE to (i) have power to direct the activities that most significantly affect the performance of Beijing SAI, and (ii) receive the benefits of Beijing SAI that could be significant to Beijing SAI. SAI WOFE is fully and exclusively responsible for the management of Beijing SAI, absorbs all risk of losses of Beijing SAI and has the exclusive right to exercise all voting rights of Beijing SAI’s shareholders. Therefore, in accordance with ASC 810 “Consolidation”, SAI WOFE is considered as the primary beneficiary of Beijing SAI and its subsidiary and has consolidated Beijing SAI’s assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements. Beijing SAI is controlled by the same shareholder since incorporation and after the reorganization. Accordingly, Beijing SAI became the VIE of the Company and the Company, through its wholly-owned subsidiaries, Superlative Accelerating, Silicon Asset and SAI WOFE, become the primary beneficiary of Beijing SAI and its subsidiary (the “Reorganization”).

Since the Company, its wholly-owned subsidiaries and the VIE were effectively controlled by the same shareholders immediately before and after the Reorganization completed on April 22, 2021, as described above, the Reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company, its subsidiaries and the VIE has been accounted for at historical cost, as a transaction between entities under common control in a manner similar to polling of interest.

On August 31, 2021, the Company terminated the VIE Agreements. As a result, the corporate structure of the Company no longer contains a VIE structure effective August 31, 2021. The Company moved its crypto mining related business to overseas subsidiaries by transferring all the assets and business operation of Beijing SAI to the Company because the PRC government has tightened the regulation on crypto mining business. Concurrently the shareholders of Beijing SAI agreed to withdraw the capital from Beijing SAI and reinvest the equivalent amount directly to the Company. As such the termination did not have a significant adverse impact on the financial statements either historically or going forward.

SAITECH LIMITED

Notes to Financial Statements

1.      Organization (cont.)

e.      Subsidiaries

As of December 31, 2021, the detailed information of the Group’s consolidated subsidiaries are summarized as follows:

Name of the entity	Date of incorporation	Percentage of ownership	Place of incorporation	Principle business activities
Subsidiaries
Superlative Accelerating Infinite Limited	February 5, 2021	100%	BVI	Investment holding
Sustainable Available Innovative Limited	July 14, 2021	100%	BVI	Investment holding
Silicon Asset Investment Limited	March 3, 2021	100%	Hong Kong	Investment holding
Sustainable Available Innovative Pte. Ltd.	August 18, 2021	100%	Singaproe	Investment holding
Sustainable Available Innovative Asia Ltd	August 26, 2021	100%	Republic of Kazakhstan	Investment holding
Hangzhou Dareruohan Technology Co., Ltd.	April 2, 2021	100%	PRC	Research and Development
Nanjing SuannengWuxian Techology Co. Ltd.(1)	June 4, 2020	100%	PRC	Research and Development
Variable Interest Entity (“VIE”)
Beijing Saire Technology Co., Ltd.(“Bejing SAI”) (2)	March 28, 2019	100%	PRC	Product sales, hosting service and other services

____________

(1)      On August 9, 2021, the Company completed the acquisition of Nanjing SuannengWuxian Techology Co. Ltd. (“Nanjing SuannengWuxian”), an entity under common control by one of our principal shareholders. Nanjing SuannengWuxian provides crypto mining service to its customers.

(2)      On August 31, 2021 the Company terminated the VIE Agreements with Beijing SAI. As a result, the corporate structure of the Company no longer contains a VIE structure effective from August 31, 2021. The Company moved its crypto mining related business to overseas subsidiaries by transferring all the assets and business operation of Beijing SAI to the Company because the PRC government has tightened the regulation on crypto mining business.

Prior to August 31, 2021 total assets and liabilities presented on the Group’s consolidated balance sheets, net revenues, operating cost and expenses, and net income presented on the Group’s consolidated statements of operations and comprehensive (loss)/income, as well as the cash flows from operating, investing and financing activities presented on the Group’s consolidated statements of cash flows are substantially the financial position, result of operations and cash flows of the Company’s consolidated VIE . The following balances and amounts of the VIE were included in the Group’s consolidated financial statements as of December 31, 2020 and 2021 or for the period from March 28, 2019 (inception) through December 31, 2019, years ended December 31, 2020 and 2021

	As of December 31,
	2020	2021
	(US$)	(US$)
Total Assets	4,038	—
Total liabilities	324	—
	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2021
	(US$)	(US$)	(US$)
Net revenues	—	1,957	6,737
Net (loss)/income	(78)	403	(309)
Cash flow provided by/(used in) operating activities	1	(1,035)	3,112
Cash flow (used in)/provided by investing activities	(15)	(759)	64
Cash flow provided by/(used in) financing activities	145	2,892	(2,500)

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies

a)      Basis of presentation

The Group’s consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

b)      Principles of consolidation

The Group’s consolidated financial statements include the accounts of the Company, its subsidiaries and its consolidated VIE, of which the Company is the primary beneficiary, from the dates they were acquired or incorporated till August 2021 when VIE agreement was terminated. All inter-company transactions and balances have been eliminated upon consolidation.

c)      Liquidity

For the year ended December 31, 2021, the Company had a net loss of $16.7 million and net cash outflow in operating activities of $1.0 million. As of December 31, 2021, our consolidated current assets exceeded our consolidated current liabilities by $5.5 million, we had cash and cash equivalents of $4.5 million, and accumulated deficit of $16.2 million. On April 29, 2022 the Company was merged into SAI.TECH Global Corporation and raised $19 million from the merger transaction. The Company believes its current cash on hand is sufficient to meet its operating and capital requirement for at least the next twelve months from the date these financial statements are issued.

d)      Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Group continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Group believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Group’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets including intangible assets, valuation allowance for deferred tax assets, fair value of Class A Ordinary Shares to determine whether there is beneficial conversion feature (“BCF”) of the convertible preferred shares. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

e)      Foreign currency translation and transactions

Historically the Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The functional currency for the Company in Cayman Island is US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. The consolidated statements of operations and comprehensive (loss)/income and cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity/(deficit) is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive (loss)/income in shareholders’ equity.

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of December 31, 2020	As of December 31, 2021
Balance sheet items, except for equity accounts	6.5250	6.3726
	From March 28 (inception) to December 31, 2019	For the year ended December 31,
		2020	2021
Items in the consolidated statements of operations and comprehensive (loss)/income, and cash flows	6.9564	6.9042	6.4000

No representation is intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate stated above, or at any other rate.

f)      Cash and cash equivalents

Cash and cash equivalents consist of bank deposits, which are unrestricted as to withdrawal and use. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

g)      Accounts receivable

The Group records accounts receivable at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2020 and 2021, the Group recorded nil allowances for doubtful accounts against its accounts receivable, respectively.

h)      Inventories

Inventories, consisting of digital asset mining machines available for sale, are stated at the lower of cost or net realizable value. The cost of inventory is determined using the identified cost of the specific item. Inventory is written down for damaged and slow-moving digital asset mining machines, which is dependent upon factors such as historical and forecasted consumer demand and expected selling price. Write downs are recorded in cost of revenues in the consolidated statements of operations and comprehensive (loss)/income. For the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, the Group did not recognize any write down on inventories.

i)       Cryptocurrency assets

Cryptocurrency assets are included in current assets in the accompanying consolidated balance sheets. Cryptocurrency assets generated from the cryptocurrency mining business and the mining pool business are accounted for in connection with the Group’s revenue recognition policy disclosed below.

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment quarterly, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

cryptocurrency at the time its fair value is being measured. In testing for impairment, the Group has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Group concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For the year ended December 31, 2021, no impairment loss was recorded.

Cryptocurrencies generated from the cryptocurrency mining business and the mining pool business as well as the cryptocurrencies distributed to mining pool participants are included within operating activities in the accompanying consolidated statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in gain or loss of disposal of cryptocurrencies in the consolidated statements of operations and comprehensive (loss)/income. The Group accounts for its gains or losses in accordance with the first-in-first-out (FIFO) method of accounting.

j)      Property and equipment, net

The Group’s property and equipment are recorded at cost less accumulated depreciation and impairment loss, if any. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Motor vehicle	4 years
Furniture, fixture and other equipment	3 years
Electronic equipment	3 – 5 years
Plant	Shorter of useful life or lease term

When property and equipment are retired or otherwise disposed of, resulting gain or loss is included in net income in the period of disposition. For the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, the Group did not recognize any gain or loss from disposal of property and equipment, net.

k)      Intangible assets, net

The Group’s intangible assets primarily consisted of purchased software used for specific digital asset mining machines to increase the computing power or reduce power consumption. The software is initially recorded at purchased cost and amortized on a straight-line basis over the estimated useful lives of 3 years.

l)       Construction in process

Direct costs that are related to the construction of equipment and incurred in connection with bringing the assets to their intended use are capitalized as construction in process. Construction in process is transferred to specific plants and equipment items and the depreciation of these assets commences when the assets are ready for their intended use.

m)    Impairment of long-lived assets

All long-lived assets, which include tangible long-lived assets and intangible long-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. For the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and December 31, 2021, the Group recognized impairment loss on construction in process of nil, $40 and nil, respectively.

n)      Fair value of financial instruments

The Group’s financial instruments primarily consist of cash and cash equivalents, accounts receivable. The carrying values of these financial instruments approximate fair values due to their short term in nature.

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Group evaluates its hierarchy disclosures each quarter.

o)      Revenue recognition

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Group performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent.

Sales of products

Revenue generated from sales of products occurs for the sales of digital asset mining machines to end customers. The Group presents the revenue generated from its product sales on a gross basis as the Group acts as the principal and has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, the Group also assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators.

Revenues are measured as the amount of consideration the Group expects to receive in exchange for transferring control of products to customers. Consideration from product sales is recorded net of value-added tax, and there is generally no other performance obligation other than the delivery of products. Proceeds from product sales are recognized as revenue at the point in time when the receipt of product is confirmed by the customer.

Hosting service

Revenues generated from hosting service is earned by the Group to perform hosting service and daily maintenance of servers for customers throughout the contractual period. The single performance obligation is to provide an environment for the servers to operate continuously which is satisfied over time. Such hosting service revenue is recognized over time as the performance obligation is satisfied over the term of the contracts with customers.

Agency service

Revenues generated from agency service represents agency service to a customer for discovering electricity resources and identifying business partners abroad. Such agency service revenue is recognized at the point in time when the agency service is completed and confirmed by the customer.

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Mining pool services

The Group operates its mining pool, Sai.plus, to enable providers of computing power (“pool participants”) to participate in crypto-mining activities in an efficient manner in the blockchain network, in exchange for a fee (“pool operator fee”) for its coordination efforts as the pool operator. The Group receives all the mining rewards in its own name, and then allocates mining rewards to each pool participant net of the pool operator fees based on the sharing mechanism predetermined. The mining rewards include the block rewards and the transaction verification fees related to the transactions included in the block.

The Group considers itself the principal in transactions with the blockchain networks and recognizes the mining pool revenue on a gross basis. The performance obligation is to create or validate each block. Revenue is recognized at the point when the block creation or validation is complete and the Group has received the rewards. Revenue is measured at the fair value of rewards upon receipt, which is not materially different than the fair value at contract inception. The Group considers itself the principal in transactions with the blockchain networks as it coordinates all the computing power within the mining pool, delivers such aggregated computing power to the blockchain network, collects centrally all mining rewards and distributes them in accordance with the predetermined sharing mechanisms. The Group has control over the pool participants’ computing power. Although the pool participants can enter and exit the pool at will and deploy the qualifying types of mining machines at the choices of the pool participants, during the mining process, the Group dictates the tasks and the participants’ mining machines merely follow the allocation prescribed by the Group. As a result, the Group is primarily responsible for fulfilling the promise to provide the specified service. Further, under existing sharing mechanisms, the Group is exposed to the risk that actual block rewards may differ from expected rewards, therefore, bears the inventory risk before the specified service has been transferred to a customer. The Group provides mining pool services under Sai.plus.

p)      Income taxes

The Group follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive (loss)/income in the period that includes the enactment date.

q)      Uncertain tax positions

The Group uses a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of the Group’s Hong Kong and PRC subsidiaries and VIE are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the period from March 28, 2019 (inception) through December 31, 2019, and the years ended

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

December 31, 2020 and 2021, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2020 or 2021. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

r)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Group’s management team. Consequently, the Group has determined that it has two reportable operating segments.

In addition, the Group’s chief operating decision maker makes resource allocation decisions and assesses performance based on the different business operating results instead of the geographic location operating results. Therefore, no geographical segments are presented.

s)      Earnings per share

Earnings (loss) per share is computed in accordance with ASC 260. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. Series Angel and Series Pre-A Preferred Shares issued by the Company qualified as participating securities because they have the same participating rights on the earnings of the Company as ordinary shares on an as-converted basis after the preferred shareholders receive non-cumulative annual dividends up to 100% of the original issue price for each of the preferred shares.

Basic earnings (loss) per ordinary share is computed by dividing net income/(loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders by the weighted average number of ordinary and potential ordinary shares outstanding during the period. Potential ordinary shares include ordinary shares issuable upon the conversion of the preferred shares using the if-converted method. Potential ordinary shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or in the case of contingently issuable shares that all necessary conditions for issuance have not been satisfied. For the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, there were no dilutive shares.

t)      Share based compensation

The Group measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, net of estimated forfeitures, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates.

u)      Commitments and contingencies

The Group accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred. As of both December 31, 2020 and 2021, there were no contingent liabilities relating to litigations against the Group.

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

v)      Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities.

w)     Fair value of Class A Ordinary Shares

The following table sets forth the fair value of the Class A Ordinary Shares estimated at the issuance date of each series of Preferred Shares during the periods presented in the consolidated financial statement with the assistance from an independent valuation firm:

Valuation date	Fair Value per Class A Ordinary Share (US$)	Volatility	Risk-free rate
March 28, 2020	0.06	128%	0.41%
September 14, 2020	0.15	126%	0.27%
April 22, 2021	0.45	138%	1.03%

Because there has been no public market for our ordinary shares, the Group, with the assistance from an independent valuation firm, evaluated the use of market approach to estimate the implied equity value of the Group from latest external investment and the backsolve method was relied when determining the fair value of Class A Ordinary Share at the issuance date of each series of Preferred Shares for the purpose of identifying if any BCF should be bifurcated.

The major assumption used in calculating the fair value of Class A ordinary share include:

Volatility:    The volatility is based on the historical share price volatility of comparable companies.

Risk-free rate:    The risk-free rate is based on the yield of U.S. government bonds on the valuation date.

The determination of the fair value of our Class A ordinary shares requires complex and subjective judgments to be made regarding our unique business risks, probability of different exit scenario and our operating history at the time of valuation. These assumptions are inherently uncertain and highly subjective. If different estimates and assumptions had been used, our Class A Ordinary Shares valuations could be significantly different and related BCF may be materially impacted.

x)      Recent issued or adopted accounting standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For

SAITECH LIMITED

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. According to ASU 2019-10, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group’s consolidated financial position and results of operations upon adoption.

3.      Inventories

	As of December 31, 2020	As of December 31, 2021
	US$	US$
Digital assets mining machines	900	—
Heat recovery cabinet	—	198
	900	198

No lower of cost or net realizable value adjustment was recorded for the year ended at December 31, 2020 and 2021.

4.      Deposits, Prepayments and Other Current Assets, net

	As of December 31, 2020	As of December 31, 2021
	US$	US$
Deposits for office spaces leases	17	133
Prepaid technology development fee	59	—
Prepaid purchase of inventory	—	147
Staff advances	35	38
Deductible VAT tax	181	617
Other current assets	6	13
Deposits, prepayments and other current assets, cost	298	948
Less: bad debt provision	(5)	(—)
Deposits, prepayments and other current assets, net	293	948

The following represents a roll-forward of bad debt provision:

	For the years ended December 31,
	2020	2021
	US$	US$
Beginning balance	—	5
Provision made during the period	5	—
Disposal of a subsidiary		(5)
Ending balance	5	—

SAITECH LIMITED

Notes to Financial Statements

5.      Property and Equipment, Net

	As of December 31, 2020	As of December 31, 2021
	US$	US$
Electronic equipment	162	3,351
Furniture, fixtures and other equipment	209	1,034
Motor vehicles	6	—
Plants	—	89
Property and equipment, cost	377	4,474
Less: accumulated depreciation	(37)	(129)
	340	4,345

Depreciation expenses for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021 were approximately $1, $34 and $152, respectively.

6.      Intangible Assets, Net

	As of December 31, 2020	As of December, 2021
	US$	US$
Purchased software	460	344
Less: accumulated amortization	(51)	(79)
	409	265

Amortization expenses for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021 were approximately nil, $49 and $157, respectively.

7.      Operating Leases

The Group entered into various operating lease agreements for operation in Kazakhstan, which was started in August, 2021 and office lease. The remaining lease terms ranges from 2.5 to 3 years. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The following table presents the operating lease related assets and liabilities recorded on the Group’s consolidated balance sheet.

	As of December 31, 2020	As of December 31, 2021
	US$	US$
Right-of-use assets	—	43
Impairment of right-of-use assets	—	—
Right-of-use assets, net	—	43
Operating lease liabilities – current	—	17
Operating lease liabilities – non-current	—	27
Total operating lease liabilities	—	44

For the year ended December 31, 2020, the Group recorded nil short-term lease costs. For the year ended December 31, 2021, the Group recorded short-term lease costs of US$7,500. Cash paid for amounts included in the measurement of operating lease liabilities were nil, nil and nil for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, respectively. As of December 31, 2021, the weighted average remaining lease term was 2.4 years and the weighted average discount rate was 5.9%.

SAITECH LIMITED

Notes to Financial Statements

7.      Operating Leases (cont.)

The following table summarizes the maturity of operating lease liabilities as of December 31, 2021:

US$
2022	18
2023	18
2024	13
Total	49
Less: imputed interest	(5)
Present value of lease liabilities	44

8.      Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Group’s subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by the BVI company to its respective shareholders, no BVI withholding tax will be imposed.

Hong Kong, PRC

Under the current Hong Kong tax laws, a two-tier corporate income tax system was implemented in Hong Kong, which is 8.25% for the first HK$2.0 million profits, and 16.5% for the subsequent profits. Under the HK tax laws, it is exempted from the Hong Kong income tax on its foreign-derived income. In addition, payments of dividends from Hong Kong subsidiaries to the Company are not subject to any Hong Kong withholding tax.

Mainland, PRC

The Group’s PRC subsidiaries and VIE are governed by the income tax law of the PRC and are subject to the PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. The income tax rate of Group’s PRC subsidiaries is 25%.

The income tax rate of the Company’s VIE and VIE subsidiary is 25% for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021.

For the period from March 28 (inception) to December 31, 2019, and the years ended December 31, 2020 and 2021, the Group’s income tax expense consisted of:

	From March 28 (inception) to December 31, 2019	For the years ended December 31,
		2020	2021
	US$	US$	US$
Current tax expense	—	33	24
Deferred tax (benefit)/expense	(30)	20	—
	(30)	53	24

SAITECH LIMITED

Notes to Financial Statements

8.      Income Taxes (cont.)

A reconciliation of the income tax expense determined at the PRC statutory income tax rate to the Group’s actual income tax expense is as follows:

	From March 28 (inception) to December 31, 2019	For the years ended December 31,
		2020	2021
	US$	US$	US$
(Loss)/Profit before income tax expense	(108)	456	(16,680)
PRC statutory income tax rate	25%	25%	25%
Income tax at PRC statutory income tax rate	(27)	114	(4,170)
Super deduction of qualified R&D expenditures	(4)	(65)
Expenses not deductible	1	3	4,141
Change in valuation allowance	—	1	53
Income tax expense	(30)	53	24

The Group’s deferred tax assets at December 31, 2020 and 2021 were as follows:

	As of December 31, 2020	As of December 31, 2021
	US$	US$
Deferred tax assets	13	53
Less, valuation allowance	(1)	(53)
Deferred tax assets, net	12	—

The following represents a roll-forward of the valuation allowance:

	From March 28 (inception) to December 31, 2019	For the years ended December 31,
		2020	2021
	US$	US$	US$
Beginning balance	—	—	1
Allowance made during the period	—	1	52
Ending balance	—	1	53

Full valuation allowance was provided to deferred tax assets for the year ended December 31, 2021, as the net operating losses carryforwards of the Group’s VIE in mainland China are not expected to be utilized before expiration due to the termination of VIE agreements on August 31, 2021, and our WOFE in China is positioned as a research and development center that is not expected to generate sufficient profit to utilize the losses.

9.      Redeemable Preferred Shares

Series A Preferred Shares Issuance

On April 22, 2021, the Company entered into an investment agreement with certain investors, to issue 16,466,767 series A preferred shares (“Series A Preferred Shares”), with par value of US$0.0001 each, for an aggregated consideration of US$8,156. The issuance price of the Series A Preferred Shares is US$0.4953.

In addition, the Company was committed to issue 9,864,312 Series Pre-A Preferred Shares to three shareholders holding a total 7.99% equity interest of Beijing SAI, who are currently in the progress of changing from a shareholder of Beijing SAI to a direct investor of the Company (Note 1). The 9,864,312 Series Pre-A

Preferred Shares will be issued to the three shareholders once they have obtained all approval from PRC government and their capital contribution in the Company has been completed.

SAITECH LIMITED

Notes to Financial Statements

9.      Redeemable Preferred Shares (cont.)

Automatic conversion event was added for Series Angel, Series Pre-A and Series A preferred shares along with the issuance of Series A Preferred Shares on April 22, 2021, which is each series of Preferred Shares shall automatically be converted into Class A Ordinary Shares, at the then applicable conversion price upon (i) closing of a Qualified Initial Public Offering (“Qualified IPO”) or (ii) the written approval of the holders of a majority of each respective series of preferred shares.

The Beneficial conversion feature (“BCF”) exists when the conversion price of the Series A Preferred Shares is lower than the fair value of the Class A Ordinary Shares at the commitment date, which is the issuance date of Series A Preferred Shares. No BCF was recognized for the Series A Preferred Shares as the fair value of the Class A Ordinary Shares at the commitment date was less than its most favorable conversion price. The fair value of the Company’s Class A Ordinary Shares was determined with the assistance of an independent third-party valuation firm.

Additional Preferences of Preferred Shares after the Reorganization

Additional Redemption Rights

Upon the Reorganization, a new redemption event is added that Series Angel, Series Pre-A and Series A Preferred Shares are redeemable after the sixth anniversary of the issuance of Series A Preferred Shares (April 22, 2021) if a Qualified IPO or trade sale (the sales, through one or a series of transactions, of all or substantially all of the equity securities or assets or undertaking of the Company) does not occur.

As it was not probable for the Redemption Event to happen before the reorganization, the Preferred Shares were not considered currently redeemable, and no accretions were made until the reorganization when the Qualified IPO and trade sale redemption term is added. The Group accretes changes in the redemption value from the date of reorganization and continue until such time to the redemption (6 years) date using interest method at a simple annual interest rate of 10%. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

The Preferred Shares are classified in mezzanine equity between the liabilities and the permanent equity on the consolidated balance sheets due to the conditional redemption right upon the occurrence of the redemption events which are beyond the Group’s control. As of December 31, 2020 and 2021, the mezzanine equities are $3,218 and $12,473, respectively.

The change in the number of redeemable preferred shares for the years ended December 31, 2020 and 2021 is as follows:

	For the years ended December 31,
	2020	2021
	(‘000)	(‘000)
Number of redeemable preferred shares
Opening balance	—	21,000
Issuance of Series Angel Preferred Shares(1)	4,000	—
Conversion of Beijing SAI preferred shares due to reorganization(1)	—	(21,000)
Issuance of Series Angel Preferred Shares of the Company due to reorganization(2)	—	7,289
Issuance of Series Pre-A Preferred Shares of the Company due to reorganization(3)	17,000	13,974
Issuance of Series A Preferred Shares(4)	—	16,467
Ending balance	21,000	37,730

____________

(1)      The investment in a PRC entity is not presented in the form of single unit share, but the amount and percentage in paid-in capital of the entity. The number of shares presented is under the assumption that RMB1 ($0.15) is equal to 1 unit of share.

SAITECH LIMITED

Notes to Financial Statements

9.      Redeemable Preferred Shares (cont.)

(2)      Series Angel Preferred Shares have a par value of $0.0001, with 7,288,630 shares authorized and issued.

(3)      Series Pre-A Preferred Shares have a par value of $0.0001, with 13,974,442 shares authorized. The number of Series Pre-A Preferred Shares issued during 2021 includes 4,110,130 Series Pre-A Preferred Shares issued at reorganization and 9,864,312 Series Pre-A Preferred Shares to be issued upon exercise of the warrants that were granted to three investors of Beijing SAI, as the exercise of these warrants were considered to be administrative procedures and the Company does not expect any circumstances under which those shares would not be issued. The $1.86 million for the exercise of the warrants is considered to be paid by the warrant holders at their Series Pre-A investment on Beijing SAI in September 2020. The administrative procedures for the exercise of the warrants have been completed and the funds were received by SAI on September 9, 2021, and the 9.8 million Series Pre-A Preferred Shares were issued on the same date. The Company considered the Series Pre-A Preferred Shares should be retrospectively stated in the financial statements as if they had been issued on September 2020 and were considered outstanding as of the balance sheet date.

(4)      Series A Preferred Shares has a par value of $0.0001, with 17,247,608 shares authorized and 16,466,767 shares issued.

The change in the balance of the mezzanine equities for the years ended December 31, 2020 and 2021 is as follows:

	For the years ended December 31,
	2020	2021
	US$	US$
Opening balance	—	3,218
Series Angel Preferred Shares(1)	613	—
Series A Preferred Shares(2)	2,605	8,156
Accretion during the period(3)	—	1,064
Currency translation adjustment	—	35
Ending balance	3,218	12,473

____________

(1)      The issuance of Series Angel Preferred Shares on March 28, 2020, pursuant to which 6.67% of the equity interest of Beijing SAI were transferred for a total consideration of RMB4,000 ($613).

(2)      The issuance of Series A Preferred Shares of 16,466,767 on April 22, 2021, with the par value of $0.0001, for the total consideration of $2,605.

(3)      Accretion provided for the redemption rights for Series Angel, Series Pre-A and Series A Preferred Shares to the redemption value.

10.    Restricted Net Assets

The Group’s operations are conducted through its PRC subsidiary and historically the VIE. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiary and VIE only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital, additional paid-in capital of the PRC subsidiary and VIE, including the mezzanine equity which are part of the paid in capital and additional paid-in capital of the VIE, included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WOFE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WOFE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s WOFE is subject to the above mandated restrictions on distributable profits.

SAITECH LIMITED

Notes to Financial Statements

10.    Restricted Net Assets (cont.)

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s PRC consolidated entities are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiary and VIE are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2020 and December 31, 2021, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Group’s PRC subsidiary and VIE that are included in the Company’s consolidated net assets were approximately $3,399 and $7,510, respectively.

11.    Employee Defined Contribution Plan

Full time employees of the Group’s subsidiaries and VIE in PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. The related labor regulations of PRC require that the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as incurred. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits were nil, $9 and $93 for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, respectively.

12.    Share-based Payment

On September 8, 2021, the Company granted 8,979,600 restricted Class A Ordinary Shares to Make World Better Limited (“Recipient”), which is an entity wholly owned by Mr. Fan Yinliang (“Mr. Fan”) who is a consultant to the Company. The restricted shares are granted with a purchase price of $0.0001 per share and are fully vested upon grant and was fully issued as of December 31,2021. This grant is to reward Mr. Fan for his service of introducing digital asset mining resources providers outside China. This share-based payment, which was $14,457, was accounted for as sales and marketing expenses based on the Group’s fair value at the grant date.

13.    Concentration of Risk

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and due from related parties. As of December 31, 2021, all of the Groups’ cash and cash equivalents was held by major financial institutions located in PRC, Hong Kong and Cayman. The Group believes that these financial institutions are of high credit quality. For accounts receivable, the Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, the Group reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Group considers that the Group’s credit risk for accounts receivable is significantly reduced. For amount due from related parties, the Group provides advances to the officers for daily operation. The credit risk is mitigated by ongoing monitoring process of outstanding balance and timely collection when there is no immediate need for such advances.

SAITECH LIMITED
Notes to Financial Statements

13.    Concentration of Risk (cont.)

Concentration of customers

The following tables summarized the information about the Group’s concentration of customers as of and for the years ended December 31, 2021 and 2020, respectively:

	A	B	C	D	E	F	G	H	I	J	K	L	M
Year Ended December 31, 2021
Revenues, customer concentration	20%	14%	36%	11%	*	*	—	—	—	—	—	—	—
Year Ended December 31, 2021
Purchases, supplier concentration	—	—	—	—	—	—	19%	—			16%	*	*
As of December 31, 2021
Accounts receivable, customer concentration	*	—	—	—	—	100%	—	—	—	—	—	—	—
As of December 31, 2021						—
Accounts payable, supplier concentration	—	—	—	—	—	—	—	—	—	—	—	—	99%
	A	B	C	D	E	G	H	I	J	K	L
Year Ended December 31, 2020
Revenues, customer concentration	37%	35%	*	*	*	—	—	—	—	—	—
Year Ended December 31, 2020
Purchases, supplier concentration	—	—	—	—	—	43%	20%	17%	12%	*	*
As of December 31, 2020
Accounts receivable, customer concentration	*	65%	13%	11%	10%	—	—	—	—	—	—
As of December 31, 2020
Accounts payable, supplier concentration	—	—	—	—	—	41%	—	—	35%		14%

____________

*        Less than 10%.

—      No transaction incurred during the year/no balance existed as of the balance sheet date.

14.    Commitments and Contingencies

Operating lease commitment:

The information of operating lease commitment is provided in Note 8.

15.    Earnings/(Loss) Per Share

Basic and diluted loss per ordinary share for each of the period presented is calculated as follows:

	From March 28 (inception) to December 31, 2019	For the years ended December 31,
		2020	2021
	US$	US$	US$
Numerators
Net profit (loss)	(78)	403	(16,704)
Less: Net income allocated to Series Angel and Series Pre-A preferred share	—	(403)	—
Accretion on mezzanine equities	—	—	(1,064)
Adjusted net profit (loss)	(78)	—	(17,768)
Denominators
Weighted average number of ordinary shares outstanding-Basic and diluted	92,980,464	93,061,216	93,061,216
Earnings/(Loss) per ordinary share-Basic and diluted	(0.001)	—	(0.19)

SAITECH LIMITED

Notes to Financial Statements

15.    Earnings/(Loss) Per Share (cont.)

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, the Company had no dilutive shares.

16.    Amount due from/(to) related parties

The following is a list of the related parties with whom the Group conducted transactions during the years ended December 31, 2019, 2020 and 2021, and their relation with the Group:

Name of the related parties	Relation with the Group
Mr. Risheng Li	Founder, chairman of board of director, chief executive officer
Mr. Liedong Wang	Senior executive officer
Mr. Dahan Bao	Senior executive officer
	As of December 31, 2020	As of December 31, 2021
	US$	US$
Amount due from related parties
Mr. Risheng Li	203	—
Mr. Liedong Wang	401	—
Mr. Dahan Bao	31	—
	635	—
	As of December 31, 2020	As of December 31, 2021
	US$	US$
Amount due to related parties
Beijing SAI	—	30
	—	30

Amount due from related parties represents cash advanced to these officers for operation of the Company and are all subsequently collected. Amount due to related parties represents reimbursement payable to the management used for daily operation.

The related party transactions summarized by different natures are as follows:

	From March 28 (inception) to December 31, 2019	For the years ended December 31,
		2020	2021
	US$	US$	US$
Settlement of advance to related parties for daily operation
Mr. Risheng Li	—	406	235
Mr. Liedong Wang	45	396	415
Mr. Dahan Bao	—	31	30

Repayment from related parties
Mr. Risheng Li	—	203	36
Mr. Liedong Wang	18	22	14
Mr. Dahan Bao	—	—	—

SAITECH LIMITED

Notes to Financial Statements

17.    Segment Information

The Company applies ASC 280, Segment Reporting, in determining its reportable segments. The Company has two reportable segments: equipment sales & hosting and mining pool business. The guidance requires that segment disclosures present the measure(s) used by the Chief Operating Decision Maker (“CODM”) to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s CODM is comprised of several members of its executive management team who use revenue and cost of revenues of our three reporting segments to assess the performance of the business of our reportable operating segments. As a result, the Company has two reportable segments, including equipment sales & hosting and mining pool business.

The following table details revenue and cost of revenues for the Company’s reportable segments for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, and reconciles to net income (loss) in the consolidated statements of operations (in thousands):

Saitech Limited
Notes to Consolidated Financial Statements
(in thousands, except for share and per share amounts)

	From March 28 (inception) to December 31, 2019	Years Ended December 31,
		2020	2021
Reportable segment revenue:
Revenue – equipment & hosting	$—	$1,957	$9,558
Revenue – mining pool	—	—	7,480
Total segment and consolidated revenue	—	1,957	17,038
Reportable segment cost of revenue
Cost of revenues – equipment & hosting	—	1055	8,382
Cost of revenues – mining pool	—	—	7,392
Total segment and consolidated cost of revenues	—	1,055	15,774
Reconciling Items:
Selling, general and administrative expenses	(90)	(232)	(17,162)
Research development expenses	(18)	(348)	(419)
Impairment of long-lived assets	—	(40)	(135)
Other income (expense)	—	174	(228)
Income tax benefit/(expense)	30	(53)	(24)
Net Profit (loss)	$(78)	$403	$(16,704)

18.    Subsequent Events

On April 29, 2022 the Company was merged into SAI.TECH Global Corporation and its Class A ordinary shares and warrants began trading on the Nasdaq Stock Market under the ticker symbols “SAI” and “SAIW” on May 2, 2022, respectively.

19.    Parent Only Information

The Company was incorporated on February 2, 2021 and became parent company of the Group upon the completion of the Reorganization on April 22, 2021. The following disclosures presented the financial positions of the Parent Company as of December 31, 2020 and 2021, and results of operations and cash flows for the period from March 28, 2019 (inception) through December 31, 2019, and the years ended December 31, 2020 and 2021, as if the current corporate structure has been in existence throughout the periods presented.

The unaudited condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries, VIE and VIE’s subsidiary.

SAITECH LIMITED

Notes to Financial Statements

19.    Parent Only Information (cont.)

The Company is a Cayman Islands company, therefore, is not subjected to income taxes for all years presented.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

Condensed Balance Sheets
(In thousands, except for share and per share data, or otherwise stated)

	As of December 31, 2020	As of December 31, 2021
	US$	US$
Assets
Cash	—	3,311
Amount due from subsidiaries and VIE(1)	—	—
Accounts receivable		1,174
Amounts due from related parties		7,400
Long-term investment		100
Investments in subsidiaries and VIE	3,714	—
Cryptocurrencies		4
Operating lease right-of-use assets		43
Total Assets	3,714	12,032
Accounts payable	—	1,259
Operating lease liabilities-current	—	17
Operating lease liabilities-non-current	—	27
Total Liabilities	—	1,303
Mezzanine equities	3,218	12,473
Equity:
*Class A Ordinary shares (US$0.0001 par value; 387,448,504 shares authorized; 19,020,400 shares issued and outstanding as of December 31, 2020 and December 31, 2021, respectively)	2	2
*Class B Ordinary shares (US$0.0001 par value; 72,000,000 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2021, respectively)	7	7
*Series Seed Preferred Shares ($0.0001 par value; 2,040,816 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2021, respectively)	1	1
Subscription receivable	(9)	(9)
Additional paid-in capital	147	12,920
Statutory reserves	33	—
Retained earnings/(accumulated deficit)	292	(14,747)
Accumulated other comprehensive income/(loss)	23	82
Total equity	496	(1,744)
Total Liabilities and Equity	3,714	12,032

SAITECH LIMITED

Notes to Financial Statements

19.    Parent Only Information (cont.)

Condensed Statements of Operations
(In thousands, except otherwise stated)

	From March 28 (inception), 2019 to December 31, 2019	For the year ended December 31,
		2020	2021
	US$	US$	US$
Revenue	—	—	2,527
Cost of revenue	—	—	(2,302)
General and administrative expenses	—	—	(508)
Sales and marketing expenses	—	—	(14,464)
Share of loss from subsidiaries and VIE	(78)	403	(309)
Net loss	(78)	403	(15,656)

Condensed Statements of Cash Flows
(In thousands, except otherwise stated)

	From March 28 (inception), 2019 to December 31, 2019	For the year ended December 31,
		2020	2021
	US$	US$	US$
Cash flows from operating activities	—	—	(209)
Investment in subsidiaries and VIE	(148)	(2,923)	(7,500)
Collection of due from subsidiaries and VIE		—	2,828
Cash flows used in investing activities	(148)	(2,923)	(4,672)
Proceeds from issuance of redeemable preferred shares	148	2,923	8,191
Cash flows from financing activities	148	2,923	8,191
Effect of exchange rate changes	—	—	—
Net change in cash and cash equivalents	—	—	3,310
Cash and cash equivalents at beginning of the period	—	—	—
Cash and cash equivalents at end of the period	—	—	3,310

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The articles of association of the Company provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Initial Public Offering and Private Placement

Simultaneously with the consummation of the TradeUP IPO on May 3, 2021, and the closing of the sale of the units pursuant to the TradeUP IPO underwriters’ over-allotment option on May 12, 2021, TradeUP consummated the private placement of 215,000 and 9,780 Private Placement Shares, respectively, to the Sponsor, at a price of $10.00 per share, generating total proceeds of $2.2 million. Pursuant to the Private Placement Unit purchase Agreement and Registration Rights Agreement between the Company and the Sponsor, the Company gave certain registration rights to the Sponsor.

Item 8.       Exhibits and Financial Statements Schedules

(a) Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
1.1	Form of Placement Agency Agreement	X
2.1	Business Combination Agreement, dated as of September 27, 2021, by and among TradeUP Global Corporation, TGC Merger Sub and SAITECH Limited		F-4/A	333-260418	2.1	March 29, 2022
2.2	Amendment to Business Combination Agreement, dated as of October 20, 2021, by and among TradeUP Global Corporation, TGC Merger Sub and SAITECH Limited		F-4/A	333-260418	2.2	March 29, 2022

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
2.3	Second Amendment to Business Combination Agreement, dated as of January 26, 2022, by and among TradeUP Global Corporation, TGC Merger Sub, and SAITECH Limited		F-4/A	333-260418	2.3	March 29, 2022
2.4	Third Amendment to Business Combination Agreement, dated as of March 22, 2022, by and among TradeUP Global Corporation, TGC Merger Sub, and SAITECH Limited		F-4/A	333-260418	2.4	March 29. 2022
3.1	Amended and Restated Memorandum and Articles of Association		6-K	001-40368	1.1	May 6, 2022
4.1	Specimen Class A Ordinary Share Certificate		S-1	333-253849	4.1	April 22, 2021
4.2	Specimen Warrant Certificate		8-K/A	001-40368	4.1	May 6, 2021
4.3	Form of Class B Warrant		F-1	333-267068	4.3	August 25, 2022
4.4	Warrant Agreement, dated as of April 28, 2021, between TradeUP Global Corporation and VStock Transfer, LLC, as warrant agent		8-K/A	001-40368	4.1	May 6, 2021
4.5	Form of Class B Warrant Agency Agreement		F-1	333-267068	4.5	August 25, 2022
5.1	Opinion of Harney Westwood & Riegels LP		F-1/A	333-267068	5.1	September 21, 2022
10.1	Sponsor Support Agreement, dated as of September 27, 2021, among SAITECH Limited, TradeUP Global Corporation, and TradeUP Global Sponsor LLC		F-4/A	333-260418	10.1	March 29, 2022
10.2	Support Agreement (SAITECH Limited Shareholders), dated as of September 27, 2021, among SAITECH Limited, TradeUP Global Corporation, and TradeUP Global Sponsor LLC		F-4/A	333-260418	10.2	March 29, 2022
10.3	Form of Registration Rights Agreement among SAI.TECH Global Corporation and certain security holders named therein		F-4/A	333-260418	10.3	March 29, 2022
10.4	Registration Rights Agreement, dated as of April 28, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC and certain security holders named therein		8-K	001-40368	10.3	May 4, 2021
10.5	Letter Agreement, dated April 28, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC and certain security holders named therein		8-K	001-40368	10.1	May 4, 2021
10.6	Letter Agreement Amendment, dated September 27, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC, David X. Li, Tao Jiang and Michael Davidov		8-K	001-40368	10.2	September 28, 2021
10.7	Letter Agreement Amendment No. 2, dated January 26, 2022, among TradeUP Global Corporation, TradeUP Global Sponsor LLC, and certain security holders named therein		8-K	001-40368	10.1	January 27, 2022

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
10.8	Investment Management Trust Agreement, dated April 28, 2021, between TradeUP Global Corporation and Wilmington Trust, National Association, as trustee		8-K	001-40368	10.2	May 4, 2021
10.9	Form of Indemnity Agreement		F-4/A	333-260418	10.8	March 29, 2022
10.10	Form of SAI.TECH Global Corporation 2021 Equity Incentive Plan and forms of agreement thereunder		F-4/A	333-260418	10.9	March 29, 2022
10.11	Employment Agreement, dated September 27, 2021, between TradeUP Global Corporation and Risheng Li		8-K	001-40368	10.3	September 28, 2021
10.12	Employment Agreement, dated September 27, 2021, between TradeUP Global Corporation and Jian Zou		8-K	001-40368	10.4	September 28, 2021
10.13	Form of Indemnity Agreement Amendment		F-4/A	333-260418	10.13	March 29, 2022
10.14	Form of Offering Lock-Up Agreement		F-1	333-267068	10.14	August 25, 2022
10.15	Form of Purchase Agreement		F-1/A	333-267068	10.15	September 21, 2022
21.1	List of subsidiaries		20-F	001-40368	8.1	May 31, 2022
23.1	Consent of Friedman LLP	X
23.2	Consent of Marcum Asia CPAs LLP	X
23.3	Consent of Audit Alliance LLP	X
23.4	Consent of Opinion of Harney Westwood & Riegels LP (included in Exhibit 5.1)		F-1/A	333-267068	23.4	September 21, 2022
101	Interactive Data Table
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee table		F-1	333-267068	107	August 25, 2022

____________

*        To be filed by amendment.

+        Indicates management contract or compensatory plan or arrangement.

#        Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 9.       Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 26, 2022.

SAI.TECH Global Corporation
By:	/s/ Risheng Li
Name:	Risheng Li
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Risheng Li	Director and Chief Executive Officer	September 26, 2022
Risheng Li	(Principal Executive Officer)
*	Chief Financial Officer	September 26, 2022
Ian Chow	(Principal Financial and Accounting Officer)
*	Director	September 26, 2022
Hao Ge
*	Director	September 26, 2022
Yao Shi
*	Director	September 26, 2022
Jinlong Zhu
*	Director	September 26, 2022
Yusen Chen
*By:	/s/ Risheng Li
Risheng Li
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SAI.TECH Global Corporation., has signed this registration statement or amendment thereto in the City of Houston, State of Texas, on September 26, 2022.

WINSTON & STRAWN LLP
By:	/s/ Michael J. Blankenship
Name:	Michael J. Blankenship
Title:	Authorized Representative